As filed with the Securities and Exchange Commission on February 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Samson Resources Corporation

(Exact name of registrant parent guarantor as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware	1311	45-3991227
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Samson Plaza

Two West Second Street

Tulsa, OK 74103-3103

(918) 591-1791

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Michael G. Daniel

Samson Resources Corporation

Vice President-General Counsel

Two West Second Street

Tulsa, OK 74103-3103

(918) 591-1791

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Edward P. Tolley III, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Company Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
9.750% Senior Notes due 2020	$2,250,000,000	100%	$2,250,000,000	$306,900
Guarantees of 9.750% Senior Notes due 2020(2)	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for table of additional registrants.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrants

Exact Name of Registrant as Specified in its Charter (or Other Organizational Document)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices
Samson Investment Company (“Issuer”)	Nevada	73-1281091	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791
Geodyne Resources, Inc.	Delaware	73-1052703	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791
Samson Contour Energy Co.	Delaware	76-0447267	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791
Samson Contour Energy E&P, LLC	Delaware	76-0082502	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791
Samson Holdings, Inc.	Delaware	73-1498587	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791
Samson Lone Star, LLC	Delaware	45-3939455	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791
Samson Resources Company	Oklahoma	73-0928007	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791
Samson-International, Ltd.	Oklahoma	73-1404039	Samson Plaza Two West Second St. Tulsa, OK 74103-3103 (918)591-1791

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2013

PRELIMINARY PROSPECTUS

SAMSON RESOURCES CORPORATION

Offer to Exchange (the “Exchange Offer”)

$2,250,000,000 aggregate principal amount of 9.750% Senior Notes due 2020 (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended, (the “Securities Act”) for any and all outstanding unregistered 9.750% Senior Notes due 2020 (the “outstanding notes”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 12:00 a.m., New York City time, on , 2013, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 9 of this prospectus for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2013.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

i

Basis of Presentation

On November 22, 2011, Samson Resources Corporation, a company primarily controlled by affiliates of Kohlberg Kravis Roberts & Co. L. P. (“KKR”), entered into a stock purchase agreement (the “SPA”) with Samson Investment Company and its selling stockholders (the “Acquisition”). As a result of the Acquisition, KKR and certain other co-investors, through Samson Resources Corporation, beneficially own substantially all of the issued and outstanding capital stock of Samson Investment Company. The Acquisition closed on December 21, 2011 and we financed the Acquisition, repaid all of our outstanding long-term indebtedness and paid related fees and expenses with: (i) approximately $1,345.0 million of borrowings under a reserve-based borrowing base revolving credit facility (the “RBL Revolver”); (ii) $2,250.0 million of borrowings under a syndicated senior unsecured bridge facility (the “Bridge Facility”); (iii) $4,145.0 million of equity capital from KKR and the other investors; and (iv) $180.0 million aggregate liquidation preference of cumulative redeemable preferred stock, par value $0.10 per share (the “Cumulative Preferred Stock”), issued by Samson Resources Corporation to the selling stockholders (collectively, the “Original Financing”).

In addition, prior to the consummation of the Acquisition, Samson Investment Company completed a reorganization as a result of which certain assets and liabilities used by its Gulf Coast and Offshore regions (the “Gulf Coast and Offshore assets”) were retained by the selling stockholders. The Gulf Coast and Offshore assets were not included in the Acquisition.

On February 8, 2012, Samson Investment Company issued the outstanding notes and used the proceeds therefrom to repay outstanding borrowings under our Bridge Facility in full and pay fees and expenses incurred in connection therewith.

The issuance of the outstanding notes, the Acquisition, the Original Financing, the Gulf Coast and Offshore Reorganization, the repayment of the outstanding borrowings under our Bridge Facility in full and the payment of fees and expenses in connection therewith are collectively referred to as the “Transactions.”

Unless the context requires otherwise, in this prospectus, references to (i) “Samson,” the “Company,” “we,” “us” and “our” refer to Samson Resources Corporation and its consolidated subsidiaries after the consummation of the Transactions, (ii) “Samson Investment Company” refer to Samson Investment Company, the issuer of the notes, (iii) “Predecessor” refer to Samson Investment Company prior to the consummation of the Acquisition on December 21, 2011, (iv) the “Second Lien Term Loan” refer to the $1,000.0 million second lien term loan agreement, dated as of September 25, 2012, and (v) the “notes” refer to the outstanding notes and the exchange notes collectively.

In addition, on August 1, 2012, we changed our fiscal year end from June 30 to December 31. The financial statements herein include the financial statements of Samson Resources Corporation for the nine months ended September 30, 2012, our latest interim period, for the period from inception (November 14, 2011) through December 31, 2011, and the financial statements of the Predecessor for the nine months ended September 30, 2011, the period from July 1, 2011 through December 21, 2011, and for the fiscal years ending June 30, 2011, 2010 and 2009, respectively.

ii

Prospectus Summary

This summary highlights key aspects of the information contained elsewhere in this prospectus and may not contain all of the information you should consider before investing in the exchange notes. You should read this summary together with the entire prospectus, including the information presented under the heading “Risk Factors” and the information in the historical financial statements and related notes appearing elsewhere in this prospectus. For a more complete description of our business, see the “Business” section in this prospectus. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Certain operational terms used in this prospectus are defined in “Annex A: Glossary of Natural Gas and Oil Terms.”

Our Company

We are a private oil and natural gas company engaged in the development, exploration, acquisition and opportunistic divestiture of crude oil and natural gas properties. We have grown through a disciplined development and exploration drilling program and a series of strategic acquisitions. As of September 30, 2012, we had approximately 2.9 million net acres primarily concentrated in our three core areas of operations, the Rockies, Mid-Continent and East Texas.

We have identified a large multi-year inventory of an estimated 4,594 risked drilling locations in some of the premier resource plays in the United States. We have positions in well-known unconventional oil and liquids-rich plays, including the Bakken and the stacked oil plays within the Powder River and Green River basins in our Rockies region, the Granite Wash, Prue Wash and Cana Woodford plays in our Mid-Continent region, and the horizontal Cotton Valley in our East Texas region. The majority of our capital expenditures have been and are expected to be directed to these opportunities. Our unconventional gas shales include the Haynesville and Bossier plays in our East Texas region where our core acreage is largely held by production.

Our principal executive offices are located at Samson Plaza, Two West Second Street, Tulsa, OK 74103-3103, and our telephone number at that address is (918) 591-1791. Our Internet address is http://www.samson.com. Information on our web site does not constitute part of this prospectus.

The Exchange Offer

On February 8, 2012, Samson Investment Company issued in a private offering $2,250,000,000 aggregate principal amount of outstanding notes.

General	In connection with the private placement of the outstanding notes, we entered into a registration rights agreement pursuant to which we agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes and to consummate the exchange offer within 450 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

•	the additional interest provisions of the registration rights agreement are not applicable.

The Exchange Offer	We are offering to exchange $2,250,000,000 aggregate principal amount of exchange notes which have been registered under the Securities Act for any and all of its outstanding notes.

You may only exchange outstanding notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) and the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 12:00 a.m., New York City time, on , 2013, unless extended by us. We currently do not intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of

DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except we will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the outstanding notes and exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuer	Samson Investment Company.

Securities Offered	$2,250,000,000 aggregate principal amount of exchange notes.

Maturity Date	The exchange notes will mature on February 15, 2020.

Interest Rate	Interest on the exchange notes will be payable in cash and will accrue at a rate of 9.750% per annum.

Interest Payment Dates	We will pay interest on the exchange notes on February 15 and August 15. Interest began to accrue from the issue date of the outstanding notes.

Ranking	The exchange notes will be unsecured senior obligations and will:

•	rank senior in right of payment to any future subordinated indebtedness;

•	rank equally in right of payment with all of Samson Investment Company’s and the guarantors’ existing and future senior indebtedness;

•

be effectively subordinated to Samson Investment Company’s and the guarantors’ existing and future secured obligations, including indebtedness under the RBL Revolver and the Second Lien Term Loan, to the extent of the value of the assets securing such indebtedness; and

•

be structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to one of the non-guarantor subsidiaries).

As of September 30, 2012 (1) the exchange notes and related guarantees would have ranked effectively junior to approximately $2.015 billion of senior secured indebtedness, including indebtedness under the RBL Revolver and the Second Lien Term Loan, (2) there would have been an additional approximately $984 million of unutilized capacity under the RBL Revolver (before giving effect to $1.1 million of outstanding letters of credit, which reduce availability) and (3) the non-guarantor subsidiaries would have had no aggregate principal amount of obligations outstanding. On December 20, 2012, the RBL Revolver borrowing base was automatically reduced to $1,780.0 million as a result of certain property sales described in “Business—Rockies—Williston Basin.”

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of Samson Resources Company and Samson Investment Company’s existing and future direct or indirect subsidiaries that guarantees obligations under the RBL Revolver and the Second Lien Term Loan or that in the future, guarantees its indebtedness or indebtedness of another guarantor, subject to certain exceptions. Any subsidiary guarantee of the notes will be released in the event such guarantee is released under the RBL Revolver and the Second Lien Term Loan. See “Description of Notes—Guarantees.”

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time prior to February 15, 2016, at a price equal to 100% of the principal amount of the exchange notes redeemed plus accrued and unpaid interest, if any, to the redemption date and a “make-whole premium,” as described under “Description of Notes—Optional Redemption.” Thereafter, we may redeem the notes, in whole or in part, at the redemption prices listed under “Description of Notes—Optional Redemption.”

At any time (which may be more than once) prior to February 15, 2015, we may redeem up to 35% in total of the aggregate principal amount of the exchange notes at a redemption price of 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of certain equity offerings.

Change of Control Offer and Certain Asset Sales	Upon the occurrence of a change of control, you will have the right, as holders of the notes, to require us to repurchase some or all of your notes at 101% of their face amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

If we sell assets under certain circumstances, we will be required to make an offer to purchase the notes at 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the notes contains covenants limiting Samson Investment Company’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional debt, guarantee debt or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	sell, transfer or otherwise dispose of certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important qualifications and limitations. See “Description of Notes—Certain Covenants.” During any period in which the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) and no default has occurred and is continuing under the indenture governing the notes, we will not be subject to certain of these covenants.

No Prior Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any such market that may develop.

Governing Law	The exchange notes and the related guarantees will be, and the indenture governing the notes is, governed under the laws of the state of New York.

Risk Factors

You should consider carefully all of the information set forth in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading “Risk Factors.”

Risk Factors

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before deciding to tender your outstanding notes in the exchange offer. Any of the following risks may materially and adversely affect our business, results of operations and financial condition. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, results of operations and financial condition. In such a case, you may lose all or part of your original investment. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus.

Risks Relating to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding notes.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private placement of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.

The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the outstanding notes due to a reduction in liquidity.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. An active market for the exchange notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

Certain persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) and the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against this liability.

Risks Relating to the Natural Gas and Oil Industry and Our Business

Natural gas and oil prices are volatile. A decline in natural gas and oil prices could materially adversely affect our business, results of operations, financial condition, access to capital and ability to grow.

Our future business, results of operations, financial condition and rate of growth depend primarily upon the prices we receive for our natural gas and oil production. In addition, the carrying value of our natural gas and oil properties is dependent upon prevailing prices for natural gas and oil. Natural gas and oil prices historically have been volatile, and are likely to continue to be volatile in the future, especially given current economic and geopolitical conditions. Natural gas and oil prices were particularly volatile during 2012. For example, the NYMEX daily settle prices for the front month contract during 2012 ranged from a high of $3.70 to a low of $1.91 per MMBtu for natural gas and a high of $109.77 to a low of $77.69 per Bbl for oil. This price volatility also affects the amount of cash flow we have available for capital expenditures and our ability to borrow money or raise additional capital. The prices for natural gas and oil are subject to a variety of factors beyond our control, such as:

•	the domestic and global supply and demand of natural gas (inclusive of natural gas liquids (“NGLs”)) and oil;

•	uncertainty in capital and commodities markets;

•	the price and quantity of foreign imports;

•	global political and economic conditions;

•	domestic political and economic conditions;

•	political and economic conditions in natural gas and oil producing countries or regions, including the Middle East, Russia, North Sea, Africa and South America;

•	the level of consumer product demand;

•	weather conditions, force majeure events such as earthquakes and nuclear meltdowns;

•	technological advances affecting energy consumption;

•	technological advances affecting the development of oil and natural gas reserves;

•	domestic and foreign governmental regulations and taxes, including administrative and/or agency actions and policies;

•	commodity processing, gathering and transportation cost and availability, and the availability of refining capacity;

•	the price and availability of alternative fuels and energy;

•	the strengthening and weakening of the U.S dollar relative to other currencies;

•	variations between product prices at sales points and applicable index prices;

•	hedge fund trading; and

•	other speculative activities.

Declines in natural gas and oil prices would not only reduce our revenue, but could reduce the amount of natural gas and oil that we can produce economically and, as a result, could have a material adverse effect on our business, results of operations, financial condition and reserves. If we experience significant price declines, we may, among other things, be unable to maintain or increase our borrowing capacity, repay current or future indebtedness (including payments of interest and principal on the notes) or obtain additional capital on attractive terms, all of which could materially adversely affect the value of the notes.

Drilling for and producing natural gas and oil are high risk activities with many uncertainties that could materially adversely affect our business, results of operations and financial condition.

Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for natural gas and oil can be unprofitable, not only from dry holes, but from productive wells that do not produce sufficient revenue to return a profit. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, as well as production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. In addition, the results of our exploratory drilling in new or emerging areas are more uncertain than drilling results in areas that are developed and have established production. Our cost of drilling, completing, equipping and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomic or less economic than forecasted. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays or restrictions imposed by or resulting from compliance with regulatory and contractual requirements;

•	delays in receiving governmental permits, orders or approvals;

•	pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	declines in natural gas and oil prices;

•	surface access restrictions;

•	loss of title or other title related issues;

•	shortages or delays in the availability of, increases in the cost of, or increased competition for, drilling rigs and crews, fracture stimulation crews and equipment, pipe, chemicals and supplies;

•	limitations in the market for natural gas and oil; and

•	restrictions in access to water resources used in drilling and completion operations.

Historically, there have been shortages of drilling and workover rigs, pipe and other oilfield equipment as demand for rigs and equipment has increased along with the number of wells being drilled. These factors also cause significant increases in costs for equipment, services and personnel. We cannot predict whether these conditions will exist in the future and, if so, what their timing and duration will be. Such shortages or price increases could significantly decrease our profit margin, cash flow and operating results, or restrict our ability to drill the wells and conduct the operations which we currently have planned and budgeted or which we may plan in the future.

The occurrence of certain of these events could impact third parties, including persons living in proximity to our operations, our employees and employees of our contractors, leading to possible injuries or death or significant property damage. As a result, we face the possibility of liabilities from these events that could materially adversely affect our business, results of operations and financial condition.

In addition, uncertainties associated with enhanced recovery methods may result in our inability to realize an acceptable return on our investments in such projects. The additional production and reserves, if any, attributable to the use of enhanced recovery methods are inherently difficult to predict. If our enhanced recovery methods do not allow for the extraction of natural gas and oil in a manner or to the extent that we anticipate, we may not realize an acceptable return on our investments in such projects. Further, 2-D and 3-D seismic data that we obtain is subject to interpretation and may not accurately identify the presence of natural gas and oil, which could also materially adversely affect the results of our drilling operations.

Estimates of proved reserves and future net cash flows are not precise. The actual quantities of our proved reserves and our future net cash flows may prove to be lower than estimated.

Numerous uncertainties exist in estimating quantities of proved reserves and future net cash flows therefrom. Our estimates of proved reserves and related future net cash flows are based on various assumptions, which may ultimately prove to be inaccurate.

Petroleum engineering and reserve estimation is a subjective process of estimating accumulations of natural gas and/or oil that cannot be measured in an exact manner. Estimates of economically recoverable natural gas and oil reserves and of future net cash flows depend upon a number of variable factors and assumptions, including the following:

•	historical production from the area compared with production from other producing areas;

•	the quality, quantity and interpretation of available relevant data;

•	the effects of existing, proposed or newly-implemented regulations by governmental agencies;

•	operational, drilling and/or completion difficulties;

•	future commodity prices;

•	future operating costs;

•	severance, ad valorem and excise taxes;

•	development costs; and

•	workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items, or other items not identified below, may differ materially from those assumed in estimating reserves:

•	the quantities of natural gas and oil that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future commodity prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same data. Our actual production, revenue and expenditures with respect to reserves will likely be different from estimates and the differences may be material.

The estimated discounted future net cash flows from our proved reserves included in this prospectus are based on prices calculated using the unweighted average of the historical first-day-of-the-month natural gas and oil prices for the prior 12 months, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by other factors, including:

•	the amount and timing of actual production;

•	levels of future capital spending;

•	increases or decreases in the supply of, or demand for, natural gas and oil; and

•	changes in governmental regulations or taxation.

Accordingly, our estimates of future net cash flows may be materially different from the future net cash flows that are ultimately received. In addition, the ten percent discount factor mandated by the rules and regulations of the SEC to be used in calculating discounted future net cash flows may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with our Company or the natural gas and oil industry in general. Therefore, the estimates of our discounted future net cash flows should not be construed as accurate estimates of the current market value of our proved reserves.

The development of our estimated proved undeveloped reserves may take longer and may require higher levels of capital expenditures than we currently anticipate and are dependent upon economically viable commodity prices to justify development. Therefore, our estimated proved undeveloped reserves may not be ultimately developed or produced.

Approximately 36% of our total estimated proved reserves were classified as proved undeveloped as of December 31, 2012. Development of these proved undeveloped reserves may take longer and require higher levels of capital expenditures than we currently anticipate. Delays in the development of these reserves, increases in costs to drill and develop such reserves, or decreases in commodity prices will reduce the PV-10 standard measure value of our estimated proved undeveloped reserves and future net revenues estimated for such reserves and may result in some projects becoming uneconomic. In addition, delays in the development of reserves, increases in capital expenditures required to develop such reserves and changes in commodity prices could cause us to have to reclassify our proved undeveloped reserves as unproved reserves.

Our business requires substantial capital expenditures. We may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a decline in our natural gas and oil reserves and production.

The natural gas and oil industry is capital intensive. For the nine months ended September 30, 2012, we had capital expenditures of $1,090.2 million, including capitalized interest and capitalized internal costs. We have budgeted approximately $758.5 million in capital expenditures for 2013. We expect to continue to make substantial capital expenditures for the development, exploitation, production and acquisition of natural gas and oil reserves. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, commodity prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological and competitive developments. We intend to finance our future capital expenditures through cash flows from operations, borrowings under our RBL Revolver, the issuance of debt or equity securities and the sale of assets.

Our cash flow from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the level of natural gas and oil we are able to produce from existing wells;

•	the prices at which we are able to sell natural gas and oil;

•	our ability to acquire, locate and produce new reserves;

•	global credit and securities markets; and

•	the ability and willingness of lenders and investors to provide capital and the cost of that capital.

If our cash flows or the borrowing base under the RBL Revolver decrease as a result of lower natural gas and oil prices, operating difficulties, declines in reserves or for any other reason, we may be required to seek additional debt or equity financing to sustain our operations at current levels. If we are unable to secure sufficient capital to meet our capital requirements, we may be required to curtail operations, which could lead to a possible decline in our reserves and materially adversely impact our business, results of operations and financial condition.

In addition, the costs associated with exploring for, locating and successfully producing oil and natural gas can accumulate very rapidly. If we do not successfully manage the expenses associated with drilling successful oil and natural gas wells, such costs could make the drilling of certain future wells we would ordinarily drill uneconomic.

Our identified drilling locations are scheduled out over many years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling. In addition, we may not be able to raise the substantial amount of capital that would be necessary to drill a substantial portion of our potential well locations.

Our management has specifically identified drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. These identified drilling locations represent a significant part of our business strategy. Our ability to drill and develop these locations depends on a number of uncertainties, including: (i) our ability to timely drill wells on lands subject to complex development terms and circumstances; (ii) the availability of capital, equipment, services and personnel; (iii) seasonal conditions; (iv) regulatory and third-party permits, orders and approvals; (v) natural gas and oil prices and (vi) drilling and recompletion costs and results. Because of these uncertainties, we do not know if the numerous potential drilling locations we have identified will ever be drilled or if we will be able to produce natural gas or oil from these or any other potential drilling locations. Therefore, our actual drilling activities may materially differ from those presently identified, which could materially adversely affect our business, results of operations and financial condition.

We have identified a multi-year inventory of an estimated 4,594 risked drilling locations. As a result of the limitations described above, we may be unable to drill many of our potential well locations. In addition, depending on the timing and concentration of the development of the potential well locations, we would be required to generate or raise significant additional capital to develop all of our potential drilling locations, should we elect to do so. Any drilling activities we are able to conduct on these potential locations may not be successful or result in our ability to add additional proved reserves to our overall proved reserves or may result in a downward revision of our estimated proved reserves, which could have a material adverse effect on our future business, results of operations and financial condition.

Unless we replace our natural gas and oil reserves, our reserves and production will decline, which would materially adversely affect our business, results of operations and financial condition.

Producing natural gas and oil reservoirs are generally characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. The rate of decline will change if production from our existing wells declines in a different manner than we have estimated and can also change under other circumstances. As a result, our future natural gas and oil reserves and production and, therefore, our cash flow and results of operations are highly dependent upon our success in efficiently developing and exploiting our current properties and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs. If we are unable to replace our current and future production, the value of our reserves will decrease, and our business, results of operations and financial condition would be materially adversely affected.

Properties that we buy may not produce as projected and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

One of our growth strategies is to capitalize on opportunistic acquisitions of natural gas and oil reserves. However, our reviews of acquired properties are inherently incomplete, because it generally is not feasible to review in depth every individual property involved in each acquisition. Ordinarily, we will focus our review efforts on the higher value properties and will sample the remaining properties for reserve potential. We may also perform only a cursory review of title to properties at the time we acquire interests in them, particularly if we do not intend to drill on the properties immediately. However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it necessarily permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties.

Part of our strategy involves drilling in existing or emerging shale plays using some of the latest available horizontal drilling and completion techniques. The results of our planned exploratory drilling in these plays are subject to drilling and completion technique risks and drilling results may not meet our expectations for costs, reserves or production. As a result, we may incur material write-downs and the value of our undeveloped acreage could decline if drilling results are unsuccessful.

Many of our operations involve utilizing the latest drilling and completion techniques as developed by ourselves and our service providers in order to maximize cumulative recoveries and therefore generate the highest possible returns. Risks that we face while drilling include, but are not limited to, landing our well bore in the desired drilling zone, staying in the desired drilling zone while drilling horizontally through the formation, running our casing the entire length of the well bore and being able to run tools and other equipment consistently through the horizontal well bore. Risks that we face while completing our wells include, but are not limited to, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the well bore during completion operations and successfully cleaning out the well bore after completion of the final fracture stimulation stage.

Ultimately, the success of these drilling and completion techniques can only be evaluated over time as more wells are drilled and production profiles are established over a sufficiently long time period. If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, limited access to gathering systems and takeaway capacity, and/or natural gas and oil prices decline, the return on our investment for a particular project may not be as attractive as we anticipated and we could incur material write-downs of unevaluated properties and the value of our undeveloped acreage could decline in the future.

Full cost accounting rules may require us to record certain non-cash asset write-downs in the future, resulting in a material adverse effect on our results of operations.

We utilize the full cost method of accounting for natural gas and oil exploration and development activities. Under full cost accounting, we are required to perform a ceiling test each quarter. The ceiling test is an impairment test and generally establishes a maximum, or “ceiling,” of the book value of natural gas and oil properties that is equal to the expected after-tax present value (discounted at 10%) of the future net cash flows from proved reserves calculated using the unweighted average of the historical first-day-of-the-month natural gas and oil prices for the prior 12 months. If the net book value of natural gas and oil properties (reduced by any related net deferred income tax liability and asset retirement obligation) exceeds the ceiling limitation, accounting rules require us to impair or “write down” the book value of our natural gas and oil properties. Once incurred, a write-down of natural gas and oil properties is not reversible at a later date.

Costs associated with unevaluated properties are not initially subject to the ceiling test limitation. Rather, we assess all items classified as unevaluated property at least annually for possible impairment or reduction in value based upon our intentions with respect to drilling on such properties, the remaining lease term, geological and geophysical evaluations, drilling results, the assignment of proved reserves and the economic viability of development if proved reserves are assigned. These factors are significantly influenced by current and future commodity prices, development costs, and access to capital at acceptable cost. During any period in which these factors indicate an impairment, the impaired asset value of such property is transferred to the full cost pool and then subject to amortization and the ceiling test limitation. Accordingly, a significant change in these factors, many of which are beyond our control, may shift a significant amount of cost from unevaluated properties into the full cost pool that is subject to amortization and the ceiling test limitation. At September 30, 2012, we had $6,977.9 million of costs associated with unevaluated properties.

As of September 30, 2012, the net capitalized costs of oil and natural gas properties subject to depletion exceeded the ceiling amount and an impairment charge of $569.0 million ($362.4 million net of related deferred income taxes) was recorded. An impairment charge of $39.0 million ($25.2 million net of related deferred income taxes) was recorded during the second quarter of 2012. We could incur additional write-downs in the future, particularly as a result of a decline of natural gas and oil prices, write-offs of costs associated with unevaluated properties or changes in reserve estimates.

We have not yet completed our impairment evaluations for the fourth quarter of 2012. Our annual impairment review of our unevaluated property value is ongoing and we expect to complete our review in March 2013. Consequently, we do not know the amount (if any) of value associated with impaired unevaluated properties that will be transferred to our full cost pool and subject to the ceiling test limitation. In addition, we have not completed other work necessary to estimate or project what (if any) impairment may be recorded as a result of our December 31, 2012 ceiling test.

We have received a third party reserve report prepared as of December 31, 2012, which reflected total proved reserves of $2,760 million using pricing required by the SEC for ceiling test computations. Our proved reserves have decreased by approximately $817.0 million from the amount used in our September 30, 2012 ceiling test. Approximately $660 million of the decline related to our divestiture of properties in the Bakken that occurred in the fourth quarter of 2012. Our full cost pool will be reduced by the difference between the sales proceeds received of approximately $680 million and the carrying value of our unproved property sold, which approximates $181 million. The reduction in the present value of our proved oil and gas reserves resulting from the sale of the Bakken properties exceeds the expected net reduction of our full cost pool. Consequently, the divestitures described above will have a negative impact to our ceiling test calculation for the fourth quarter of 2012. Based on the information summarized above, we believe it is probable that a full cost ceiling impairment will be recorded as a result of our fourth quarter 2012 ceiling test and the impairment expense may be material. For example, if all other inputs to the ceiling test remained constant, the factors described above would result in an additional after tax impairment of approximately $300 million at December 31, 2012.

We may incur substantial losses and be subject to substantial liability claims as a result of our natural gas and oil operations. Additionally we may not be insured for, or our insurance may be inadequate to protect us, against these risks.

Our natural gas and oil exploration and production activities are subject to all of the risks associated with drilling for and producing natural gas and oil, including the possibility of:

•	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

•	abnormally pressured formations;

•	mechanical failures and difficulties, such as stuck oilfield drilling and service tools and casing collapse;

•	fires, explosions and ruptures of pipelines;

•	fires and explosions at well locations or involving associated equipment;

•	personal injuries and death;

•	natural disasters; and

•	terrorist attacks targeting natural gas and oil related facilities and infrastructure.

While we have put in place contingency plans to react to, and deal with, these types of events, it is impossible for us to predict the magnitude of any such event and whether our contingency plans would be sufficient to allow us to successfully respond to such an event in a way that would prevent a material interruption in our business operations.

Any of these risks could materially adversely affect our ability to conduct operations or result in substantial damages and losses to us as a result of:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.

As is common in the natural gas and oil industry, we do not insure fully against all risks associated with our business either because such insurance is not available or because we believe that the premium costs are prohibitive. A loss not fully covered by insurance could have a material adverse effect on our business, results of operations and financial condition. The insurance coverage that we maintain may not be sufficient to cover every claim made against us in the future. A loss in connection with our natural gas and oil operations could have a material adverse effect on our business, results of operation and financial condition to the extent that the insurance coverage provided under our policies is inadequate to cover any such loss.

We have limited control over activities on properties we do not operate, which could reduce our production and revenue or could result in increased liabilities for environmental or safety related incidents.

A significant portion of our business activities is conducted through joint operating, pooling, communitization, unitization or other similar agreements under which we own partial interests in natural gas and oil properties, along with other third parties. If we do not operate such properties in which we own an interest, we do not have control over normal operating procedures, expenditures or future development of the underlying properties. The failure of an operator of these wells to adequately perform operations or an operator’s breach of the applicable agreements could reduce our production and revenue. As a result, the success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells and use of technology. Because we do not have a majority interest in many of the wells that we do not operate, we may not be in a position to remove the operator in the event of poor performance, which could materially adversely affect our business, results of operations and financial condition.

Cyber attacks targeting systems and infrastructure used by the oil and natural gas industry may adversely impact our operations.

Our business has become increasingly dependent on digital technologies to conduct certain exploration, development and production activities. We depend on digital technology to estimate quantities of oil and natural gas reserves, process and record financial and operating data, analyze seismic and drilling information, and communicate with our employees and third-party partners. Unauthorized access to our seismic data, reserves information or other proprietary information could lead to data corruption, communication interruption, or other operational disruptions in our exploration or production operations. In addition, computer technology controls nearly all of the oil and natural gas distribution systems in the United States and abroad, which are necessary to transport our production to market. A cyber attack directed at oil and natural gas distribution systems could damage critical distribution and storage assets or the environment, delay or prevent delivery of production to markets and make it difficult or impossible to accurately account for production and settle transactions.

While we have not experienced cyber attacks, we may suffer such losses in the future. Further, as cyber attacks continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any vulnerabilities to cyber attacks.

We rely on independent experts and technical or operational service providers over whom we may have limited control.

We use independent contractors to provide us with certain technical assistance and services. We rely upon the owners and operators of rigs and drilling equipment, and upon providers of field services, to drill and develop our prospects to production. We also rely upon the services of other third parties to explore and/or analyze our prospects to determine a method in which the prospects may be developed in a cost-effective manner. Our limited control over the activities and business practices of these service providers, any inability on our part to maintain satisfactory commercial relationships with them or their failure to provide quality services could materially adversely affect our business, results of operations and financial condition.

Competition in the natural gas and oil industry is intense, which may materially adversely affect our ability to succeed.

The natural gas and oil industry is intensely competitive, and we compete with other companies that have greater resources, economies of scale or more vertical integration. Many of these companies not only explore for and produce natural gas and oil, but also carry on downstream activities such as refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for oil and natural gas leases and mineral estates, productive natural gas and oil properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of oil and natural gas leases, properties and prospects than our financial or human resources permit. Such competition can also drive up the costs to acquire oil and natural gas leases, properties and prospects in areas where we are already conducting business and operations. In addition, these companies may have a greater ability to continue exploration activities during periods of low commodity prices and/or high service costs. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would materially adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing natural gas and oil properties.

There is also competition between natural gas and oil producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered or enacted from time to time by the government of the United States or by various state, county, city or other governmental or quasi-governmental entities or agencies where the natural gas and/or oil properties are located. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon our future operations. Such laws, rules and regulations may substantially increase the costs of exploring for, developing or producing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. Our larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws, rules and regulations more easily than we can, which would materially adversely affect our competitive position.

Since we were historically a mid-sized, privately-owned company, our company name may not be as well-recognized as some of our larger competitors or some of our similarly-sized competitors who have made greater marketing efforts than we have. This could cause some of our purchasers to purchase products from more well-known companies instead of from us. In addition, our lack of brand identity could limit our exposure to future acquisition and other business opportunities.

New technologies may cause our current exploration and drilling methods to become obsolete.

The natural gas and oil industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We may not be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our business, results of operations and financial condition may be materially adversely affected.

The loss of senior management or other key personnel, who would be difficult to replace, could materially adversely affect operations.

We depend on the performance of our executive officers and other key employees. Our ability to hire and retain our officers and key employees is important to our continued success and growth. The loss of any member of our senior management or other key employees could negatively impact our ability to execute our strategy.

On December 11, 2012, we announced the retirement of our President, Chief Executive Officer and Director, David Adams. We also announced that we were (i) closing our Midland, Texas office, resulting in a severance of all employees located in Midland, Texas and all field or field operations employees assigned to the Permian region and (ii) undertaking an overall reduction in force (the “RIF”) that impacted approximately 10% of our workforce (inclusive of the employees terminated in our Midland office).

As a result of the RIF, we currently estimate that we will record restructuring charges of approximately $47 million, which are expected to be recorded primarily in the fourth quarter of 2012. Our estimated restructuring charges are based on a number of assumptions. Actual results may differ materially from our expectations and additional charges not currently expected may be incurred in connection with, or as a result of, these reductions.

The RIF may be disruptive to our operations. For example, cost saving measures may distract management from our core business, harm our reputation or yield unanticipated consequences, such as attrition beyond the planned reduction in workforce, difficulties in attracting and hiring new employees, increased difficulties in the execution of our day-to-day operations, reduced employee productivity and a deterioration of employee morale. In addition, we may have to rely more on consultants and service providers and incur additional costs to further retain remaining key employees and to hire new employees as an unanticipated consequence of the RIF.

Following the RIF, the term of the change of control agreements for employees who previously had agreements expiring on December 21, 2012 was extended to December 31, 2013. Consequently, a significant percentage of our employees have agreements in place requiring severance payments under certain circumstances if their employment is terminated prior to December 31, 2013.

Moreover, although we believe it is necessary to reduce the cost of our operations to improve our performance, these initiatives may preclude us from making potentially significant expenditures that could improve our competitiveness over the longer term. Such cost reduction measures, or other measures we may take in the future, may not result in the expected cost savings, and any cost savings may be accompanied by these or other unintended consequences.

In addition, our continued drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals who are critical to our business. Despite the recent decline in commodity prices and lower industry activity levels, competition for these professionals remains strong. We are likely to continue to experience increased costs to attract and retain these professionals. Our workforce reductions could also harm our ability to attract such professionals in the future.

Skilled labor shortages and increased labor costs negatively affect our profitability and results of operation.

We may be affected by skilled labor shortages of certain types of technical or qualified personnel, including engineers, geo-professionals, project managers, field supervisors and other technical or qualified personnel, which we have from time-to-time experienced, especially in North American regions where there are large unconventional shale resource plays. These shortages could negatively impact the productivity and profitability of certain projects. Our inability to bid on new and attractive projects, or maintain productivity and profitability on existing projects due to the limited supply of skilled workers and/or increased labor costs could materially adversely affect our profitability and results of operation.

We may be unable to make attractive acquisitions or successfully integrate acquired companies, and any inability to do so may disrupt our business and hinder our ability to grow.

In the future we may make acquisitions of assets or businesses that complement or expand our current business. If we are unable to make these acquisitions because we are: (i) unable to identify attractive acquisition candidates, to analyze acquisition opportunities successfully from an operational and financial point of view or to negotiate acceptable purchase contracts with them; (ii) unable to obtain financing for these acquisitions on economically acceptable terms; or (iii) outbid by competitors, then our future growth could be limited. Furthermore, even if we do make acquisitions they may not result in an increase in our cash flow generated by operations.

Any acquisition involves potential risks, including, among other things:

•	mistaken assumptions about volumes, revenues and costs, including synergies;

•	difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

•	difficulties in complying with regulations, such as environmental regulations, and managing risks related to an acquired business or assets;

•	timely completion of necessary financing and required amendments, if any, to existing agreements;

•	an inability to implement uniform standards, controls, procedures and policies;

•	undiscovered, unknown and unforeseen problems, defects, liabilities or other issues related to any acquisition that become known to us only after the closing of the acquisition;

•	limitations on rights to indemnity from the seller;

•	mistaken assumptions about the overall costs of equity or debt;

•	diversion of management’s and employees’ attention from normal daily operations of the business;

•	difficulties in entering regions in which we have no or limited direct prior experience and where competitors in such regions have stronger operating positions; and

•	potential loss of key employees, including costly litigation resulting from the termination of those employees.

Any of the above risks could significantly impair our ability to manage our business and materially adversely affect our business, results of operations and financial condition.

Our business operations could be disrupted if our information technology systems fail to perform adequately.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage our business data, communications and other business processes. For example, we are currently implementing a new enterprise resource planning (“ERP”) software system to assist in the management of data across our company. The failure of our information technology systems, including the ERP software system, to perform as we anticipate could disrupt our business and could result in transaction errors, processing inefficiencies, and the loss of sales and customers, causing our business, results of operations and financial condition to suffer. In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches and viruses. Any such damage or interruption could have a material adverse effect on our business, results of operations and financial condition.

Our costs will increase significantly as a result of becoming an SEC filer and our management will be required to devote substantial time to complying with SEC regulations.

As an SEC filer, we will incur significant legal, accounting and other expenses that we did not incur previously. In addition, the Sarbanes-Oxley Act of 2002 has imposed various requirements, including changes in corporate governance practices, and such requirements will continue to evolve. Our management and other personnel will need to devote a substantial amount of time to comply with these evolving requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain and periodically evaluate our internal control over financial reporting and disclosure control procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Our compliance with the Sarbanes-Oxley Act of 2002 will require that we incur substantial accounting expense and expend significant management efforts.

Market conditions or operational impediments may hinder our access to natural gas and oil markets or delay our production.

Market or operational conditions or the unavailability of satisfactory natural gas and oil transportation and infrastructure arrangements may hinder our access to natural and oil markets or delay our production. The availability of a ready market for our natural gas and oil production depends on a number of factors, including the demand for and supply of natural gas and oil and the proximity of our reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, transportation, fractionation systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially adversely affect our business. We may be required to shut in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipelines, gathering system capacity, transportation or processing, treating and fractionation facilities or refinery demand. If that were to occur, we would be unable to realize revenue from those wells until other arrangements were made to deliver the products at a reasonable cost to market.

Our borrowing capacity could be affected by the uncertainty impacting credit markets generally.

Lingering disruptions in the U.S. credit and financial markets and recent international disruptions from the European Union member states unable to service their debt obligations, which have caused investor concerns, could materially adversely affect financial institutions, inhibit lending and limit access to capital and credit for many companies. Although we believe that the banks participating in the RBL Revolver have adequate capital and resources, all of those banks may not continue to operate as a going concern in the future. If any of the banks in our RBL Revolver were to fail, it is possible that the borrowing capacity under our RBL Revolver would be reduced. In the event that the availability under our RBL Revolver were reduced significantly, we could be required to obtain capital from alternate sources in order to finance our capital needs. Our options for addressing such capital constraints would include, but would not be limited to, obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of our RBL Revolver, and accessing the public capital markets. In addition, we may delay certain capital expenditures to ensure that we maintain appropriate levels of liquidity. If it became necessary to access additional capital, any such alternatives could have terms less favorable than those terms under the RBL Revolver and the Second Lien Term Loan, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If future financing is not available to us when required, as a result of limited access to the credit markets or otherwise, or is not available to us on acceptable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, which could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

Our commodity price risk management activities could result in financial losses or could reduce our income.

To achieve more predictable cash flows and to reduce our exposure to adverse fluctuations in commodity prices, we currently enter into derivative arrangements for a portion of our natural gas and oil production and may in the future enter into such arrangements for portions of our natural gas and oil production. Accordingly, our earnings may fluctuate significantly as a result of changes in fair value of our derivative arrangements.

These derivative arrangements also expose us to the risk of financial loss in some circumstances, including when:

•	production is less than expected;

•	the counterparty to the derivative instrument defaults on its contractual obligations;

•	there is an increase in the differential between the underlying price in the derivative instrument and actual prices received; or

•	there are issues with regard to legal enforceability of such derivative instruments.

In addition, these types of derivative arrangements could limit the benefit we would receive from increases in the prices for natural gas or oil, and may expose us to cash margin requirements, requiring the posting of cash collateral with counterparties. If we enter into derivative arrangements that require cash collateral and commodity prices or interest rates change in a manner adverse to us, our cash otherwise available for use in our operations would be reduced, which could limit our ability to make future capital expenditures or make payments on our indebtedness, including the notes.

Our counterparties are typically financial institutions who are lenders under our RBL Revolver. The risk that a counterparty may default on its obligations is heightened by the recent financial sector crisis and other losses incurred by many banks and other financial institutions, including our counterparties or their affiliates. These losses may affect the ability of the counterparties to meet their obligations to us on derivative transactions, which reduce our revenue from derivatives at a time when we are also receiving a lower price for our natural gas and oil sales, that would have otherwise triggered our receipt of the derivative payments. As a result, our business, results of operations and financial condition could be materially adversely affected.

Our commodity price risk management activities could have the effect of reducing our revenue and net income. As of September 30, 2012, the fair value of our hedging contracts was a net liability of $52.7 million. We may continue to incur significant gains or losses in the future from our commodity price risk management activities to the extent market prices increase or decrease and our derivative arrangements remain in place.

We are subject to federal, state, local and other laws, regulations and administrative actions and rule making that could increase our costs, reduce our revenues, cash flows or liquidity, or otherwise alter the way we do business.

The exploration, development, production and sale of natural gas and oil in the United States is subject to extensive federal, state, local and other laws, regulations and agency actions, including those pertaining to environmental, health and safety, gathering and transportation of oil and natural gas, conservation policies, reporting obligations and the imposition of taxes. Such regulations include requirements for permits to drill and to conduct other operations and for provision of financial assurances (such as bonds) covering drilling and well operations. If permits are not issued, or if unfavorable restrictions or conditions are imposed on our drilling activities, we may not be able to conduct our operations as planned. We may be required to make large expenditures to comply with applicable governmental rules, regulations, permits or orders. Activities subject to regulation include, but are not limited to:

•	the location of wells;

•	methods of drilling and completing wells;

•	disposal of fluids used and wastes generated in connection with drilling, completion and production operations;

•	access to, and surface use and restoration of, surface locations to be used for wells and/or related facilities;

•	plugging and abandoning of wells;

•	air quality, water quality, wetlands, noise levels and related permits;

•	gathering, transportation and marketing of natural gas and oil;

•	taxation; and

•	access to the water resources used in drilling and completion operations.

In some cases, our operations are subject to federal requirements for performing or preparing environmental assessments, environmental impact studies and/or plans of development before commencing exploration and production activities. In addition, our activities are subject to state regulations relating to conservation practices and protection of correlative rights. These regulations may affect the timing of our operations, the ability to execute our operations as originally planned and limit the quantity of natural gas and oil we may produce and sell. We generally need to obtain drilling permits from federal, state, local and other governmental authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well, or the receipt of a permit with excessive conditions or costs could have a material adverse effect on our ability to explore on or develop our properties. Failure to comply with such requirements may result in the suspension or termination of operations and subject us to criminal as well as civil and administrative penalties. Compliance costs can be significant. Moreover, the enactment of additional requirements in the future or a change in the interpretation or the enforcement of existing requirements could substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our business, results of operations and financial condition.

Our operations may be exposed to significant delays, costs and liabilities as a result of environmental, health and safety laws and regulations, as well as administrative actions and rule making, applicable to our business.

Our natural gas and oil exploration and production operations are subject to extensive and increasingly stringent federal, state, local and other laws and regulations, as well as administrative actions and rule making, pertaining to the protection of the environment, including those governing the release, emission or discharge of materials into the environment, the generation, storage, transportation, handling and disposal of materials (including solid and hazardous wastes), the safety of employees, or otherwise relating to pollution or protection of the environment, human health and safety, and natural resources. Wellbore integrity regulations are also being considered by a number of regulatory bodies. We may incur significant costs, delays and liabilities as a result of these requirements. We must take into account the cost of complying with such requirements in planning, designing, constructing, drilling, operating and abandoning wells and related surface facilities, including gathering, transportation, storage and waste disposal facilities. The regulatory frameworks govern, and often require permits for, the handling of drilling and production materials, water withdrawal, disposal of drilling, completion and production wastes, operation of air emissions sources, and drilling activities, including those conducted on lands lying within wilderness, wetlands, Federal and Indian lands and other protected areas. Numerous governmental authorities, such as the U.S. Environmental Protection Agency (the “EPA”) and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them. Failure to comply with these laws and regulations may result in the assessment of administrative, civil or criminal penalties; the imposition of investigatory or remedial obligations; and the issuance of injunctions limiting or preventing some or all of our operations. Liabilities, penalties, suspensions, terminations or increased costs resulting from any failure to comply with existing environmental, health or safety requirements, or from the enactment of additional requirements in the future or a change in the interpretation or the enforcement of existing requirements, could materially adversely affect our business, results of operations and financial condition.

There is inherent risk in our operations of incurring significant environmental costs and liabilities due to our generation and handling of petroleum hydrocarbons and wastes, because of our air emissions and wastewater discharges, and as a result of historical industry operations and waste disposal practices. Some of our owned and leased properties have been used for natural gas and oil exploration and production activities for a number of years, often by third parties not under our control. During that time, we and/or other owners and operators of these facilities may have generated or disposed of wastes that allegedly polluted the soil, surface water or groundwater at our facilities and adjacent properties. For our non-operated properties, we are dependent on the operator for operational and regulatory compliance. We could be subject to claims for personal injury, natural resource and property damage (including site clean-up and restoration costs) related to the environmental, health or safety impact of our oil and natural gas production activities, and we have been named from time to time as, and currently are, a defendant in litigation related to such matters. Under certain laws, we also could be subject to joint and several and/or strict liability for the removal or remediation of contamination regardless of whether such contamination was the result of our activities, even if the operations were in compliance with all applicable laws at the time the contamination occurred. Private parties, including the owners of properties upon which our wells are drilled and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance, with environmental laws and regulations or for personal injury or property damage. We have been and continue to be responsible for remediating contamination, including at some of our current and former facilities. While to date none of these obligations or claims have involved costs that have materially adversely affected our business, future costs of newly discovered or new contamination may result in a materially adverse impact on our business or operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

While many of our wells are drilled in conventional areas and plays, most of our current operations are in tight and unconventional oil and natural gas formations. Most of these tight and unconventional plays are drilled using hydraulic fracturing. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas and oil production. In recent years the practice has generated and continues to generate controversy at many political levels.

Legislation has been proposed in the U.S. Congress to regulate hydraulic fracturing, including proposals to amend the federal Safe Drinking Water Act to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process are impairing groundwater or causing other damage. Such bills, if enacted, could establish an additional level of regulation at the federal or state level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

In April 2012, the White House issued an executive order creating a multi-agency task force to coordinate federal oversight of hydraulic fracturing. The EPA is undertaking a national study to understand the potential impacts of hydraulic fracturing on drinking water resources. The study will include a review of published literature, analysis of existing data, scenario evaluation and modeling, laboratory studies, and case studies. The EPA issued a progress report in December 2012 detailing the steps being undertaken in the study, and it expects to release a final report for peer review and comment in 2014. The EPA has also announced plans to propose effluent limitations for the treatment and discharge of wastewater resulting from hydraulic-fracturing activities by 2014. In December 2011, the EPA published a draft report finding that hydraulic fracturing is a likely cause of drinking water contamination in the vicinity of Pavillion, Wyoming. While we do not operate wells in the Pavillion gas field, we do have non-operated interests in the field. Findings such as this could increase public pressure on governmental authorities to implement new regulations regarding hydraulic fracturing.

Many states have adopted or are considering similar disclosure legislation and/or other regulations. For example, Texas, Colorado, Utah and Ohio have adopted, and other states such as New York have proposed, new rules regarding hydraulic fracturing, including requiring the disclosure of chemicals injected during hydraulic fracturing. In some areas hydraulic fracturing has also been the subject of local ordinances attempting to ban or limit the practice; court challenges to such ordinances have had varied outcomes to date. If new federal or state laws or regulations are adopted that significantly increase the risk of legal challenges to, or restrict the use of, hydraulic fracturing, such legal requirements could make it more difficult or costly for us to perform hydraulic fracturing and increase our costs of compliance and doing business.

Further, on April 17, 2012, the EPA issued final rules that subject oil and natural gas operations (production, processing, transmission, storage and distribution) to regulation under the New Source Performance Standards (“NSPS”) and National Emissions Standards for Hazardous Air Pollutants (“NESHAPS”) programs. The EPA proposed rules also include NSPS standards for completion of hydraulically fractured natural gas wells. These standards include the REC techniques developed in the EPA’s Natural Gas STAR program along with pit flaring of natural gas not sent to the gathering line. The standards would be applicable to newly drilled and fractured wells as well as existing wells that are refractured. Further, the proposed regulations under NESHAPS include maximum achievable control technology (“MACT”) standards for those glycol dehydrators and storage vessels at major sources of hazardous air pollutants not currently subject to MACT standards. We are currently evaluating the effect these rules may have on our business. Final implementation of these rules is expected by 2015.

Based on increased regulation and attention given to the hydraulic fracturing process from federal, state and various local governments, greater opposition and litigation toward oil and natural gas production utilizing hydraulic fracturing techniques is anticipated. Additional legislation or regulation could lead to operational delays or increased operating costs of oil and natural gas wells. Adoption or implementation of regulations regarding hydraulic fracturing could cause a decrease in completion of new oil and natural gas wells all of which could adversely affect our business, financial condition, results of operations and cash flows.

Regulation and agency actions related to climate change and the emission of greenhouse gasses could result in increased operating costs and reduced demand for oil and natural gas and the physical effects of climate change could disrupt our operations.

Global climate change continues to attract considerable public, scientific and regulatory attention, and greenhouse gas (“GHG”) emission regulation is becoming more stringent. The EPA has taken a number of steps towards regulating greenhouse gas emissions under the Clean Air Act, including its Mandatory Reporting of

Greenhouse Gases Rule published in October 2009, and expanded in November 2010 to include onshore oil and natural gas production activities, its “endangerment” and “cause or contribute” findings under Section 202(a) of the Clean Air Act published in December 2009, and its so-called “Tailoring Rule” concerning regulation of large emitters of greenhouse gases under the Clean Air Act’s Prevention of Significant Deterioration (“PSD”) Program and Title V program issued in May 2010. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” (“BACT”) standards, which will be established by the states or, in some instances, by the EPA on a case-by-case basis. The EPA’s rules relating to emissions of GHGs from large stationary sources of emissions have been subjected to a number of legal challenges but the U.S. Court of Appeals for the District of Columbia Circuit dismissed these challenges in June 2012. The Supreme Court has not yet decided whether to review this decision. The permitting requirements of the PSD program apply only to newly constructed or modified major sources. Obtaining a PSD permit requires a source to install BACT for those regulated pollutants that are emitted in certain quantities. Phase I of the Tailoring Rule, which became effective in January 2011, requires projects already triggering PSD permitting that are also increasing GHG emissions by more than 75,000 tons per year to comply with BACT rules for their GHG emissions. Phase II of the Tailoring Rule, which became effective in July 2011, requires preconstruction permits using BACT for new projects that emit 100,000 tons of GHG emissions per year or existing facilities that make major modifications increasing GHG emissions by more than 75,000 tons per year. Phase III of the Tailoring Rule, which was promulgated in July 2012, excludes smaller sources from the permitting process. Finally, in October 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. In November 2010, the EPA published a final rule expanding the GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. This rule requires reporting of GHG emissions from such facilities on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. The EPA also proposed GHG emissions standards for new power plants in March 2012. These EPA rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified facilities. We are currently required to report annual GHG emissions from some of our operations, and additional GHG emission related requirements that are in various stages of development may also affect our operations. In addition to the EPA initiatives, the U.S. Congress has considered legislation that would establish a nationwide cap-and-trade system for GHGs. If enacted, such laws and regulations could require us to modify existing, or obtain new, permits, implement additional pollution control technology, curtail operations or increase significantly our operating costs.

Regulation of GHG emissions could also result in reduced demand for our products, as oil and natural gas consumers seek to reduce their own GHG emissions. Any regulation of GHG emissions, including through a cap-and-trade system, technology mandate, emissions tax, reporting requirement or other program, could materially adversely affect our business, reputation, operating performance and product demand. In addition, to the extent climate change results in more severe weather and significant physical effects, such as increased frequency and severity of storms, floods, droughts, and other climatic effects, our own or our customers’ operations may be disrupted, which could result in a decrease in our available product or reduce our customers’ demand for products.

The derivatives reform legislation adopted by the U.S. Congress could have a material adverse impact on our ability to hedge risks associated with our business.

The U.S. Congress adopted the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank”) in 2010. This comprehensive financial reform legislation changes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The new legislation was signed into law by the President on July 21, 2010 and requires the Commodity Futures Trading Commission (the “CFTC”), the SEC and other regulators to promulgate rules and regulations implementing the new legislation. The CFTC recently promulgated regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions or positions would be exempt from these position limits. Position limits for spot month limits became effective on October 12, 2012 while non-spot month limits for energy-related commodities are not expected to be effective until mid- to late-2013. The CFTC also has proposed regulations to establish minimum capital and margin requirements, as well as clearing and trade-execution requirements in connection with certain derivative activities, although it’s not possible at this time to predict whether or when the CFTC will adopt those rules or include comparable provisions in its rulemaking under Dodd Frank. In addition, the CFTC’s regulations adopted pursuant to Dodd Frank impose certain recordkeeping and transactional reporting requirements that may be burdensome and costly to us and to the counterparties to our commodity derivative contracts.

The new legislation and any new regulations could significantly increase the cost of some commodity derivative contracts (including through requirements to post collateral or provide other credit support, which could adversely affect our available liquidity), materially alter the terms of some commodity derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing commodity derivative contracts and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the new legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Increased volatility may make us less attractive to certain types of investors. Finally, Dodd Frank was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. If the new legislation and regulations result in lower commodity prices, our revenues could be adversely affected. Any of these consequences could adversely affect our business, financial condition and results of operations.

We may incur more taxes and certain of our projects may become uneconomic if certain federal income tax preferences currently available with respect to natural gas and oil exploration and development are eliminated as a result of future legislation.

The U.S. President’s proposed budget for fiscal 2013 contains a proposal to eliminate certain key U.S. federal income tax preferences currently available to natural gas and oil exploration and production companies. These changes include, but are not limited to (i) the repeal of the percentage depletion allowance for natural gas and oil properties, (ii) the elimination of current deductions for intangible drilling and development costs and (iii) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether any of the foregoing changes will actually be enacted or how soon any such changes could become effective. The passage of any legislation as a result of the budget proposal or any other similar change in U.S. federal income tax law could eliminate certain tax preferences that are currently available with respect to natural gas and oil exploration and development. Any such change could materially adversely impact our business, results of operations and financial condition by increasing the costs we incur which would in turn make it uneconomic to drill some locations if commodity prices are not sufficiently high, resulting in lower revenues and decreases in production and reserves.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

Section 1(b) of the Natural Gas Act of 1938 (the “NGA”) exempts natural gas gathering facilities from regulation by the Federal Energy Regulatory Commission (“FERC”) as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of on-going litigation, so the classification or reclassification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts or the U.S. Congress, which could cause our revenue to decline and operating expenses to increase, thereby materially adversely affecting our business, results of operations and financial condition.

Should we fail to comply with all applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines.

Under the Domenici-Barton Energy Policy Act of 2005, FERC has civil penalty authority under the NGA to impose penalties for current violations of up to $1.0 million per day for each violation and disgorgement of profits associated with any violation. While our systems have not been regulated by FERC as a natural gas company under the NGA, FERC has adopted regulations that may subject certain of our otherwise non-FERC jurisdictional facilities to FERC annual reporting and daily scheduled flow and capacity posting requirements and possibly requiring the reporting of rates charged for the services provided. Additional rules and legislation pertaining to those and other matters may be considered or adopted by FERC from time to time. Failure to comply with those regulations in the future could subject us to civil penalty liability, which could have a material adverse effect on our business, results of operations and financial condition.

If we fail to maintain effective internal controls over financial reporting at a reasonable assurance level, we may not be able to accurately report our financial results, which could have a material adverse effect on investor confidence, our business and the trading prices of our securities.

We have established internal controls over financial reporting. However, internal controls over financial reporting may not prevent or detect misstatements or omissions because of their inherent limitations, including the possibility of human error, the circumvention or overriding of controls or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If we fail to maintain the adequacy of our internal controls, we may be unable to provide financial information in a timely and reliable manner. Any such difficulties or failure may have a material adverse effect on our business, results of operations and financial condition.

In the event we are unable to identify and/or correct deficiencies in our internal controls in a timely manner, we may not be able to record, process, summarize and report financial information accurately and within the time periods required for our financial reporting under the terms of the agreements governing our indebtedness.

On January 24, 2012, we identified a deficiency in our internal controls relating to our accounting for oil and natural gas derivatives as cash flow hedges. Specifically, it was determined that we did not maintain sufficient documentation with the specificity needed to meet hedge accounting requirements under ASC 815, Derivatives and Hedging (“ASC 815”). It was further determined that this deficiency represented a material weakness in our internal control over financial reporting. As a result of this material weakness, we have restated our consolidated financial statements for the fiscal years ended June 30, 2009, 2010 and 2011, included elsewhere in this prospectus.

In connection with the preparation of our financial statements for the transitions period ended December 31, 2012 and for the interim period ended September 30, 2012, we identified certain material weaknesses in the design of our internal controls over financial reporting related to management estimates, manual journal entries, accounting for our oil and gas activities, non-routine transactions and information technology general controls.

We are in the process of remediating the identified control deficiencies. There can be no assurance that we will not identify internal control deficiencies in the future or that control deficiencies will not have a material impact on our financial statements.

Actual and potential litigation could have a material adverse effect on our business, results of operations and financial condition in future periods.

We are subject to claims arising from disputes in the normal course of business with joint owners in our properties, including third-party operators, customers, former and existing employees, vendors and other third parties. These risks may result in lawsuits or other proceedings brought against us or by us. A variety of claims or causes of action have been and may be asserted in lawsuits and proceedings, including, without limitation, contract, tort, common law and equitable claims, and may include multiple plaintiffs or seek certification of a large class of plaintiffs. These risks may be difficult to assess or quantify and their existence and magnitude may remain unknown for substantial periods of time. If the plaintiffs in any suits against us were to successfully prosecute their claims, or if we were to settle such suits by making significant payments to the plaintiffs, our business, results of operations and financial condition would be harmed. Even if the outcome of a claim proves favorable to us, litigation can be time consuming and costly and may divert management resources. While we maintain insurance for our directors and officers, if our senior executives were named in any lawsuit, our indemnification obligations could magnify the costs of these suits.

Affiliates of KKR and the other investors own substantially all of the equity interests in us and may have conflicts of interest with us or the holders of the notes in the future.

As a result of the Acquisition, investment funds affiliated with, and one or more co-investment vehicles controlled by, KKR and the other investors collectively own substantially all of our capital stock, and KKR’s and the other investors’ designees hold substantially all of the seats on our board of directors. As a result, affiliates of KKR and the other investors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of stockholders regardless of whether holders of the notes believe that any such transactions are in their own best interests. For example, affiliates of KKR and the other investors could collectively cause us to make acquisitions that increase the amount of our indebtedness or to sell assets, or could cause us to issue additional capital stock or declare dividends. So long as investment funds affiliated with KKR and the other investors continue to indirectly own a significant amount of the outstanding shares of our capital stock or otherwise control a majority of our board of directors, affiliates of KKR and the other investors will continue to be able to strongly influence or effectively control our decisions. The indenture governing the notes and the credit agreements governing the RBL Facility and the Second Lien Term Loan permit us, under certain circumstances, to pay advisory and other fees, pay dividends and make other restricted payments to KKR and the other investors, and KKR and the other investors or their respective affiliates may have an interest in our doing so.

Additionally, KKR and the other investors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. KKR and the other investors may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, KKR’s and the other investors’ interests in other portfolio companies could impact our ability to pursue acquisition opportunities. The holders of the notes should consider that the interests of KKR and the other investors may differ from their interests in material respects. See “Security Ownership of Certain Beneficial Owners” and “Certain Relationships and Related Party Transactions.”

Risks Relating to the Exchange Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of September 30, 2012, we had total indebtedness of $4.265 billion (excluding our redeemable preferred stock) and availability under the RBL Revolver of approximately $984 million (before giving effect to $1.1 million of outstanding letters of credit, which reduce availability). For more information about our RBL Revolver, see “Description of Other Indebtedness—RBL Revolver “ and “Description of Other Indebtedness—Second Lien Term Loan.”

Specifically, our high level of indebtedness could have important consequences to the holders of the notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions and other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the RBL Revolver, are at variable rates of interest;

•	reducing our ability to borrow additional funds if we do not replace our reserves since our borrowing base is automatically redetermined based on the value of our proved reserves;

•

limiting our ability to fund future capital expenditures and working capital, engaging in future acquisitions or development activities, or otherwise realizing the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•

preventing us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the indenture governing the notes;

•

limiting our flexibility in planning for, or reacting to, changes in our business or industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploring;

•	impairing our ability to obtain additional financing in the future;

•	placing us at a disadvantage compared to other, less leveraged competitors;

•	exposing us to greater financial exposures because the notes are high yield investments; and

•	increasing our cost of borrowing.

In addition, the credit agreements governing the RBL Revolver and the Second Lien Term Loan contain, and the indenture governing the notes contains, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on, or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control (including the factors discussed under “—Risks Relating to the Natural Gas and Oil Industry and Our Business” above). We may be unable to maintain a level of cash flow from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreements governing the RBL Revolver and the Second Lien Term Loan restrict, and the indenture governing the notes restricts, our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

In addition, we derive substantially all of our operating income and cash flow from our subsidiaries, certain of which are not guarantors of the notes or our other indebtedness. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and, under certain circumstances, legal, practical and contractual restrictions may limit our ability to obtain cash from our subsidiaries.

While the indenture governing the notes and the credit agreements governing the RBL Revolver and the Second Lien Term Loan limit the ability of our restricted subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, or at all, would materially adversely affect our business, results of operations and financial condition and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the RBL Revolver could terminate their commitments to loan money, our secured lenders (including the lenders under the RBL Revolver and the Second Lien Term Loan) could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events could result in you losing your entire investment in the notes.

Despite our level of indebtedness, we and our subsidiaries may still be able to incur substantially more indebtedness. This could further exacerbate the risks to our financial condition described above and prevent us from fulfilling our obligations under the notes.

We and our subsidiaries may be able to incur significant additional indebtedness in the future. Although the credit agreements governing the RBL Revolver and the Second Lien Term Loan and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our Company, subject to collateral arrangements. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•

increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, and could put us at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their businesses;

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our level of indebtedness may limit our flexibility in operating our business and prevent us from engaging in certain transactions that might otherwise be beneficial to us.

All of the borrowings under the RBL Revolver and the Second Lien Term Loan are secured indebtedness and therefore are effectively senior to the notes and the guarantees of the notes by the guarantors to the extent of the value of the assets securing such indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we and the guarantors now face could intensify. See “Description of Other Indebtedness” and “Description of Notes.”

The terms of the credit agreements governing the RBL Revolver and the Second Lien Term Loan and the indenture governing the notes restrict our current and future operations.

The credit agreements governing the RBL Revolver and the Second Lien Term Loan and the indenture governing the notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our best interest, including restrictions on our ability to:

•	incur additional indebtedness, guarantee indebtedness or issue certain preferred shares;

•	pay dividends on or make other distributions in respect of, or repurchase or redeem, capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans, investments and other restricted payments;

•	sell, transfer or otherwise dispose of certain assets;

•	create or incur liens;

•	enter into transactions with affiliates;

•	alter the businesses we conduct;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, merge or sell all or substantially all of our assets.

The covenants in the indenture governing the notes are subject to important exceptions and qualifications, which are described under “Description of Notes.” Certain of these covenants will cease to apply to the notes at all times when the notes have investment grade ratings from both Moody’s and S&P. See “Description of Notes—Certain Covenants—Effectiveness of Covenants.”

A breach of the covenants under the credit agreements governing the RBL Revolver and the Second Lien Term Loan or the indenture governing the notes could result in an event of default under the applicable indebtedness. Such a default may allow the creditors to accelerate the related indebtedness and may result in the acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, an event of default under the credit agreements governing the RBL Revolver and the Second Lien Term Loan would permit the lenders under the RBL Revolver to terminate all commitments to extend further credit under that facility. Furthermore, if we were unable to repay the amounts due and payable under the RBL Revolver and the Second Lien Term Loan, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event our lenders or noteholders accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness.

The restrictions contained in the credit agreements governing the RBL Revolver and the Second Lien Term Loan and the indenture governing the notes could materially adversely affect our ability to:

•	finance our operations;

•	make needed capital expenditures;

•	make strategic acquisitions or investments or enter into joint ventures;

•	withstand a future downturn in our business, the industry or the economy in general;

•	engage in business activities, including future opportunities, that may be in our interest; and

•	plan for or react to market conditions or otherwise execute our business strategies.

These restrictions, among other things, may affect our ability to grow.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under the RBL Revolver and the Second Lien Term Loan are at variable rates of interest and expose us to interest rate risk. Assuming all revolving loans are fully drawn, each quarter point change in interest rates would result in a $7.5 million change in annual interest expense on indebtedness under the RBL Revolver and the Second Lien Term Loan. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk, may prove disadvantageous or may create additional risks, including risks discussed in “—Risks Relating to the Natural Gas and Oil Industry and Our Business” above.

If the financial institutions that are part of the syndicate of the RBL Revolver fail to extend credit under that facility, our liquidity and results of operations may be materially adversely affected.

We expect to have access to capital through the RBL Revolver. Each financial institution which is part of the syndicate for the RBL Revolver will be responsible, on a several, but not joint, basis, for providing a portion of the loans to be made under that facility. If any participant or group of participants with a significant portion of the commitments in the RBL Revolver fail to satisfy its or their respective obligations to extend credit under the facility, and we are unable to find a replacement for such participant or participants on a timely basis (if at all), our liquidity and results of operations may be materially adversely affected.

The notes are effectively subordinated to Samson Investment Company’s and the guarantors’ indebtedness under the RBL Revolver and the Second Lien Term Loan and any other future secured indebtedness of Samson Investment Company and the guarantors to the extent of the value of the assets securing such indebtedness.

The notes are not secured by any of Samson Investment Company’s or the guarantors’ assets. As a result, the notes and the guarantees are effectively subordinated to Samson Investment Company’s and the guarantors’ indebtedness under the RBL Revolver and the Second Lien Term Loan with respect to the assets that secure such indebtedness. As of September 30, 2012 we had availability under the RBL Revolver of approximately

$984 million (before giving effect to $1.1 million of outstanding letters of credit, which reduce availability), and Samson Investment Company and the guarantors had $1.015 billion of secured debt outstanding under the RBL Revolver and $1 billion of secured debt outstanding under the Second Lien Term Loan. In addition, we may incur additional secured debt in the future. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of Samson Investment Company or the guarantors of the RBL Revolver and the Second Lien Term Loan or of other secured debt, the proceeds from the sale of assets securing our secured indebtedness will be available to pay obligations on the notes only after all indebtedness under the RBL Revolver and the Second Lien Term Loan and the other secured debt has been paid in full. As a result, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of Samson Investment Company’s or the guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization.

The notes are structurally subordinated to all obligations of Samson Investment Company’s existing and future subsidiaries that are not and do not become guarantors of the notes.

The notes are guaranteed by each of Samson Investment Company’s existing and subsequently acquired or organized subsidiaries (other than the issuer of the notes) that are borrowers under or guarantee the RBL Revolver and the Second Lien Term Loan or that, in the future, guarantee Samson Investment Company’s indebtedness or indebtedness of another guarantor, subject to certain exceptions. Samson Investment Company’s subsidiaries that do not guarantee the notes have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes are structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any subsidiary that is not a guarantor, all of that subsidiary’s creditors (including trade creditors and preferred stockholders, if any) would be entitled to payment in full out of that subsidiary’s assets before we would be entitled to any payment.

In addition, the indenture governing the notes, subject to some limitations, permits these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

In addition, Samson Investment Company’s subsidiaries that provide, or will provide, guarantees of the notes will be automatically released from those guarantees upon the occurrence of certain events, including the following:

•	the designation of that subsidiary guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the guarantee of the notes by such guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any subsidiary guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be structurally senior to the claim of any holders of the notes. See “Description of Notes—Guarantees.”

The lenders under the RBL Revolver will have the discretion to release any guarantors under the RBL Revolver in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

While any obligations under the RBL Revolver remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, at the discretion of lenders under the RBL Revolver, if the related guarantor is no longer a guarantor of obligations under the RBL Revolver or any other indebtedness. See “Description of Notes.” The lenders under the RBL Revolver will have the discretion to release the guarantees under the RBL Revolver in a variety of circumstances. You will not have a claim as a creditor against any entity that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the RBL Revolver and the Second Lien Term Loan that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including certain covenants in the RBL Revolver and the Second Lien Term Loan and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness, including the RBL Revolver and the Second Lien Term Loan and the indenture governing the notes. In the event of such default:

•

the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

•

the lenders under the RBL Revolver, together with the lenders under the Second Lien Term Loan, could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

•	we could be forced into bankruptcy or liquidation.

Upon any such bankruptcy filing, we would be stayed from making any ongoing payments on the notes, and the holders of the notes would not be entitled to receive post-petition interest or applicable fees, costs or charges, or any “adequate protection” under Title 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”). Furthermore, if a bankruptcy case were to be commenced under the Bankruptcy Code, we could be subject to claims, with respect to any payments made within 90 days prior to commencement of such a case, that we were insolvent at the time any such payments were made and that all or a portion of such payments, which could include repayments of amounts due under the notes, might be deemed to constitute a preference, under the Bankruptcy Code, and that such payments should be voided by the bankruptcy court and recovered from the recipients for the benefit of the entire bankruptcy estate. Also, in the event that we were to become a debtor in a bankruptcy case seeking reorganization or other relief under the Bankruptcy Code, a delay and/or substantial reduction in payment under the notes may otherwise occur.

If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the RBL Revolver and the Second Lien Term Loan to avoid being in default. If we breach our covenants under the RBL Revolver or the Second Lien Term Loan and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the RBL Revolver and the Second Lien Term Loan, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all or any part of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date. Additionally, under the RBL Revolver and the Second Lien Term Loan, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under the RBL Revolver and the Second Lien Term Loan would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreements governing the RBL Revolver and the Second Lien Term Loan, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require Samson to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings, financial condition or the value of the notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture governing the notes may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the notes. The definition of change of control for purposes of the notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain. Although overturned on other grounds, a Florida bankruptcy court found that this kind of provision was not effective to protect guarantees.

U.S. federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.

U.S. federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees of the notes. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if Samson Investment Company or any of the guarantors, as applicable, (a) issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	Samson Investment Company or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•

the issuance of the notes or the incurrence of the guarantees left Samson Investment Company or any of the guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business;

•

Samson Investment Company or any of the guarantors intended to, or believed that Samson Investment Company or such guarantor would, incur debts beyond Samson Investment Company’s or the guarantor’s ability to pay as they mature; or

•

Samson Investment Company or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against Samson or the guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not Samson Investment Company or the guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the guarantees would be subordinated to Samson Investment Company’s or any of the guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that guarantee, could subordinate the notes or that guarantee to presently existing and future indebtedness of Samson Investment Company or of the related guarantor or could require the holders of the notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for Samson Investment Company’s benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Although each guarantee entered into by a guarantor will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

In addition, any payment by Samson Investment Company pursuant to the notes made at a time that Samson was found to be insolvent could be voided and required to be returned to Samson Investment Company or to a fund for the benefit of Samson Investment Company’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give such insider or outsider party more than such creditors would have received in a distribution under the Bankruptcy Code.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against Samson Investment Company under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

Many of the restrictive covenants contained in the indenture governing the notes will not apply during any period in which the notes are rated investment grade by both Moody’s and S&P.

Many of the covenants contained in the indenture governing the notes will not apply to us during any period in which the notes are rated investment grade by both Moody’s and S&P’s, provided at such time no default or event of default has occurred and is continuing. Such covenants will restrict, among other things, our ability to make certain distributions, incur indebtedness and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the indenture governing the notes. See “Description of Notes—Certain Covenants—Effectiveness of Covenants.”

Cautionary Statement Regarding Forward-Looking Statements

This prospectus contains forward-looking statements, which reflect our expectations regarding our future growth, results of operations, operational and financial performance, business prospects and opportunities and future events. Words such as, but not limited to, “anticipate,” “continue,” “estimate,” “expect,” “may,” “might,” “will,” “project,” “should,” “believe,” “intend,” “continue,” “could,” “plan,” “predict” and negatives of these words and similar expressions are intended to identify forward-looking statements. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus are forward-looking statements. These statements are based on, but not limited to, management’s assessment of such factors as the condition of our industry and the competitive environment. These assessments could prove inaccurate.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described and the achievement of the expected results depend on many events, some or all of which are not predictable or within our control. Although the forward-looking statements contained in this prospectus reflect our current beliefs based upon information currently available to us and upon assumptions which we believe to be reasonable, actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include, among others:

•	fluctuations in natural gas and oil prices;

•	uncertainties relating to the drilling of our wells;

•	estimates of our reserves, future net revenues and PV-10;

•	the timing and amount of future production of natural gas and oil;

•	our financial strategy, liquidity and capital required for our development program;

•	changes in the availability and cost of capital;

•	proved and unproved drilling locations and future drilling plans;

•	production rates relating to our natural gas and oil reserves;

•	our ability to capitalize on opportunistic acquisitions of natural gas and oil reserves;

•	write-downs and decline in value of undeveloped acreage if drilling results are unsuccessful;

•	recording of certain non-cash asset write-downs in the future;

•	liability claims as a result of our natural gas and oil operations;

•	actions taken or non-performance by third parties, including other working interest owners, contractors, operators, processors, transporters and customers;

•	competitive conditions in our industry;

•	the use and development of new industry technologies;

•	our ability to recruit and retain qualified personnel necessary to operate our business;

•	our ability to consummate and successfully integrate acquisitions and our ability to realize any cost savings and other synergies from any acquisition;

•	the performance of our information technology systems;

•	general economic and business conditions;

•	our hedging strategy and results;

•	the effects of existing and future laws and governmental regulations, including environmental, hydraulic fracturing and climate change regulation;

•	the effects of derivatives reform legislation;

•	elimination of certain natural gas and oil exploration and development federal and state tax deductions and credits;

•	compliance with existing and future FERC regulation;

•	the effects of existing or future litigation; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the caption “Risk Factors” in this prospectus.

Reserve engineering is a process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

Use of Proceeds

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

Capitalization

The following table summarizes the cash position and capitalization of Samson Resources Corporation as of September 30, 2012 (i) on an actual basis and (ii) on an as adjusted basis after giving effect to the divestiture of certain assets in the Williston Basin in December 2012 for total proceeds of $650.0 million as described in our unaudited pro forma condensed consolidated financial statements, included elsewhere in this prospectus. The proceeds were used to pay down amounts outstanding on the RBL Revolver.

This table is presented and should be read in conjunction with our consolidated financial statements, together with the related notes thereto, included elsewhere in this prospectus. Also see “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness.”

	As of September 30, 2012
	Actual	As Adjusted
	(in millions) (unaudited) (as restated and recast)
Cash and cash equivalents	$112.8	$112.8

Debt:
RBL Revolver(1)	1,015.0	365.0
Second Lien Term Loan	1,000.0	1,000.0
9.750% Senior Notes due 2020	2,250.0	2,250.0
Preferred Stock(2)	171.4	171.4
Total debt	4,436.4	3,786.4
Common stock	8.3	8.3
Paid-in capital	4,160.9	4,160.9
Accumulated deficit	(476.1)	(476.1)
Accumulated other comprehensive loss	(10.0)	(10.0)
Total shareholders’ equity(3)	3,683.1	3,683.1

Total capitalization	$8,119.5	$7,469.5

(1)	At September 30, 2012, our RBL Revolver provided for revolving credit financings of up to $2,000.0 million. As of September 30, 2012, we had availability under the RBL Revolver of approximately $984 million (before giving effect to $1.1 million of outstanding letters of credit, which reduce availability). On December 20, 2012, the RBL Revolver borrowing base was reduced to $1,780.0 million as a result of certain property sales described in “Business—Rockies—Williston Basin”, as provided for in our credit agreement. For more information about our RBL Revolver see “Description of Other Indebtedness—RBL Revolver.”
(2)	Represents the book value of cumulative preferred stock with an aggregate liquidation preference of $182.8 million. For more information about the cumulative preferred stock see “Description of Other Indebtedness—Cumulative Preferred Stock.”
(3)	Excludes puttable common stock with a book value of $12.4 million at September 30, 2012.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	2007	2008	2009	2010	2011	July 1, 2011 through December 21, 2011		From Inception (November 14, 2011) through December 31, 2011		Nine Months Ended September 30, 2012
Ratio of earnings to fixed charges(1)	22.7x	5.5x	—(2)	8.7x	4.4x	—	(2)	—	(2)	—	(2)

(1)	For the purposes of computing the ratio of earnings to fixed charges, “earnings” consists of net income (loss) from continuing operations before income taxes plus fixed charges. “Fixed charges” represents interest incurred, amortization of deferred debt costs and that portion of rental expense on operating leases deemed to be the equivalent of interest.
(2)	Due to our operating losses for the year ended June 30, 2009, the period from July 1, 2011 through December 21, 2011, the period from inception (November 14, 2011) through December 31, 2011 and the nine months ended September 30, 2012, the respective ratios of coverage were less than 1:1. To achieve ratio coverage of 1:1, we would have needed additional earnings of approximately $888.8 million, $231.1 million, $121.8 million, and $841.9 million, respectively.

Selected Historical Consolidated Financial Data

The selected historical consolidated financial data of Samson Resources Corporation for the period from inception (November 14, 2011) through December 31, 2011, and the consolidated financial statements of the Predecessor for the period from July 1, 2011 through December 21, 2011 and for the fiscal years ended June 30, 2011, 2010, 2009, 2008 and 2007 is presented in the table below. The balance sheet data and statement of income (loss) and comprehensive income (loss) as of and for the Successor period ended December 31, 2011 and for the Predecessor period ended December 21, 2011, and as of and for the years ended June 30, 2011, 2010 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the nine months ended September 30, 2011 and 2012 and as of September 30, 2012 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such consolidated financial data.

The selected consolidated statement of operations data for the fiscal years ended June 30, 2007 and 2008 and the selected consolidated balance sheet data as of June 30, 2007 and 2008 have been restated to correct errors related to natural gas and crude oil derivatives that were previously accounted for as cash flow hedges that did not qualify as cash flow hedges for accounting purposes because our documentation did not meet hedge accounting documentation standards. The selected historical consolidated financial data for the nine months ended September 30, 2012 has also been restated to correct errors related to crude oil cash flow hedges that did not qualify for hedge accounting and errors related to accounting for our unevaluated properties and full cost pool. In addition, the selected historical consolidated financial data for the nine months ended September 30, 2012 have been recast to reflect measurement period adjustments made to our preliminary business combination accounting. See Note 3 to the unaudited interim consolidated financial statements for further information regarding the restatement and recast of the September 30, 2012 interim financial statements. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The historical operating results of the Company and Predecessor are not necessarily indicative of future operating results.

The following selected historical financial data should be read together with the information included under the headings “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes of the Company and Predecessor included elsewhere in this prospectus.

	Predecessor						Successor	Predecessor	Successor
	Year Ended June 30,					July 1, 2011 through December 21, 2011	From Inception (November 14, 2011) through December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
(dollars in thousands except ratios)	2007	2008	2009	2010	2011
	(unaudited, as restated)							(unaudited) (as restated)	(unaudited)
									(as restated and recast)
Statement of income (loss) and comprehensive income (loss) data:
Revenues:
Natural gas and natural gas liquids sales	1,377,216	1,911,795	1,296,464	995,563	983,079	439,894	20,932	775,752	388,320
Crude oil sales	218,714	461,974	334,455	406,666	446,508	241,100	15,473	369,689	381,376
Commodity derivatives	130,310	(887,077)	1,413,148	256,950	(126,874)	157,726	18,496	176,947	66,123

Total revenues	1,726,240	1,486,692	3,044,067	1,659,179	1,302,713	838,720	54,901	1,322,388	835,819

Operating expenses:
Lease operating	191,216	286,975	260,997	226,172	208,787	121,834	5,320	144,752	170,048
Production and ad valorem taxes	103,859	149,290	103,848	98,122	107,144	60,591	3,537	79,198	62,965
Depletion, depreciation and amortization	527,841	706,989	910,279	591,378	536,748	342,604	18,233	425,446	497,098
Impairment	—	—	2,576,016	—	—	—	—	—	560,987
Related party management fee	—	—	—	—	—	—	—	—	15,000
General and administrative	83,175	132,321	37,309	101,872	114,075	437,511	142,780	105,760	112,618

Total operating expenses	906,091	1,275,575	3,888,449	1,017,544	966,754	962,540	169,870	755,156	1,418,716

Operating income (loss)	820,149	211,117	(844,382)	641,635	335,959	(123,820)	(114,969)	567,232	(582,897)
Interest expense, net of capitalization	(4,205)	(22,727)	(26,903)	(38,560)	(23,512)	(12,161)	—	(14,123)	14
Investment income and other (1)	19,649	59,829	10,933	3,425	10,220	9,243	933	13,546	4,796

	Predecessor						Successor	Predecessor	Successor
	Year Ended June 30,					July 1, 2011 through December 21, 2011	From Inception (November 14, 2011) through December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
(dollars in thousands except ratios)	2007	2008	2009	2010	2011
	(unaudited, as restated)							(unaudited) (as restated)	(unaudited) (as restated and recast)
Loss on early extinguishment of debt	—	—	—	—	—	(77,413)	—	—	(44,815)

Income (loss) from continuing operations before income taxes	835,593	248,219	(860,352)	606,500	322,667	(204,151)	(114,036)	566,655	(622,902)
Income tax provision (benefit)	350,598	107,110	(351,631)	205,293	116,979	(85,188)	(40,369)	200,596	(220,508)

Net income (loss) from continuing operations	484,995	141,109	(508,721)	401,207	205,688	(118,963)	(73,667)	366,059	(402,394)
Discontinued operations, net of taxes:
Income (loss) from discontinued operations (2)	3,534	19,610	(30,879)	(16,140)	—	—	—	—	—
Gain (loss) on disposal of discontinued operations (3)	753,107	(9,263)	51,671	—	—	—	—	—	—

Net income (loss)	1,241,636	151,456	(487,929)	385,067	205,688	(118,963)	(73,667)	366,059	(402,394)
Other comprehensive income (loss):
Foreign currency translation adjustment	11,567	5,871	(6,937)	(50)	(130)	(3)	—	(135)	—
Foreign currency reclassification adjustments for realized gains	(92,548)	—	(9,391)	1,678	262	3	—	264	—
Unrealized holding gains (losses) from short-term investments, net of tax	8,748	1,909	(24,854)	3,414	8,439	(1,493)	—	(1,388)	—
Reclassification adjustments for realized gains (losses) from short-term investments, net of tax	(1,641)	(4,840)	951	(574)	(5,307)	—	—	(4,819)	—
Unrealized losses from cash flow hedges	—	—	—	—	—	—	—	—	(12,245)
Reclassification of realized gains (loss) from cash flow hedges	—	—	—	—	—	—	—	—	2,241

Total other comprehensive income (loss)	(73,874)	2,940	(40,231)	4,468	3,264	(1,493)	—	(6,078)	(10,004)

Total comprehensive income (loss)	1,167,762	154,396	(528,160)	389,535	208,952	(120,456)	(73,667)	359,981	(412,398)

Statement of cash flows data:
Net cash provided by (used in):
Operating activities	1,101,118	1,950,217	1,129,735	1,298,600	1,426,645	410,554	(553,520)	1,031,632	426,788
Investing activities	(1,321,860)	(1,545,082)	(1,256,620)	(1,055,739)	(991,092)	(924,786)	(6,897,175)	(993,157)	(1,072,100)
Financing activities	46,277	(45,000)	(158,836)	(20,138)	(157,156)	(95,000)	7,577,424	(250,028)	631,355
Balance sheet data (end of period):
Cash and cash equivalents	56,098	415,347	130,512	353,161	631,632		126,729	369,506	112,772
Total assets	5,965,928	7,449,428	4,925,939	5,560,379	5,945,959		11,504,279	6,178,782	11,509,367
Long-term debt (including the current portion)(4)	911,440	866,440	715,000	695,000	695,000		3,595,000	1,248,000	4,265,000
Shareholders’ equity	3,333,271	3,487,667	2,477,621	2,867,156	2,776,108		4,074,213	2,981,168	3,683,079
Other financial data:
Capital expenditures	1,968,578	2,087,721	1,518,594	1,120,279	1,587,755	919,648	2,561	1,555,788	1,090,182
EBITDA(5)	2,124,280	988,282	97,622	1,220,298	882,927	150,614	(95,803)	1,006,224	(125,818)
Adjusted EBITDA (5)	2,165,013	1,976,336	1,575,773	1,329,907	1,268,157	340,241	106,902	890,708	568,024

(1)	Due to the economic downturn and deterioration of the real estate market, the obligors on two notes receivable defaulted on their respective notes, resulting in charges to impairment of $51.6 million in the fiscal year ended June 30, 2009.
(2)	The pretax loss from operations of discontinued business related to Canada was $1.2 million and $17,000 for the years ended June 30, 2010 and 2009, respectively. The pretax losses related to the North Sea operations were $15.0 million and $30.9 million for the years ended June 30, 2010 and 2009, respectively.
(3)	On August 28, 2008 the company sold Canadian assets, which represented the majority of oil and natural gas properties located in Canada, for a total sales price of $149.0 million, net of post-closing adjustments. The sale resulted in a gain of $56.7 million, net of post-closing adjustments and taxes. The Company closed its Calgary office and completed its withdrawal of all significant operations in Canada with this transaction. On May 15, 2009 all remaining oil and natural gas properties located in Canada were sold for a total sales price of $0.3 million, net of post-closing adjustments. This sale resulted in a loss of $5.1 million.
(4)	Includes $553.0 million aggregate principal amount of outstanding shareholder subordinated notes as of September 30, 2011, which were discharged as part of the consideration for the Gulf Coast and Offshore Reorganization.

(5)	EBITDA is defined by us as net income, plus interest expense, net, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA represents net income, plus interest expense, net, provision for income taxes and, depreciation, depletion and amortization, plus the adjustments set forth below. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as alternatives to cash flows from operating activities as measures of our liquidity. In addition, our measurement of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management believes that the presentation of EBITDA and Adjusted EBITDA provide useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. We will also use Adjusted EBITDA as a measure to calculate certain financial covenants related to our RBL Revolver and the Second Lien Term Loan and certain covenants in the indenture governing the notes. See “Description of Other Indebtedness” and “Description of Notes.”

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as a substitute for net income, cash flow or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

•

although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

The following table provides an unaudited reconciliation of net income to EBITDA and Adjusted EBITDA:

	Predecessor						Successor	Predecessor	Successor
	Year Ended June 30,					July 1, 2011 through December 21, 2011	From Inception (November 14, 2011 through December 31, 2011	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
(dollars in thousands)	2007	2008	2009	2010	2011
	(unaudited as restated)							(unaudited) (as restated)	(unaudited) (as restated and recast)

Net income (loss)	$1,241,636	$151,456	$(487,929)	$385,067	$205,688	$(118,963)	$(73,667)	$366,059	$(402,394)
Interest expense (income), net	4,205	22,727	26,903	38,560	23,512	12,161	—	14,123	(14)
Provision for income taxes	350,598	107,110	(351,631)	205,293	116,979	(85,188)	(40,369)	200,596	(220,508)
Depreciation, depletion and amortization	527,841	706,989	910,279	591,378	536,748	342,604	18,233	425,446	497,098

EBITDA	2,124,280	988,282	97,622	1,220,298	882,927	150,614	(95,803)	1,006,224	(125,818)
Adjustment for unrealized hedging (gains) losses	(13,546)	830,420	(1,166,169)	109,059	350,288	(93,758)	(12,795)	(117,266)	53,713
Adjustment for (gain) loss on short-term investment	625	(397)	(1,571)	(6,754)	(2,949)	(325)	—	1,750	—
Adjustment for non-cash stock compensation expense	53,654	158,031	69,875	7,304	37,891	—	—	—	18,976
Adjustment for acquisition related expenses	—	—	—	—	—	275,131	215,500	—	—
Adjustments for management and advisory fees paid to the Sponsor and other investors	—	—	—	—	—	—	—	—	15,000
Adjustment for fees paid for Sarbanes-Oxley Act of 2002 compliance	—	—	—	—	—	—	—	—	351
Non-cash loss on early extinguishment of debt	—	—	—	—	—	8,579	—	—	44,815
Provision to reduce carrying value of oil and natural gas properties	—	—	2,576,016	—	—	—	—	—	560,987

Adjusted EBITDA	$2,165,013	$1,976,336	$1,575,773	$1,329,907	$1,268,157	$340,241	$106,902	$890,708	$568,024

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis in conjunction with “Selected Historical Consolidated Financial Data” and the historical consolidated financial statements and related notes of the Company included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements that are based on management’s current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those contained in, or implied by, any forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this prospectus.

Basis of Presentation

The following discussion is intended to assist you in understanding our business and results of operations together with our present financial condition. As a result of the matters described below, certain comparisons between periods may be difficult or not possible.

•

On November 14, 2011, Samson Resources Corporation was formed for the purpose of acquiring all of the issued and outstanding common stock of the Predecessor, which occurred on December 21, 2011. The Acquisition was accounted for as a business combination and the assets and liabilities acquired were recorded at their estimated acquisition date fair value, impacting the comparability of the financial statements of Samson Resources Corporation with the financial statements of the Predecessor.

The Acquisition was accounted for as a business combination and the assets and liabilities acquired were recorded at their estimated acquisition date fair value. The acquired assets and liabilities were recorded using a different basis than what was previously recorded by the Predecessor, which impacts the comparability of the financial statements of Samson with the financial statements of the Predecessor.

The results of operations of Samson reflected in the Successor financial statements for the nine months ended September 30, 2012 do not include the Offshore and Gulf Coast operations of the Predecessor, whereas the results of operations of the Predecessor for the nine months ended September 30, 2011 and for all earlier periods presented include the Predecessor’s Offshore and Gulf Coast operations.

•

In January 2011, the Predecessor sold substantially all of its oil and natural gas properties located in the Permian Basin in two separate sales. The total sales price was approximately $468.1 million. No gain or loss was recorded. The transaction resulted in a decrease to the full cost pool and impacted the depletion rate.

•

The comparability of our Predecessor’s transitional period presented is impacted by the fact that the period from July 1, 2011 to December 21, 2011 (the “2011 transitional period”) presented includes 174 days, up to the Acquisition date of December 21, compared to the 184 days included in the 2010 transition period. For ease of discussion, the 174 day period is referred to as the six month 2011 period or the 2011 transitional period.

Overview

We are a private oil and natural gas company engaged in the development, exploration, acquisition and opportunistic divestiture of crude oil and natural gas properties. We operate oil and natural gas properties as one business and manage operations through distinct regions, which we defined primarily by geographic areas. We have approximately 2.9 million net acres leased, primarily located in our core areas of operations in the Rockies, Mid-Continent, and East Texas regions of the United States.

We derive substantially all of our revenues from the sale of natural gas, NGLs and crude oil that is produced through our interests in properties located onshore in the United States and related hedging activities. Unless otherwise stated, operating results for natural gas include NGLs. Natural gas and crude oil prices are volatile and are influenced by many factors outside of our control. To achieve more predictable cash flows and to reduce our exposure to downward price fluctuations for oil and natural gas, we use derivative instruments to economically hedge future sales prices on a significant portion of our crude oil and natural gas production. Our derivative financial instruments have historically included fixed price swap agreements, costless collars, and basis swaps.

Our financial and operating performance for the nine months ended September 30, 2012 included the following:

•	Total revenues of approximately $835.8 million, compared to approximately $1,322.4 million for the Predecessor nine months ended September 30, 2011.

•	Average daily production of 668,339 Mcfe/d, compared to 727,341 Mcfe/d for the Predecessor nine months ended September 30, 2011.

•	Impairment of $561.0 million was recognized. No impairment was recorded for the comparable Predecessor period.

•	Long-term debt increased $670.0 million during the nine months ended September 30, 2012. Proceeds were used primarily to fund our drilling and development programs.

•	Beginning in the third quarter of 2012, we designated a portion of our commodity hedging derivatives as cash flow hedges.

Our financial and operating performance for the period from inception (November 14, 2011) through December 31, 2011, for the Predecessor period from July 1, 2011 through December 21, 2011 and for the Predecessor year ended June 30, 2011 included the following:

•	Natural gas and oil sales of approximately $54.9 million, $838.7 million, and $1,302.7 million, respectively.

•	Average daily production of 714,400 Mcfe/d, 710,908 Mcfe/d, and 713,764 Mcfe/d, respectively.

Industry Trends and Uncertainties

Our performance is generally impacted by several factors, including:

•	the volatility of natural gas and oil prices;

•	transportation capacity constraints and interruptions;

•	the level of consumer demand and overall economic activity;

•	the competitiveness of alternative fuels;

•	weather conditions and the impact of weather-related events; and

•	government regulations and taxes.

Key Factors Affecting Our Results of Operations

Core Areas of Operations

We are concentrating drilling efforts and capital expenditures in our oil rich basins, including the Powder River, Green River and Williston basins. We completed our first horizontal well in Ft. Union in the Green River basin during the first quarter of 2012 and plan to aggressively drill in this play in the near future. We have identified liquids-rich sand plays in our East Texas region and oil plays in the Tonkawa and Mississippian formations in the Mid-Continent region, and anticipate increasing drilling locations in these plays.

We completed a total of 327 (101 net) wells during the nine months ended September 30, 2012. A total of 100 (66 net) of the wells completed in 2012 related to properties we operate and 227 of the completed wells (35 net) were associated with non-operated properties. We are actively drilling in our core areas of operations with a concentration in the Rockies, where approximately 55% of the total well completions during the nine- month period occurred. We expect our total capital expenditures, excluding capitalized interest and capitalized internal costs, for the fourth quarter of 2012 and fiscal 2013 to approximate $200.0 million and $758.5 million, respectively.

Commodity Prices

Our results of operations are heavily influenced by commodity prices. Commodity prices may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond our control. Our 2012 results continue to be impacted by lower realized prices.

As a result of continued low oil and natural gas prices, we recognized ceiling test write-downs during the nine months ended September 30, 2012. We capitalize the costs to acquire, find and develop our oil and natural gas properties under the full cost method of accounting for oil and natural gas activities. The net capitalized costs of our oil and natural gas properties may not exceed the present value, discounted at 10%, of estimated future net cash flows from proved reserves. The prices used to estimate future net cash flows is the unweighted average of natural gas and oil prices on the first day of each month within the 12-month period prior to the date the ceiling test is performed. If net capitalized costs of our oil and natural gas properties exceed this limit, we must charge the amount of the excess to earnings with a ceiling test impairment. We recorded ceiling test impairments totaling $561.0 million ($362.4 million after-tax) for the nine months ended September 30, 2012.

We have received a third party reserve report prepared as of December 31, 2012, which reflected total proved reserves of $2,760 million using pricing required by the SEC for ceiling test computations. Our proved reserves have decreased by approximately $817 million from the amount used in our September 30, 2012 ceiling test. Approximately $660 million of the decline related to our divestiture of properties in the Bakken that occurred in the fourth quarter of 2012. Our full cost pool will be reduced by the difference between the sales proceeds received of approximately $680 million and the carrying value of our unproved properties sold, which approximates $181 million. The reduction in the present value of our proved oil and gas reserves resulting from the sale of Bakken properties exceeds the expected reduction of our full cost pool. Consequently, the divestitures described above will have a negative impact to our ceiling test calculation for the fourth quarter of 2012. Based on the information summarized above, we believe it is probable that a full cost ceiling impairment will be recorded as a result of our fourth quarter 2012 ceiling test and the impairment expense may be material. For example, if all other inputs to the ceiling test remained constant, the factors described above would result in an additional after tax impairment of approximately $300 million at December 31, 2012.

Although a ceiling test impairment does not impact cash flows from operations, it does reduce our shareholders’ equity. Once recorded, a ceiling test impairment is not reversible at a later date even if oil and natural gas prices increase. Our future depletion rate will be lower than it otherwise would have been in the future as a result of the impairment charges recorded in 2012. Continued low or declining commodity prices, or other factors impacting our operations, could result in additional ceiling test impairments in subsequent periods.

For the remainder of 2012, we experienced low natural gas prices and continued weakness in NGLs realizations. A significant portion of our natural gas and oil volumes are hedged at prices that exceed the current market prices and we are well positioned to continue to execute our business strategy of developing regional resource plays at costs that generate attractive returns.

Derivative Financial Instruments

We utilize commodity-based derivative instruments to manage our exposure to changes in expected future cash flows from forecasted sales of crude oil, natural gas and NGLs attributable to commodity price risk. Although all of our derivative activity is designed to reduce our exposure to declining prices, we designated only a portion of our derivatives as cash flow hedges for accounting purposes beginning in the third quarter of 2012. Changes in the fair value of derivatives instruments not designated as accounting hedges are recognized as gains or losses in the earnings of the periods in which they occur, accordingly we believe this will result in future earnings that are more volatile. The effective portion of changes in fair values of our derivatives designated as cash flow hedges are recorded through other comprehensive income and do not impact net income until the underlying physical transaction settles.

The following table sets forth our open derivative positions as of September 30, 2012 for derivatives designated as cash flow hedging instruments:

	Natural Gas Fixed Price Swaps		Crude Oil Fixed Price Swaps		Natural Gas Basis Swaps
Period	Volume (MMBtu)	Weighted Average Price ($/MMBtu)	Volume (MBBls)	Weighted Average Price ($/BBls)	Volume (MMBtu)	Weighted Average Price ($/MMBtu)
Q4 2012	13,571	$3.62	230	$92.81	8,900	$0.30
Q1-Q4 2013	67,316	$3.63	913	$92.47	16,425	$0.18
Q1-Q4 2014	14,473	$4.07	913	$91.66	—	—
Q1-Q4 2015	13,184	$4.07	365	$91.30	—	—
Q1-Q4 2016	12,108	$4.07	—	—	—	—
Q1-Q4 2017	3,650	$3.93	—	—	—	—

The following table sets forth our net open derivative positions as of September 30, 2012 for derivatives not designated as accounting hedges:

	Natural Gas Fixed Price Swaps		Crude Oil Fixed Price Swaps		Natural Gas Basis Swaps
Period	Volume (MMBtu)	Weighted Average Price ($/MMBtu)	Volume (MBBls)	Weighted Average Price ($/BBls)	Volume (MMBtu)	Weighted Average Price ($/MMBtu)
Q4 2012	12,966	$4.22	1,334	$90.34	920	$0.63
Q1-Q4 2013	51,803	$3.76	5,751	$91.59	—	—
Q1-Q4 2014	58,273	$4.06	4,745	$91.23	—	—
Q1-Q4 2015	20,484	$3.99	913	92.83	—	—
Q1-Q4 2016	19,428	$3.99	—	—	—	—
Q1-Q4 2017	10,950	$3.92	—	—	—	—

	Ethane Fixed Price Swaps		Propane Fixed Price Swaps		Natural Gasoline Fixed Price Swaps
Period	Volume (Tgal)	Weighted Average Price ($/Tgal)	Volume (Tgal)	Weighted Average Price ($/Tgal)	Volume (Tgal)	Weighted Average Price ($/Tgal)
Q4 2012	6,762	$0.36	6,955	$0.90	1,932	$2.22
Q1-Q4 2013	19,163	$0.41	21,462	$1.03	7,665	$2.10

Source of Our Revenues

We derive substantially all of our revenues from the sale of natural gas and crude oil that is produced through our interests in properties located onshore in the United States and related hedging activities. Natural gas and crude oil prices are volatile and are influenced by many factors outside of our control. To achieve more predictable cash flows and to reduce our exposure to downward price fluctuations for oil and natural gas, we use derivative instruments as discussed above. Our derivative financial instruments have historically included fixed price swap agreements and basis swaps. The fair value of these derivatives was a net liability of $52.7 million at September 30, 2012. We expect continued volatility in the fair value of these derivative contracts.

Principal Components of Our Cost Structure

Oil and Natural Gas Production Costs. These are costs incurred in extracting oil or natural gas from our reserves. Oil and natural gas production costs include direct operating expenses, which include lease operating expenses and compensation expenses for all field personnel, production and ad valorem taxes and workover expenses.

Depreciation, Depletion and Amortization (“DD&A”) of Oil and Natural Gas Properties. This includes the depletion of costs related to the acquisition of property or property mineral rights and the amortization of intangible drilling costs incurred with developing our reserves.

Depreciation and Amortization of Other Property and Equipment. This is calculated using the straight-line method over the estimated useful lives of other property and equipment ranging for periods from three to 32 years, as applicable.

General and Administrative. These costs include compensation expenses, office expenses and other expenses for all office personnel, but exclude internal costs capitalized to our oil and natural gas properties.

Impairment. We evaluate the impairment of our proved natural gas and oil properties on a company-level basis. Property impairment charges result from the application of the ceiling test under the full cost accounting rules, which we are required to calculate on a quarterly basis. The ceiling test requires that a non-cash impairment charge be taken to reduce the carrying value of natural gas and oil properties if the carrying value exceeds a defined cost-center ceiling. Because current commodity prices, and related calculations of the discounted present value of reserves, are significant factors in the full cost ceiling test, impairment charges may result from declines in natural gas and oil prices.

Interest Expense. This expense includes interest payments paid on bank and insurance company loans, interest on notes payable to shareholders, amortization of loan commitment and other fees, and interest accrued for royalty owners and taxing authorities, but excludes interest expenses capitalized to our natural gas and oil properties. We have financed and expect to finance a portion of our working capital requirements and acquisitions with borrowings under the RBL Revolver. As a result, we have and will continue to incur interest expense that is affected by the level of drilling, completion and acquisition activities, as well as fluctuations in interest rates and our financing decisions. We will likely continue to incur significant interest expense as we continue to grow. From time to time, we have engaged in the activity of entering into interest rate swaps to manage our exposure to interest rate fluctuations.

Recent Developments

On December 11, 2012, we announced the retirement of our President, Chief Executive Officer and Director, David Adams, effective December 31, 2012. We also announced that we were (i) closing our Midland, Texas office resulting in a severance of all employees located in Midland, Texas and all field or field operations employees assigned to the Permian region and (ii) undertaking an overall reduction in force that impacted about 10% of our workforce (inclusive of Midland/Permian).

As a result of the workforce reduction, we currently estimate that we will record restructuring charges of approximately $47.0 million, which are expected to be recorded primarily in the fourth quarter of 2012. Our estimated restructuring charges are based on a number of assumptions. Actual results may differ materially from our expectations and additional charges not currently expected may be incurred in connection with, or as a result of, these reductions.

On December 20, 2012 we closed two sales of properties in the Williston Basin for total consideration of $680.0 million. The net sales proceeds were reflected as a reduction of oil and gas properties, with no gain or loss recognized.

We have not yet completed our impairment evaluations for the fourth quarter of 2012. Our annual impairment review of our unevaluated property value is ongoing and we expect to complete our review in March 2013. Consequently, we do not know the amount (if any) of value associated with impaired unevaluated properties that will be transferred to our full cost pool and subject to the ceiling test limitation. In addition, we have not completed other work necessary to estimate or project what (if any) impairment may be recorded as a result of our December 31, 2012 ceiling test.

We have received a third party reserve report from Netherland Sewell & Associates, Inc. prepared as of December 31, 2012, which reflected total proved reserves of $2,760 million using pricing required by the SEC for ceiling test computations. Our proved reserves have decreased by approximately $817 million from the amount used in our September 30, 2012 ceiling test. Approximately $660 million of the decline related to our divestiture of properties in the Bakken that occurred in the fourth quarter of 2012. Our full cost pool will be reduced by the difference between the sales proceeds received of approximately $680 million and the carrying value of our unproved properties sold, which approximates $181 million. The reduction in the present value of our proved oil and gas reserves resulting from the sale of the Bakken properties exceeds the expected reduction of our full cost pool. Consequently, the divestitures described above will have a negative impact to our ceiling test calculation for the fourth quarter of 2012. Based on the information summarized above, we believe it is probable that a full cost ceiling impairment will be recorded as a result of our fourth quarter 2012 ceiling test and the impairment expense may be material. For example, if all other inputs to the ceiling test remained constant, the factors described above would result in an additional after tax impairment of approximately $300 million at December 31, 2012.

Results of Operations

Successor Nine Months Ended September 30, 2012 Compared to Predecessor Nine Months Ended September 30, 2011

The following table sets forth selected operating data of the Successor and Predecessor for the nine months ended September 30, 2012 and September 30, 2011, respectively (in thousands, except production data).

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(as restated and recast)	(as restated)
Revenues
Natural gas and natural gas liquids sales	$388,320	$775,752
Crude oil sales	381,376	369,689
Commodity derivatives	66,123	176,947

Total Revenue	835,819	1,322,388
Operating expenses
Lease operating	170,048	144,752
Production and ad valorem taxes	62,965	79,198
Depreciation, depletion and amortization	497,098	425,446
Impairment	560,987	—
Related party management fee	15,000	—
General and administrative	112,618	105,760

Total operating costs	1,418,716	755,156
Interest income (expense), net of capitalization	14	(14,123)
Other income	4,796	13,546
Loss on early extinguishment of debt	(44,815)	—
Income tax provision (benefit)	(220,508)	200,596

Net income (loss)	$(402,394)	$366,059

Production data:
Gas (Bcf)(a)	155.1	173.8
Oil (MMBbl)	4.6	4.1
Net Production (Bcfe) (b)	182.5	198.6
Production/day:
Gas mcf/d (a)	567,972	636,505
Oil B/d	16,728	15,139
Mcfe per day (b)	668,339	727,341
Price (before the effects of hedges):
Gas ($ per Mcf)	$2.50	$4.46
Oil ($ per barrel)	83.50	89.45
Combined production ($ per Mcfe)	4.22	5.77
Price (after the effects of hedges):
Gas ($ per Mcf)	$3.36	$4.96
Oil ($ per barrel)	80.71	83.03
Combined production ($ per Mcfe)	4.86	6.07

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(as restated and recast)	(as restated)
Average unit cost per combined production ($ per Mcfe):
Production costs:
Lease operating expense	$0.93	$0.73
Production taxes	0.35	0.40

Total	$1.28	$1.13

Depreciation, depletion and amortization	$2.72	$2.14
General and administrative expenses, net	$0.62	$0.53
Related party management fee	$0.08	$—

(a)	Natural gas volumes and prices include natural gas liquids for the periods presented.
(b)	Oil is converted to Mcfe using the industry standard conversion rate of one barrel of oil to six thousand cubic feet of natural gas.

Oil and natural gas revenues. Oil and natural gas revenue was $769.7 million for the nine months ended September 30, 2012, a decrease of $375.7 million, or approximately 33%, from the $1,145.4 million of oil and natural gas revenues recorded for the Predecessor for the nine months ended September 30, 2011. This decrease resulted primarily from worsening commodity prices during 2012 and decreases in production due to both the Gulf Coast and Offshore assets which were retained by the former shareholders of the Predecessor as part of the Acquisition and the cessation of new natural gas drilling during 2012. Offsetting these factors was increased crude oil production volumes, primarily in the Rockies region, during 2012. Specific factors affecting commodity revenues include the following:

•

Total natural gas production was 155.1 Bcf for the nine months ended September 30, 2012, a decrease of 18.7 Bcf, or approximately 11%, from 173.8 Bcf for the Predecessor’s nine months ended September 30, 2011. The absence of natural gas production related to the Gulf Coast and Offshore assets contributes 13.34 Bcf to the total decrease in natural gas production volumes during the period. The remaining decrease in natural gas production volumes was attributable to natural declines in production in existing fields and the cessation of new natural gas drilling, reflecting our shift towards oil and NGLs production streams.

•

Average realized natural gas price (excluding the effects of derivative activities) was $2.50 per Mcf during the nine months ended September 30, 2012, a decrease of approximately 44% from $4.46 per Mcf realized by the Predecessor during the nine months ended September 30, 2011.

•

Total oil production was 4.6 MMBbls for the nine months ended September 30, 2012, an increase of 0.5 MMBbls, or approximately 12%, from 4.1 MMBbls for the Predecessor’s nine months ended September 30, 2011. The increase in production volumes was attributable to our oil-intensive drilling program, with an increase of 450 producing wells (134 net) between September 30, 2011 and September 30, 2012. Increased production volumes from new wells were partially offset by a decrease of 1.0 MMBbls of crude oil production related to the Gulf Coast and Offshore assets not acquired by the Successor as part of the Acquisition.

•

Average realized oil price (excluding the effects of derivative activities) was $83.50 per Bbl during the nine months ended September 30, 2012, a decrease of approximately 7% from $89.45 per Bbl realized by the Predecessor during the nine months ended September 30, 2011.

Effect of cash flow hedges on revenues. Beginning in the third quarter of 2012, we designated a portion of our commodity hedging derivative portfolio as cash flow hedges. Changes in the fair value of derivatives designated as cash flow hedges are transferred into earnings in the period in which the hedged transaction occurs. The impact to revenue during the third quarter of 2012 related to the change in fair value of cash flow hedges for production which occurred was $5.3 million. Additionally, a loss of $1.2 million was recognized in commodity derivatives due to ineffectiveness in our cash flow hedges.

Gain on derivatives not designated as accounting hedges. Our earnings are affected by the changes in value of our derivatives portfolio which can be volatile. To the extent the future commodity price outlook declines between measurement periods, we will have mark-to-market gains, while to the extent future commodity price outlook increases between measurement periods, we will have mark-to-market losses. For the nine months ended September 30, 2012 the fair value of our derivatives not designated as accounting hedges decreased by $44.0 million, of which $81.0 million was a mark-to-market gain and $125.0 million related to cash settlements. The Predecessor recognized a $117.2 million gain in derivatives not designated as accounting hedges for the comparable period in 2011, comprised of a $176.9 million mark-to-market gain, offset by net cash settlements of $59.7 million.

Operating Expenses

Among the cost components of production expenses, we have some control over lease operating expenses and workover costs on properties we operate, but production and ad valorem taxes are directly related to volume and commodity price changes, but can also be affected by credits received.

Lease operating expenses. Lease operating expenses were $170.0 million, or $0.93 per Mcfe, for the nine months ended September 30, 2012 and $144.8 million, or $0.73 per Mcfe, for the Predecessor nine months ended September 30, 2011. A major contributor to the increase in lease operating expense during 2012 related to $31.0 million of net proceeds related to hurricane reimbursements which were netted against lease operating expense in 2011. The increase in lease operating expenses was also attributable to higher levels of drilling and operating activity in the Rockies, Mid-Continent and East Texas regions, reflecting the higher operating costs associated with oil production as compared to natural gas production. For the nine months ended September 30, 2012, a total of 324 new wells (95 net) were drilled (91 operated wells (61 net) and 233 non-operated wells (34 net)). Workover expenses were approximately $22.3 million for the Successor and $39.9 million for the Predecessor for the nine months ended September 30, 2012 and 2011, respectively. The decrease in workover expense was attributable to the absence of workover expense related to the Gulf Coast and Offshore assets in 2012.

Production and ad valorem taxes. Production taxes per unit of production were $0.35 per Mcfe during the nine months ended September 30, 2012, a decrease of approximately 13% from $0.40 per Mcfe during the nine months ended September 30, 2011. The decrease was directly related to the decrease in commodity prices and revenue. Over the same period, our per Mcfe prices (excluding the effects of derivatives) decreased approximately 27%.

Depreciation, depletion and amortization expense. DD&A expense was $497.1 million for the nine months ended September 30, 2012, an increase of $71.7 million, or approximately 17%, from $425.4 million for the Predecessor’s nine months ended September 30, 2011. On a per unit basis, DD&A expense was $2.72 per Mcfe and $2.14 per Mcfe for the same periods, respectively. The increase in depletion expense was primarily due to the higher per unit rate resulting from the increase in the estimated completion costs associated with our proved undeveloped reserves. In addition, the Acquisition and interest capitalized on related borrowings have resulted in large increases in value reflected for our costs not subject to amortization. As we develop our oil and natural gas properties, or impair our unevaluated costs, increases to our depletion base occur. Additionally, our shift towards focusing a capital program on oil rich resources has resulted in additional costs to be depleted, increasing the rate.

Impairment. Our net book value for our oil and natural gas properties exceeded the ceiling amount and an impairment expense of $561.0 million for the nine months ended September 30, 2012 was recorded to reduce the carrying value of oil and natural gas properties. No impairments were required for the comparable Predecessor periods in 2011.

Management fee. We pay a quarterly management fee of $5.0 million to our private equity sponsors beginning in 2012 for a year-to-date impact of $15.0 million.

General and administrative expenses. General and administrative expenses were approximately $112.6 million for the nine months ended September 30, 2012, an increase of $6.8 million, or approximately 6%, from $105.8 million for the Predecessor’s nine months ended September 30, 2011. On a per unit basis, G&A expenses were $0.62 per Mcfe and $0.53 per Mcfe for the same periods, respectively. Drivers to the increase in general and administrative expenses in 2012 include transition costs unique to the Successor such as consulting fees related to the implementation of new ERP software, business reorganization and the Sarbanes-Oxley Act 2002 compliance effort. Additionally, non-cash compensation expense related to our stock options awarded to employees contributed to the increase in general and administrative expenses. We recorded $19.0 million of expense related to our stock option plans for the nine months ended September 30, 2012 compared to expense of $17.1 million recorded in the comparable 2011 period related to the stock appreciation rights of the Predecessor.

Interest expense. We incurred interest cost of $219.0 million for the nine months ended September 30, 2012, an increase of $154.4 million from the $64.6 million incurred by the Predecessor for the nine months ended September 30, 2011. The increase in interest cost was the result of increased debt balances outstanding in 2012 as well as higher average weighted interest rates on the Successor’s borrowings as compared to the Predecessor. Offsetting the increase in gross interest cost incurred was the higher amounts of interest cost capitalized in 2012. During the nine months ended September 30, 2012, our significant unevaluated costs required us to capitalize all interest cost incurred, compared to only $49.9 million capitalized for the Predecessor during the comparable period.

Loss on early extinguishment of debt. During the nine months ended September 30, 2012, we recorded a non-cash expense of approximately $44.8 million related to the early payment of the Bridge Facility with proceeds from the notes issued in February 2012.

Income tax provisions. We recognized an income tax benefit of $220.5 million for the nine month period ended September 30, 2012, compared to the Predecessor’s income tax expense of $200.6 million for the nine months ended September 30, 2011, reflecting the change in pre-tax income (loss) for the period. The effective income tax rate for both the Successor and the Predecessor’s three months ended September 30, 2012 and 2011 was approximately 35%.

2011 Transitional Period

The following table sets forth selected operating data of the Successor and Predecessor for the periods indicated (in thousands, except production data).

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011(c)	July 1, 2011 through December 21, 2011	Six Months Ended December 31, 2010
			(unaudited)
Revenues
Natural gas and natural gas liquids sales	$20,932	$439,894	$459,572
Crude oil sales	15,473	241,100	196,718
Commodity derivatives	18,496	157,726	(47,482)

Total Revenue	54,901	838,720	608,808
Operating expenses
Lease operating	5,320	121,834	124,379
Production and ad valorem taxes	3,537	60,591	52,626
Depreciation, depletion and amortization	18,233	342,604	262,572
General and administrative	142,780	437,511	57,502

Total operating costs	169,870	962,540	497,079
Interest expense, net of capitalization	—	(12,161)	(17,303)
Other income	933	9,243	1,631
Loss on early extinguishment of debt	—	(77,413)	—
Income tax (benefit) provision	(40,369)	(85,188)	38,423

Net income (loss)	$(73,667)	$(118,963)	$57,634

Production data:
Gas (Bcf) (a)	6.1	107.3	114.3
Oil (MMBbl)	0.2	2.7	2.5
Net Production (Bcfe) (b)	7.1	123.7	129.4
Production/day:
Gas mcf/d (a)	610,600	616,908	621,125
Oil B/d	17,300	15,667	13,663
Mcfe per day (b)	714,400	710,908	703,103
Price (before the effects of hedges):
Gas ($ per Mcf)	$3.43	$4.10	4.02
Oil ($ per barrel)	89.44	88.44	78.25
Combined production ($ per Mcfe)	5.10	5.51	5.07
Price (after the effects of hedges):
Gas ($ per Mcf)	$4.55	$4.76	$5.59
Oil ($ per barrel)	82.95	85.73	81.50
Combined production ($ per Mcfe)	5.89	6.02	6.52
Average unit cost per combined production ($ per Mcfe):
Production costs:
Lease operating expense	$0.75	$0.98	$0.96
Production taxes	0.50	0.49	0.41

Total	$1.25	$1.47	$1.37

Depreciation, depletion and amortization	$2.57	$2.77	$2.03
General and administrative expenses, net	$20.11	$3.54	$0.44

(a)	Natural gas volumes and prices include natural gas liquids for the periods presented.

(b)	Oil is converted to Mcfe using the industry standard conversion rate of one barrel of oil to six thousand cubic feet of natural gas.
(c)	This period includes Acquisition related costs incurred prior to December 21, 2011.

Successor’s Results of Operations (ten-day period)

We completed the Acquisition on December 21, 2011. As a result, information for the Successor period shown in the table above includes production volumes and production related revenues and expenses for the ten day period from December 22, 2011 to December 31, 2011, excluding production related to the Gulf Coast and Offshore assets.

Oil and natural gas revenues. Oil and natural gas revenue of $36.4 million for the ten-day period was comprised of sales of natural gas of $20.9 million and sales of crude oil of $15.5 million. Production for the ten-day period was 714.4 Mcfe a day, consistent with production of the Predecessor immediately preceding the sale.

Gain/loss on derivatives. Our earnings are affected by the changes in value of our derivatives portfolio, which can be volatile. To the extent the future commodity price outlook declines between measurement periods, we have mark-to-market gains, while to the extent future commodity price outlook increases between measurement periods, we have mark-to-market losses. For the ten-day period from December 22, 2011 through December 31, 2011, the fair value of our derivatives increased by $18.5 million, of which $12.8 million was a mark-to-market gain and $5.7 million related to cash settlements.

Operating Expenses

As stated above, we completed the Acquisition on December 21, 2011. As a result, the table above shows production related expenses (such as lease operating expenses, production and ad valorem taxes and depletion, depreciation and amortization) for the Successor for the ten-day period from December 22, 2011 to December 31, 2011. Certain expenses, however, related to the Acquisition (included in general and administrative expenses) were incurred from the period of inception (November 14, 2011), for the Successor through December 31, 2011.

Lease operating expenses. We incurred lease operating expenses of $5.3 million or $0.75 per Mcfe for the ten day period following the Acquisition. The decrease in the per unit rate is mostly related to the timing of expenses incurred during the ten day Successor period.

Production and ad valorem taxes. We incurred production and ad valorem taxes of $3.5 million or $0.50 per Mcfe for the ten day period following the Acquisition. The per unit rate is consistent with the per unit rate incurred by the Predecessor for the period immediately preceding the Acquisition.

Depreciation, depletion and amortization expense. Our DD&A expenses for the ten day period was $18.2 million, or $2.57 per Mcfe. The decrease in the per Mcfe rate for the Successor as compared to that of the Predecessor for the period immediately preceding the Acquisition is due to the revaluation of the oil and natural gas properties at fair value during the business combination, resulting in a lower depletion base following the Acquisition.

General and administrative expenses. We incurred $142.8 million in general and administrative expenses from inception (November 14, 2011) through December 31, 2011. We incurred $137.4 million of expenses related to the Acquisition or related activities.

Interest expense. Interest cost of $7.7 million was incurred, related to our $3,595.0 million of long-term debt, all of which was capitalized.

Income tax provision. We recognized an income tax benefit of $40.4 million for the period ending December 31, 2011, resulting in an effective tax rate of 35%.

Predecessor’s Results of Operations—Period from July 1, 2011 Through December 21, 2011 Compared to the Six Months Ended December 31, 2010

The comparability of our Predecessor’s results of operations among the periods presented is impacted by the fact that the 2011 transition period presented includes 174 days, up to the Acquisition date of December 21, 2011 compared to the 184 days included in the 2010 transition period. For ease of discussion, the 174 day period is referred to as the six month 2011 period or the 2011 transition period.

Oil and natural gas revenues. Oil and natural gas revenue was $681.0 million for the 2011 transition period, an increase of $24.7 million, or approximately 4% from the $656.3 million of oil and natural gas revenues recorded for the six months ended December 31, 2010. This increase in sales resulted primarily from increased crude oil production coupled with increasing crude oil prices during the period. Specific factors affecting commodity revenues include the following:

•

Total natural gas production was 107.3 Bcf for the period ending December 21, 2011, a decrease of 7 Bcf, or 6%, from 114.3 Bcf for the comparable period in 2010. Gas production between the two periods was steady with daily production of 616,908 Mcfe/day for the 2011 transition period compared to 621,125 Mcfe/day for the 2010 six month period. The 0.7% decrease in volumes is mostly due to the ten fewer days of production in the 2011 comparable period.

•

Average realized natural gas price (excluding the effects of derivative activities) was $4.10 per Mcf during the transition period ending December 21, 2011, an increase of approximately 2% from the $4.02 per Mcf realized during the six months ended December 31, 2010.

•

Total oil production was 2.7 MMBbl for the 2011 transition period, an increase of 0.2 MMBbl, or approximately 8% from 2.5 MMBbl for the six months ending December 31, 2010. Daily oil production increased approximately 15% in 2011, from 13.7 thousand barrels of oil per day to 15.7 thousand barrels of oil per day, consistent with our focus to concentrate on oil rich production areas.

•

Average realized crude oil prices (excluding the effects of derivative activities) was $88.44 per Bbl during the period ending December 31, 2011, an increase of approximately 13% from the $78.25 per Bbl realized during the comparable period in 2010.

Gain/loss on derivatives. The Predecessor’s earnings were affected by the changes in value of their derivatives portfolio, which could be volatile. To the extent the future commodity price outlook declined between measurement periods, the Predecessor recognized a mark-to-market gain, while to the extent future commodity price outlook increased between measurement periods, a mark-to-market loss was recorded by the Predecessor. During the transition period in 2011, the fair value of our derivatives increased by $157.7 million, of which $93.7 million was a mark-to-market gain and $64.0 million related to cash settlements. In comparison, the Predecessor recognized a $47.5 million loss in derivatives for the comparable period in 2010, comprised of a $235.0 million mark-to-market loss, offset by net cash settlements of $187.5 million.

Operating Expenses

Among the cost components of production expenses, the Predecessor had varying levels of control over lease operating expenses and workover costs on operated properties. Production and ad valorem taxes, in contrast, are directly related to changes in revenues.

Lease operating expenses. Lease operating expenses were $121.8 million, or $0.98 per Mcfe for the 2011 transition period ending December 21, 2011 and $124.4 million, or $0.96 per Mcfe for the comparable six month period in 2010. Considering the small decrease in production volume between the two periods, the per unit rates remained consistent.

Production and ad valorem taxes. Production and ad valorem taxes per unit of production were $0.49 per Mcfe for the period ending December 21, 2011, an increase on a per unit basis of approximately 20% from $0.41 per Mcfe for the six months ended December 31, 2010. This increase is directly related to both the approximately 13% increase in realized oil prices between the two periods, as well as the proportional increase in oil production as a component of total combined production.

Depreciation, depletion and amortization expense. DD&A expense was $342.6 million for the 2011 transitional period, an increase of $80.0 million, or approximately 30% from $262.6 million for the comparable period in 2010. On a per unit basis, DD&A expense was $2.77 per Mcfe and $2.03 per Mcfe for the same periods, respectively. The increase in the DD&A rate is primarily a result of the Predecessor’s shift towards focusing their capital program on oil rich resources which are more capital intensive in costs than related natural gas production.

General and administrative expenses. General and administrative expenses were $437.5 million, or $3.54 per Mcfe for the Predecessor’s transitional period of July 1, 2011 through December 21, 2011, a significant increase from the $57.5 million, or $0.44 per Mcfe recorded in general and administrative expenses for the six months ended December 31, 2010. The primary contributors to this increase are charges of $275.1 million related to the vesting and tendering of all stock appreciation rights of the Predecessor in contemplation of the Acquisition and $78.1 million of success bonuses paid to employees of the Predecessor upon completion of the Acquisition. Also impacting the increasing G&A rate was the decrease of $44.7 million of direct internal costs capitalized to the full cost pool for the 2011 period.

Interest expense. Interest cost of $39.2 million related primarily to the long-term debt incurred for the Predecessor for the transitional period in 2011, of which $27.0 million was capitalized. In comparison, $39.5 million in interest costs were incurred for the comparable six month period in 2010, of which $21.7 million was capitalized.

Loss on early extinguishment of debt. During the 2011 transition period, the Predecessor recorded loss of approximately $77.4 million related to the early payment of the existing long-term debt, including a $68.8 million make-whole premium, prior to the completion of the Acquisition.

Income tax provisions. The Predecessor recognized an income tax benefit of $85.2 million for the 2011 transitional period of July 1, 2011 through December 21, 2011, compared to the Predecessor’s income tax expense of $38.4 million for the comparable period in 2010, reflecting the change in pre-tax income (loss) between the periods. The effective income tax rate for the Predecessor’s 2011 transition period was 42%, reflecting state tax adjustments that were recognized during the period. The effective income tax rate for the comparable period in 2010 was 40%.

Year Over Year Analysis

The following table sets forth selected operating data of the Predecessor for the fiscal years ending June 30, 2011, 2010 and 2009 (in thousands, except production data).

	Predecessor
	Year Ended June 30, 2011	Year Ended June 30, 2010	Year Ended June 30, 2009
Revenues
Natural gas and natural gas liquids sales	$983,079	$995,563	$1,296,464
Crude oil sales	446,508	406,666	334,455
Commodity derivatives	(126,874)	256,950	1,413,148

Total Revenue	1,302,713	1,659,179	3,044,067
Operating expenses
Lease operating	208,787	226,172	260,997
Production and ad valorem taxes	107,144	98,122	103,848
Depreciation, depletion and amortization	536,748	591,378	910,279
Impairment	—	—	2,576,016
General and administrative	144,975	101,872	37,309
Insurance proceeds	(30,900)	—	—

Total operating expenses	966,754	1,017,544	3,888,449
Interest expense, net of capitalization	(23,512)	(38,560)	(26,903)
Other income	10,220	3,425	10,933
Income tax provision (benefit)	116,979	205,293	(351,631)

Net income (loss)	$205,688	$401,207	$(508,721)

Production data:
Gas (Bcf) (a)	229.2	226.0	241.8
Oil (MMBbl)	5.2	5.7	5.3
Net Production (Bcfe) (b)	260.5	260.1	273.8
Production/day:
Gas mcf/d (a)	628,071	619,085	662,578
Oil B/d	14,282	15,597	14,600
Mcfe per day (b)	713,764	712,668	750,178
Price (before the effects of hedges):
Gas ($ per Mcf)	$4.29	$4.41	$5.36
Oil ($ per barrel)	85.65	71.43	62.76
Combined production ($ per Mcfe)	5.49	5.39	5.96
Price (after the effects of hedges):
Gas ($ per Mcf)	$5.33	$5.98	$6.37
Oil ($ per barrel)	82.63	73.24	63.21
Combined production ($ per Mcfe)	6.35	6.80	6.86
Average unit cost per combined production ($ per Mcfe):
Production costs:
Lease operating expense	$0.80	$0.87	$0.95
Production taxes	0.41	0.38	0.38

Total	$1.21	$1.25	$1.33

Depreciation, depletion and amortization	$2.06	$2.27	$3.32
General and administrative expenses, net	$0.56	$0.39	$0.14

(a)	Natural gas volumes and prices include natural gas liquids for the periods presented.

(b)	Oil is converted to Mcfe using the industry standard conversion rate of one barrel of oil to six thousand cubic feet of natural gas.

Year Ended June 30, 2011 Compared to the Year Ended June 30, 2010

Oil and natural gas revenues. Oil and natural gas revenue was $1,429.6 million for the year ended June 30, 2011, an increase of $27.4 million, or approximately 2% from the $1,402.2 million of oil and natural gas revenues recognized for the year ended June 30, 2010. Specific factors affecting commodity sales include the following:

•

Total natural gas production was 229.2 Bcf for the year ended June 30, 2011, an increase of 3.2 Bcf, or approximately 1.5% from 226.0 Bcf for the year ended June 30, 2010. The small increase in natural gas volumes sold was primarily due to production from new wells which offset normal production declines and the decrease in production related to the Predecessor’s Permian and Offshore shelf divestitures.

•

Average realized natural gas price (excluding the effects of derivative activities) was $4.29 per Mcf for the year ended June 30, 2011, a decrease of approximately 3% from $4.41 per Mcf realized during the year ended June 30, 2010.

•

Total oil production was 5.2 MMBbl for the year ended June 30, 2011, a decrease of 0.5 MMBbl, or approximately 9% from 5.7 MMBbls for the year ended June 30, 2010. The decrease in volumes of oil sold is due to the divestitures of oil wells in both the Permian Basin and the Offshore shelf subsequent to June 30, 2010.

•

Average realized oil price (excluding the effects of derivative activities) was $85.65 per Bbl for the year ended June 30, 2011, an increase of approximately 20% from $71.43 per Bbl realized during the year ended June 30, 2010, reflecting increased market prices.

Gain/loss on derivatives not designated as hedges. The Predecessor’s earnings were affected by the changes in value of our derivatives portfolio, which could be volatile. To the extent the future commodity price outlook declined between measurement periods, the Predecessor recognized mark-to-market gains, while to the extent future commodity price outlook increases between measurement periods, the Predecessor recognized mark-to-market losses. For the year ended June 30, 2011, the fair value of the Predecessor’s derivatives decreased by $126.9 million, of which $350.3 million was a mark-to-market loss and $223.4 million related to cash settlements. In comparison, the Predecessor recognized a $257.0 million gain in derivatives for the comparable period in 2010, comprised of a $109.0 million mark-to-market loss, offset by net cash settlements of $366.0 million.

Operating Expenses. Among the cost components of production expenses, the Predecessor had varying levels of control over lease operating expenses and workover costs on operated properties, however, production and ad valorem taxes are directly related to changes in revenues.

Lease operating expenses. Lease operating expenses were $208.8 million for the year ended June 30, 2011 and $226.2 million for the year ended June 30, 2010, a decrease of $17.4 million, or approximately 8%. On a per unit basis, lease operating expenses were $0.80 per Mcfe and $0.87 per Mcfe for the same periods, respectively. The decrease in lease operating expenses reflects primarily an increase of $19.1 million in workover expenses.

Production and ad valorem taxes. Production taxes per unit of production were $0.41 per Mcfe during the year ended June 30, 2011, an increase of approximately 9% from $0.38 per Mcfe for the Predecessor during the year ended June 30, 2010. The increase in production taxes was directly related to the increase in realized oil prices, as well as the divestiture of oil wells in the Permian and Offshore shelf during fiscal year 2011. The Permian wells were subject to lower state taxes resulting in a higher per unit expense.

Depreciation, depletion and amortization expense. DD&A expense was $536.7 million for the year ended June 30, 2011, a decrease of $54.6 million, or approximately 9% from $591.4 million for the year ended June 30, 2010. On a per unit basis, DD&A expense was $2.06 per Mcfe and $2.27 per Mcfe for the same periods, respectively. The decrease in the DD&A rate was primarily related to upward revisions in the estimates of remaining reserves due to increased pricing used to calculate existing reserves.

General and administrative expenses. G&A expenses were $145.0 million for the year ended June 30, 2011, an increase of $43.1 million, or approximately 42% from $101.9 million for the year ended June 30, 2010. On a per unit basis, G&A expenses were $0.56 per Mcfe and $0.39 per Mcfe for the same periods, respectively. This increase was driven primarily by increased employee-related expenses, including a $39.3 million increase in accrued stock appreciation rights, which were based on the Predecessor’s performance according to defined formulas, and a $17.6 million increase in salaries, wages and bonuses. During fiscal years 2011 and 2010, the Predecessor capitalized $79.5 million and $35.8 million of direct costs to the full cost pool.

Interest expense. Interest costs of $83.9 million in fiscal year 2011 as compared to $69.2 million in fiscal year 2010 reflects an increase in the amortization of debt issuance fees and increases in interest on direct bank loans in 2011, offset by an increase in the amount capitalized from $35.7 million in 2010 to $55.1 million in 2011.

Income tax provisions. We recognized income tax expense of $117.0 million for the year ended June 30, 2011, compared to $205.3 million for the year ended June 30, 2010, reflecting the change in pre-tax income between the periods. The Predecessor’s effective income tax rates for fiscal years 2011 and 2010 were 36% and 35%, respectively.

Discontinued operations. In 2010, the Predecessor recorded a loss from operations of discontinued businesses of $16.1 million related to its discontinued North Sea operations.

Year Ended June 30, 2010 Compared to the Year Ended June 30, 2009

Oil and natural gas revenues. Oil and natural gas revenue was $1,402.2 million for the year ended June 30, 2010, a decrease of $228.7 million, or approximately 14% from the $1,630.9 million of oil and natural gas revenues recorded for the fiscal year 2009. This decrease resulted primarily from decreases in volumes of natural gas sold, coupled with lower realized natural gas prices in fiscal year 2010 as compared to 2009. Decreases related to natural gas production were offset by increases in both the Predecessor’s crude oil production and the realized crude oil prices between the periods. Specific factors affecting commodity revenues include the following:

•

Total natural gas production was 226.0 Bcf for the year ended June 30, 2010, a decrease of 15.8 Bcf, or approximately 7% from 241.8 Bcf for the year ended June 30, 2009. Decreased production volumes were the result of reduced natural gas drilling activity for the Predecessor as natural gas prices fell.

•

Average realized natural gas price (excluding the effects of derivative activities) was $4.41 per Mcf during fiscal year 2010, a decrease of approximately 18% from $5.36 per Mcf realized during fiscal year 2009. The Predecessor’s historical natural gas prices were higher than the related NYMEX prices primarily due to the value of NGLs in the liquids-rich natural gas stream. The decrease in realized natural gas prices between the two periods reflects the broad deterioration in natural gas prices in the market during the period.

•

Total oil production was 5.7 MMBbl for the year ended June 30, 2010, an increase of 0.4 MMBbl, or approximately 8% from 5.3 MMBbl for the year ended June 30, 2009. The increase in oil production is primarily related to an increase in oil sales from three significant wells in the gulf coast.

•

Average realized oil price (excluding the effects of derivative activities) was $71.43 per Bbl during fiscal year 2010, an increase of approximately 14% from $62.76 per Bbl realized during fiscal year 2009.

Gain on derivatives not designated as hedges. The Predecessor’s earnings were affected by the changes in value of their derivatives portfolio, which could be volatile. To the extent the future commodity price outlook declined between measurement periods, the Predecessor recognized mark-to-market gains, while to the extent future commodity price outlook increases between measurement periods, the Predecessor recognized mark-to-market losses. For the year ended June 30, 2010, the fair value of the Predecessor’s derivatives increased by $257.0 million, of which $109.0 million was a mark-to-market loss and $366.0 million related to cash settlements. In comparison, the Predecessor recognized a $1,413.1 million gain in derivatives for the comparable period in 2010, comprised of a $1,166.2 million mark-to-market gain, and net cash settlements of $246.9 million. The large mark-to-market gain recognized in 2009 was due to the Predecessor economically hedging a significant portion of natural gas production at prices that exceeded realized prices on physical sales when the natural gas market deteriorated during the last half of calendar year 2009.

Operating Expenses. Among the cost components of production expenses, the Predecessor had some control over lease operating expenses and workover costs on operated properties, but production and ad valorem taxes are directly related to commodity price changes, but can also be affected by credits received.

Lease operating expenses. Lease operating expenses were $226.2 million for the year ended June 30, 2010, which was a decrease of $34.8 million, or approximately 13% from $261.0 million for the year ended June 30, 2009. On a per unit basis, lease operating expenses were $0.87 per Mcfe and $0.95 per Mcfe for the same periods, respectively. The decrease per Mcfe rate is primarily due to $24.2 million in lower workover expenses attributable to the operational decision to delay workover activities as a result of decreasing gas prices.

Production and ad valorem taxes. Production and ad valorem taxes on a per unit of production basis remained flat between the periods, at $0.38 per Mcfe for both fiscal years 2010 and 2009. The $5.7 million decrease is directly attributable to the reduced drilling activity and lower gas prices in 2010.

Depreciation, depletion and amortization expense. DD&A expense was $591.4 million for the year ended June 30, 2010, a decrease of $318.9 million, or approximately 35% from $910.3 million for the year ended June 30, 2009. On a per unit basis, DD&A expense was $2.27 per Mcfe and $3.32 per Mcfe for the same periods, respectively. The majority of the decrease in DD&A expense was related to decreased production and lower DD&A rates on oil and natural gas properties. The DD&A rate decreased 32% on a per unit basis of production to $2.27 per Mcfe from $3.32 per Mcfe as a result of the impairment charge of $2,576.0 million recorded in June 2009 which reduced the Predecessor’s depletable base.

Impairment. At June 30, 2009, the Predecessor’s net book value for its oil and natural gas properties exceeded the ceiling amount and a provision to reduce the carrying value of oil and natural gas properties of $2,576.0 million ($1,571.4 million net of related deferred income taxes) was recorded. Also in fiscal year 2009, an impairment charge of $51.6 million was recorded as counterparties on two notes receivables defaulted on their respective obligations as a result of the economic downturn and deterioration of the real estate market.

General and administrative expenses. G&A expense increased $64.6 million for fiscal year 2010, to $101.9 million for the year ended June 30, 2010 from $37.3 million for the year ended June 30, 2009. On a per unit basis, G&A expenses were $0.39 per Mcfe and $0.14 per Mcfe for the same periods, respectively. The increase in G&A expenses was driven by an increase of $71.2 million in accrued stock appreciation rights, offset by contract cancellation fees of $20.2 million as compared to fiscal year 2009. Also contributing to the increase in G&A expense was a decrease in the amount of capitalized internal direct costs in 2010. Internal costs capitalized to the full cost pool were $41.1 million in fiscal year 2010 as compared to $50.3 million in fiscal year 2009.

Interest expense. The Predecessor incurred interest cost of $69.2 million for fiscal year 2010, an increase of $8.9 million from the $60.3 million incurred by the Predecessor during fiscal year 2009. The increase in interest cost is attributable to increases in the amortization of debt issuance fees, interest expense on direct bank loans and interest expense on notes payable to shareholders. Interest capitalized was $35.7 million and $28.5 million in fiscal years 2010 and 2009, respectively.

Income tax provisions. We recognized income tax expense of $205.3 million for the year ended June 30, 2010, compared to an income tax benefit of $351.6 million for the year ended June 30, 2009, reflecting the change in pre-tax income (loss) for the period. The effective income tax rate for fiscal year 2010 was 35%, compared to a 39% tax rate in fiscal year 2009, reflecting state tax adjustments that were recognized during the period.

Discontinued operations. In fiscal year 2009, the Predecessor recognized a $51.7 million gain on disposal of its discontinued Kawka Canadian assets. This gain was offset by a $30.9 million loss on discontinued operations recorded during the year.

Capital Commitments, Capital Resources and Liquidity

Capital commitments. Our primary needs for cash are development, exploration and acquisition of oil and natural gas assets, payment of contractual obligations and working capital obligations. Funding for these cash needs may be provided by any combination of internally-generated cash flow, financing under our RBL Revolver or proceeds from the disposition of assets or alternative financing sources.

Capital expenditures. Costs paid on oil and natural gas properties, including midstream assets and capitalized interest and capitalized internal costs, for the Successor period from inception (November 14, 2011) through December 31, 2011 was $2.6 million. The Predecessor paid $919.6 million during the 2011 transition period from July 1, 2011 though the date of the Acquisition of December 21, 2011 compared to $522.0 million during the comparable period in 2010. The increase in capital expenditures in 2011 was primarily due to the Predecessor’s shift towards oil and liquids-rich resources which are more capital intensive than similar natural gas developments. For the fiscal years ended June 30, 2011, 2010 and 2009, the Predecessor had capital expenditures of $1,587.8 million, $1,120.3 million and $1,518.6 million, respectively. We expect capital expenditures to total approximately $758.5 million for fiscal 2013.

We generally attempt to fund our non-acquisition expenditures with our available cash and cash flow as adjusted from time to time; however, we may also use our RBL Revolver, or other alternative financing sources, to fund such expenditures. The actual amount and timing of our expenditures may differ materially from our estimates as a result of, among other things, actual drilling results, the timing of expenditures by third parties on projects that we do not operate, the availability of drilling rigs and other services and equipment, regulatory, technological and competitive developments and market conditions. In addition, under certain circumstances we would consider increasing or reallocating our capital spending plans.

Other than the customary purchase of leasehold acreage, we do not have a specific acquisition budget, since the timing and size of acquisitions are difficult to forecast. We evaluate opportunities to purchase or sell oil and natural gas properties in the marketplace and could participate as a buyer or seller of properties at various times. We seek to acquire oil and natural gas properties that provide opportunities for the addition of reserves and production through a combination of development, high-potential exploration and control of operations that will allow us to apply our operating expertise.

Acquisitions. The significant acquisitions of proved properties during the nine months ended September 30, 2012 related to a purchase of oil and natural gas properties for approximately $39.0 million during the second quarter of 2012.

The Successor made no material acquisitions or divestitures during the period from inception (November 14, 2011) through December 31, 2011, with the exception of the purchase of the Predecessor business described above. The Predecessor made various acquisitions of oil and natural gas properties and undeveloped leaseholds for a total purchase price of $28.7 million, for the period from July 1, 2011 to December 21, 2011.

During the years ended June 30, 2011 and 2010, the Predecessor completed several acquisitions of oil and natural gas properties and undeveloped leasehold for a total purchase price of approximately $63.8 million and

$222.7 million, respectively. The most significant acquisition during the year ended June 30, 2010 was the acquisition of approximately $152.7 million of proved properties and $65.4 million of unproved properties located in Converse County, Wyoming, for a total purchase price of $218.1 million. The purchase closed on June 30, 2010 and significantly increased oil and natural gas holdings in the Powder River Basin.

Divestitures. In January 2011, the Predecessor sold substantially all of its oil and natural gas properties located in the Permian Basin for cash consideration of approximately $468.1 million.

Effective June 19, 2010, the Predecessor sold its interest in all remaining Offshore-shelf producing oil and natural gas properties in the Gulf of Mexico, for a net sales price of approximately $100.8 million.

In October 2012, we entered into an agreement to sell property located in Texas County, Oklahoma, for $20.6 million to Mid-Con Energy Properties LLC. The transaction closed on November 2, 2012.

In November and December 2012, we sold certain non-operating ownership interests in properties located in the Mid-Continent and Rockies regions for total consideration of $15.5 million, we sold $650.0 million of certain primarily non-operated Bakken producing and undeveloped properties in North Dakota to Continental Resources, Inc. and we sold an additional $30.0 million of certain primarily non-operated Bakken producing and undeveloped properties in North Dakota to another purchaser.

Contractual obligations. The table below summarizes the maturity dates of our contractual obligations at September 30, 2012 (in thousands).

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt
Principal	$4,595,000	$—	$—	$1,345,000	$3,250,000
Interest	2,265,557	284,835	598,275	608,426	774,021
Drilling rig commitments	123,500	94,500	29,000	—	—
Derivatives	103,758,399	15,787,935	65,271,629	22,698,835	—
Preferred shares subject to mandatory redemption:
Preferred shares	180,000	—	180,000	—	—
Interest	18,900	6,300	12,600	—	—
Other operating leases	14,565	4,097	6,485	1,342	2,641
Marketing commitments	67,792	13,167	17,520	19,362	17,743
Other long-term liabilities, including current portion	—	—	—	—	—

Total	111,023,713	16,190,834	66,115,509	24,672,965	4,044,405

Excluded are liabilities associated with asset retirement obligations, which totaled $55.4 million as of September 30, 2012. The ultimate settlement and timing cannot be precisely determined in advance; however, we estimate that approximately 3% of this liability will be settled in the next five years.

Off-balance sheet arrangements. Currently, we have no off-balance sheet arrangements with third-parties or otherwise.

Sources and Uses of Cash

Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

The following table summarizes our net increase in cash and cash equivalents for the nine months ended September 30, 2012 and 2011 (in thousands):

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Net cash provided (used) by:
Operating activities	$426,788	$1,031,632
Investing activities	(1,072,100)	(993,157)
Financing activities	631,355	(250,028)

Net cash provided (used):	$(13,957)	$(211,553)

Cash flow from operating activities. Net cash provided by operating activities decreased by $589.6 million to $426.8 million for the nine months ended September 30, 2012, as compared to $1,031.6 million in the nine months ended September 30, 2011, primarily due to decreased natural gas sales and increased costs described above. Our net cash provided by operating activities also included a reduction of $106.6 million and proceeds of $161.3 million for the nine months ended September 30, 2012 and 2011, respectively, associated with changes in working capital items. Changes in working capital items adjust for the timing of receipts and payments of cash.

Cash flow used in investing activities. During the nine months ended September 30, 2012 and 2011, we invested $1,072.1 million and $993.2 million, respectively, for capital expenditures, including capitalized interest and capitalized internal costs, on oil and natural gas properties, including midstream assets. Cash flows used in investing activities were higher during the nine months ended September 30, 2012 as compared to 2011, due primarily to the divestiture of the Permian Basin assets in 2011.

Cash flow from financing activities. During the nine months ended September 30, 2012 and 2011 we completed the following significant activities:

•	During the first quarter of 2012, we issued $2,250.0 million in aggregate principal amount of the notes. We used the proceeds to repay outstanding borrowings under our Bridge Facility.

•	During the second quarter of 2012, we issued 2.5 million shares of common stock to certain members of management for total consideration of $12.4 million.

•

During the third quarter 2012, we entered into a Second Lien Term Loan Agreement whereby we borrowed $1,000.0 million in aggregate principal due in 2018. We used the proceeds to repay a portion of the borrowings under our RBL Revolver. As a condition for entering into the Second Lien Term Loan Agreement, the borrowing base in our RBL Revolver was adjusted to $2,000.0 million.

Our RBL Revolver has a maturity date of April 25, 2016.

2011 Transitional Period

The following table summarizes our net increase in cash and cash equivalents for the transitional period (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Six Months Ended December 31, 2010
Net cash provided (used) by:
Operating activities	$(553,520)	$410,554	$490,676
Investing activities	(6,897,175)	(924,786)	(356,179)
Financing activities	7,577,424	(95,000)	92,872

Net cash provided (used)	$126,729	$(609,232)	$227,369

Successor

Cash flow from operating activities. Net cash used of $553.5 million for Samson for the period from inception through the end of the fiscal year is primarily a result of net losses incurred as a result of transaction costs related to the Acquisition, as well as unfavorable changes in the working capital accounts, including the pay out of certain acquired accrued liabilities of the Predecessor, including $275.1 million related to the vesting and tendering of all stock appreciation rights of the Predecessor in contemplation of the Acquisition and $78.1 million related to success bonuses granted by the Predecessor upon the successful completion of the Acquisition.

Cash flow used in investing activities. The main component of the Successor’s $6,897.1 million used in investing activities was the purchase of the Predecessor business, net of cash acquired, of $6,894.0 million. Additionally, the Successor had $2.6 million in capital expenditures, including capitalized interest and capitalized internal costs, for oil and natural gas properties during the ten days following the Acquisition.

Cash flow from financing activities. During the period from inception through December 31, 2011, we completed the following significant activities:

•

We issued $2,250.0 million in aggregate principal amount of unsecured senior borrowings (“Bridge Facility”) to fund the Acquisition and related transaction costs. The Bridge Facility carried an interest rate of 8.0%. The Bridge Facility was subsequently paid off during the first quarter of 2012 through issuance of the notes.

•

We borrowed $1,345.0 million under the RBL Revolver. Our RBL Revolver matures in 2016 and provides for revolving loans, swingline loans and letters of credit up to $2,250.0 million. Borrowings under the RBL Revolver bear interest at floating rates based upon the interest rate option periodically selected by Samson. The weighted average interest rate was 2.04% at December 31, 2011.

•	As part of the Acquisition, common stock of the Successor was issued for total consideration of $4,145.0 million.

•	Total debt issuance costs of $162.6 million reduced the net cash provided by the borrowings under the Bridge Facility and the RBL Revolver discussed above.

Predecessor Transitional Period

Cash flow from operating activities. The decrease in cash provided by operating activities between the Predecessor’s 2011 transitional period and the comparable six months period in 2010 is due primarily to a net loss of $119.0 million in 2011 as compared to net income of $40.0 million in 2010. Additionally, the 2010 net income period included $238.2 million of non-cash unrealized derivative mark-to-market losses, while the 2011 net loss included unrealized mark-to-market gains of $85.2 million.

Cash flow used in investing activities. During the Predecessor’s transitional period of July 1, 2011 through December 21, 2011, $919.6 million was invested in capital expenditures on oil and natural gas properties, including midstream assets. In contrast, capital expenditures in the comparable period in 2010 were lower at $483.4 million. Additionally, net cash flow used in investing activities for the Predecessor during 2010 were offset by $122.8 million in cash proceeds received from the divestiture of the Offshore shelf properties during July 2010.

Cash flow from financing activities. During the six months ended December 21, 2011 and the six months ended December 31, 2010, the Predecessor completed the following significant activities:

•	During the fourth quarter of 2011, the Predecessor borrowed $600.0 million under their existing revolver in order to repay outstanding notes payable.

•	Also during the fourth quarter of 2011, $695.0 million was used to repay long-term debt of the Predecessor prior to the completion of the Acquisition.

•	During the six months ended December 31, 2010, the Predecessor had proceeds from borrowings of $100.0 million, offset by $7.1 million paid in financing costs.

Year Over Year Analysis

The following table summarizes our net increase in cash and cash equivalents for the Predecessor’s fiscal years ending June 30, 2011, 2010 and 2009 (in thousands):

	Year Ended June 30,
	2011	2010	2009
Net cash provided (used) by:
Operating activities	$1,426,645	$1,298,600	$1,129,735
Investing activities	(991,092)	(1,055,739)	(1,256,620)
Financing activities	(157,156)	(20,138)	(158,836)

Net cash flows	$278,397	$222,723	$(285,721)

Cash flow from operating activities. Net cash provided by operating activities for the year ended June 30, 2011 was $1,426.6 million as compared to $1,298.6 million for the year ended June 30, 2010, an increase of $128.0 million. The increase in net cash provided by operating activities for the year ended June 30, 2011 was primarily a result of a $241.2 million increase in the value of derivative instruments held, a $183.3 million increase in changes in assets and liabilities, and a $30.6 million increase in non-cash compensation expense, offset in part by the effect of a $179.4 million decrease in net income, a $82.9 million decrease in provision for deferred income taxes, and a $66.2 million decrease in depreciation, amortization and impairments.

Net cash provided by operating activities for the year ended June 30, 2010 was $1,298.6 million as compared to $1,129.7 million for the year ended June 30, 2009, an increase of $168.9 million. The increase in net cash provided by operating activities for the year ended June 30, 2010 was primarily a result of a $1,275.2 million increase in the value of derivative instruments held, a $873.0 million increase in net income, a $585.6 million increase in the provision for deferred income taxes, and a $343.8 million increase in the net change in assets and liabilities, offset in part by the effect of a $2,904.8 million decrease in depreciation, depletion, amortization and impairment and a $62.6 million decrease in non-cash compensation expense.

Cash flow used in investing activities. Net cash used in investing activities for the year ended June 30, 2011 totaled $991.1 million as compared to $1,055.7 million for the year ended June 30, 2010, a decrease of $64.6 million. The decrease in net cash used in investing activities for the year ended June 30, 2011 was primarily a result of a $501.5 million increase in proceeds from sales of oil and natural gas properties, primarily related to the Permian sale, and a $31.3 million decrease in purchases of other property and equipment, offset in part by the effect of a $498.8 million increase in acquisition and drilling expenditures for oil and natural gas properties.

Net cash used in investing activities for the year ended June 30, 2010 totaled $1,055.7 million as compared to $1,256.6 million for the year ended June 30, 2009, a decrease of $200.9 million. The decrease in net cash used in investing activities for the year ended June 30, 2010 was primarily a result of a $359.5 million decrease in acquisition and drilling expenditures for oil and natural gas properties, offset in part by a $149.0 million decrease in proceeds from the sale of Canadian assets in fiscal year 2009.

Cash flow from financing activities. Net cash used in financing activities for the year ended June 30, 2011 totaled $157.2 million as compared to $20.1 million for the year ended June 30, 2010, an increase of $137.1 million. The increase in net cash used in financing activities for the year ended June 30, 2011 was primarily a result of a $230.0 million increase in repayment of borrowings, offset in part by the effect of a $100.0 million increase in proceeds from borrowings.

Net cash used in financing activities for the year ended June 30, 2010 totaled $20.1 million as compared to $158.8 million for the year ended June 30, 2009, a decrease of $138.7 million. The decrease in net cash used in financing activities for the year ended June 30, 2010 was primarily a result of a $670.0 million decrease in repayment of borrowings, offset in part by the effect of a $545.0 million decrease in proceeds from issuance of long term debt and short term borrowings.

Liquidity. Our principal sources of short-term liquidity are cash on hand and available borrowing capacity under the RBL Revolver. At September 30, 2012, we had $112.8 million of cash on hand.

At September 30, 2012, the commitments under our RBL Revolver were $1,016.1 million, which provided us with approximately $983.9 million of available borrowing capacity. In December 2012, a redetermination of our borrowing base occurred related to the divesture of assets in the Bakken region. Our borrowing base was reduced to $1,780.0 million. There is no assurance that our borrowing base will not be reduced further, which could affect our liquidity.

Long-term debt increased by approximately $670.0 million during the nine months ended September 30, 2012. Proceeds were used primarily to fund our drilling and development program. Total capital expenditures related to our oil and natural gas properties, including midstream assets and capitalized interest and capitalized internal costs were $1,091.2 million during the nine months ended September 30, 2012. Long-term debt increased by $3,040.0 million during the six months ended December 31, 2011. The Predecessor repaid all existing long-term debt prior to the Acquisition. Upon the closing of the Acquisition, we entered into the RBL Revolver which provides for revolving borrowings up to $2,250.0 million. We borrowed $1,345.0 million under the RBL Revolver on the closing date of the Acquisition. Upon the closing of the Acquisition, we also entered into the Bridge Facility for $2,250.0 million to fund the Acquisition and related transaction costs.

Book Capitalization and Current Ratio

Our book capitalization at September 30, 2012 was $8,119.5 million, consisting of debt of $4,436.4 million (which includes $171.4 million book value of our redeemable preferred stock) and shareholders’ equity of $3,683.1 million. Our shareholders’ equity excludes puttable common stock with a book value of $12.4 million. Our debt to book capitalization was 54% and 47% at September 30, 2012 and December 31, 2011, respectively. Our ratio of current assets to current liabilities was approximately 2:3 at September 30, 2012 and December 31, 2011.

Inflation and Changes in Prices

Our revenues, the value of our assets, and our ability to obtain bank financing or additional capital on attractive terms have been and will continue to be affected by changes in commodity prices and the costs to produce our reserves. Commodity prices are subject to significant fluctuations that are beyond our ability to control or predict. During the nine months ended September 30, 2012, we received an average of $83.50 per barrel of oil and $2.50 per Mcf of natural gas before consideration of commodity derivative contracts compared to $89.45 per barrel of oil and $4.46 per Mcf of natural gas in the nine months ended September 30, 2011. Although certain of our costs are affected by general inflation, inflation does not normally have a significant effect on our business. In a trend that began in 2004, and that has continued until recently, oil prices have increased significantly. The higher oil prices led to increased activity in the industry and, consequently, rising costs. These cost trends have put pressure not only on our operating costs, but also on capital costs. Although we have seen a decrease in commodity prices, the cost trends have not followed proportionally.

Critical Accounting Policies, Practices and Estimates

Our historical consolidated financial statements and related notes thereto contain information that is pertinent to our management’s discussion and analysis of financial condition and results of operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. We base our estimates on historical experience and on assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be determined with certainty, and accordingly, these estimates may change as facts and circumstances change. Actual results may differ from the estimates used in the preparation of our consolidated financial statements.

Certain accounting estimates are considered to be critical if (a) the nature of the estimates and assumptions is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to changes and (b) the impact of the estimates and assumptions on financial condition or operating performance is material. Estimates and assumptions that, in the opinion of management, are significant, include oil and natural gas reserves (including the associated future net cash flows from those proved reserves) used to compute depletion expense and the full cost ceiling limitation, amortization relating to oil and natural gas properties, costs withheld from amortization related to our oil and natural gas properties, asset retirement obligations, commodity derivatives, including fair value measurements used to record derivatives, employee stock-based compensation, asset impairments, business combinations, income taxes, and contingent liabilities.

Oil and natural gas properties. We utilize the full cost method of accounting for our oil and natural gas activities. Under the full cost method, all costs incurred in connection with the acquisition, exploration and development of oil and natural gas properties are capitalized and accumulated in cost centers on a country-by-country basis. Amounts capitalized include the costs of drilling and equipment for productive wells, dry hole costs, lease acquisition costs and delay rentals. Internal costs that are directly related to development and exploration activities such as salaries and employee benefits that are directly related to our oil and natural gas activities are also capitalized. The amortization base does not include any costs related to production, general corporate overhead or similar activities, which are expensed in the period incurred. Sales of proved and undeveloped oil and natural gas properties are accounted for as reductions of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and natural gas reserves.

Proved oil and natural gas reserves. Our engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense and the full cost ceiling limitation. Proved oil and natural gas reserves are defined by the SEC as the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs based on the unweighted average first-day-of-the-month commodity prices for the prior twelve months, adjusted for market differentials and under period-end economic and operating conditions. Proved developed reserves are volumes expected to be recovered through existing wells with existing equipment and operating methods. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of numerous factors including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs and expected performance from a given reservoir also will result in future revisions to the amount of our estimated proved reserves. Reserve estimates are updated at least annually and consider recent production levels and other technical information. All reserve information in this report is based on estimates prepared by our petroleum engineering staff. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates. If such changes are material, they could significantly affect future amortization of capitalized costs and result in impairment of assets that may be material.

Depreciation, depletion and amortization. The capitalized costs of our oil and natural gas properties, plus an estimate of our future development costs, are amortized on a unit-of-production method based on our estimate of total proved reserves. While total depletion expense for the life of a property is limited to the property’s total cost, revisions in the estimated proved oil and natural gas reserves result in a change in the timing of when depletion expense is recognized. Downward revisions of proved reserves will result in an acceleration of depletion expense, while an upward revision will lower the rate of depletion expense recognition. Holding all other factors constant, if reserves are revised upward, earnings would increase due to lower depletion expense. Likewise, if reserves are revised downward, earnings would decrease due to higher depletion expense or due to a ceiling test writedown. For example, a change of approximately 10% in our total oil and natural gas reserves could change depreciation, depletion and amortization expense for the nine months ended September 30, 2012 and for the period from inception (November 14, 2011) through December 31, 2011 by approximately $44.1 million, or 9% and $1.9 million, or 4%, respectively.

Full cost ceiling limitation. Under the full cost method, we are subject to quarterly calculations of a “ceiling” or limitation on the amount of costs associated with our oil and natural gas properties that can be capitalized on our balance sheet. If net capitalized costs exceed the applicable cost center ceiling, we are subject to a ceiling test writedown to the extent of such excess. If required, it would reduce earnings and shareholders’ equity in the period of occurrence and result in lower DD&A expense in future periods. The discounted present value of our proved reserves is a major component of the ceiling calculation and represents the component that requires the most subjective judgments. The ceiling value of oil and natural gas reserves is calculated based on the unweighted average first-day-of-the-month commodity prices for the prior twelve months, adjusted for market differentials, and costs in effect as of the last day of the quarter. The full cost ceiling test impairment calculation also takes into consideration the effects of derivative contracts that are designated as hedges for accounting purposes, if any.

At September 30, 2012, the ceiling value of our oil and natural gas reserves was calculated based on the unweighted average first-day-of-the-month commodity prices for the prior twelve months of $2.83 per MMBtu for natural gas and $95.14 per barrel for oil, adjusted for market differentials. Using these prices, the net capitalized costs of our domestic oil and natural gas properties exceeded the ceiling by approximately $362.4 million (net of tax) at September 30, 2012. Holding all other factors constant, if the applicable unweighted average first-day-of-the-month commodity prices for the prior 12 months for both oil and natural gas were to decline approximately 10% from prices used at September 30, 2012, capitalized costs would be reduced by an additional $711.6 million.

At December 31, 2011, the ceiling value of our oil and natural gas reserves was calculated based on the unweighted average first-day-of-the-month commodity prices for the prior twelve months of $4.12 per MMBtu for natural gas and $95.84 per barrel for oil, adjusted for market differentials. Using these prices, the ceiling exceeded the net capitalized costs of our domestic oil and natural gas properties by approximately $114.0 million (net of tax) at December 31, 2011. Holding all other factors constant, if the applicable unweighted average first-

day-of-the-month commodity prices for the prior 12 months for both oil and natural gas were to decline approximately 10% from prices used at December 31, 2011, the excess of our domestic cost center ceiling over our capitalized costs would be reduced by an additional $562.8 million.

Given the volatility of oil and natural gas prices and uncertainty of estimating reserve volumes, it is reasonably possible that our estimate of discounted future net cash flows from proved oil and natural gas reserves could change materially in the near term. If oil and natural gas prices decline from the prices used in our Ceiling Test, or if other assumptions change, it is possible that non-cash write-downs of oil and natural gas properties could occur in the near future.

Costs withheld from amortization. Costs associated with unevaluated properties are excluded from our amortization base until we have evaluated the properties or until impairment occurs. The costs associated with unevaluated leasehold acreage and seismic data, wells currently being drilled and capitalized interest are initially excluded from our amortization base. Leasehold costs are either transferred to our amortization base with the costs of drilling a well on the lease, when proved reserves are established, or are assessed periodically for possible impairment or reduction in value. Leasehold costs are transferred to our amortization base to the extent a reduction in value has occurred.

Our decision to withhold costs from amortization and the timing of the transfer of those costs into the amortization base involve a significant amount of judgment and may be subject to changes over time based on several factors, including our drilling plans, availability of capital, project economics and results of drilling on adjacent acreage. At September 30, 2012 and December 31, 2011, we had a total of approximately $6,997.9 million and $7,149.4 million of costs excluded from the amortization base of our full cost pool, respectively.

We evaluate our unproved property for impairment at least annually. The costs are capitalized and evaluated periodically based on changes brought about by economic factors and potential shifts in business strategy employed by management. Potential impairment of individually significant unproved property is assessed on a prospect-by-prospect basis considering a combination of time, geologic and engineering factors.

Asset retirement obligations. We have obligations to remove tangible equipment and restore land at the end of natural gas and oil production operations. Removal and restoration obligations are primarily associated with plugging and abandoning wells. We develop estimates of these costs for each of our significant areas of operation based upon their geographic type, type of production structure, reservoir depth and characteristics, and currently available information. Because these costs typically extend many years into the future, estimating these future costs is difficult and requires management to make judgments that are subject to future revisions based upon numerous factors, including changing technology and the political and regulatory environment. We review our assumptions and estimates of future asset retirement obligations on an annual basis, or more frequently, if an event occurs or circumstances change that would affect our assumptions and estimates. Because of the subjectivity of assumptions and the relatively long lives of most of our wells, the costs to ultimately retire our wells may vary significantly from prior estimates.

The accounting guidance for asset retirement obligations requires that a liability for the discounted fair value of an asset retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period (a component of DD&A in the accompanying consolidated statements of operations), and the capitalized cost is depreciated over the useful life of the related asset. Holding all other factors constant, if our estimate of asset retirement obligations is revised upward, earnings would decrease due to higher DD&A expense. Likewise, if these estimates are revised downward, earnings would increase due to lower DD&A expense. Assuming all other factors are held constant, a 100% change in the estimate of our future asset retirement obligation would result in an impact of $1.4 million, or less than 1%, and $0.5 million, or 3%, on our DD&A expense, respectively, for the nine months ended September 30, 2012 and for the period from inception (November 14, 2011) through December 31, 2011.

Commodity derivative activities. We utilize derivative contracts to economically hedge against the variability in cash flows associated with the forecasted sale of our future oil and natural gas production. We economically hedge a substantial, but varying, portion of our anticipated oil and natural gas production for the next 12-24 months. In addition, we utilize basis contracts to economically hedge the differential between the NYMEX Henry Hub posted prices and those of our physical pricing points. We do not use derivative instruments for trading purposes.

Beginning in the third quarter of 2012, we designated certain of our commodity derivative instruments that qualify for hedge accounting as cash flow hedges. To designate a derivative as a cash flow hedge, we document at the hedge’s inception our assessment that the derivative will be highly effective in offsetting expected changes in cash flows from the item hedged. This assessment, which is updated at least quarterly, is based on the most recent relevant historical correlation between the derivative and the item hedged. The ineffective portion of the hedge is calculated as the difference between the change in fair value of the derivative and the estimated change in cash flows from the item hedged. If, during the derivative’s term, we determine the hedge is no longer highly effective, hedge accounting is prospectively discontinued and any remaining unrealized gains or losses, based on the effective portion of the derivative at that date, are reclassified to earnings as commodity derivatives revenue when the underlying transaction occurs. If it is determined that the designated hedged transaction is not probable to occur, any unrealized gains or losses are recognized immediately in commodity derivatives revenue in the accompanying statements of income (loss) and comprehensive income (loss). We apply hedge accounting to qualifying derivatives used to manage price risk associated with our natural gas and oil production. Accordingly, we record changes in the fair value of our qualifying derivative contracts, including changes associated with time value, in accumulated other comprehensive income (“AOCI”) in the accompanying consolidated balance sheets. Gains or losses on these contracts are reclassified out of AOCI and into commodity derivatives revenue when the underlying physical transaction occurs. Any hedge ineffectiveness associated with contracts qualifying for and designated as a cash flow hedge (which represents the amount by which the change in the fair value of the derivative differs from the change in the cash flows of the forecasted sale of production) is reported currently each period in commodity derivatives revenue in the accompanying consolidated statements of income (loss) and comprehensive income (loss).

We recognize all unrealized and realized gains and losses related to derivatives that are not designated as cash flow hedges in the accompanying consolidated statements of income (loss) in commodity derivatives revenues and comprehensive income (loss). The price we receive for our natural gas production can be more or less than the NYMEX price because of adjustments for delivery location (“basis”), relative quality and other factors; therefore, at times we have entered into basis swap agreements that effectively fix our basis adjustments. Cash flows from our derivative contract settlements are reflected in cash flow provided from operating activities in the accompanying consolidated statements of cash flows.

Derivative assets and liabilities with the same counterparty and subject to contractual terms which provide for net settlement are reported on a net basis on our consolidated balance sheet. In determining the amounts to be recorded for our open derivative contracts, we are required to estimate the fair value of the derivative. Our valuation method for derivative contracts considers various inputs including quoted forward prices for commodities, time value, volatility factors, counterparty credit risk and current market and contractual prices for the underlying instruments. A portion of our energy derivative assets and liabilities trade in markets with lower availability of pricing information requiring us to use unobservable inputs and are considered Level 3 in the fair value hierarchy. Net derivative liabilities are determined, in part, by using our market credit spread. While we remain at risk for possible changes in the market value of commodity derivatives, such risk should be mitigated by price changes in the underlying physical commodity. As of September 30, 2012, our counterparties include Bank of Montreal, Bank of America, N.A., Citibank, N.A., Credit Suisse Energy LLC, J. Aron & Company, Toronto-Dominion Bank, JPMorgan Chase Bank, Compass Bank and Wells Fargo Bank, N.A.

Stock-based compensation. We apply a fair value-based method of accounting for stock-based compensation which requires recognition in the financial statements of the cost of services received in exchange for awards of equity instruments based on the grant date fair value of those awards. For equity-based compensation awards, compensation expense is based on the fair value on the date of grant or modification and is recognized in our financial statements over the vesting period. We utilize the Black-Scholes-Merton option pricing model to measure the fair value of stock options. The model employs various assumptions, based on management’s best estimates at the time of the grant, which impact the fair value calculated and ultimately, the expense that is recognized over the life of the award. These assumptions include the risk-free interest rate, the expected volatility, grant expected life and the forfeiture rate. We have utilized historical data and analyzed current information to reasonably support these assumptions. We recognize stock-based compensation on a straight-line basis over the requisite service period for the entire award. The expense we recognize is net of estimated forfeitures. We estimate our forfeiture rate based on prior experience and adjust it as circumstances warrant.

The Predecessor recognized in the financial statements the cost of employee services rendered in exchange for awards of equity instruments (stock appreciation rights) based on the intrinsic value of those awards. The amount of compensation cost relating to employees directly involved in oil and natural gas exploration activities is capitalized to oil and natural gas properties. Amounts not capitalized to oil and natural gas properties are recognized in general and administrative expense. The intrinsic value of the Predecessor’s stock appreciation rights was measured based on the amount by which the plan-defined tender price exceeds the grant price.

Business combinations. When an acquisition of a business or oil and natural gas properties occurs, the acquired assets and liabilities assumed are recorded at their estimated fair value, which may occur many months after the announcement date. Therefore, while the consideration to be paid may be fixed, the fair value of the assets acquired and liabilities assumed is subject to change until finalized. Our most significant estimates relate to the value assigned to future recoverable oil and natural gas reserves and unproved properties. As the fair value determination is subject to significant estimates and subjective judgments, the accuracy of this assessment is inherently uncertain. The fair value of recoverable oil and natural gas reserves and unproved properties is subject to the cost center ceiling as described under the full cost center limitation discussion above. During 2011, the Successor’s purchase of the Predecessor’s operations was accounted for as a business combination as discussed in the accompanying consolidated financial statements.

Income taxes. We are subject to income and other taxes in all areas in which we operate. When recording income tax expense, certain estimates are required because income tax returns are generally filed many months after the close of a calendar year, tax returns are subject to audit, which can take years to complete, and future events often impact the timing of when income tax expenses and benefits are recognized. We have deferred tax assets relating to tax operating loss carryforwards and other deductible differences. We routinely evaluate deferred tax assets to determine the likelihood of realization and we must estimate our expected future taxable income to complete this assessment. Numerous assumptions are inherent in the estimation of future taxable income, including assumptions about matters that are dependent on future events such as future operating conditions (particularly related to prevailing natural gas and oil prices) and future financial conditions. The estimates or assumptions used in determining future taxable income are consistent with those used in our internal budgets and forecasts. A valuation allowance is recognized on deferred tax assets when we believe that certain of these assets are more likely than not to be realized.

We may be challenged by taxing authorities over the amount and/or timing of recognition of revenues and deductions in our various income tax returns. Although we believe that we have adequately provided for all taxes, gains or losses could occur in the future due to changes in estimates or resolution of outstanding tax matters.

Contingent liabilities. A provision for legal, environmental and other contingent matters is charged to expense when the loss is probable and the cost or range of cost can be reasonably estimated. Judgment is often required to determine when expenses should be recorded for legal, environmental and contingent matters. In addition, we often must estimate the amount of such losses. In many cases, our judgment is based on the input of our legal advisors and on the interpretation of laws and regulations, which can be interpreted differently by regulators and/or the courts. Actual costs can differ from estimates for many reasons. We monitor known and potential legal, environmental and other contingent matters and make our best estimate of when to record losses for these matters based on available information. As new information becomes available as a result of activities in such matters, legal or administrative rulings in similar matters or a change in applicable law, our conclusions regarding the probability of outcomes and potential exposure may change. The impact of subsequent changes to our estimates and accruals may have a material effect on our results of operations in a single period.

In such litigation matters it is common, and often required, for the parties to attend non-binding mediations or settlement conferences. Such mediations or conferences can end in actual settlement of litigation matters. One litigation matter set for non-binding mediation in the fourth quarter of 2012 is an action seeking class certification and damages related to royalty payments for wells located in Oklahoma. The plaintiffs have brought a wide variety of contract and tort claims, seeking unspecified actual and punitive damages. We have engaged outside legal counsel to represent us in connection with this matter. Our legal expenses related to this matter have been insignificant. Uncertainties exist related to our evaluation of the probability a loss has been incurred given the preliminary stages of this matter. Unless and until a class is certified and until full discovery has occurred relating to the merits of the claim, we cannot determine that a loss is probable or estimate a range of possible loss related to this matter. If a class is certified, the amount of damages sought by the plaintiffs could be material. The evaluation of the likely outcomes of potential litigation or asserted and unasserted claims involves a high degree of uncertainty and could change as new information becomes available.

Recent Accounting Pronouncements Issued But Not Yet Adopted

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in ASU No. 2011-04 are the result of work by the FASB and the International Accounting Standards Board (“IASB”) (“the Boards”) to develop common global requirements for measuring fair value and for disclosing information about fair value measurements to improve the comparability of financial statements prepared in accordance with U.S. GAAP and IFRS. Many of the amendments in ASU No. 2011-04 offer clarification to existing guidance and are not intended to result in significant changes in the application of the fair value measurement guidance of U.S. GAAP, but do not introduce new disclosure requirements. The new standard is effective for the first interim or annual reporting period beginning after December 15, 2011 and is required to be applied prospectively. We have adopted the requirements of ASU No. 2011-04 in our first quarter of 2012, and do not expect adoption of the additional fair value measurement and disclosure requirements to have a material effect on our financial position, results of operations or cash flows. The most significant change will require us, for measurements classified in the fair value hierarchy, to disclose quantitative information about unobservable inputs used, a description of the valuation processes used and a qualitative discussion about the sensitivity of the measurements.

We are monitoring the joint standard-setting efforts of the FASB and IASB. There are a number of pending accounting standards being targeted for completion in 2012 and beyond, including, but not limited to, standards relating to revenue recognition, accounting for leases, and accounting for financial instruments and hedging activity. Because these pending standards have not yet been finalized and the Boards’ deliberations continue to evolve, at this time we are not able to determine the potential future impact these standards will have, if any, on our financial position, results of operations or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in oil and natural gas prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for hedging purposes, rather than for speculative trading.

Commodity price exposure. For a discussion of how we use financial commodity put, collar, swap and basis swap contracts to mitigate some of the potential negative impact on our cash flow caused by changes in oil and natural gas prices, see “—Commodity derivative activities.”

Interest rate risk. As part of our RBL Revolver and Second Lien Term note, we have debt which bears interest at a floating rate. For the nine months ended September 30, 2012, the weighted average interest rate on our RBL Revolver and Second Lien Term note was 2.3% and 6.0%, respectively. Assuming all revolving loans are fully drawn, each quarter point change in interest rates would result in a $7.5 million change in annual interest expense.

Concentration of Credit Risk. Cash consists of balances held principally in overnight money market accounts. Cash and cash equivalents are not insured above FDIC insurance limits, causing us to be subject to risk. Accounts receivable are primarily due from other companies within the natural gas and oil industry. A portion of the receivables are due from major natural gas and oil purchasers with which we have large natural offsets between revenues and joint interest billings. We do not generally require collateral related to these receivables, however, cash prepayments and letters of credit are requested for accounts with indicated credit risk. We expect that the majority of our derivative exposure will be with banks that are part of our RBL Revolver, which will further limit our credit risk.

Business

Overview

Samson is a private oil and natural gas company engaged in the development, exploration, acquisition and opportunistic divestiture of oil and natural gas properties. We have grown to become one of the largest privately-held exploration and production companies in the United States through a disciplined development and exploration drilling program and a series of strategic acquisitions. As of September 30, 2012, we had approximately 2.9 million net acres primarily concentrated in our three core areas of operations, the Rockies, Mid-Continent and East Texas. For the nine months ended September 30, 2012, oil and natural gas comprised approximately 49.5% and 50.5% of our oil and natural gas sales, respectively, before the effects of our realized commodity hedging transactions.

We have identified a large multi-year inventory of an estimated 4,594 risked drilling locations in some of the premier resource plays in the United States. We have positions in well-known unconventional oil and liquids-rich plays, including the Bakken and the stacked oil plays within the Powder River and Green River basins in our Rockies region, the Granite Wash, Prue Wash and Cana Woodford plays in our Mid-Continent region, and the liquids rich horizontal Cotton Valley sand play in our East Texas region. The majority of our capital expenditures have been and are expected to be directed to these opportunities. We have decades of operating experience in our core areas of operations and have assembled a technical team that has on average 16 years of experience in the natural gas and oil industry as well as a seasoned senior management team with an average of over nine years of experience with Samson.

As of December 31, 2012, we had proved reserves of 2.0 Tcfe with a PV-10 of $2.76 billion. As of December 31, 2012, our proved reserves consisted of approximately 64% proved developed reserves which is comprised of approximately 66% natural gas, 20% oil and 14% NGLs. As of September 30, 2012, natural gas and NGLs comprised approximately 87% of our production volume. Our reserves in our core operating areas are characterized by long-lived historically predictable production, and have provided us with strong operating margins and a steady source of cash flow from operations. The cash flow from operations from these properties has funded a significant part of our capital expenditures related to the development of our oil and natural gas reserves and production. Additionally, our hedging program provides stability to our cash flow stream. As of September 30, 2012, we hedged approximately 63% of our proved developed producing natural gas volumes through December 31, 2016. As of September 30, 2012, we have hedged in excess of our proved developed producing oil volumes because we expect to bring a material amount of oil production online through our development program.

As of December 31, 2012, we owned interests in over 7,640 gross wells (approximately 3,380 net wells), with approximately 67% of our net production operated by Samson.

The table below provides a summary of selected operating information as of December 31, 2012, except with respect to net acreage, which is as of September 30, 2012:

	Proved Reserves (Bcfe)	PV-10 ($MM)	% Gas	% PD	Identified Drilling Locations	Net Acreage (as of September 30, 2012)
Rockies	781.3	1,412.9	47.2	53.9	2,312	1,330,622
Mid-Continent	657.7	788.0	69.6	65.5	1,215	683,550
East Texas(1)	596.6	527.0	86.0	75.6	943	450,572
Other(2)	11.1	32.2	33.4	44.0	124	419,994
Total	2,046.7	2,760.1	65.6	63.9	4,594	2,884,738

(1)	The Company’s East Texas region includes North Louisiana and the southeastern United States.
(2)	Other includes acreage in our Permian and New Ventures regions. Some of the New Ventures acreage is located within the geographical boundaries of the other regions.

The table below presents the average combined daily production as of September 30, 2012:

Production (Mmcfe/d)
Rockies	210
Mid-Continent	199
East Texas(1)	205
Other	2

Total	616

(1)	The Company’s East Texas region includes North Louisiana and the southeastern United States.

Capital Expenditure Budget

For the nine months ended September 30, 2012, we had capital expenditures of $1,090.2 million for fiscal 2012. Our proposed budget for fiscal 2013 is approximately $758.5 million in capital expenditures. We expect to continue to make substantial capital expenditures for the development, exploitation, production and acquisition of natural gas and oil reserves. Approximately 90% of our 2012 drilling and completions budget was directed towards oil and liquids-rich opportunities. We anticipate that all of our 2013 drilling and completions budget will continue to be directed towards oil and liquids-rich opportunities. We anticipate that a significant portion of the proposed 2013 capital budget will be funded from operating cash flows, allowing us to maintain financial flexibility while growing existing reserves and production. Consistent with our historical practice, we periodically review our capital expenditures and adjust our budget based on liquidity, commodity prices and drilling results.

Business Strategies

Our objective is to build value through profitably increasing reserves, production and operating cash flows through measured growth. The principal elements of our strategy are described below:

Focus on Core Operating Areas

We are focused on oil and natural gas exploration and production in the Rockies, Mid-Continent and East Texas. Concentrating our drilling and production activities in these core areas allows us to capitalize on the regional expertise that we have developed over many decades in interpreting specific geological and operating trends and optimizing drilling and completion techniques. As of September 30, 2012, we held interests in approximately 2.9 million net acres. Approximately half of this acreage was undeveloped. We are focused on developing this acreage to capitalize on its growth potential. As of September 30, 2012, approximately 88%, 78% and 39% of our acreage in the Mid-Continent, East Texas and Rockies regions, respectively, was held by production, allowing us to execute a capital budget optimized on returns as opposed to one focused on drilling to hold acreage. The majority of our undeveloped leasehold has extensions and/or longer-term expirations, with approximately 21% of our undeveloped leasehold expiring within the next two years. This includes 169,518 net acres in the Rockies, 35,336 net acres in the Mid-Continent, and 22,478 net acres in the East Texas regions. Our current drilling plans will allow us to hold by production those expiring acres that we would like to hold. In numerous areas, our held- by-production acreage is located in multi-play basins that offer significant incremental development and exploitation opportunities.

Drive Profitable Growth by Optimizing Capital Allocation Across Multiple Resource Plays

We have a multi-year inventory of drilling locations diversified across well-known, repeatable oil and liquids-rich plays, including the Bakken, Powder River, Green River, Granite Wash, Cana Woodford and Cotton Valley, as well as unconventional natural gas shales such as the Haynesville and Bossier. Our technical team has maintained a drilling success rate of approximately 96% in multiple basins for the nine months ended September 30, 2012. We believe that past success, coupled with a large development inventory of an estimated 4,594 risked locations, will allow us to optimize capital allocation between basins by targeting drilling opportunities that present the most attractive risk adjusted returns and achieve consistent and profitable production and reserve growth.

Focus on Cost Efficiency

Our management team possesses decades of operational knowledge in our core areas of operations and is focused on maximizing profitability and returns through prudent cost control and process efficiency. Our sizeable, concentrated leasehold positions within each of our core regions provide us with economies of scale and allow us to conduct our operations in a cost-efficient manner. Our experience suggests that as we increase the density of development within our operating areas, we optimize our expected recovery while reducing costs on a per well basis. We actively monitor our peer group’s performance and seek to perform at consistent or higher levels.

Maintain Financial Flexibility

We typically use cash flow from operations and debt financing to fund our development program and acquisitions. As of September 30, 2012 we had availability under the RBL Revolver of approximately $984 million (before giving effect to $1.1 million of outstanding letters of credit, which reduce availability). We expect that liquidity, together with our operating cash flows will provide us with significant financial flexibility to pursue our currently planned development drilling activities.

Manage Commodity Price Exposure Through an Active Commodity Price Risk Management Program

We maintain an active commodity price risk management program designed to mitigate volatility in commodity prices and regional basis differentials. From September 30, 2012 through December 31, 2017, we have economically hedged a total of approximately 306 Bcf, which is 57% of our proved developed producing natural gas volumes, and 15 million barrels, which is over 100% of our proved developed producing oil volumes, at a weighted average index price of $4.00 per Mcf and $91.15 per barrel, respectively. From September 30, 2012 through December 31, 2013, we have economically hedged approximately 156 Bcf, which is 91% of our proved developed producing natural gas volumes, and 8 million barrels, which is over 100% of our proved developed producing oil volumes, at a weighted average index price of $3.84 per Mcf and $91.74 per barrel, respectively. A commodity price risk management program helps mitigate price volatility related to our production and provides stability to our cash flow stream. We expect to maintain an active rolling commodity price risk management program for future production associated with currently undeveloped reserves.

Selectively Add to Core Regions and Establish Positions in New Resource Plays

We continuously evaluate opportunities to add to our existing core areas to gain scale and concentration to drive additional operational efficiencies while also adding future development opportunities. We employ an acquisition strategy that focuses on assets that possess development and exploration opportunities that we may be well positioned to exploit given our extensive regional knowledge and experience. The areas surrounding our operations consist of many fragmented acreage ownership positions, and we believe our experience and position will allow us to realize significant ongoing consolidation opportunities by selectively acquiring additional acreage at reasonable prices. We continuously monitor industry activity in our core areas of operations as well as leverage our technical and operational expertise to identify and develop new and emerging plays.

Business Strengths

We believe that the following competitive strengths have been and will be instrumental in our success and position us for future growth:

Diversified, High Quality Asset Base with Significant Economies of Scale

We have a geographically diverse asset base of over 7,600 gross wells (approximately 3,380 net wells) and approximately 2.9 million net acres spread primarily across the Rockies, Mid-Continent and East Texas. We have a significant set of attractive liquids and natural gas-weighted opportunities with the flexibility to allocate capital to the most profitable projects. The concentration of our operations in each of our core areas has allowed us to establish economies of scale with respect to drilling, production, operating and administrative costs, in addition to further leveraging our base of technical expertise in each region.

Large Inventory of Lower-Risk Drilling Locations

Our drilling inventory consists of an estimated 4,594 risked locations diversified across well-known, repeatable resource plays. Our concentrated leasehold positions have been delineated largely through successful drilling results established by us as well as other industry players, which we believe has helped us to achieve predictable and repeatable well results and mitigate investment risk.

Significant Focus on Lower Cost Structure

Our future drilling inventory provides us with a base of lower-cost development opportunities that generate attractive financial returns. We maintain a favorable cost structure through our concentration of assets in our core operating regions and our focus on cost control, which enhances profitability and returns. Company-owned midstream assets, including gas gathering systems and compression equipment, have provided greater certainty of takeaway capacity and have enhanced our cash margins as well.

Strong Financial Profile

We are committed to maintaining a strong balance sheet with ample liquidity. As of September 30, 2012 we had availability under the RBL Revolver of approximately $984 million (before giving effect to $1.1 million of outstanding letters of credit, which reduce availability). We expect to maintain an active rolling hedging program to provide stability to our cash flow stream. We believe that our expected operating cash flows, borrowing capacity under the RBL Revolver, and cash on hand will provide us with the financial flexibility to pursue our long-term business objectives.

Proven Management Team with a Track Record of Success

We believe that our management team’s extensive experience and expertise in our core operating regions provides a distinct competitive advantage. Our senior management team has a long track record of success with an average of 24 years of oil and natural gas experience and an average of over nine years of experience with Samson. We believe that this team provides us with a strong foundation from which to continue to guide the Company toward profitable growth.

Leading Technical Team with Significant Unconventional Experience

Our technical team has significant experience in drilling horizontal and directional wells in addition to fracture stimulation of unconventional formations. On average, our technical professionals possess 16 years of industry experience. We utilize the latest geologic, drilling and completion technologies to increase the predictability and repeatability of finding and recovering resources in these plays.

History

In 1971, Charles Schusterman formed Samson Resources Company in Tulsa, Oklahoma to evaluate, purchase and rework marginal producing natural gas and oil properties. Two years later the company assumed the operations of recently-acquired Amerada Hess properties in California. That year, Samson began an active acquisition and drilling program focused on low-risk farm-outs. In the mid-1970s, Samson made a fundamental shift away from oil and toward natural gas to avoid fluctuating oil prices and to capitalize on the growing spread between supply and demand in the natural gas market. In the 2000s, Samson entered the Bakken and Powder River Basin regions via joint ventures and other similar arrangements, and also acquired positions in various other resource plays. Samson later acquired the interest of other participants in its Powder River Basin and expanded its Bakken holdings through a grass-roots leasing and acquisition program.

Our Operations

Estimated Proved Reserves

The following table summarizes our historical estimated proved natural gas and oil reserves and related PV-10 as of the dates indicated. The estimated proved reserves of Samson Resources Corporation as of June 30, 2012 and December 31, 2012 are based on reports prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), independent petroleum engineers. In preparing the reports, NSAI evaluated properties representing all of Samson Resources Corporation’s PV-10 at both of these dates. The estimated proved reserves of Samson Resources Corporation as of June 30, 2010 and 2011, respectively, are based on evaluations prepared by our internal reserve engineers, which have not been audited by our independent engineers. The estimated proved reserves as of June 30, 2010 and 2011, respectively, include the Gulf Coast and Offshore assets and as a result, may not be comparative with the estimated proved reserves as of June 30, 2012. You should refer to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in evaluating the material presented below. The information in the following table does not give any effect to or reflect our derivative activities.

	As of June 30, 2010	As of June 30, 2011	As of June 30, 2012	As of December 31, 2012
Estimated proved reserves:
Natural gas (Bcfe)	1,707	1,882	1,606	1,343
Natural gas liquids (mmBbls)	—	36	49	48
Oil (MMBbls)	59	82	88	69
Total estimated proved reserves (Bcfe)	2,061	2,590	2,425	2,045
Proved developed producing (Bcfe)	1,418	1,827	1,539	1,297
Proved developed non-producing (Bcfe)	105	101	16	11
Proved undeveloped (Bcfe)	538	662	870	737
Percent proved developed producing reserves (%)	69%	71%	63%	63%
PV-10 (1) (in thousands)	$3,017,103	$4,942,337	$3,907,027	$2,760,048
Standardized measure of discounted future net cash flows (in thousands)(2)	$2,445,537	$3,685,670	$3,075,188	$2,336,991

(1)

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our natural gas and oil properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our natural gas and oil properties. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows.
(2)	Amounts based on an estimated tax basis for the Acquired Business. Tax basis as of December 31, 2012, is based upon preliminary information and subject to change.

The following table provides a reconciliation of the standardized measure of discounted future net cash flows to PV-10:

(dollars in thousands)	As of June 30, 2010	As of June 30, 2011	As of June 30, 2012	As of December 31, 2012
PV-10	$3,017,103	$4,942,337	$3,907,027	$2,760,048
Present value of future income tax discounted at 10%	(571,566)	(1,256,667)	(831,839)	(423,057)

Standardized measure of discounted future net cash flows	$2,445,537	$3,685,670	$3,075,188	$2,336,991

Technology Used to Establish Proved Reserves

Under the SEC rules, proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs and under existing economic conditions, operating methods and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. Reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

To establish reasonable certainty with respect to our estimated proved reserves, our internal reserve engineers and Netherland, Sewell & Associates, Inc., our independent reserve engineers, employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, electrical logs, radioactivity logs, core analyses, geologic maps and available downhole and production data, seismic data and well test data. Reserves attributable to producing wells with sufficient production history were estimated using appropriate decline curves, material balance calculation or other performance relationships. Reserves attributable to producing wells with limited production history and for undeveloped locations were estimated using pore volume calculations and performance from analogous wells in the surrounding area and geologic data to assess the reservoir continuity. These wells were considered to be analogous based on production performance from the same formation and completion using similar techniques.

Qualifications of Technical Persons and Internal Controls Over Reserves Estimation Process

In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and guidelines established by the SEC, Netherland, Sewell & Associates, Inc., our independent reserve engineers, estimated 100% of our proved reserve information as of June 30, 2012 and as of December 31, 2012 included in this prospectus. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

We maintain an internal staff of petroleum engineers and geoscience professionals who work closely with our independent reserve engineers to ensure the integrity, accuracy and timeliness of data furnished to Netherland, Sewell & Associates, Inc. in their reserves estimation process. Our technical team meets regularly with representatives of Netherland, Sewell & Associates, Inc. to review properties and discuss methods and assumptions used in Netherland, Sewell & Associates, Inc.’s preparation of the year-end reserves estimates. The Netherland, Sewell & Associates, Inc. reserve report is reviewed with representatives of Netherland, Sewell & Associates, Inc., and our internal technical staff before dissemination of the information. Additionally, our senior management reviews the Netherland, Sewell & Associates, Inc. reserve report.

Brent Cox, General Manager—Engineering, is the technical person primarily responsible for overseeing the preparation of our reserves estimates. He has over 11 years of practical petroleum engineering experience with approximately five years of this experience being in the estimation and evaluation of reserves. He is a registered Professional Engineer in the State of Oklahoma since 2006. He has a Bachelor of Science degree in Petroleum Engineering from the University of Tulsa and a Master of Business Administration from Oklahoma State University. Our General Manager—Engineering reports directly to one of our Senior Vice-Presidents. Reserve estimates are reviewed and approved by the General Manager—Engineering with final approval by one of our Senior Vice-Presidents. Our senior management also reviews our independent engineers’ reserve estimates and related reports with senior reservoir engineering staff and other members of our technical staff.

Productive Wells

The following table sets forth the number of productive wells in which we owned a working interest at December 31, 2012. Productive wells consist of producing wells capable of producing, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Gross wells are the total number of productive wells in which we have working interests, and net wells are the sum of our fractional working interests owned in gross wells. As of December 31, 2012, approximately 88% of our total gross wells and net productive wells were natural gas wells.

	Gross	Net
Rockies
Oil	324	130
Gas	1,149	520

	1,473	650
Mid-Continent
Oil	406	102
Gas	3,747	1,278

	4,153	1,380
East Texas
Oil	96	56
Gas	1,897	1,278

	1,993	1,334
Other
Oil	19	11
Gas	9	3

	28	14

Total	7,647	3,378

Drilling Activities

The table below sets forth the results of the drilling activities for the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce, or are capable of producing, commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return. Dry wells are those that prove to be incapable of producing hydrocarbons in sufficient quantities to justify completion.

	Year Ended December 31, 2012	Six Months Ended December 31, 2011	Year Ended
			June 30, 2011	June 30, 2010
Exploratory wells
Productive(1)	8	2	8	15
Dry	1	—	4	1

Total exploratory	9	2	12	16

Development wells
Productive(1)	275	209	455	288
Dry	51	5	47	25

Total development	326	214	502	313

Total wells
Productive(1)	283	211	463	303
Dry	52	5	51	26

Total development and exploratory	335	216	514	329

(1)	Although a well may be classified as productive upon completion, future changes in natural gas and oil prices, operating costs and production may result in the well becoming uneconomical, particularly exploratory wells where there is no production history.

Developed and Undeveloped Acreage

We hold interests in developed and undeveloped natural gas and oil acreage in the locations set forth in the table below. These interests take the form of working interests in oil and natural gas leases or licenses that have varying terms. The following table presents a summary of our net acreage as of September 30, 2012:

	Developed Acreage		Undeveloped Acreage		Total Acreage
	(acreage in thousands)
	Gross	Net	Gross	Net	Gross	Net
Rockies(1)	1,002	517	1,153	814	2,155	1,331
Mid-Continent	1,327	598	197	86	1,524	684
East Texas(2)	562	352	158	98	720	450
Other(3)	79	44	830	376	909	420

Total acreage	2,970	1,511	2,338	1,374	5,308	2,885

(1)	Includes acreage sold on December 20, 2012 to two purchasers. See “—Core Operating Areas—Rockies—Williston Basin” below.
(2)	The Company’s East Texas region includes North Louisiana and the southeastern United States.
(3)	Other includes acreage in our Permian and New Ventures regions. Some of the New Ventures acreage is located within the geographical boundaries of the other regions.

Production, Revenues and Price History

Oil and natural gas are commodities. The prices that we receive for the oil and natural gas that we produce are largely a function of market supply and demand. We are not committed to provide any material fixed or determinable quantities of oil or natural gas under any existing contracts or agreements, other than hedging agreements. Demand is impacted by general economic conditions, weather and other seasonal conditions, including hurricanes and tropical storms. Over or under supply of natural gas or oil can result in substantial price volatility. Historically, commodity prices have been volatile and we expect that volatility to continue in the future. A substantial or extended decline in natural gas or oil prices or poor drilling results could have a material adverse effect on our business, results of operations, financial condition, access to capital and ability to grow. See “Risk Factors—Risks Relating to the Natural Gas and Oil Industry and Our Business.”

The following table sets forth information regarding our net production of oil and natural gas and certain price and cost information for each of the periods indicated. The Predecessor data includes information relating to the Gulf Coast and Offshore regions that were subject to the Gulf Coast and Offshore Reorganization. For additional information on price calculations, see the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Predecessor				Successor	Predecessor	Successor
	Year Ended June 30,			July 1, 2011 through December 21, 2011	From Inception (November 14, 2011) through December 31, 2012	Nine Months Ended September 30, 2011	Nine Months Ended September 30, 2012
	2009	2010	2011
						(unaudited)	(unaudited)
						(as restated)	(as restated and recast)
Production data:
Natural gas (Bcf)(1)	241.8	226.0	229.2	107.3	6.1	173.8	155.1
Oil (MMBbls)	5.3	5.7	5.2	2.7	0.2	4.1	4.6
Combined production (Bcfe)(2)	273.8	260.1	260.5	123.7	7.1	198.6	182.5
Average combined daily production (Bcfe/d)(2)	750.2	712.7	713.8	710.9	714.4	727.3	668.3

Average sales prices before effects of hedges:(3)
Natural gas (Mcf)(1)	$5.36	$4.41	$4.29	$4.10	$3.43	$4.46	$2.50
Oil (Bbl)	62.76	71.43	85.65	88.44	89.44	89.45	83.50
Mcfe	5.96	5.39	5.49	5.51	5.10	5.77	4.22

Average sales prices after effects of realized hedges:(3)
Natural gas (Mcf)(1)	$6.37	$5.98	$5.33	$4.76	$4.55	$4.96	$3.36
Oil (Bbl)	63.21	73.24	82.63	85.73	82.95	83.03	80.71
Mcfe	6.86	6.80	6.35	6.02	5.89	6.07	4.86

Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$0.95	$0.87	$0.80	$0.98	$0.75	$0.73	$0.93
Production taxes	0.38	0.38	0.41	0.49	0.50	0.40	0.35

Total	$1.33	$1.25	$1.21	$1.47	$1.25	$1.13	$1.28

Asset retirement obligations accretion expense	0.04	0.03	0.03	0.03	0.03	0.03	0.02
Depreciation, depletion and amortization	3.32	2.27	2.06	2.77	2.57	2.14	2.72
General and administrative expenses, net	0.14	0.39	0.56	3.54	20.11	0.53	0.62

(1)	Natural gas volumes and prices include natural gas liquids for the periods presented.

(2)	Oil is converted to Mcfe using the industry standard conversion rate of one barrel of oil to six thousand cubic feet of natural gas.
(3)	Average prices shown in the table reflect prices both before and after the effects of our realized economic commodity hedging transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivatives.

Core Operating Areas

Rockies

Although Samson has owned and operated wells in the Rockies for decades, we made an effort to grow the region in early 2000 with a $127.0 million acquisition in the Green River basin. In February 2002, Samson opened an office in Denver to continue expanding our presence in this core area. The Rockies region has grown to 1.3 million net acres as of September 30, 2012, of which 39% is held by production, in four major producing basins: Williston, Powder River, Green River and San Juan, with an aggregate of 421 Bcfe of proved developed producing reserves, of which approximately 70% was natural gas, as of December 31, 2012. As of December 31, 2012, we had an interest in 1,473 gross wells in the Rockies, of which we operated approximately 44% of the wells and 79% of our net production. For the year ended December 31, 2012 we drilled 103 gross wells with a success rate of approximately 100%. The region currently has an inventory of approximately 2,312 risked drilling locations located across the Williston, Powder River and Green River basins. We also have several midstream and administrative assets in the Rockies region such as salt water gathering and disposal systems, gas gathering systems and three field offices.

As of September 30, 2012, in the Williston Basin (including approximately 85,000 net acres in eastern Montana), we have approximately 520,000 net acres. Subsequent to September 30, 2012 we sold certain assets in the Williston Basin as described below under “—Williston Basin.” Our Williston Basin position is primarily located in Divide and Burke Counties, North Dakota and Sheridan County, Montana. As of December 31, 2012, we have interests in 96 wells on our operated acreage and we have interests in 106 additional non-operated wells within the Basin.

In the Powder River Basin, we have accumulated approximately 275,000 net acres with exposure to multiple oil-weighted pay intervals including the Parkman, Sussex, Shannon, Niobrara, Frontier, Mowry and Muddy formations. Samson currently operates 51 horizontal wells targeting the Sussex formation and 4 horizontal wells targeting the Shannon formation.

In the Green River Basin, we are targeting the liquids-rich gas Fort Union objective and, as of September 30, 2012, have accumulated approximately 25,500 net acres. Samson also has a significant proved developed producing base in the Fruitland Coal formation of the San Juan basin.

Most of our reserves in the Rockies region are oil or liquids-rich natural gas, located in the following areas:

Powder River—The Powder River basin contains multiple stacked horizontal oil targets. New technology, including horizontal wells and multiple fracturing jobs has allowed Samson to access tight oil sands and shales within the basin that have largely remained untapped with the majority of the original oil still in place. Samson’s acreage is ideally positioned in the Powder River basin at the basin-center allowing for multiple sands to be highly prospective for horizontal exploitation under our acreage. We have a multi-decade drilling inventory in this basin, with 1,180 risked drilling locations. Samson has approximately 275,000 net acres in the basin.

Prospective formations in the Powder River basin include the Sussex, Shannon, Frontier, Muddy and Parkman sands as well as the Niobrara and Mowry oil shales. To date, Samson has focused on exploiting the

Sussex and Shannon oil sands with 5,000 foot multi-stage frac horizontal laterals. Samson has approximately 900 additional Sussex and Shannon resource locations remaining to be drilled. We currently operate three drilling rigs which are actively drilling in the Powder River basin. We expect to drill 27 net wells in the Powder River basin in 2013.

Williston Basin—As of September 30, 2012, we held interests in approximately 520,000 net acres in the Williston basin, including approximately 85,000 net acres in eastern Montana. As further described below, on December 20, 2012 we sold approximately 147,000 of these acres to two purchasers. The Bakken and Three-Forks/Sanish play is one of the most active onshore oil plays in the United States. It consists of two highly organic, thermally mature, oil-generating shales that encase a reservoir sequence of marine siltstones, sandstones and carbonates. Exploitation of this reservoir is accomplished by drilling and completing horizontal wellbores ranging in length from 5,000 to over 9,000 feet.

Samson entered the Williston basin via a leasehold exchange and exploration agreement with Continental Resources, Inc. in 2006. We have since expanded our acreage position considerably beyond the initial exploration area with Continental and now operate the majority of our acreage position. We hold a large Bakken acreage position and have a multi-year drilling inventory. We currently have approximately 737 risked drilling locations in the Williston basin and we currently operate two drilling rigs in the Basin. We expect to drill 11 net wells in the Williston basin in 2013.

On December 20, 2012 we closed two sales of properties in the Williston Basin. One of such sales was to Continental Resources, Inc., where we sold certain Bakken producing and undeveloped properties for $650 million. The properties included leasehold of approximately 127,000 net acres, primarily in Divide and Williams counties, North Dakota and production of approximately 5,600 barrels of oil equivalent per day. The second sale was to Bakken Hunter, an affiliate of Magnum Hunter, where we sold additional Bakken producing and undeveloped properties for $30 million. The properties included leasehold of approximately 21,000 net acres, located in Divide County, North Dakota and production of approximately 200 barrels of oil equivalent per day.

Green River—We have multiple producing fields in the Green River basin, the most active of which is Cepo field. Cepo field produces primarily from the Fort Union reservoir, a stacked lenticular fluvial sand package. In many respects Cepo field is similar to the liquids-rich Jonah field in that it produces liquids-rich natural gas from tight stacked reservoirs and is located at the respective basin center. We have approximately 300 identified horizontal locations in Cepo field within approximately 25,500 net acres. The acreage is held by two federal units. We are currently in discussions with regulators to extend the drilling window in this area from its current duration of six months to the entire year. We currently operate two seasonal drilling rigs in the Cepo field in the Green River basin. We expect to drill 20 net wells in the Green River basin in 2013.

San Juan—Samson has a large production base in the San Juan basin producing from 323 primarily Fruitland Coal wells. We purchased this asset from a private seller in 2004 and have since drilled approximately 150 additional infill wells and we reworked and sidetracked a number of additional locations. We have a limited number of additional locations left to drill in the San Juan basin. During 2013, we plan to drill six wells in the San Juan basin.

Mid-Continent

Our Mid-Continent region, which has been in place since the early years of the Company, has 683,550 net acres, of which 88% is held by production, in Oklahoma, the Texas Panhandle, Arkansas and Kansas with 431 Bcfe of proved developed producing reserves, of which approximately 76% was natural gas, as of December 31, 2012. Major producing zones targeted include the Texas Granite Wash, Oklahoma Prue Wash and Cana Woodford. At December 31, 2012, we had working interests in 4,153 producing wells, of which we operated approximately 35% of the wells and 56% of our net production. For the year ended December 31, 2012 we drilled 113 gross wells with a success rate of approximately 99%. The region currently has an inventory of approximately 1,215 risked resource locations located across the Granite Wash, Prue Wash, Cana Woodford and other plays.

Our Granite Wash operations are concentrated in the Texas Panhandle where we have approximately 54,000 net acres, of which 84% is held by production. The play is characterized as an oil and liquids-rich gas stacked resource with multiple prospective horizons ranging from oil, liquids-rich to dry gas targets. Currently we are targeting Cottage Grove Wash and Hogshooter Wash members of the Granite Wash stacked play. The Prue Wash operations, concentrated in western Oklahoma where Samson has approximately 75,000 net acres, have the same characteristics as the Granite Wash with multiple stacked horizons. The Cana Woodford is a liquids-rich gas shale play located in west-central Oklahoma where we have approximately 30,000 net acres.

The majority of our reserves in the Mid-Continent region are in oil and liquids-rich natural gas plays, located in the following areas:

Texas Granite Wash—This area is a highly active, oil and liquids-rich natural gas play with stacked hydrocarbon-bearing sands located in the Texas Panhandle. The Granite Wash has historically been exploited by vertical producers and the majority of our wells are vertical producers. With the advent of new technology, the Granite Wash is now being exploited by horizontal wells targeting the most prolific producing horizons within the 1,500 foot thick Granite Wash reservoir. We have identified up to ten prospective and distinct horizons that are expected to be productive within the Granite Wash reservoir.

In this area, we currently have working interests in more than 665 Granite Wash wells. We have 467 risked horizontal resource locations on approximately 54,000 net acres within the play. We currently operate three drilling rigs in the Texas Granite Wash, and we expect to drill 17 net wells in the Granite Wash in 2013.

Oklahoma Prue Wash—The Prue Wash is an active, liquids-rich horizontal natural gas play located in western Oklahoma. In many respects, the Prue Wash is geologically similar to the Granite Wash play and is often considered the eastern extension of the Texas Granite Wash play. As opposed to the Granite Wash, Prue Wash drilling activity began more recently and has largely been developed via horizontal drilling. Samson has 210 identified risked resource locations and approximately 75,000 net acres within the Prue Wash play. We do not currently operate any drilling rigs in the Prue Wash play but plan to participate in multiple non-operated wells as other operators propose the drilling of Prue Wash wells.

Cana Woodford—The Cana Woodford is a liquids-rich shale play located in west-central Oklahoma. Samson has approximately 30,000 net acres in the Cana Woodford play and has drilled or participated in 94 wells to date. We have 393 identified risked resource locations in the play. We do not currently operate any drilling rigs in the Cana Woodford play but plan to participate in multiple non-operated wells as other operators propose the drilling of Cana Woodford wells.

East Texas

Although Samson has owned and operated wells in East Texas for decades, we made an effort to grow the region in early 1999 with a $191.0 million acquisition. We have grown to approximately 451,000 net acres, of which 78% is held by production, in East Texas and North Louisiana, with 440 Bcfe of proved developed producing reserves, of which approximately 90% was natural gas, as of December 31, 2012. Major producing zones targeted include the Haynesville, Travis Peak and Cotton Valley. As of December 31, 2012, we had a working interest in 1,993 producing wells, of which we operated approximately 69% of the wells and 87% of our net production. For the year ending December 31, 2012, we drilled 25 gross wells in East Texas with a success rate of 100%. Three additional wells were in progress at December 31, 2012. The region currently has an inventory of approximately 135 risked locations across the region focused on the development of the Cotton Valley formations. We also have a large inventory of more than 750 identified Haynesville and Mid-Bossier locations that that may be developed as commodity prices improve. We also have several midstream and administrative assets in the East Texas region, such as gas gathering systems, compression and compressor systems, and field offices in Longview, Texas and Bossier City, Louisiana.

Substantially all of our reserves in East Texas are located in the following geological formations:

Cotton Valley—The Cotton Valley is a prolific producing reservoir in the East Texas region and produces liquids rich natural gas as well as substantial volumes of oil and natural gas condensate. The Cotton Valley Sand formation is an abundant consolidated sand formation located approximately 1,500 feet above the Haynesville Shale, at depths ranging from approximately 7,800 feet to 10,000 feet. The thickness of the Cotton Valley Sand is as much as 1,500 feet. Very fine grained sandstones, siltstones, shales and limestones comprise the majority of the rock types found in the Cotton Valley Sand interval. The Cotton Valley has historically been drilled vertically and the majority of our Cotton Valley wells are vertical producers. Recently, we have begun to exploit the Cotton Valley with horizontal completions. We currently operate or have working interests in 897 producing wells in the Cotton Valley Sand. We currently operate one drilling rig which is actively drilling horizontal Cotton Valley Sand wells. We expect to drill eight net wells in the Cotton Valley Sand in 2013.

Haynesville—We have approximately 115,000 net acres in the Haynesville, of which approximately 29,000 net acres are in the high-graded core of the play. The Haynesville Shale reservoir is defined by a shale formation located at depths ranging from approximately 11,000 feet to 12,000 feet. The Haynesville Shale, which is approximately 300 feet thick and composed of an organic rich black shale, has become one of the most prolific natural gas reservoirs in the United States. We currently have interests in approximately 141 wells in the Haynesville. We have an inventory of more than 750 identified Haynesville and Mid-Bossier locations that may be developed as commodity prices improve. We have no plans to drill any operated Haynesville Shale wells in 2013.

Travis Peak—The Travis Peak is a prolific gas producing reservoir within the East Texas region. Samson was quite active drilling vertical Travis Peak wells during the previous period of high gas prices but we have since re-deployed capital to more attractive plays. Samson maintains a large inventory of vertical Travis Peak locations that it will be able to exploit should natural gas prices move substantially higher. We currently operate or have working interests in approximately 500 producing wells in the Travis Peak.

Additional prospective horizontal plays—Samson is currently pursuing additional prospective horizontal plays such as the Woodbine and Georgetown/Buda. The Woodbine play consists of multiple stacked oil horizons that are prospective horizontal targets. The horizontal targets include the Woodbine, Sub-Clarksville Sands, Maness Shale, Georgetown/Buda Lime and Glen Rose Lime among others. Samson has approximately 49,000 net acres in the Woodbine oil and liquids-rich gas play and we have identified 13 risked locations within the play. The risked location count has the potential to increase as Samson continues to delineate and explore on this acreage position. We do not currently operate any drilling rigs in the Woodbine as we assess the results of other operators drilling near our acreage position.

Other

In addition to our three core regions, we have 419,994 additional net acres spread across various resource plays in the United States. We have 115,664 net acres in the Permian Basin, which we are actively developing, and 304,330 net exploratory acres in other tight and unconventional plays, including the Marcellus, Tucumcari, Paradox, Las Vegas and San Raton plays. In the Permian Basin, we are primarily focused on oil prone reservoirs, including the Wolfcamp, Clearfork and Cline Shale reservoirs.

Title to Properties

As is customary in the natural gas and oil industry, we initially conduct only a cursory review of the title to our properties on which we do not have proved reserves. Prior to the commencement of drilling operations on those properties; however, we conduct a more thorough title examination and perform curative work with respect to significant defects. To the extent title opinions or other investigations reflect title defects on those properties, we are typically responsible for curing or resolving such title defects at our expense. We generally will not commence drilling operations on a property until we have cured any material title defects on the property. In addition, prior to completing an acquisition of producing natural gas and oil leases, we perform title reviews on the most significant leases, and depending on the materiality of properties, we may obtain an attorney’s title opinion or review previously obtained title opinions. Based on the foregoing, we believe that we have satisfactory title to our producing properties in accordance with standards generally accepted in the natural gas and oil industry. Our natural gas and oil properties are subject to customary royalty and other interests, liens for current taxes and other burdens which we believe do not materially interfere with the use of, or affect our carrying value of, the properties.

Risk Management

We have designed a risk management policy using derivative instruments to provide partial protection against declines in natural gas and oil prices by reducing the risk of price volatility and the effect it could have on our operations and our ability to finance our capital budget and operations. Our decision on the quantity and price at which we choose to hedge our production is based on our view of existing and forecasted production volumes, budgeted drilling projects and current and future market conditions. While there are many different types of derivatives available, we typically use natural gas and crude oil price collars and swap agreements to attempt to manage price risk more effectively. The collar agreements are put and call options used to establish floor and ceiling commodity prices for a fixed volume of production during a certain time period. Periodically, we may pay a fixed premium to increase the floor price above the existing market value at the time we enter into the arrangement. All collar agreements provide for payments to counterparties if the index price exceeds the ceiling and payments from the counterparties if the index price is below the floor. The price swaps call for payments to, or receipts from, counterparties based on whether the market price of natural gas and oil for the period is greater or less than the fixed price established for that period when the swap is put in place. For additional information on our hedging position, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following is a summary of our derivative transactions designed to economically hedge a portion of our future production as of September 30, 2012:

	Natural Gas			Crude Oil			Natural Gas Liquids		Combined
Year ended December 31,	Volume Hedged (MMBtu/d)	% Hedged vs. PDP	Avg. Hedge Price ($/MMBtu)	Volume Hedged (bbl/d)	% Hedged vs. PDP	Avg. Hedge Price ($/bbl)	Volume Hedged (bbl/d)	% Hedged vs. PDP	Volume Hedged Mcfe/d
2012(1)	436,575	101%	$3.81	16,500	119%	$91.50	4,050	49%	551,315
2013	326,439	88%	$3.75	18,256	172%	$91.80	3,150	47%	448,475
2014	199,301	64%	$4.12	15,500	194%	$90.34	—	N/A	288,393
2015	92,297	35%	$4.09	3,500	53%	$90.91	—	N/A	111,488
2016	86,191	37%	$4.08	—	0%	N/A	—	N/A	84,501
2017	40,000	19%	$3.92	—	0%	N/A	—	N/A	39,216

(1)	October—December 2012.

Competition

The natural gas and oil industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce natural gas and oil, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive natural gas and oil properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low natural gas and oil market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would materially adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing natural gas and oil properties.

There is also competition between natural gas and oil producers and other industries producing energy and fuel. Furthermore, competitive conditions may be substantially affected by various forms of energy legislation and/or regulation considered from time to time by federal, state or local governments. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon our future operations. Such laws and regulations may substantially increase the costs of exploring for, developing or producing oil and natural gas and may prevent or delay the commencement or continuation of a given operation. Our larger competitors may be able to absorb the burden of existing, and any changes to, federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position.

Marketing and Significant Customers

We market the crude oil and natural gas production from properties we operate for both our account and the account of many of the other working interest owners in these properties. We sell our production to a variety of purchasers under varying length of term contracts ranging from one day to seven years, but all are at market driven prices. Production is sold to a number of competitive, creditworthy customers.

During the nine months ended September 30, 2012, purchases by our top ten customers equated to approximately 41.9% of our total natural gas and crude oil revenues. Our top four customers and their approximate percentage of our total revenues were: Shell Trading (US) Company (11.6%); Enbridge Energy Partners, L.P. (7.3%); Eastex Crude Company (4.2%); and Plains Marketing (4.1%). In addition to our top four customers, we had significant revenue exposure to Continental Resources (8.6%). We do not believe that the loss of any of the customers or entities to which we have exposure would result in a material adverse effect on our ability to market our natural gas and oil production.

Delivery Commitments

A portion of our production is sold under certain contractual arrangements that specify the delivery of a fixed and determinable quantity. As of September 30, 2012, we were committed to deliver the following fixed quantities of production.

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Natural Gas (Bcf)	37.2	36.9	0.3	—	—

We expect to fulfill our delivery commitments with production from our proved developed reserves. Our proved reserves have been sufficient to satisfy our delivery commitments during the three most recent years, and we expect such reserves will continue to satisfy our future commitments. However, should our proved reserves not be sufficient to satisfy our delivery commitments, we can and may use spot market purchases to fulfill these commitments.

Seasonality of Business

Weather conditions affect the demand for, and prices of, natural gas and can also delay drilling activities, disrupting our overall business plans. Demand for natural gas is typically higher in the fourth and first quarters of the calendar year resulting in higher natural gas prices. Due to these seasonal fluctuations, results of operations for individual quarterly periods may not be indicative of the results that may be realized on an annual basis.

Governmental Regulation

Our operations are substantially affected by federal, state and local laws, regulations and agency actions and rule making. In particular, natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws, regulations and agency actions. All of the jurisdictions in which we own or operate producing natural gas and oil properties have statutory provisions regulating the exploration for and production of natural gas and oil, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of crude oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the natural gas industry are regularly considered by federal, state and local governments, courts and agencies. We cannot predict when or whether any such proposals may become effective.

We believe we are in substantial compliance with currently applicable laws and regulations and that continued substantial compliance with existing requirements will not have a material adverse effect on our financial position, cash flows or results of operations. However, current regulatory requirements may change, currently unforeseen environmental incidents may occur or past non-compliance with environmental laws or regulations may be discovered.

Regulation of Production of Natural Gas and Oil

The production of natural gas and oil is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of natural gas and oil properties, the establishment of maximum allowable rates of production from natural gas and oil wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of natural gas and oil that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil and natural gas within its jurisdiction.

We own interests in properties located onshore in a number of U.S. states. These states regulate drilling and operating activities by requiring, among other things, permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells, and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandonment of wells. The laws of these states also govern a number of environmental and conservation matters, including the handling and disposing or discharge of waste materials, the size of drilling and spacing units or proration units and the density of wells that may be drilled, unitization and pooling of oil and natural gas properties and establishment of maximum rates of production from oil and natural gas wells. Some states have the power to prorate production to the market demand for oil and natural gas. Local jurisdictions are also increasing their regulations on oil and natural gas operators in many areas.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the natural gas and oil industry are subject to the same regulatory requirements and restrictions that affect our operations.

Regulation of Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated by agencies of the U.S. federal government, primarily FERC. FERC regulates interstate natural gas transportation rates and service conditions, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services.

In the past, the federal government regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at competitive market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the Natural Gas Policy Act (“NGPA”) and culminated in adoption of the Natural Gas Wellhead Decontrol Act which removed controls affecting wellhead sales of natural gas effective January 1, 1993. The transportation and sale for resale of natural gas in interstate commerce is regulated primarily under the Natural Gas Act (“NGA”) and by regulations and orders promulgated under the NGA by FERC. In certain limited circumstances, intrastate transportation and wholesale sales of natural gas may also be affected directly or indirectly by laws enacted by Congress and by FERC regulations.

Beginning in 1992, FERC issued a series of orders to implement its open access policies. As a result, the interstate pipelines’ traditional role as wholesalers of natural gas has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

The Domenici Barton Energy Policy Act of 2005 (“EP Act 2005”) is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, EP Act 2005 amends the NGA to add an anti-market manipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. The EP Act 2005 provides FERC with the power to assess civil penalties of up to $1.0 million per day for violations of the NGA and increases FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to $1.0 million per violation per day. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-market manipulation provision of EP Act 2005, and subsequently denied rehearing. The rules make it unlawful to: (1) in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading or (3) to engage in any act or practice that operates as a fraud or deceit upon any person. The new anti-market manipulation rule does not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but does apply to activities of gas pipelines and storage companies that provide interstate services, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under Order 704. The anti-market manipulation rule and enhanced civil penalty authority reflect an expansion of FERC’s NGA enforcement authority.

On December 26, 2007, FERC issued Order 704, a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing. Under Order 704, wholesale buyers and sellers of more than 2.2 million MMBtus of physical natural gas in the previous calendar year, including natural gas gatherers and marketers, are now required to report, on May 1 or such other time as directed by FERC each year, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to, or may contribute to the formation of price indices. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order 704. Order 704 also requires market participants to indicate whether they report prices to any index publishers, and if so, whether their reporting complies with FERC’s policy statement on price reporting.

On November 20, 2008, FERC issued Order 720, a final rule on the daily scheduled flow and capacity posting requirements. Under Order 720, major non-interstate pipelines, defined as certain non-interstate pipelines delivering, on an annual basis, more than an average of 50 million MMBtus of gas over the previous three calendar years, are required to post daily certain information regarding the pipelines’ capacity and scheduled flows for each receipt and delivery point that has a design capacity equal to or greater than 15,000 MMBtu per day and may also require posting or reporting of rates associated with services on those pipelines. Requests for clarification and rehearing of Order 720 have been filed at FERC and a decision on those requests is pending.

We cannot accurately predict whether FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Additional proposals and proceedings that might affect the natural gas industry are pending before FERC and the courts. The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by FERC will continue. However, we currently have no reason to believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Gathering service, which occurs upstream of jurisdictional transmission services, is regulated by the states onshore and in state waters. Although its policy is still in flux, FERC has reclassified certain jurisdictional transmission facilities as non-jurisdictional gathering facilities, which has the tendency to increase our costs of getting gas to point of sale locations. State regulation of natural gas gathering facilities generally include various safety, environmental and, in some circumstances, nondiscriminatory-take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Section 1(b) of the NGA exempts natural gas gathering facilities from regulation by FERC as a natural gas company under the NGA. We believe that the natural gas pipelines in our gathering systems meet the traditional tests FERC has used to establish a pipeline’s status as a gatherer not subject to regulation as a natural gas company. However, the distinction between FERC-regulated transmission services and federally unregulated gathering services is the subject of on-going litigation, so the classification or reclassification and regulation of our gathering facilities are subject to change based on future determinations by FERC, the courts or the U.S. Congress.

Our sales of natural gas are also subject to requirements under the Commodity Exchange Act (“CEA”) and regulations promulgated thereunder by the CFTC. The CEA prohibits any person from manipulating or attempting to manipulate the price of any commodity in interstate commerce or futures on such commodity. The CEA also prohibits knowingly delivering or causing to be delivered false or misleading or knowingly inaccurate reports concerning market information or conditions that affect or tend to affect the price of a commodity.

Intrastate natural gas transportation is also subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of state regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis should not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

Changes in law and to FERC policies and regulations may adversely affect the availability and reliability of firm and/or interruptible transportation service on interstate pipelines and certain interstate pipelines, and we cannot predict what future action FERC will take, if any. We currently have no reason to believe, however, that any regulatory changes will affect us in a way that materially differs from the way they will affect other natural gas producers, gatherers and marketers with which we compete.

Environmental Matters

Our operations are subject to extensive and increasingly stringent federal, state and local laws, as well as agency actions and rule making, pertaining to the protection of the environment and human health and safety. These include requirements governing the release, emission or discharge of materials into the environment, the generation, storage, transportation, handling and disposal of materials (including solid and hazardous wastes), or otherwise relating to pollution or protection of the environment, natural resources, or human health and safety. Wellbore integrity regulations are also being considered by a number of regulatory bodies. Numerous governmental agencies, such as the EPA and state environmental regulatory authorities, have the authority to prescribe and implement environmental, health and safety regulations governing various aspects of oil and natural gas production. We must take into account the timing and cost of complying with, and in many cases applying for permits under, such laws and regulations in planning, designing, constructing, drilling, operating and abandoning wells and related surface facilities, including gathering, transportation, storage and waste disposal facilities. If we fail to comply with these laws and regulations, we could be assessed administrative, civil and criminal penalties, as well as be issued injunctions limiting or prohibiting our activities.

Environmental regulatory programs typically regulate the handling and disposal of drilling and production materials and wastes, human health and safety practices, and the protection of water and air. We may be required to obtain permits for, among other things, air emissions, the construction and operation of surface pits to contain drilling muds and other wastes resulting from production activities, the construction and operation of underground injection wells to use for disposal of produced water and other oilfield wastes, and the construction of facilities in environmentally sensitive areas such as wetlands, wilderness areas, and Indian lands. Many factors, including public perception, government policy and agency funding can materially impact the ability to secure environmental construction or operations permits.

We have made and will continue to make expenditures to comply with environmental, health and safety regulations and requirements. These are necessary business costs in the natural gas and oil industry. We believe that the cost of maintaining compliance with these existing regulations will not have a material adverse effect on our business, financial position and results of operation. It is possible that developments, such as the imposition of stricter and more comprehensive environmental, health and safety laws and regulations or changes in the way existing requirements are interpreted or enforced, as well as claims for damages to property or persons resulting from company operations, could result in substantial costs and liabilities, including civil and criminal penalties, and could adversely affect our ability to continue our business as presently conducted.

Solid and Hazardous Waste

Federal, state and local laws may require us to remove or remediate previously disposed wastes, including wastes disposed of or released by us or prior owners or operators in accordance with current laws or otherwise, to suspend or cease operations at contaminated areas, or to perform remedial well plugging operations or response actions to reduce the risk of future contamination. Federal laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, referred to as “CERCLA” or the Superfund law, and comparable state laws may impose strict, and in certain cases joint and several, liability, without regard to fault, on specified potentially responsible parties, including owners or operators of contaminated sites, for the costs of investigating and cleaning up hazardous substances, as well as liability for damages to natural resources. Other federal and state laws, in particular the federal Resource Conservation and Recovery Act, regulate hazardous and non-hazardous wastes. Under a longstanding legal framework, certain wastes generated by our natural gas and oil operations are not currently subject to federal regulations governing hazardous wastes, though they may be regulated under other federal and state laws. These wastes may in the future be designated as hazardous wastes or may otherwise become subject to more rigorous and costly compliance and disposal requirements.

From time to time, releases of materials or wastes have occurred at locations we own or at which we have operations. In some cases we have acquired properties or businesses with a history of on-site contamination. In addition, some of our owned and leased properties have been used for natural gas and oil exploration, production and related activities for a number of years, often by third parties not under our control. During that time, we and/or other owners and operators of these facilities may have generated or disposed of wastes that polluted the soil, surface water or groundwater at our facilities and adjacent properties. For our non-operated properties, we are dependent on the operator for operational and regulatory compliance. Under applicable federal, state and local laws, we have been and continue to be required to address contamination at a number of locations and, to the extent new spills or releases occur or previously unknown contamination is discovered, we may be required to do so again in the future. We are currently addressing contamination at several locations, in some instances in consultation with regulatory authorities. While we do not anticipate at this time that any such remediation is likely to have a material adverse effect on our business, financial position or results of operation, we cannot predict with certainty whether the occurrence of new spills or releases, or the discovery of previously unknown contamination, might result in significant future liabilities.

In addition, we have been subject to lawsuits brought by third parties alleging damages as a result of our operations, and such suits are currently pending against us regarding several locations. While we do not anticipate at this time that resolution of any of these lawsuits is likely to have a material adverse effect on our business, financial position or results of operation, we cannot predict with certainty how liabilities will be allocated in pending matters, or whether new claims may be made against us as a result of the occurrence of new spills or releases, or the discovery of previously unknown contamination.

Groundwater Protection

It is customary in the oil and natural gas industry to manage, store and dispose of produced water and drilling wastes in pits and underground injection wells, and to use enhanced recovery techniques in unconventional and tight oil and natural gas formations, and we or our operators or contractors use these techniques at some of our locations. Should such techniques result in groundwater contamination, we could be subject to fines, penalties, and remediation costs under the federal Safe Drinking Water Act (“SDWA”) and state laws. In addition, landowners and other parties may file claims for personal injury, property and natural resource damages and the cost of providing alternative water supplies.

While many of our wells are drilled in conventional areas and plays, some of our operations are in tight and unconventional oil and natural gas formations. Most of these tight and unconventional plays are drilled using hydraulic fracturing. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas and oil production. Sponsors of bills proposed in the U.S. Congress have asserted that chemicals used in the fracturing process may be adversely impacting drinking water supplies. Proposed legislation would amend the federal SDWA to repeal the exemption for hydraulic fracturing from the SDWA thus requiring the permitting of each and every hydraulic fracturing project, and require the disclosure of chemicals used in the hydraulic fracturing process. This could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process are impairing groundwater or causing other damage. Such bills, if adopted, could establish an additional level of regulation at the federal or state level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

In April 2012, the White House issued an executive order creating a multi-agency task force to coordinate federal oversight of hydraulic fracturing. The EPA is undertaking a national study to understand the potential impact of hydraulic fracturing on drinking water resources. The study will include a review of published literature, analysis of existing data, scenario evaluation and modeling, laboratory studies, and case studies. The EPA issued a progress report in December 2012 detailing the steps being undertaken in the study, and expects to release a final report for peer review and comment in 2014. The EPA has also announced plans to propose effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities by 2014. In December 2011, the EPA published a draft report finding that hydraulic fracturing is a likely cause of drinking water contamination in the vicinity of Pavillion, Wyoming. The EPA’s testing results were confirmed by a second round of well tests in October, 2012; however, the conclusions to be drawn from the testing results remain controversial. While we do not operate wells in the Pavillion gas field, we do own non-operated interests in the field. Findings such as this could increase public pressure on governmental authorities to implement new regulations regarding hydraulic fracturing.

Many states have adopted, or are considering, similar disclosure legislation and/or other regulations. For example, Texas, Colorado, Utah, and Ohio have adopted, and states such as New York have proposed, new rules regarding hydraulic fracturing, including requiring the disclosure of chemicals injected during hydraulic fracturing. In some areas hydraulic fracturing has also been the subject of local ordinances attempting to ban or limit the practice; court challenges to such ordinances have had varied outcomes to date. If new federal or state laws or regulations are adopted that significantly increase the risk of legal challenges to, or restrict the use of, hydraulic fracturing, such legal requirements could make it more difficult or costly for us to perform fracturing and increase our costs of compliance and doing business.

Further, in April 2012, the EPA issued final rules that would subject oil and natural gas operations (production, processing, transmission, storage and distribution) to regulation under the NSPS and NESHAPS programs. The EPA proposed rules also include NSPS standards for completion of hydraulically fractured natural gas wells. These standards include the REC techniques developed in the EPA’s Natural Gas STAR program along with pit flaring of natural gas not sent to the gathering line. The standards would be applicable to newly drilled and fractured wells as well as existing wells that are refractured. Further, the proposed regulations under NESHAPS include MACT standards for those glycol dehydrators and storage vessels at major sources of hazardous air pollutants not currently subject to MACT standards. We are currently evaluating the effect these proposed rules could have on our business. Final implementation of these rules is expected by 2015.

Based on increased regulation and attention given to the hydraulic fracturing process from federal, state and various local governments, greater opposition and litigation toward oil and natural gas production utilizing hydraulic fracturing techniques is anticipated. Additional legislation or regulation could lead to operational delays or increased operating costs of oil and natural gas wells. Adoption or implementation of regulations regarding hydraulic fracturing could cause a decrease in completion of new oil and natural gas wells all of which could adversely affect our financial position, operations and cash flows.

Air Emissions

Our operations produce air emissions through the use of equipment such as compressor engines, condensate and produced water tanks, dehydrators, and heater treaters, and the production of fugitive and loading emissions and flares. The federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through requirements such as New Source Performance Standards (“NSPS”) and National Emissions Standards for Hazardous Air Pollutants (“NESHAP”). We, and/or contractors that we employ, are required to obtain federal or state air permits prior to operating certain equipment, and must comply with limits on the emissions of certain pollutants. If we fail to comply with such requirements, we may be subject to administrative, civil and criminal penalties. On April 17, 2012, the EPA issued a final rule setting forth new NSPS and NESHAP standards for the oil and natural gas sector. We do not expect these requirements to materially adversely affect our business, financial condition or results of operations.

Climate Change and Greenhouse Gas Regulation

Global climate change continues to attract considerable public, scientific and regulatory attention, and GHG emission regulation is becoming more stringent. The EPA has taken a number of steps towards regulating greenhouse gas emissions under the Clean Air Act, including its Mandatory Reporting of Greenhouse Gases Rule published in October 2009, and expanded in November 2010 to include onshore oil and natural gas production activities, its “endangerment” and “cause or contribute” findings under Section 202(a) of the Clean Air Act published in December 2009, and its so-called “Tailoring Rule” concerning regulation of large emitters of greenhouse gases under the Clean Air Act’s Prevention of Significant Deterioration (“PSD”) Program and Title V program issued in May 2010. This rule “tailors” these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” (“BACT”) standards, which will be established by the states or, in some instances, by the EPA on a case-by-case basis. The EPA’s rules relating to emissions of GHGs from large stationary sources of emissions have been subject to a number of legal challenges but the U.S. Court of Appeals for the District of Columbia Circuit dismissed these challenges in June 2012. The Supreme Court has not yet decided whether to review this decision. The permitting requirements of the PSD program apply only to newly constructed or modified major sources. Obtaining a PSD permit requires a source to install BACT for those regulated pollutants that are emitted in certain quantities. Phase I of the Tailoring Rule, which became effective in January 2011, requires projects already triggering PSD permitting that are also increasing GHG emissions by more than 75,000 tons per year to comply with BACT rules for their GHG emissions. Phase II of the tailoring rule, which became effective in July 2011, requires preconstruction permits using BACT for new projects that emit 100,000 tons of GHG emissions per year or existing facilities that make major modifications increasing GHG emissions by more than 75,000 tons per year. Phase III of the tailoring rule, which was promulgated in July 2012, excludes smaller sources from the permitting process. Finally, in October 2009, the EPA issued a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the U.S., including natural gas liquids fractionators and local natural gas/distribution companies, beginning in 2011 for emissions occurring in 2010. In November 2010, the EPA published a final rule expanding the GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. This rule requires reporting of GHG emissions from such facilities on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011. The EPA also proposed GHG emissions standards for new power plants in March 2012. These EPA rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified facilities.

We are currently required to report annual GHG emissions from some of our operations. For reporting year 2010, we were required to report emissions from general combustion sources with GHG emissions greater than 25,000 metric tons CO2 equivalent, and only three of our large compressor stations triggered this requirement. For reporting year 2011, we will be subject to additional requirements applicable to the oil and natural gas sector, which requires estimation of routine and episodic releases of GHGs (primarily methane) from a wide range of equipment such as gas-driven pneumatic equipment, well venting for work overs and completions, storage tanks, dehydrators and compressors (including fugitive leaks from valves, flanges, etc.) across our entire system. These reporting requirements are being phased in over a number of years and, although we cannot determine with accuracy what our additional costs will be to implement the new systems, we do not expect these new requirements to materially adversely affect our business, financial condition or results of operations.

Additional GHG emission-related requirements that are in various stages of development may also affect our operations. In addition to the EPA initiatives, the U.S. Congress has considered legislation that would establish a nationwide cap-and-trade system for GHGs. In addition, a number of states have begun taking action on their own or as part of a multi-state program to control and/or reduce emissions of greenhouse gases. If enacted, such laws and regulations could require us to modify existing, or obtain new, permits, implement additional pollution control technology, curtail operations or increase significantly our operating costs.

A number of states have begun taking action on their own or as part of a multi-state program to control and/or reduce emissions of greenhouse gases. For example, California is developing regulations to implement the Global Warming Solutions Act of 2006 (AB 32), including GHG reporting requirements and a cap-and-trade plan. In addition, nine Northeastern states participating in the Regional Greenhouse Gas have capped GHG emissions, and are implementing plans to reduce GHG emissions by 2018.

Regulation of GHG emissions could also result in reduced demand for our products, as oil and natural gas consumers seek to reduce their own GHG emissions. Any regulation of GHG emissions, including through a cap-and-trade system, technology mandate, emissions tax, reporting requirement or other program, could materially adversely affect our business, reputation, operating performance and product demand. In addition, to the extent climate change results in more severe weather and significant physical effects, such as increased frequency and severity of storms, floods, and droughts, our own or our customers’ operations may be disrupted, which could result in a decrease in our available product or reduce our customers’ demand for products.

Related Insurance

We maintain insurance against some risks associated with above or underground contamination that may occur as a result of our exploration and production activities. However, this insurance is limited to activities at the wellsite and there can be no assurance that this insurance will continue to be commercially available or that this insurance will be available at premium levels that justify its purchase by us. The occurrence of a significant event or discovery of conditions that are not fully insured or indemnified against could have a materially adverse effect on our financial condition and operations.

Legal Proceedings

There are pending and threatened legal matters, including lawsuits and other proceedings, in which claims or causes of action have been asserted by and against us relating to matters arising in the ordinary course of our business. In certain instances, we maintain insurance and/or possess indemnification rights against third parties that may reduce some or substantially all of our potential losses and exposure in such lawsuits and proceedings. The lawsuits and proceedings may include multiple plaintiffs and defendants. In one lawsuit where we are named as the defendant, the plaintiffs are seeking to certify a large class of Oklahoma royalty owners which, if so certified, would have the effect of increasing the amount of claims asserted against us.

We cannot predict the outcome of any such lawsuits and proceedings and, while an outcome could be significant, our management team does not expect any outcome of currently pending or threatened legal matters to have a material adverse impact on our financial condition.

Employees

As of December 31, 2012, we had 973 employees. We hire independent contractors on an as needed basis. We have no collective bargaining agreements with our employees. We believe that our current employee relationships are satisfactory.

Management

The following table sets forth certain information regarding our directors and executive officers. Ages stated are as of December 31, 2012. Directors are elected until death, resignation, retirement, disqualification, or removal.

Name	Age	Office and Position
Philip Cook	51	Executive Vice President—Chief Financial Officer
Kenneth Davis	50	Senior Vice President
Keith St. Gemme	44	Senior Vice President
Robert Schaffitzel	42	Senior Vice President
Bart Boudreaux	52	Vice President—Drilling Operations
Michael Daniel	50	Vice President—General Counsel
Mark Eck	54	Vice President—Business Development
Robert Jackson	49	Vice President—Information Services and Technology
Brian Trimble	37	Vice President—Chief Accounting Officer
Shuichi Arase	53	Director and Member of Compensation and Executive Committees
Robert V. Delaney, Jr.	55	Director and Member of Audit*, Compensation and Executive Committees
Claire Scobee Farley	53	Director and Member of Executive Committee
Kenneth A. Hersh	48	Director and Member of Audit, Compensation and Executive* Committees
David Rockecharlie	40	Director and Member of Audit Committee
Jonathan Smidt	39	Director and Member of Compensation* and Executive Committees
Ashwini Upadhyaya	33	Director and Member of Audit Committee
Akihiro Watanabe	53	Director and Member of Audit Committee

*	Indicates Chairman of Committee

Officers and Directors

Philip Cook

Mr. Cook joined Samson in 2012. He is Executive Vice President and Chief Financial Officer of Samson Investment Company and Samson Resources Corporation and serves on the Company’s Executive Team. From 2005 to joining Samson in 2012, he served as Executive Vice President and CFO for Quicksilver Resources. Prior to that, Mr. Cook served as CFO for other private energy companies and held various executive positions at Burlington Resources. Mr. Cook holds a CPA and a Bachelor’s degree in Accounting from New Mexico State University.

Kenneth Davis

Mr. Davis is a Senior Vice President and oversees Samson’s operations, drilling, reserves and environmental/safety activities. He also serves on the Company’s Executive Team. Prior to joining Samson in 1993, he was an Operations Engineer for ORYX Energy Company. Mr. Davis holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University.

Keith St. Gemme

Mr. St. Gemme joined Samson in 2000. He is a Senior Vice President and oversees the Mid-Continent, East Texas and New Ventures regions and also serves on the Company’s Executive Team. Prior to joining Samson, Mr. St. Gemme served as a Subsurface Engineer for ExxonMobil. Mr. St. Gemme holds a Bachelor of Science degree in Petroleum Engineering from the University of Missouri-Rolla.

Robert Schaffitzel

Mr. Schaffitzel joined Samson in 1998. He is a Senior Vice President and oversees the Rocky Mountain region and Business Development. Mr. Schaffitzel also serves on the Company’s Executive Team. Mr. Schaffitzel previously served as Samson’s Vice President of Corporate Planning and Development. Prior to joining Samson Mr. Schaffitzel was a Field Engineer for Texaco Exploration and Production, Inc. Mr. Schaffitzel holds a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma.

Bart Boudreaux

Mr. Boudreaux joined Samson in 2007. He is the Vice President of Drilling. Prior to joining Samson, he was a General Manager with Anadarko Petroleum Corporation. Mr. Boudreaux holds a Bachelor of Science degree in Petroleum Engineering from the University of Southwestern Louisiana.

Michael Daniel

Mr. Daniel joined Samson in 1991. He is the Vice President—General Counsel. Prior to joining Samson he was an attorney for Gable & Gotwals, P.C. in Tulsa, OK. Mr. Daniel holds a Bachelor of Science degree in Organizational Administration (Business Administration) from Oklahoma State University and a Juris Doctorate with Distinction from the University of Oklahoma College of Law. He has been a licensed attorney to practice in the State of Oklahoma since 1988.

Mark Eck

Mr. Eck joined Samson in 2010. He is Vice President of Business Development. From February 2008 to joining Samson in March 2010, he was Business Development Manager for the Mid Continent Region at St. Mary Energy Company. Mr. Eck received his Bachelor of Science degree in Mechanical Engineering from the University of Missouri-Rolla.

Robert Jackson

Mr. Jackson joined Samson in 2012. He is Vice President of Information Systems & Technology. For the five years prior to joining Samson, he was the Director of Enterprise Architecture & Strategy at Quicksilver Resources. Mr. Jackson received his Bachelor of Science degree in Computer Science from New Mexico State University.

Brian Trimble

Mr. Trimble joined Samson in September 2012. He is Vice President and Chief Accounting Officer. From June 2002 through September 2012, Mr. Trimble was with the Tulsa office of Grant Thornton LLP. During that period, he was a partner (August 2008 through September 2012) and audit practice leader for the Tulsa office (October 2011 until September 2012). Mr. Trimble’s audit clients included many large public energy companies. He received his Bachelor of Accountancy degree from the University of Oklahoma and is a Certified Public Accountant.

Shuichi Arase

Mr. Arase was named a director of Samson in December 2011. He joined ITOCHU nearly 30 years ago and throughout his career has focused on the energy business, particularly oil & gas exploration and development. From 2011 Mr. Arase has been the SVP & GM of the Energy Metals & Minerals Division at ITOCHU International Inc. In 2010 Mr. Arase was Deputy COO of ITOCHU’s Energy Division. Earlier, he was seconded to Sakhalin Oil and Gas Development Company, where he served on the board of directors. His previous experience also includes assignments in ITOCHU Oil Exploration Company and LPG trading at ITOCHU.

Mr. Arase holds a Bachelor’s degree in literature from Tokyo University. The Board of Directors believes Mr. Arase’s extensive experience in energy and his long history in senior corporate leadership positions at ITOCHU provide him the requisite experience necessary to serve as a director.

Robert Delaney

Mr. Delaney was named a director of Samson in December 2011 and is a Partner at Crestview. Mr. Delaney leads the firm’s energy investing efforts. Prior to joining Crestview in 2007, Mr. Delaney was a Partner at Goldman Sachs & Co. where he served in a variety of leadership positions in private equity and investment banking including head of the Principal Investment Area for Asia and head of Global Leveraged Finance. Mr. Delaney received an MBA, with high distinction, from Harvard Business School where he was a Baker Scholar. Mr. Delaney also holds a Master of Science degree in Accounting from NYU Stern School of Business, and a Bachelor of Arts degree from Hamilton College, summa cum laude, where he was elected to Phi Beta Kappa. Mr. Delaney also serves on the boards of Select Energy Services, Silver Creek Resources, Symbion Inc. and Synergy Energy Holdings. The Board of Directors believes Mr. Delaney’s senior leadership position at Goldman Sachs & Co., his exceptional educational background, as evidenced by his MBA from Harvard Business School, and his service on multiple boards of directors provide him the requisite experience necessary to serve as a director.

Claire Farley

Ms. Farley was named a director of Samson in December 2011. She is a member of the general partner of KKR & Co. L.P. Prior to joining KKR Ms. Farley was co-founder of RPM Energy, LLC, which partnered with KKR to invest in unconventional oil and gas resources from September 2010 to October 2011. Prior to founding RPM, she was Co-President of Jefferies Randall & Dewey from February 2005 to August 2008 and Chief Executive Officer of Randall & Dewey (oil and gas asset transaction advisors) from September 2002 until February 2005. Ms. Farley has extensive expertise in oil and gas exploration operations, business development and marketing having spent 18 years at Texaco, Inc. where her roles included Chief Executive Officer of HydroTexaco; President of the North American Production Division; and President of Worldwide Exploration & New Ventures. She also served as Chief Executive Officer of two start-up ventures, Intelligent Diagnostics Corporation and Trade-Ranger Inc. Ms. Farley holds a Bachelor of Science in geology from Emory University, 1981. Ms. Farley also serves on the board of directors of Encana, Inc. and FMC Technologies, Inc. The Board of Directors believes that Ms. Farley’s successful experience as CEO of several companies, her experiences in exploration, business development and marketing at Texaco, Inc. and her service on multiple boards of directors provide her the requisite experience necessary to serve as a director.

Kenneth Hersh

Mr. Hersh was named a director of Samson in December 2011. He is the Co-Founder and Chief Executive Officer of NGP Energy Capital Management, founded in 1988. Mr. Hersh is responsible for directing the strategic and investment activities of the firm. Prior to co-founding NGP, Mr. Hersh was employed by the investment banking division of Morgan Stanley & Co. where he was a member of the firm’s energy group specializing in oil and gas financing and merger and acquisition transactions. Mr. Hersh holds a bachelor’s degree, magna cum laude, in Politics from Princeton University. Mr. Hersh holds a Master of Business Administration from Stanford University where he graduated as an Arjay Miller Scholar. Mr. Hersh also serves as a director of NGPC and Memorial Production Partners, LP as well as numerous private companies. Previously, he has served as a director of numerous public companies, including, among others, Energy Transfer Partners, Energy Transfer Equity, Pioneer Natural Resources, Resolute Energy Corporation and Encore Acquisition Company. The Board of Directors believes Mr. Hersh’s experience as co-founder and CEO of NGP Energy Capital Management, his investment banking experience at Morgan Stanley & Co. and his service on multiple boards of directors provide him the requisite experience necessary to serve as a director.

David Rockecharlie

Mr. Rockecharlie was named a director of Samson in December 2011 and is a member of the general partner of KKR & Co. L.P. He joined KKR in 2011 as a member of the Energy Group. Prior to joining KKR, he was the co-founder of RPM Energy, LLC, which partnered with KKR to invest in unconventional oil and gas resources in 2010. Previously, he was a Managing Director, last serving as Co-Head in the Energy Investment Banking Group at Jefferies & Company, Inc. from 2005 to 2010 and a Managing Director of Randall & Dewey (oil and gas asset transaction advisors) from 2003 until its acquisition by Jefferies & Company, Inc. in 2005. Mr. Rockecharlie was an executive with El Paso Corp. from 2000 to 2003, where he served in various operating and financial roles. He began his career as an energy investment banker with Donaldson Lufkin & Jenrette and SG Warburg & Co. Mr. Rockecharlie holds an A.B. in Economics, magna cum laude, from Princeton University. The Board of Directors believes Mr. Rockecharlie’s experience as co-founder of RPM Energy, LLC, his executive experience at El Paso and his investment banking experience at Donaldson Lufkin & Jenrette and SG Warburg & Co provide him the requisite experience necessary to serve as a director.

Jonathan Smidt

Mr. Smidt was named a director of Samson in December 2011. Mr. Smidt joined KKR in 2000 where he is currently a senior member of KKR’s Energy and Infrastructure team and leads KKR Natural Resources, the firm’s platform to acquire and operate oil and natural gas assets. Prior to joining KKR, Mr. Smidt was at Goldman, Sachs & Co. in the investment banking group in New York where he spent two years in the Energy & Power industry group and one year in the Mergers & Acquisitions group. Mr. Smidt started his career at Ernst & Young in Cape Town, South Africa. He holds a B.B.S. and a Postgraduate Diploma in Accounting from the University of Cape Town (South Africa). Mr. Smidt also sits on the boards of EFH and Laureate Education. The Board of Directors believes Mr. Smidt’s energy experience at KKR Natural Resources as well as his background in investment banking while at Goldman, Sachs & Co. provide him the requisite experience necessary to serve as a director.

Ashwini Upadhyaya

Mr. Upadhyaya was named a director of Samson in December 2011. Mr. Upadhyaya joined KKR as a principal in April 2011. Before joining KKR Mr. Upadhyaya was a senior associate at Natural Gas Partners from August 2008 until January 2011. Mr. Upadhyaya also worked as a reservoir engineer for Shell International E&P in 2006. Mr. Upadhyaya holds a bachelor’s degree in Chemical Engineering from the University of Mumbai and master’s degrees in both Petroleum Engineering and Business Administration from Stanford University. The Board of Directors believes Mr. Upadhyaya’s experience at Natural Gas Partners and his education background in petroleum engineering, as evidenced by his master’s degree in Petroleum Engineering, provide him the requisite experience necessary to serve as a director.

Akihiro Watanabe

Mr. Watanabe was named a director of Samson in May 2012. Mr. Watanabe is a founding partner of GCA, and the founder of Global Corporate Advisory, GCA’s predecessor company, has over 25 years of experience in providing merger and acquisition (“M&A”) advisory services both in Japan and overseas. Prior to founding Global Corporate Advisory in 2002, Mr. Watanabe spent 20 years with KPMG, primarily focusing on M&A advisory and M&A transaction related services for Japanese as well as U.S. companies. Mr. Watanabe is a member of the board and the chairman of the audit committee of Ranbaxy Laboratories, Ltd., and is on the board of trustees of International Valuation Standards Council. He is a graduate of Chuo University. The Board of Directors believes Mr. Watanabe’s extensive background in M&A as evidenced by his experience at KPMG and GCA as well as his previous experience as a board member and chairman of the audit committee of RANBAXY LABORATORIES, LTD provides him the requisite experience necessary to serve as a director.

Board Structure and Committee Composition

Our Board of Directors currently consists of eight directors. Our Board of Directors may also establish from time to time committees that it deems necessary and advisable.

The Board of Directors believes that administering risk management requires the board as a whole. Our risk management structure is set up in such a way that the named executive officers are responsible for the day-to-day risk management responsibilities. Each of these named executive officers attend the meetings of our Board of Directors. The Board of Directors are provided reports on our financial results, the status of our operations, our financial derivatives, and other aspects of implementation of our business strategy, with inquiries often made of management regarding specifics within these reports. In addition, at each regular meeting of the Board of Directors, management provides a report of the Company’s financial and operational performance, with feedback from the Board of Directors. The Audit Committee provides additional risk oversight through its quarterly meetings, where it receives a report from the Company’s internal auditor, who reports directly to the Audit Committee, and reviews the Company’s contingencies with management and our independent auditors.

The Board of Directors is comprised of individuals with backgrounds relevant to the future success of the Company, including extensive experience in energy and finance, as well as backgrounds in operations and marketing. The Board of Directors does not have a formal policy requiring consideration of diversity in board members, nor does it have a formal policy for identifying director nominees. The Board of Directors believes the interests of the Company are best served by individuals with varying backgrounds and expertise in the energy arena.

Code of Conduct and Business Ethics for Senior Financial Officers

We have adopted a Code of Conduct and Business Ethics for all employees of the Company with specific provisions for our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and all other officers. The Code is available on our web site at www.samson.com under “Company” and “Investors.”

Audit Committee

Our Audit Committee consists of Robert Delaney (Chair), Ash Upadhyaya, David Rockecharlie, Kenneth Hersh and Akihiro Watanabe. The Board of Directors has determined that Robert Delaney is an audit committee financial expert as defined by regulations of the Securities and Exchange Commission. None of the Audit Committee members are independent due to their affiliation with the various security holders of the Company. We do not have procedures by which security holders may recommend nominees to our board of directors.

Compensation Committee

Our Compensation Committee consists of Jonathan Smidt (Chair), Robert Delaney, Shuichi Arase and Kenneth Hersh. The Compensation Committee has primary responsibility for reviewing and approving the compensation of executive officers, overseeing the Company’s benefit plans, and reviewing and making recommendations regarding Board compensation.

Executive Committee

Our Executive Committee consists of Kenneth Hersh (Chair), Robert Delaney, Shuichi Arase, Claire Farley and Jonathan Smidt. The Executive Committee is responsible for providing rapid access to decision making and confidential discussions for the Board of Directors.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis is to (1) provide an overview of our compensation objectives and philosophy; (2) describe how our compensation programs are designed and operate with respect to our executive officers for whom compensation is disclosed in the tables below as required by the SEC rules (referred to as the “named executive officers”); and (3) describe and provide an analysis of the most important executive compensation decisions with respect to the named executive officers.

Acquisition

Prior to the Acquisition described under the “Basis of Presentation” on page ii of this prospectus, we were a privately owned company controlled by the selling stockholders where all executive compensation decisions were made by an executive team. As a result of the Acquisition, a new Board of Directors was elected, and in May 2012, a compensation committee with authority to recommend or make executive compensation decisions was established by the Board of Directors. In addition, a couple of significant changes were made in our executive compensation program in connection with the Acquisition. First, we implemented new equity arrangements with certain employees, including our named executive officers, whereby they were offered opportunities to purchase shares of our common stock at $5 per share and also received grants of option awards under the Samson Resources Corporation 2011 Stock Incentive Plan (the “2011 Plan”), which together with the shares of our common stock they purchased at the time of the Acquisition, were intended to create long-term alignment between our management and our stockholders. Second, we entered into change of control agreements with our executive officers providing for severance payments and benefits under certain termination scenarios, as further described below.

2012 Management Changes

We had a number of changes in management during 2012. In December 2012, we announced the retirement of our President, Chief Executive Officer and Director, David Adams. In connection with Mr. Adams’ retirement, we entered into a separation agreement with him dated December 18, 2012, pursuant to which Mr. Adams received certain benefits, including the severance payments and benefits that he was entitled to upon termination without “cause” or for “good reason” pursuant to the terms of his change of control agreement.

Earlier in the year, on April 16, 2012, our current Chief Financial Officer, Philip Cook, began his employment with us, and Craig Loseke, our former Vice President—Financial Accounting, who had previously performed the functions of a Chief Financial Officer, ceased performing such functions as of the same date and voluntarily resigned from the Company effective November 1, 2012.

2012 Reduction in Force

In an effort to improve the execution of company strategies and to increase efficiency, in late 2012, our Board of Directors determined that certain leadership and organizational changes were required in many areas of the Company. On December 11, 2012, we announced that we were (1) closing our Midland, Texas office resulting in a severance of all employees located in Midland, Texas and all field or field operations employees assigned to the Permian Division and (2) undertaking an overall reduction in force that would impact approximately 10% of our workforce (inclusive of Midland/Permian). Included in these changes, and resulting reduction in force, were two of our named executive officers, Rich Frommer and Joel Alnes. In connection with their departures from the Company, each of Messrs. Frommer and Alnes received severance payments and benefits pursuant to the terms of their respective change of control agreement.

2012 Named Executive Officers

Our named executive officers for the fiscal year ended December 31, 2012 were:

David Adams, Former Chief Executive Officer

Philip Cook, Chief Financial Officer

Craig Loseke, Former Vice President-Financial Accounting

Robert Schaffitzel, Senior Vice President

Keith St. Gemme, Senior Vice President

Kenneth Davis, Senior Vice President

Rich Frommer, Former Senior Vice President

Joel Alnes, Former Vice President-New Ventures

As described above, Messrs. Adams, Frommer and Alnes ceased to be our executive officers prior to December 31, 2012, although they remained on our payroll through December 31, 2012.

Executive Compensation Objectives and Philosophy

Our executive compensation philosophy is to attract, retain, motivate, and reward top tier talent in our industry while also creating long-term alignment with our stockholders’ and bondholders’ interests. Our executive compensation program is designed to provide equitable compensation in a highly competitive environment for talented executives. To achieve these objectives, we deliver executive compensation through a combination of the following components:

•	Base salary;

•	Annual cash bonus;

•	Long-term incentive awards (stock options);

•	Additional benefits, including supplemental executive benefits and perquisites; and

•	Severance benefits.

Compensation Determination Process

Role of the Board of Directors, Compensation Committee and Executive Officers

Following the Acquisition and prior to the formation of the compensation committee in May 2012, the Board of Directors made all of our executive compensation decisions. Since the formation of the compensation committee, all executive compensation decisions have been made and in the future will typically be made by the compensation committee, on an annual basis, with input from our human resources department and our Chief Executive Officer. Our human resources department makes recommendations to the compensation committee for annual base salary adjustments and bonus payments primarily based on comparative information acquired through industry surveys, as further described below. The Chief Executive Officer evaluates the other named executive officers’ performance during the year based on their achievement of the goals that were established at the start of the compensation cycle and provides input to the compensation committee regarding the other named executive officers’ base salaries and annual cash bonus amounts. The compensation committee makes decisions about the Chief Executive Officer’s compensation based on his performance during the year, with input from the full Board of Directors. Apart from the Chief Executive Officer, no other named executive officers have assumed a role in the evaluation, design or administration of our executive officer compensation program.

Typically decisions about the annual base salary adjustments and annual cash bonuses have been made following the end of a compensation cycle, which is based on the close of our fiscal year. As a result of a change in our fiscal year end from June 30 to December 31 during 2012, our compensation cycle changed from a twelve-month cycle ending June 30 to a twelve-month cycle ending December 31. Although the compensation committee met in September 2012 to make decisions regarding annual base salary adjustments and annual cash bonuses for the compensation cycle ending June 30, 2012, the compensation committee is expected to meet again in early 2013 to consider, and make decisions about, any base salary adjustments and any cash bonuses for the period from July 1, 2012 to December 31, 2012; and any such salary adjustments or bonus payments would be made in 2013. Going forward, the compensation committee’s annual compensation decisions are expected to be based on a fiscal year ending December 31.

Use of Peer Group Based on Compensation Surveys and Data

We have historically used comparative information acquired through industry surveys in formulating recommendations for annual base salary adjustments and bonus payments.

In order to improve our compensation analysis, the compensation committee has approved a “peer group” from the list of companies participating in various industry surveys we utilize when making compensation recommendations. The peer group is comprised of the companies that we most often compete with for executive talent. The peer group for the most part also reflects companies that have significant North American oil and gas activities and comparable financial factors such as market capitalization, revenue and assets.

The 2012 peer group consists of the following companies:

•	Apache Corporation

•	Cabot Oil & Gas Corporation

•	Chesapeake Energy Corporation

•	Cimarex Energy Co.

•	Continental Resources, Inc.

•	Devon Energy Corporation

•	Encana Oil & Gas (USA) Inc.

•	EOG Resources, Inc.

•	Forest Oil Corporation

•	Linn Operating, Inc.

•	McMoran Exploration Co.

•	Mewbourne Oil Company

•	Newfield Exploration Company

•	Noble Energy, Inc.

•	Penn Virginia Corporation

•	PetroQuest Energy, Inc.

•	Pioneer Natural Resources Co.

•	Plains Exploration & Production Company

•	QEP Resources, Inc.

•	Range Resources Corporation

•	SM Energy Company

•	Southwestern Energy Company

•	Talisman Energy USA, Inc.

•	WPX Energy Inc.

•	XTO Energy Inc.

We generally use peer group data in formulating compensation recommendations although if the number of companies included in the group reduces the reliability of the statistics, data from the full compensation surveys are utilized. We generally target the 75th percentile or above of comparable positions in the peer group for base salaries and annual cash bonuses of our executive officers.

Assessment of Individual and Company Performance

We conduct annual performance reviews of each employee prior to the start of the compensation cycle, which is typically the start of a fiscal year. The manager and employee review the goals and objectives that were established at the start of the cycle and assess the degree of achievement. We also assess the overall performance and organizational impact of each employee as well as their future potential in the Company. As described above, the Chief Executive Officer is the primary evaluator of the other named executive officers’ performance during the year. The performance goals and objectives set at the start of the compensation cycle vary from individual to individual, although there are shared goals among the executive officers, and they generally relate to operational or management goals relating to the person’s area of responsibility within the organization. Prior to the Acquisition, the executive officers’ achievement of the performance goals were taken into consideration in determining the ultimate amount of annual bonus paid. However, as described under “Elements of Compensation—Annual Cash Bonuses,” the achievement of performance goals did not have a material impact on the named executive officers’ annual bonuses relating to the twelve-month period ended June 30, 2012. We believe the performance review process enables us to specifically identify and reward top tier talent thereby improving the overall effectiveness of our compensation program. Accordingly, the compensation committee intends to evaluate our current performance review process and make any adjustments that they deem appropriate so that the amount of annual cash bonus paid to an executive officer is more specifically tied to the level of that individual officer’s performance and the level of the Company’s performance during the applicable fiscal year.

Elements of Compensation

Base Salary

Base salaries are intended to provide a market competitive level of fixed compensation that recognizes the responsibilities, skills, capabilities, experience, and leadership of each executive officer. Base salaries are tiered to be competency and tenure based. Base salaries of employees, including our executive officers, are reviewed at least annually, typically during the first quarter after conducting the performance reviews discussed above, and decisions about base salary adjustments are made at that time.

The base salaries earned by the named executive officers (other than Messrs. Cook and Davis) during the period from January 1, 2012 to October 31, 2012 were at levels that had been approved by the Predecessor’s executive team prior to the Acquisition. The base salary of Mr. Cook was determined at the time of his hire in April, 2012 as part of the negotiation of his initial compensation package as the Chief Financial Officer. Mr. Davis received an increase in his base salary from $329,199 to $400,008 in connection with his promotion to the position of Senior Vice President on March 16, 2012. At its meeting on September 19, 2012, the compensation committee determined to make the following adjustments to the base salaries of the named executive officers: a 4.0% increase to Messrs. Adams, Frommer, St. Gemme, Schaffitzel, Davis, and Alnes and a 6.0% increase to Cook. These base salary adjustments were reflective of the increase in base salary in the industry in general and were intended to approximate the 75th percentile of the comparable positions in the 2012 peer group discussed above, which the compensation committee believes is important to retain top talent in an intensely competitive industry. No base salary adjustment was approved for Mr. Loseke as he was expected to resign from the Company effective November 1, 2012.

The base salaries of the named executive officers in effect on January 1, 2012 (except as noted with respect to Messrs. Cook and Davis) and the adjusted base salaries that took effect on November 1, 2012 are as follows:

Name	As of 1/1/2012	As of 11/1/12
David Adams	$900,410	$936,427
Phil Cook*	$500,004	$530,006
Craig Loseke	$295,015	N/A
Rich Frommer	$400,153	$416,160
Keith St. Gemme	$401,014	$417,055
Robert Schaffitzel	$402,471	$418,570
Ken Davis**	$400,008	$416,009
Joel Alnes	$375,359	$390,374

*As	of the date of commencement of his employment on April 16, 2012.
**As	of the date of his promotion to the position of Senior Vice President on March 16, 2012.

The base salaries of the named executive officers shown in the Summary Compensation Table below reflect the base salaries actually earned by them during the fiscal year ended December 31, 2012.

Annual Cash Bonuses

Annual cash bonuses are provided to our executive officers to recognize and reward their overall performance. We have historically targeted cash bonuses of our named executive officers at the 75th percentile or above of the comparable positions in the peer group. If the executive officer met his individual goals set at the beginning of the compensation cycle (discussed above under “Compensation Determination Process—Assessment of Individual and Company Performance”), generally bonuses were paid at 75% or above.

Notwithstanding our historical practice described above, at the time of the Acquisition, our named executive officers (other than Mr. Adams) were given verbal assurances that their annual bonuses relating to the twelve-month period ended June 30, 2012 would not be less than 75% of their respective previous fiscal year’s bonus. Subsequent to the Acquisition, to incentivize Mr. Loseke to remain with the Company to ensure a smooth transition in the CFO responsibilities, Mr. Loseke was given verbal assurances that he would receive the same level of annual bonus as he did for the previous fiscal year. Accordingly, at its meeting in September 2012, the compensation committee awarded annual cash bonuses relating to the twelve-month period ended June 30, 2012 to Messrs. Frommer and Alnes, in amounts that equaled 75% of their respective annual bonus relating to the prior fiscal year. The compensation committee awarded annual bonuses to Messrs. Davis, Schaffitzel and St. Gemme that were slightly higher than 75% of their respective annual bonus relating to the prior fiscal year in light of their respective performance during the relevant period. Mr. Loseke received the same amount of bonus as in the prior fiscal year. The compensation committee awarded Mr. Adams an annual cash bonus equal to 75% of his annual bonus relating to the prior fiscal year in light of the amounts that other executive officers were awarded and his relative position and performance as compared to the other executive officers. Under the terms of our special agreement with our Chief Financial Officer, Mr. Cook, he was entitled to receive a discretionary annual bonus in respect of the twelve-month period ended June 30, 2012 that was no less than $500,000 pro-rated for the number of days in that period he was employed with us, as well as a hiring bonus of $350,000. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2012—Special Agreement with Philip W. Cook.” Mr. Cook received a bonus of $650,000 during 2012, consisting of the $350,000 hiring bonus and $300,000 for the discretionary pro-rated annual bonus. In determining Mr. Cook’s discretionary pro-rated annual bonus, the compensation committee considered his overall outstanding performance as our Chief Financial Officer since he joined the Company. The compensation committee did not use any specific quantitative or qualitative factors in making this decision.

These annual bonuses were paid to our named executive officers on November 1, 2012 and are reflected in the Summary Compensation Table under the “Bonus” column. The compensation committee is expected to meet in February 2013 at which time they are expected to consider and make decisions about any appropriate bonus amounts to be awarded to our employees, including our named executive officers, for their performance for the period from July 1 to December 31, 2012.

We may also maintain, from time-to-time, a special pool of funds termed “CEO Discretionary” to be applied in special situations of merit or extraordinary performance in the form of additional bonus amounts. Use of this fund will be solely at the discretion of the Chief Executive Officer.

Long-Term Incentive Awards

Our long-term incentive (“LTI”) awards are given in the form of stock options. The LTI awards are intended to promote the long-term creation of value for our stockholders. The compensation committee believes that a significant portion of the executive officers’ total compensation should be “at risk” and the amount of “at risk” compensation should increase with the executive’s increasing role and responsibilities in the organization.

In connection with the Acquisition, we adopted the 2011 Plan for our employees, directors, and certain other service providers and independent contractors. As part of our new equity-based arrangements with our employees, our management employees purchased shares of our common stock, and our Board of Directors granted options to purchase shares of our common stock to those management employees. These arrangements were designed to more closely align our management’s interest with those of our stockholders and to incentivize our management employees to remain in our service by providing them with an opportunity to acquire equity interests in us.

Specifically, in April 2012, our Board of Directors granted 4,400,000 options to Mr. Adams; 1,200,000 options to each of Messrs. Cook, Schaffitzel, St. Gemme and Davis; 1,600,000 options to Mr. Frommer and 1,000,000 options to Mr. Alnes. Our Board of Directors did not grant any options to Mr. Loseke in light of his anticipated departure from the Company in November 2012. The options vest with respect to 25% of the shares on each of December 21, 2012, December 21, 2013, December 21, 2014 and December 21, 2015. The specific sizes of the option grants made to our named executive officers were determined based on the informed judgment of our Board of Directors in light of practices with respect to management equity programs at other sponsor-owned private portfolio companies, the executive officer’s position and level of responsibilities within the Company and the size of the executive officer’s equity investment in us. These amounts were not based on any specifically identified quantitative or qualitative criteria. As part of the process, the Board of Directors also considered the value and structure of the awards as a retention tool. The compensation committee may in the future grant additional options upon promotion to recognize significant achievements or to attract or retain key employees.

Additional Benefits

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee health and welfare benefit arrangements on the same basis as other employees (subject to and in accordance with applicable laws). These arrangements include: medical, dental, vision, life and accidental death and dismemberment insurance, as well as short and long term disability benefits. These benefits are provided to ensure that we are able to competitively attract and retain employees, including our named executive officers. This is a fixed component of compensation, and these benefits are provided on a non-discriminatory basis to all employees.

Retirement Benefits

We maintain an employee retirement savings plan through which employees may save for retirement or future events on a tax-advantaged basis. We currently provide matching contributions under the 401(k) plan up to 6% of an employee’s base salary, as well as providing an additional 2% non-matching contribution. Employees become fully vested in the Company’s contributions after five (5) years of service. Participation is at the discretion and direction of each individual employee, and our named executive officers participate in the plan on the same basis as all other employees.

Perquisites and Other Personal Benefits

We also provide certain other benefits described below to our named executive officers, which are not tied to any performance criteria. Rather, these benefits are intended to support objectives related to the attraction and retention of highly skilled executives.

Use of Corporate Aircraft. Company officers may be eligible to use the corporate aircraft for personal use on a limited basis. Eligibility and the amount of personal use time available to an employee is determined by the Chief Executive Officer and approved by the compensation committee, and is considered part of the employee’s overall compensation package. The purposes of personal use time on the aircraft are to: attract and retain top talent, maintain communications with key employees and to enhance security for our executives. Personal aviation hours may be awarded to an employee upon initial employment or promotion, and unused aviation hours are forfeited without any payment from the Company upon termination of employment.

Relocation Benefits. To facilitate the relocation and hiring of officers and other key personnel, we provide relocation benefits which generally include payments to prevent a loss on the sale of residence and to cover reasonable costs related to the move.

Other Perquisites. We also provide certain other immaterial perquisites, such as financial planning assistance and personal use of company vehicles, as further described in the footnote to the “All Other Compensation” column in the Summary Compensation Table.

Severance Benefits

In connection with the Acquisition, we entered into change of control agreements with the named executive officers (other than Mr. Cook) and entered into a special agreement with Mr. Cook at the time of his hire. These agreements provide for severance payments and benefits under certain termination circumstances. We also entered into a separation of services agreement with Mr. Adams at the time of his retirement that entitled him to certain benefits, including severance payments and benefits provided under his change of control agreement. The terms of these agreements and the severance payments and benefits that certain of our named executive officers received under these agreements at the time of their termination are described more fully under “Potential Payments Upon a Termination or a Change of Control.” The compensation committee believes that severance arrangements are necessary to attract and retain the talent necessary for our long-term success.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our named executive officers, for services rendered to us during the fiscal year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
David Adams, Former President, Chief Executive Officer and Director (4)	2012	$906,413	$1,114,893	—	$10,560,000	—	—	$5,402,247	$17,983,553
Philip Cook, Chief Financial Officer (5)	2012	$359,170	$650,000	—	$2,880,000	—	—	$1,023,607	$4,912,777
Craig Loseke, Former Senior Vice President-Financial Accounting(6)	2012	$246,981	$205,144	—	—	—	—	$60,061	$512,186
Robert Schaffitzel, Senior Vice President	2012	$405,154	$302,236	—	$2,880,000	—	—	$110,229	$3,697,619
Keith St. Gemme, Senior Vice President	2012	$403,688	$301,308	—	$2,880,000	—	—	$99,885	$3,684,881
Kenneth Davis, Senior Vice President	2012	$387,923	$301,665	—	$2,880,000	—	—	$94,989	$3,664,577
Rich Frommer, Former Senior Vice President(7)	2012	$402,821	$302,546	—	$3,840,000	—	—	$2,016,606	$6,561,973
Joel Alnes, Former Vice President-New Ventures(7)	2012	$377,862	$260,666	—	$2,400,000	—	—	$1,776,545	$4,815,073

(1)	Represents annual bonuses earned by the named executive officers for their services during the twelve-month period ended June 30, 2012, which were paid in November 2012, except that in the case of Mr. Cook, represents a special hiring bonus of $350,000 he received upon the commencement of his employment and a pro-rated annual discretionary bonus of $300,000 he received under the terms of his special agreement with us. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Bonuses.”
(2)	The dollar amounts represent the aggregate grant date fair value of option awards granted. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 10 to our unaudited consolidated financial statements included in this registration statement. For a discussion of specific stock option awards granted during 2012, see “Grants of Plan-Based Awards in Fiscal 2012” below and the narrative discussion that follows.

(3)	“All other compensation” also includes the following:

	401(k) Contribution and Mis- match (a)	Financial Planning (b)	Personal Use of Vehicle (c)	Group Term Life Insurance premiums (d)	Personal Use of Aircraft (e)	Club Dues (f)	Tax Gross-Up (g)	Relocation Benefits (h)	Execucare (i)
D. Adams	$69,035	$875	—	$2,622	$45,250	$5,669	$28,940	—	$125
P. Cook	$20,000	—	—	$1,857	$42,000	—	$400,201	$559,549	—
C. Loseke	$22,303	$2,621	$871	$541	$24,000	$4,201	$5,524	—	—
R. Schaffitzel	$31,320	$973	$1,713	$912	$45,500	$1,015	$25,696	—	$3,100
K. S. Gemme	$30,051	$2800	—	$910	$41,500	$3,946	$20,678	—	—
K. Davis	$24,741	—	$383	$2,006	$34,500	$7,385	$25,974	—	—
R. Frommer	$29,747	—	—	$3,903	$57,000	$370	$31,593	—	$300
J. Alnes	$28,575	—	—	$1,949	$50,000	—	$8,902	—	—

(a)	Represents a matching contribution to the executive’s 401(k) plan and an additional cash payment intended to provide the same economic benefit as an 8% match of the executive’s 401(k) plan contribution that we would have made had the IRS limits on the 401(k) plan contribution not prevented us from making such contribution.

(b)	Represents reimbursements of expenses incurred under a financial planning program provided to all executives.
(c)	Represents incremental costs associated with the personal use of a company car.
(d)	Represents payments of premiums for a group life insurance policy.
(e)	Represents incremental costs associated with the personal use of corporate aircraft. The incremental cost was calculated by multiplying the personal aviation hours used by the executive officer and/or his guests by the average variable cost per hour of $2,500 of operating the corporate aircraft. The average variable cost per hour includes costs relating to fuel, trip-related maintenance, aircraft cleaning, crew travel expenses, trip-related fees and storage costs, on-board catering, communications charges, aircraft supplies and deadhead flights.
(f)	Represents payments of country club and lunch club dues on behalf of the executives.
(g)	Represents tax gross-up of imputed income relating to personal use of the corporate aircraft, club dues, relocation benefits and execucare, as well as certain other benefits that are provided generally to all salaried employees.
(h)	Represents relocation benefits provided to Mr. Cook in connection with his hire. These relocation benefits included our standard relocation benefits, including payments to prevent a loss on the sale of his then existing residence, to allow Mr. Cook to move to our headquarters in Tulsa, Oklahoma. In addition, these relocation benefits included payments for any and all modifications or improvements made to Mr. Cook’s then existing residence in order to further keep him whole. The incremental cost was calculated based on the invoice amounts provided to us.
(i)	Represents reimbursements under a healthcare plan for our executives.

With respect to Mr. Adams, “all other compensation” also includes the severance payment of $5,249,731 made to him on December 31, 2012 under the terms of his separation agreement in connection with his retirement. With respect to each of Messrs. Frommer and Alnes, “all other compensation” also includes the severance payment of $1,893,693 and $1,687,116, respectively, made to him on December 31, 2012 under the terms of the respective officer’s change in control agreement in connection with his termination. See “Potential Payments Under a Termination or a Change in Control.”

(4)	Mr. Adams ceased to be our executive officer as of December 11, 2012 but remained on our payroll through December 31, 2012.
(5)	Mr. Cook commenced his employment with the Company, effective April 16, 2012.
(6)	Mr. Loseke voluntarily resigned from the Company, effective November 1, 2012 and did not receive any severance payments or benefits under the terms of his change of control agreement.
(7)	Messrs. Frommer and Alnes ceased to be our executive officers as of December 11, 2012 but remained on our payroll through December 31, 2012.

Grants of Plan-Based Awards in Fiscal 2012

The following table provides supplemental information relating to grants of plan-based awards in fiscal 2012.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
David Adams	4/16/12	4,400,000	$5	$10,560,000
Philip Cook	4/16/12	1,200,000	$5	$2,880,000
Craig Loseke	—	—	—	—
Robert Schaffitzel	4/16/12	1,200,000	$5	$2,880,000
Keith St. Gemme	4/16/12	1,200,000	$5	$2,880,000
Kenneth Davis	4/16/12	1,200,000	$5	$2,880,000
Rich Frommer	4/16/12	1,600,000	$5	$3,840,000
Joel Alnes	4/16/12	1,000,000	$5	$2,400,000

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table

Special Agreement with Philip W. Cook

Samson Resources Company, a subsidiary of Samson Investment Company, entered into a special agreement with Philip W. Cook, our Chief Financial Officer on April 16, 2012. Pursuant to this agreement, Mr. Cook received a hiring bonus equal to $350,000, which is subject to repayment in the event Mr. Cook voluntarily terminates his employment with the Company on or prior to April 16, 2013. For the twelve month period ended June 30, 2012, the agreement provides Mr. Cook with a minimum guaranteed bonus of $500,000 prorated for the number of days he was employed with us in 2012. In addition, the agreement provides for severance payments and benefits as further described under “Potential Payments Upon a Termination or a Change in Control.”

Terms of Option Awards

The following describes the terms of the options granted to our named executive officers in connection with the Acquisition.

Vesting Terms. The options vest in four equal annual installments beginning on December 21, 2012, subject to the executive’s continued employment with us, but will become fully vested upon a change in control that occurs during employment with us. Twenty-five percent (25%) of the shares subject to the option that would otherwise vest on the next vesting date will vest upon the executive’s termination of employment without “cause” or with “good reason” or due to death or disability. Any options that remain unvested upon termination of employment and do not vest as described above will be forfeited.

Option Put Rights. If the executive’s employment is terminated due to death or disability, he has the right, for a specified period following the termination date, to cause us to purchase on one occasion all vested options at a price equal to the excess, if any, of the fair market value of the underlying shares, over the exercise price for all such options.

Liquidity Program. Beginning in 2016 and each calendar year thereafter, each executive who is still employed with us at such time and each executive who (1) was terminated without cause, (2) resigns for good reason or (3) resigns without good reason on or after June 21, 2015, has the right to cause us to purchase all or any portion of any vested options then held by such executive; provided, however, the executive may not offer to sell in any one calendar year more than 25% of the total amount of options granted to the executive under the 2011 Plan.

Option Call Rights. If the executive’s employment is terminated by us without cause, the executive resigns with good reason, the executive is terminated due to death or disability, or the executive resigns without good reason on or after June 21, 2015, in each case, we have the right to purchase from the executive all or any portion of vested options then held by the executive at a price equal to the excess, if any, of the fair market value of the underlying shares, over the exercise price for such options and all outstanding unvested options will terminate without payment.

Restrictive Covenants. As a condition of purchasing our common stock and receiving the options, our named executive officers have agreed to certain restrictive covenants, including confidentiality of information and an 18-month post-termination non-solicitation of employees covenant, which are contained in the management stockholders’ agreements. In the event of a breach of such restrictive covenants, the purchased stock and options will be treated as described above as if such executive was terminated for cause.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table provides information regarding outstanding awards made to our named executive officers as of December 31, 2012.

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
David Adams	2,200,000	—	$5	12/21/2021
Philip Cook	300,000	900,000	$5	12/21/2021
Craig Loseke	—	—	—	—
Robert Schaffitzel	300,000	900,000	$5	12/21/2021
Keith St. Gemme	300,000	900,000	$5	12/21/2021
Kenneth Davis	300,000	900,000	$5	12/21/2021
Rich Frommer (2)	—	—	—	—
Joel Alnes (2)	—	—	—	—

(1)	The options vest in four equal annual installments beginning on December 21, 2012, subject to the executive’s continued employment with us.
(2)	Although 25% of the options granted to Messrs. Frommer and Alnes vested as of December 21, 2012, they forfeited these options under the terms of a release agreement in exchange for the early payment on December 31, 2012 of cash severance in connection with the termination of their employment. See “Potential Payments Upon a Termination or a Change in Control—Separation Arrangements with Rich Frommer and Joel Alnes.”

Option Exercises and Stock Vested in Fiscal Year 2012

None of our named executive officers had any option exercises or stock vested during 2012.

Pension Benefits

We do not currently provide pension benefits to our employees.

Nonqualified Deferred Compensation

We do not currently provide nonqualified deferred compensation benefits to our employees.

Potential Payments Upon a Termination or a Change of Control

Change of Control Severance Compensation Agreements

In connection with the Acquisition, on November 30, 2011, we entered into a change of control agreement with each of our named executive officers (other than Mr. Cook and Mr. Loseke). Each of the agreements contained substantially the same terms and conditions and is referred to below as a “CoC Agreement.”

Under the CoC Agreement, if the executive is terminated without “cause” or for “good reason” within 2 years following the closing of the Acquisition, the executive would be entitled to the following severance payment and benefits:

•

A single lump sum cash payment payable on the 60th day following the termination date, equal to the number of weeks in the executive’s “Protection Period” multiplied by the executive’s “Total Weekly Compensation”. The “Protection Period” means 104 weeks. The “Total Weekly Compensation” means the sum of the following amounts divided by 52:

•	The greater of the executive’s annual base salary as in effect on November 1, 2011 or the annual base salary in effect for any calendar year following 2011 but prior to the termination date; plus

•

The greater of the executive’s 2011 annual performance-based bonus paid on November 1, 2011 or the total cash bonus payments paid by us to the executive during any calendar year following 2011 but prior to the termination date; plus

•

(A) The greater of (i) the total percentage of our contributions on the executive’s behalf under our 401(k) retirement plan in effect immediately prior to the Acquisition, or (ii) the total percentage of our contributions on the executive’s behalf under our 401(k) retirement plan on the termination date, multiplied by (B) the greater of the executive’s annual base salary as in effect on November 1, 2011 or the annual base salary in effect for any calendar year following 2011 but prior to the termination date; plus

•

The annual cash value for certain perquisites, such as reimbursement under the educational assistance program, professional organizational dues, estate and financial planning, country club and lunch club membership dues, executive health care and personal private aircraft hours.

•

Continuation of medical, dental and vision benefits at active employee rates for the duration of the Protection Period subject to earlier cut off if the executive receives comparable medical, dental and vision coverage under a new employer.

•	Outplacement services in an amount not to exceed $10,000 for a period not to exceed 12 months following termination or earlier if the executive accepts new employment.

•

If the executive elects, we will transfer the following assets to the executive: home or laptop computer or iPad; assigned cell phones, iPhone or Blackberries; any company-owned vehicle to be purchased by the executive at a purchase price equal to either the current NADA average wholesale value or the lease buy-out cost; and country club and lunch club memberships, subject to executive’s assumption of any transfer fees and future dues.

Under the CoC Agreement, “good reason” includes a material diminution in the executive officer’s annual base salary or annual bonus, relocation of the executive officer’s primary place of employment to a location more than 50 miles from his primary place of employment as of immediately prior to the Acquisition, a material breach by us of any of our obligations under the CoC Agreement, or a diminution in the executive’s duties or responsibilities to a level that is materially inconsistent with his position or title prior to such diminution.

As consideration for any payments or benefits under the CoC Agreement, the executive must execute, deliver and not revoke a release of claims in favor of us within 60 days following his termination and continue to comply with our confidential information and material policy and our business and ethics code of conduct policy.

Option Award Agreements

Under the terms of the option award agreements, the options granted to our named executive officers will become fully vested upon a change in control that occurs during the executive officer’s employment with us. Twenty-five percent (25%) of the shares subject to the option that would otherwise vest on the next vesting date will vest upon the executive officer’s termination of employment without “cause” or with “good reason” or due to death or disability. Any options that remain unvested upon termination of employment and do not vest as described above will be forfeited. A “change of control” means the sale of all or substantially all of our assets or our merger, recapitalization or other sale to a person or persons of equity interests or voting power that results in any person (other than affiliates of KKR and certain other co-investors) owning more than 50% of the equity interests or voting power of us.

Special Agreement with Philip Cook

Under the terms of the special agreement Mr. Cook entered into with Samson Resources Company effective April 16, 2012, if Mr. Cook is terminated without cause or for “good reason” either (x) two years from the date of this agreement or (y) one year following our “change of control,” he will be entitled to a cash lump sum payment equal to 200% of his annual base salary as of the termination date plus an amount equal to the last annual bonus Mr. Cook received prior to the termination date. Under the letter agreement, “good reason” includes a diminution in Mr. Cook’s annual base salary or opportunity to earn an annual bonus; relocation of Mr. Cook’s primary place of employment to a location more than 50 miles from his primary place of employment as of immediately prior to such relocation; a material breach by us of any of our obligations under the retention agreement; or the assignment of duties and responsibilities on a continuing basis to Mr. Cook that are materially inconsistent with his position or title prior to such assignment. A “change of control” means the sale of all or substantially all of our assets or our merger, recapitalization or other sale to a person or persons of equity interests or voting power that results in any person (other than affiliates of KKR and certain co-investors) owning more than 50% of the equity interests or voting power of us. As consideration for any severance under this agreement, Mr. Cook must execute, deliver and not revoke a release of claims in favor of us within 60 days following his termination and continue to comply with our confidential information and material policy and our business and ethics code of conduct policy.

The following table describes the potential payments and benefits under our compensation and benefit plans and contractual agreements to which Messrs. Cook, Schaffitzel, Gemme and Davis would have been entitled assuming their employment had been terminated on December 31, 2012.

	Change of Control	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Death or Disability
Philip Cook:
Cash severance	—	$1,942,813	$1,942,813	—
Equity Acceleration(1)	—	—	—	—
Continuing Medical Benefits(2)	—	$49,541	$49,541	—
Other Benefits(3)	—	$10,000	$10,000	—

Total	—	$2,002,354	$2,002,354	—

Robert Schaffitzel:
Cash severance	—	$1,814,391	$1,814,391	—
Equity Acceleration(1)	—	—	—	—
Continuing Medical Benefits(2)	—	$49,541	$49,541	—
Other Benefits(3)	—	$10,000	$10,000	—

Total	—	$1,873,932	$1,873,932	—

	Change of Control	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Death or Disability
Keith St. Gemme:
Cash severance	—	$1,751,700	$1,751,700	—
Equity Acceleration(1)	—	—	—	—
Continuing Medical Benefits(2)	—	$49,541	$49,541	—
Other Benefits(3)	—	$10,000	$10,000	—

Total	—	$1,811,241	$1,811,241	—

Kenneth Davis:
Cash severance	—	$1,643,909	$1,643,909	—
Equity Acceleration(1)	—	—	—	—
Continuing Medical Benefits(2)	—	$49,541	$49,541	—
Other Benefits(3)	—	10,000	10,000	—

Total	—	$1,703,450	$1,703,450	—

(1)	Under the terms of the option award agreements, the options granted to our named executive officers will become fully vested upon a change of control that occurs during the executive officer’s employment with us, and twenty-five percent (25%) of the shares subject to the option that would otherwise vest on the next vesting date will vest upon the executive officer’s termination of employment without “cause” or with “good reason” or due to death or disability. See “—Option Award Agreements” above. As of December 31, 2012, the exercise price of the options exceeded the fair market value of our common stock based on our valuation analysis. Accordingly, there are no values associated with the acceleration of vesting of options under the specified termination scenarios in the table above.
(2)	Represents the maximum value of medical, dental and visions benefits for the full duration of the Protection Period that the executive officer could receive under the terms of his CoC Agreement.
(3)	Represents the maximum value of outplacement services that the executive officer could receive under the terms of his CoC Agreement.

Separation Agreement with David J. Adams

On December 18, 2012, we entered into a separation agreement with our former President, Chief Executive Officer and Director, David J. Adams. Mr. Adams ceased to be an executive officer as of December 11, 2012 and retired from the Company on December 31, 2012. Subject to his execution, delivery and non-revocation of a release of claims and his continued compliance with the restrictive covenants set forth in his CoC Agreement, Mr. Adams was entitled to the severance payments and benefits under his CoC Agreement, which included cash severance of $5,249,731 paid on December 31, 2012, continuing medical benefits of up to $49,541 and other benefits (comprised of outplacement services) of up to $10,000. The letter agreement confirms that his separation from service with us will be treated as a resignation for “good reason” under the equity awards, and we have agreed to exercise our call right with respect to 400,000 shares of our common stock, paying the shares in cash on December 31, 2012. Mr. Adams will be permitted to retain the remaining 200,000 shares of his common stock; provided he does not exercise his put right. In addition, in lieu of the vesting acceleration provided in the option award agreement, Mr. Adams will vest in the shares that would otherwise vest on December 21, 2012 and December 21, 2013 and the vested options will remain exercisable until the tenth anniversary of the grant date. Any unvested options terminated without payment.

Separation Arrangements with Rich Frommer and Joel Alnes

On December 11, 2012, we announced the termination of employment of Rich Frommer, our former Senior Vice President, and Joel Alnes, our former Vice President-New Ventures. Subject to the execution, delivery and non-revocation of a release of claims and their continued compliance with the restrictive covenants set forth in their respective CoC Agreements, each of Mr. Frommer and Mr. Alnes was entitled to the severance payments and benefits under such agreement as described in the table below. In addition, Mr. Frommer and Mr. Alnes agreed to waive their rights to their stock options under the 2011 Plan in exchange for an early payment on December 31, 2012 of the cash severance to which they were entitled under the CoC Agreements (since the fair market value of our common stock did not exceed the exercise price of the options at the time of their termination). Accordingly, all options held by Mr. Frommer and Mr. Alnes, whether vested or unvested, were cancelled without any payment. In exchange for this waiver, we agreed to an early exercise of our call right with respect to their purchased stock by paying them $5.00 per share for such stock on or before December 31, 2012, which price reflects the price paid by each former executive for such stock and is higher than the fair market value of our stock on December 31, 2012.

The following table describes the actual payments and benefits under our compensation and benefit plans and contractual agreements to which Messrs. Frommer and Alnes were entitled upon termination of their employment, effective as of December 11, 2012.

	Rich Frommer	Joel Alnes
Cash severance	$1,893,693	$1,687,116
Continuing Medical Benefits(1)	$49,541	$49,541
Other Benefits(2)	$10,000	$10,000

Total	$1,953,234	$1,746,657

(1)	Represents the maximum value of medical, dental and visions benefits for the full duration of the Protection Period that the executive officer could receive under the terms of his CoC Agreement.
(2)	Represents the maximum value of outplacement services that the executive officer could receive under the terms of his CoC Agreement.

Resignation of Mr. Loseke

Mr. Loseke voluntarily resigned from our Company, effective November 1, 2012. He did not receive any severance payments or benefits from us under the terms of his CoC Agreement.

Director Compensation

Under the terms of the stockholders’ agreement we entered into with Samson Aggregator LP and other stockholders named therein, we pay our non-employee directors $60,000 per annum on a quarterly basis for their services on our Board of Directors. We also reimburse our non-employee directors for reasonable out of pocket expenses incurred by the directors in connection with their attendance at Board of Directors or other committee meetings. The annual director fee may be paid to the director directly or the person that designated or nominated the director, as specified by the director.

The following table provides summary information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Shuichi Arase	$60,000	—	—	—	—	—	$60,000
Robert V. Delaney, Jr.	$60,000	—	—	—	—	—	$60,000
Claire Scobee Farley	$60,000	—	—	—	—	—	$60,000
Kenneth A. Hersh	$60,000	—	—	—	—	—	$60,000
David Rockecharlie	$60,000	—	—	—	—	—	$60,000
Jonathan Smidt	$60,000	—	—	—	—	—	$60,000
Ashwini Upadhyaya	$60,000	—	—	—	—	—	$60,000
Akihiro Watanabe	$60,000	—	—	—	—	—	$60,000

(1)	Of the $60,000 that the directors earned for their services in 2012, payment of $15,000 has been waived by the directors.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of December 31, 2012, the beneficial ownership of common stock of Samson Resources Corporation by each person known by us to beneficially own more than 5% of the equity securities of Samson Resources Corporation, each director, each named executive officer and all directors and executive officers as a group. Unless otherwise indicated in the footnotes to this table, we believe that each person has sole voting and investment power of the shares.

Name	Number of Shares Beneficially Owned	Percent Class
Samson Aggregator L.P. (1)	621,000,000	74.6%
JD Rockies Resources Limited (2)	208,000,000	25.0
Philip Cook	40,000	*
Kenneth Davis	120,000	*
Keith St. Gemme	100,000	*
Robert Schaffitzel	100,000	*
Bart Boudreaux	80,000	*
Michael Daniel	70,000	*
Mark Eck	35,000	*
Robert Jackson	—	—
Brian Trimble	—	—
Shuichi Arase (2) (3)	—	—
Robert V. Delaney, Jr. (1) (4)	—	—
Claire Scobee Farley (1) (5)	—	—
Kenneth A. Hersh (1) (6)	—	—
David Rockecharlie (1) (5)	—	—
Jonathan Smidt (1) (5)	—	—
Ashwini Upadhyaya (1) (5)	—	—
Akihiro Watanabe	—	—
All directors and executive officers as a group (17 persons)	545,000	*

*	Less than one percent.
(1)

Samson Aggregator L.P. is a limited partnership in which investment funds associated with Kohlberg Kravis Roberts & Co. L.P., including KKR Samson Investors L.P., and other co-investors, including Crestview Partners II, L.P. and Natural Gas Partners IX, L.P., own the limited partner interests. Samson Aggregator GP LLC is the general partner of Samson Aggregator L.P. KKR Samson Investors GP LLC is the general partner of KKR Samson Investors L.P. KKR Samson Investors L.P. is a limited partnership in which Samson Co-Invest I LP, Samson Co-Invest II LP, Samson Co-Invest III LP, KKR 2006 Fund (Samson) L.P., 8 North America Investor L.P., KKR Financial Holdings III, LLC, KKR Fund Holdings L.P., KKR Management Holdings L.P., KKR Partners III, L.P., KKR SA Investors Co-Invest Fund L.P., Lion Rock Energy Investor L.P. and OPERF Co-Investment LLC own the limited partner interests. Samson Co-Invest GP LLC is the general partner of each of Samson Co-Invest I LP, Samson Co-Invest II LP and Samson Co-Invest III LP. KKR Fund Holdings L.P. is the sole member of Samson Co-Invest GP LLC. KKR 2006 Fund (Samson) L.P. is the sole member of KKR Samson Investors GP LLC. KKR Associates 2006 L.P. is the general partner of KKR 2006 Fund (Samson) L.P. KKR 2006 GP LLC is the general partner of KKR Associates 2006 L.P. KKR Fund Holdings L.P. is the designated member of KKR 2006 GP LLC. KKR Fund Holdings GP Limited is a general partner of KKR Fund Holdings L.P. KKR Group Holdings L.P. is a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited. KKR Group Limited is the sole general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the sole general partner of KKR & Co. L.P. Henry R. Kravis and George R. Roberts are the designated members of KKR Management LLC. In addition,

Messrs. Kravis and Roberts have been designated as managers of KKR 2006 GP LLC by KKR Fund Holdings L.P. In such capacities, each of the aforementioned entities and individuals may be deemed to have voting and dispositive power with respect to the shares held by Samson Aggregator L.P. but each such entity and individual disclaims beneficial ownership of the shares held by Samson Aggregator L.P. The address of each of the entities listed in this footnote is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.
(2)	JD Rockies Resources Limited is a 100% wholly-owned subsidiary of ITOCHU Corporation. Its address is c/o 5555 San Felipe Street, Suite 620, Houston, Texas 77056.
(3)	Mr. Arase is a member of our board of directors and serves as an executive of ITOCHU Corporation and/or one or more of our affiliates. Mr. Arase disclaims beneficial ownership of the shares held by Samson Aggregator L.P.
(4)	Mr. Delaney is a member of our board of directors and serves as an executive of Crestview Partners and/or one or more of our affiliates. Mr. Delaney disclaims beneficial ownership of the shares held by Samson Aggregator L.P.
(5)	Each of Ms. Farley and Messrs. Rockecharlie, Smidt and Upadhyaya is a member of our board of directors and serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of our affiliates. Each of Ms. Farley and Messrs. Rockecharlie, Smidt and Upadhyaya disclaims beneficial ownership of the shares held by Samson Aggregator L.P.
(6)	Mr. Hersh is a member of our board of directors and serves as an executive of Natural Gas Partners and/or one or more of our affiliates. Mr. Hersh disclaims beneficial ownership of the shares held by Samson Aggregator L.P.

Certain Relationships and Related Party Transactions

Arrangements with Our Executive Officers

Following the consummation of the Acquisition, we adopted the Samson Resources Corporation 2011 Stock Incentive Plan (the “2011 Plan”) for our employees and directors. The 2011 Plan and agreements related thereto are designed to more closely align our employees’ interests with those of our stockholders and to incentivize our employees to remain in our service by providing them with an opportunity to acquire equity interests in us.

Management Stockholder’s Agreements

Put Rights. If the employee’s employment is terminated due to death or disability, she or he has the right, for a specified period following the termination date, to cause us to purchase on one occasion all, but not less than all, of the shares of our common stock held by her or him (whether or not acquired through the exercise of an option) at the fair market value of such shares on the purchase date. If the employee’s employment is terminated by us without cause, or the employee resigns with good reason prior to December 21, 2015 and we do not exercise the call right described below, she or he has the right, for a specified period following the termination date, to cause us to purchase on one occasion all, but not less than all, of the shares of our common stock held by her or him (whether or not acquired through the exercise of an option) at the fair market value of such shares. If, prior to December 21, 2015 and we do not exercise the call right described below, the employee’s employment is terminated by us for cause or the employee resigns without good reason, she or he has the right, for a specified period following the termination date, to cause us to purchase on one occasion all, but not less than all, of the shares of our common stock held by her or him (whether or not acquired through the exercise of an option) at the lesser of fair market value and the price paid for such shares by the employee.

Liquidity Program. Beginning in 2016 and each calendar year thereafter, each employee who is still employed with us at such time and each employee who (1) was terminated without cause, (2) resigns for good reason or (3) resigns without good reason on or after June 21, 2015, has the right to cause us to purchase all or any portion of the (i) stock purchased by the employee, and (ii) shares acquired upon exercise of options; provided, however, the employee may not offer to sell in any one calendar year more than 25% of the total amount of options granted to the employee under the 2011 Plan.

Call Rights. If the employee’s employment is terminated by us with cause or the employee effects a transfer of stock that is prohibited under the stockholders’ agreement, then we have the right for a specified period following the applicable event to repurchase from the employee (or her or his permitted transferees) any or all shares held by her or him at the lesser of fair market value and the purchase price paid for such shares by the employee and all options will be terminated without any payment. If the employee’s employment is terminated by us without cause, or the employee resigns with good reason, then we have the right to repurchase from the employee (or her or his permitted transferees) any or all shares held by her or him at the greater of fair market value or the price paid by the employee for the shares. If the employee’s employment is terminated due to death or disability, then we have the right to repurchase from the employee (or her or his permitted transferees) any or all shares held by her or him at fair market value. If the employee resigns without good reason before June 21, 2015, then we have the right to repurchase from the employee (or her or his permitted transferees) any or all purchased shares held by her or him at the lesser of fair market value and the price paid for such shares and to purchase shares acquired pursuant to exercise of options at the lesser of fair market value and the option exercise price. If the employee resigns without good reason on or after June 21, 2015, then we have the right to repurchase from the employee (or her or his permitted transferees) any or all purchased shares held by her or him at fair market value.

In addition, in the event of an employee’s termination by us without cause or a resignation with good reason within 180 days immediately preceding an initial public offering of our Common Stock or a change in control where we have exercised our call right and the per share consideration paid for our Common Stock in such transaction is greater than the fair market value paid upon the exercise of the call right, then within 10 business days following the consummation of such initial public offering or change in control transaction, we will pay the terminated employee an amount equal to the delta between price at the time of the transaction and the price at the time the call right was exercised.

Option Award Agreements (Consultants)

A second stock incentive plan, the Samson Resources Corporation 2011 Consultant Stock Incentive Plan (the “Consultant Plan”) was created, primarily, to provide stock options to consultants as compensation for work performed in connection with the Acquisition. 1,200,000 stock options have been awarded under the Consultant Plan.

The terms of the Consultant Plan are substantially the same as the terms under the 2011 Plan for employees, i.e. the options vest in four equal annual installments beginning on December 21, 2012 and become fully vested upon a change in control, similar to the 2011 Plan for our employees. In addition to sharing similar terms for Vesting, the terms of the Consultant Plan are likewise similar regarding Put, Liquidity, and Call rights. However, because the consultants are not employees, instead of certain events (i.e., “Good Reason” and “Cause”) being tied to employment with Samson, as in the 2011 Plan for employees, such events are tied instead to the relationship between the consultant and the company for whom consultant works and the Company Group (i.e., Samson Resources Corporation and its subsidiaries) for whom the consultant has performed services.

As part of issuing the equity awards to the consultants as compensation for work performed in connection with the Acquisition, with certain exceptions, Samson has agreed to hold the consultants harmless for the services rendered and Samson has agreed to indemnify the consultants for claims arising out of such services.

Monitoring Agreement, Syndication Fee Agreement and Indemnification Agreement

In connection with the Acquisition, Samson Resources Corporation entered into a monitoring agreement with affiliates of KKR and the other initial equity investors pursuant to which such entity provides management services to us and our affiliates. Pursuant to such agreement, we will (i) pay to such entities an aggregate annual management fee equal to $20.0 million for the fiscal year ending December 31, 2012, which will increase by 5% each fiscal year thereafter, (ii) pay customary fees to such entities in connection with structuring equity or debt financing with respect to any acquisition, divestiture or other transaction, initial public offering, or a debt or equity financing involving the Company and (iii) reimburse out-of-pocket expenses incurred by such entities in connection with the provisions of services pursuant to the agreement. The monitoring agreement also provides for a termination fee based on the net present value of future payment obligations under the monitoring agreement, under certain circumstances in which the agreement is terminated by us. In addition, pursuant to a transaction fee included in the monitoring agreement with certain affiliates of KKR and the other initial equity investors and a syndication fee agreement with certain affiliates of KKR, we also paid to such entities fees which were $89.4 million in the aggregate in connection with services provided in connection with the Transactions. In connection with entering into such agreements, Samson also entered into a separate indemnification agreement with affiliates of KKR and the other initial equity investors which provides customary exculpation and indemnification provisions in favor of each such entity and its affiliates in connection with the services provided to us under the monitoring and syndication fee agreements. Additionally, we made payments of $681,792 to KKR Capstone Consulting, LLC for consulting services it provided in connection with a well cost and drilling results variance improvement program undertaken by the Company in 2012. KKR Capstone Consulting, LLC is a consulting company that works exclusively with KKR and its portfolio companies.

Operating Agreements

In connection with the Acquisition, KKR (or funds or vehicles affiliated with KKR) and certain co-investors acquired limited partnership interests in Samson Aggregator L.P., an indirect parent company of Samson. In connection with such investments, these entities entered into a limited partnership agreement with respect to their investment in Samson Resources Corporation and a registration rights agreement relating to such investment. These agreements contain agreements among the parties with respect to, among other things, restrictions on the issuance or transfer of interests and registration rights (including customary indemnification provisions).

Secondment Agreement

On December 21, 2011 Samson Resources Corporation entered into a secondment agreement with ITOCHU. The secondment agreement gives ITOCHU the right to send one vice president and three junior level employees to work for us. The seconded employees will be subject to the exclusive supervision and control of our officers and employees. However, at all times the ITOCHU employees will remain employees of, and receive their salaries and benefits from, ITOCHU. This secondment agreement will continue until the later of (i) the tenth anniversary after entering into the secondment agreement or (ii) such time that ITOCHU and its affiliates own, in the aggregate, less than 14% of the equity of Samson Resources Corporation.

Gas Offtake Rights Agreement

In connection with the Acquisition, ITOCHU, for itself and its subsidiary Trademark Merchant Energy, LLC, entered into a Gas Offtake Rights Agreement with Samson Resources Corporation and its subsidiary Samson Resources Company. The Offtake Agreement will expire on December 19, 2021, unless earlier terminated in accordance with the terms thereof. Under the Offtake Agreement, Trademark has the option to bid on and acquire up to certain agreed-upon percentages of Samson’s natural gas production available for term sale and delivered by Samson to a limited number of selected delivery points. Twice a year Samson must provide Trademark with an estimate of the quantities of natural gas that Samson believes will be available for term sale at these delivery points in the coming period. Trademark then has the option to commit to acquire certain quantities of such natural gas at any delivery point(s) during the applicable period. In the event Trademark commits to acquire any quantity of such natural gas at any selected delivery point, Trademark and Samson shall then negotiate an arms-length price to be paid at the applicable delivery point(s) by Trademark for such natural gas over the applicable period, with the price referencing Inside FERC’s Gas Market Report and/or Platts Gas Daily, Daily Price Survey. The negotiated price must then be submitted to and approved by a majority of the Board of Directors of Samson Resources Corporation (excluding any directors on the Board that are affiliated with ITOCHU) and a majority of the Board of Directors of Trademark. In the event that Trademark and Samson cannot agree upon a price, or if the respective Boards of either ITOCHU or Samson do not approve of the negotiated price, then Trademark must either (i) withdraw its bid in its entirety, or (ii) agree to pay the highest pricing that Samson may receive from independent third parties through bids for Samson’s natural gas for the applicable period at the applicable delivery point(s). All quantities of natural gas delivered by Samson and acquired by Trademark under the Offtake Agreement shall be governed by the terms of an agreed upon North American Energy Standards Board Base Contract for Sale and Purchase of Natural Gas, Version 6.3.1 and published in September 2006.

Description of Other Indebtedness

RBL Revolver

We summarize below the principal terms of the agreement that governs our RBL Revolver. This summary is not a complete description of all the terms of such agreement.

Overview

On December 21, 2011, we entered into a new $2,250.0 million reserve-based borrowing base revolving credit facility with JPMorgan Chase Bank, N.A. as the administrative agent. Our RBL Revolver matures on December 21, 2016. The RBL Revolver provides for revolving loans, swingline loans and letters of credit. As of September 30, 2012 we had availability under the RBL Revolver of approximately $984 million (before giving effect to $1.1 million of outstanding letters of credit, which reduce availability).

Interest Rate and Fees

Under the RBL Revolver we have a choice of borrowing at an interest rate equal to, at our option, either (a) a base rate determined by reference to the highest of (1) the federal funds rate plus 50 basis points, (2) the prime commercial lending rate of JPMorgan Chase Bank, N.A. and (3) LIBOR for an interest period of one month beginning on such day plus 100 basis points or (b) a LIBOR rate, in each case, plus an applicable margin. The applicable margin varies depending on the percentage of our borrowing base utilized at a given time and ranges from 150 to 250 basis points for LIBOR based borrowings and 50 to 150 basis points for base rate borrowings. The applicable margin under LIBOR borrowings is currently 1.75% and under base rate borrowings is currently 0.75%. The next scheduled semi-annual redetermination of our borrowing base is scheduled to be in March 2013.

In addition to paying interest on outstanding principal under the RBL Revolver, we are required to pay a commitment fee to the lenders in respect of the unutilized commitments. The commitment fee rate ranges from 37.5 to 50 basis points based on our borrowing base usage.

Prepayments and Adjustments of the Borrowing Base

If following a scheduled or interim redetermination of the borrowing base the aggregate amount of outstanding revolving loans and letters of credit exceeds the borrowing base, we are required to elect within ten days to (i) within 30 days after such election, provide additional collateral having a borrowing base value sufficient to eliminate the deficiency; (ii) within 30 days after such election, prepay the revolving loans in an amount sufficient to eliminate such deficiency; (iii) prepay such deficiency in six equal monthly installments beginning on the 30th day after our receipt of notice of the deficiency from the administrative agent; (iv) undertake a combination of clauses (i), (ii) and (iii); provided that any such deficiency must be cured prior to the maturity date of the RBL Revolver.

If the borrowing base is reduced as a result of the incurrence of certain debt, termination of hedge positions or disposition of borrowing base assets and the aggregate amount of outstanding revolving loans and letters of credit exceeds the borrowing base, we are required to prepay the revolving loans (or cash collateralize letters of credit) in an amount sufficient to eliminate such deficiency within two business days.

Guarantees and Security

All obligations under the RBL Revolver are fully and unconditionally guaranteed on a joint and several basis by Samson Resources Corporation and, subject to certain exceptions, by all of Samson’s existing and future direct and indirect wholly-owned material domestic restricted subsidiaries, referred to collectively as guarantors (and together with the Company, the “Credit Parties”).

All obligations under the RBL Revolver, and the guarantees of those obligations, are secured by:

•	a perfected pledge of all of Samson Investment Company’s capital stock and all the capital stock of each direct, wholly-owned material domestic restricted subsidiary held by the Credit Parties;

•	perfected real property mortgages on oil and gas reserves of the Credit Parties located in the United States; and

•

a perfected security interest in substantially all other tangible (other than real property and other oil and natural gas properties) and intangible assets of the Credit Parties (except Samson Resources Corporation whose guarantee is secured solely by the pledge of the stock of Samson Investment Company).

Restrictive Covenants and Other Matters

The RBL Revolver contains restrictive covenants that may limit our ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	engage in mergers or consolidations;

•	change our lines of business;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase our capital stock;

•	amend material agreements governing our unsecured or subordinated indebtedness;

•	prepay, repay or repurchase unsecured or subordinated indebtedness;

•	engage in transactions with affiliates;

•	make investments, acquisitions, loans and advances; and

•	enter into certain commodity hedging agreements.

In addition, the RBL Revolver also requires us to maintain a ratio of our consolidated total debt, net of unrestricted cash and cash equivalents, to consolidated trailing 12-month EBITDAX (as defined in the credit agreement governing the RBL Revolver) of not more than 5.75 to 1.0, with step-downs to 5.5 to 1.0 beginning with the first quarter of 2014 to 5.00 to 1.0 beginning with the first quarter of 2015 and through the rest of 2015 and a final step down to 4.50 to 1.0 beginning in 2016.

The credit agreement governing our RBL Revolver also contains certain other customary affirmative covenants and events of default.

Redetermination of Borrowing Base under RBL Upon Asset Disposition

Pursuant to the terms of that certain Purchase and Sale Agreement between Samson Resources Corporation and Continental Resources, Inc. (“Continental”) dated November 6, 2012, Samson sold certain assets to Continental for approximately $650.0 million on December 20, 2012. Pursuant to the terms of the RBL Revolver the administrative agent has the right to reduce our borrowing base under the RBL Revolver in an amount equal to the value allocated to the properties sold in the then-effective borrowing base. To the extent that any such reduction in our borrowing base results in a deficiency (i.e., our new borrowing base is less than the total amounts owed to the lenders under the RBL Revolver), we are required to have sufficient cash on hand to eliminate such deficiency. Following the sale of the properties to Continental, the administrative agent and the lenders reduced our borrowing base to $1,780.0 million.

Second Lien Term Loan

We summarize below the principal terms of the Agreement that governs our Second Lien Term Loan. This Summary is not a complete description of all the terms of such Agreement.

Overview

On September 25, 2012, we entered into a new $1,000.0 million second-lien term credit facility with Bank of America, N.A. as administrative agent. Our Second Lien Term Loan matures on September 25, 2018. $850.0 million of the proceeds of the financing were used to pay down amounts outstanding under the RBL Revolver. The remaining $150.0 million was used to pay expenses associated with the funding and for general corporate purposes.

Interest Rates and Fees

Under the Second Lien Term Loan we borrowed all funds at an interest rate equal to a LIBOR rate plus a margin of 4.75% per annum.

In addition to paying interest on outstanding principal under the Second Lien Term Loan, we are required to pay Bank of America, N.A., as administrative agent, an annual agent fee of $125,000 for each year until all amounts outstanding under the Second Lien Term Loan are repaid.

Prepayments

Under the terms of the Second Lien Term Loan, in the event that we incur any additional debt (other than certain amounts and types of debt which we are permitted to incur under the Second Lien Term Loan), we are required within one business day after receiving the proceeds from such debt to repay amounts outstanding under the Second Lien Term Loan.

Additionally, in the event that we sell a material amount of our assets, within 450 days of our receipt of the proceeds of the sale, the Second Lien Term Loan requires that we use those proceeds to: (i) repay amounts outstanding under the RBL Revolver; (ii) repay amounts outstanding under the Second Lien Term Loan; (iii) acquire all or part of the stock of another oil and gas company or other oil and gas assets; or (iv) to re-invest in our own business (whether by way of capital expenditures or otherwise).

In the event that any third party acquires all or substantially all of our assets or more than 50% of our common stock, the Administrative Agent under the Second Lien Term Loan may immediately require us to repay all amounts outstanding under the Second Lien Term Loan as of that date.

Guarantees and Security

All obligations under the Second Lien Term Loan are fully and unconditionally guaranteed on a joint and several basis by Samson Resources Corporation and, subject to certain exceptions, all of our existing and future direct and indirect wholly-owned material domestic restricted subsidiaries, referred to collectively as guarantors (and, together with Samson, the “Second Lien Credit Parties”).

All obligations under the Second Lien Term Loan, and the guarantees of those obligations, will be secured by:

•

a perfected pledge of all of Samson Investment Company’s capital stock and all the capital stock of each direct, wholly-owned material domestic restricted subsidiary held by the Second Lien Credit Parties;

•	perfected real property mortgages on oil and gas reserves of the Second Lien Credit Parties located in the United States; and

•

a perfected security interest in substantially all other tangible (other than real property and other oil and gas properties) and intangible assets of the Second Lien Credit Parties (except our parent company whose guarantee is secured solely by the pledge of our capital stock).

The pledges of stock, mortgages, and the security interests granted to Bank of America, N.A., as administrative agent for the lenders under the Second Lien Term Loan, referred to above are subordinate to the pledges of stock, mortgages, and the security interests granted to JPMorgan Chase Bank, N.A., as administrative agent for the lenders under the RBL Revolver. However, the collateral used to secure the amounts advanced under the RBL Revolver and the Second Lien Term Loan is the same.

Restrictive Covenants and Other Matters

The Second Lien Term Loan contains restrictive covenants that may limit our ability to, among other things:

•	incur additional indebtedness;

•	create liens;

•	engage in mergers or consolidations;

•	sell or transfer assets;

•	pay dividends and distributions or repurchase our capital stock;

•	prepay, repay or repurchase unsecured or subordinated indebtedness;

•	engage in transactions with affiliates; and

•	make investments, acquisitions, loans and advances.

The Second Lien Term Loan also contains certain other customary affirmative covenants and events of default.

Cumulative Preferred Stock

We summarize below the principal terms of the Cumulative Preferred Stock issued by Samson, which is a guarantor of the notes, to the selling stockholders in connection with the Acquisition. This summary is not a complete description of all the terms of the Cumulative Preferred Stock.

General

In connection with the Acquisition, Samson issued 180,000 shares of Cumulative Preferred Stock to the selling stockholders for aggregate consideration of $180.0 million.

The Cumulative Preferred Stock, with respect to dividend rights and rights upon liquidation, winding up and dissolution, (a) ranks senior to each other class or series of capital stock outstanding or thereafter authorized, issued or outstanding, including Samson’s Common Stock and (b) has an initial liquidation preference of $1,000 per share, subject to adjustment for accrual and accumulation of dividends not paid in cash (the “Liquidation Preference”).

Dividends

The holders of the Cumulative Preferred Stock are entitled to receive cash dividends on each share of Cumulative Preferred Stock at a rate per annum equal to the Applicable Dividend Rate (as specified below) on the Liquidation Preference and all accrued and unpaid dividends or, at Samson’s election, in lieu of being paid in cash, such dividends shall accrue and accumulate to the Liquidation Preference in the amount of cash dividends that would otherwise be payable. “Applicable Dividend Rate” means: (a) 2% during calendar year 2012, (b) 4% during the calendar year 2013, (c) 6% during calendar year 2014, (d) 8% during calendar year 2015, (e) 10% during calendar year 2016, (f) 12% from January 1, 2017 until the Mandatory Redemption Date (as defined below) and (g) 15% after the Mandatory Redemption Date.

Redemption

We may, at our option, redeem for cash, in whole or in part, the shares of Cumulative Preferred Stock outstanding, at any time or from time to time, at a share redemption price equal to 100% of the Liquidation Preference per share, together with an amount equal to all accrued and unpaid dividends compounded quarterly to the date of redemption (the “Redemption Price”).

In addition, we are required to redeem all outstanding shares of Cumulative Preferred Stock at the Redemption Price upon the occurrence of the earliest of (i) the consummation of a registered initial public offering of Samson’s Common Stock or a change in control and (ii) July 1, 2022 (the “Mandatory Redemption Date”).

The Exchange Offer

Purpose and Effect of the Exchange Offer

Samson Investment Company and the guarantors of the outstanding notes have entered into a registration rights agreement in which we agreed, under certain circumstances, to use our reasonable best efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and to consummate the exchange offer within 450 days after the date of original issuance of the outstanding notes. Samson Investment Company and the guarantors of the outstanding notes also agreed to commence the exchange offer promptly following the effective time of the registration statement. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes were initially issued on February 8, 2012.

Under the registration rights agreement, if Samson Investment Company fails to, among other things, cause the exchange offer or resale registration statement to be consummated within 450 days after the date of issuance of the outstanding notes (the “target date”), the interest rate on the outstanding notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target date and an additional 0.25% per annum for each subsequent 90-day period, with a maximum rate of 1.00% per annum until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding notes cease to constitute transfer restricted notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC contained in the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993) and the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) or similar SEC no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Samson will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture governing the notes, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $2,250.0 million aggregate principal amount of the 9.750% Senior Notes due 2020 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 12:00 a.m., New York City time, on             , 2013. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, it will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution”; or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. Samson will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and Samson may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date of the exchange offer in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that Samson may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;
•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulating Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 a.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Wells Fargo Bank, National Association also acts as trustee under the indenture governing the outstanding notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Hand Delivery:

WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	WELLS FARGO BANK, N.A. Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	WELLS FARGO BANK, N.A. 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55402

By Facsimile Transmission (eligible institutions only): (612) 667-6282

For Information or Confirmation by Telephone: (800) 344-5128

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the prospectus distributed in connection with the private exchange offerings of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

Description of Notes

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to Samson Investment Company (“Samson”) and its consolidated Subsidiaries and (ii) the term “Samson” refers only to Samson and not to any of its Subsidiaries.

Samson issued $2,250,000,000 aggregate principal amount of 9.750% Senior Notes due 2020 (the “notes”) under an indenture dated as of the Issue Date (the “Indenture”), among Samson, the Guarantors and Wells Fargo Bank, National Association, as Trustee for the notes (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

All terms used in the “Description of Notes” are defined herein and the rights of the Holders of the notes are also defined herein. However, the following description is qualified in its entirety by reference to the provisions of the Indenture. We urge you to read the Indenture because that, not this description, defines your rights as Holders of the notes.

The notes are:

•	unsecured senior debt obligations of Samson;

•	pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities and the Second Lien Term Loan) of Samson;

•

effectively subordinated to all Secured Indebtedness of Samson (including the Senior Credit Facilities and the Second Lien Term Loan) to the extent of the value of the assets securing such Indebtedness;

•	senior in right of payment to any future Subordinated Indebtedness (as defined with respect to the notes) of Samson;

•	initially guaranteed on a senior unsecured basis by each Restricted Subsidiary that incurs or guarantees any Obligations under the Senior Credit Facilities and the Second Lien Term Loan; and

•	structurally subordinated to all existing and future Indebtedness and other claims and liabilities, including preferred stock, of Subsidiaries of Samson that are not Guarantors.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, jointly and severally, and fully and unconditionally, guarantee, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of Samson under the Indenture and the notes, whether for payment of principal of or interest on the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture, by executing the Indenture. Samson and each Restricted Subsidiary that incurs or guarantees Obligations under the Senior Credit Facilities and the Second Lien Term Loan will also guarantee the notes. Each of the Guarantees is a general unsecured obligation of the relevant Guarantor and ranks equal in right of payment to all existing and future Senior Indebtedness of each such Guarantor and is effectively subordinated to all Secured Indebtedness of each such entity (including each Guarantor’s guarantee of Indebtedness or Obligations under the Senior Credit Facilities and the Second Lien Term Loan) to the extent of the value of the assets securing such Indebtedness and is senior in right of payment to all existing and future Subordinated Indebtedness of each such entity. The notes are structurally subordinated to Indebtedness and other liabilities of Subsidiaries of Samson that do not Guarantee the notes. Not all of Samson’s Subsidiaries Guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, such non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Samson.

The obligations of each Guarantor under its Guarantee are limited as necessary to prevent such Guarantee from constituting a fraudulent conveyance under applicable law and, therefore, are limited to the amount that such Guarantor could guarantee without such Guarantee constituting a fraudulent conveyance; this limitation, however, may not be effective to prevent such Guarantee from constituting a fraudulent conveyance. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Relating to the Exchange Notes—U.S. federal and state fraudulent transfer laws may permit a court to void the notes and/or the guarantees, and if that occurs, you may not receive any payments on the notes.”

Each Guarantor that makes a payment under its Guarantee is entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Any Guarantee by a Subsidiary Guarantor of the notes provides by its terms that it will be automatically and unconditionally released and discharged upon:

(i) (a) any sale, exchange or transfer (by merger or otherwise) of (I) the Capital Stock of such Guarantor (including any sale, exchange or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or (II) all or substantially all of the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture,

(b) the release or discharge of the guarantee by, or direct obligation of, such Guarantor with respect to the Senior Credit Facilities or the guarantee or direct obligation which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation,

(c) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture,

(d) exercise of the legal defeasance option or covenant defeasance option by Samson as described under “Legal Defeasance and Covenant Defeasance” or Samson’s obligations under the Indenture being discharged in accordance with the terms of the Indenture,

(e) the merger or consolidation of any such Guarantor with and into Samson or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to Samson or such Guarantor, or

(f) as described under “Amendment, Supplement and Waiver”, and

(ii) such Guarantor delivering to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

Senior Indebtedness Versus Notes

The Indebtedness evidenced by the notes and the Guarantees is unsecured and ranks pari passu in right of payment to all Senior Indebtedness of Samson or the relevant Guarantor, as the case may be. Secured Indebtedness and other secured obligations of Samson and the Guarantors (including obligations with respect to the Senior Credit Facilities) are effectively senior to the notes to the extent of the value of the assets securing such debt or other obligations.

As of September 30, 2012:

(1) Samson’s Senior Indebtedness was $4.265 billion, including $2.015 billion of Secured Indebtedness; and

(2) the Senior Indebtedness of the Guarantors was $4.265 billion, including $2.015 billion of Secured Indebtedness. All of the Senior Indebtedness of the Guarantors consists of their respective guarantees of, or direct obligations under, the Senior Credit Facilities, the Second Lien Term Loan and with respect to the notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that Samson and the Restricted Subsidiaries (including the Guarantors) may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in certain circumstances, such Indebtedness may be Secured Indebtedness. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Certain Covenants—Liens.”

Liabilities of Subsidiaries Versus Notes

Samson does not directly have any operations. All of our operations are conducted through Subsidiaries of Samson. Some of Samson’s Subsidiaries do not Guarantee the notes, and, as described above under “Guarantees,” Guarantees may be released under certain circumstances. In addition, Samson’s future Subsidiaries may not be required to Guarantee the notes. Claims of creditors of any non-guarantor Subsidiaries of Samson, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of our creditors, including Holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes are structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and the issuance of preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant exceptions and qualifications and the Indebtedness incurred and preferred stock issued in compliance with the covenants could be substantial. Moreover, the Indenture does not impose any limitation on the incurrence or issuance by such subsidiaries of liabilities that are not considered Indebtedness or Disqualified Stock under the Indenture. See “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Principal, Maturity and Interest

Samson Investment Company issued $2,250.0 million of notes in a private transaction that was not subject to the registration requirements of the Securities Act. The notes will mature on February 15, 2020. Samson may issue additional notes from time to time under the same Indenture (the “Additional Notes”). Any offering of Additional Notes is subject to the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single series for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

Interest on the notes accrues at the rate of 9.750% per annum. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 commencing on August 15, 2012, to Holders of record on the immediately preceding February 1 and August 1, as the case may be. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes is payable at the office or agency of Samson maintained for such purpose as described under the caption “Paying Agent and Registrar for the Notes” or, at the option of Samson, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The notes are issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

Samson is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Samson may be required to offer to purchase notes as described under the caption “Repurchase at the Option of Holders.” We may at any time and from time to time purchase notes in the open market or otherwise.

Optional Redemption

At any time prior to February 15, 2016, Samson may redeem all or a part of the notes, upon notice as described under the heading “—Selection and Notice,” at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (the “Redemption Date”), subject to the rights of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after February 15, 2016, Samson may redeem the notes, in whole or in part, upon notice as described under the heading “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on February 15 of each of the years indicated below:

Year	Percentage
2016	104.875%
2017	102.438%
2018 and thereafter	100.000%

In addition, until February 15, 2015, Samson may, at its option, upon notice as described under the heading “—Selection and Notice,” on one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 109.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are contributed to Samson; provided that at least 50% of the sum of the aggregate principal amount of notes originally issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Selection and Notice

Any redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitutes a Change of Control or other corporate transaction may, at Samson’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related notice of redemption, including, but not limited to, completion of an Equity Offering or Change of Control, other offering or other transaction or event.

Samson and its affiliates may acquire notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

With respect to any partial redemption or repurchase of any notes made pursuant to the Indenture, if less than all of the notes are to be redeemed at any given time, selection of such notes for redemption will be made by the Trustee (a) if such notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the notes are listed, (b) on a pro rata basis to the extent practicable or (c) by lot or such other similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be redeemed or repurchased in part.

Notices of purchase or redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each applicable Holder at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of any notes or a satisfaction and discharge of the Indenture. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

If any notes are to be purchased or redeemed in part only, Samson will issue a new note in principal amount equal to the unredeemed portion of the original note in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the redemption date, unless Samson defaults in payment of the redemption price, interest shall cease to accrue on notes or portions thereof called for redemption, unless such redemption is conditioned on the happening of a future event.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs after the Issue Date, unless Samson has, prior to or concurrently with the time Samson is required to make a Change of Control Offer (as defined below), delivered electronically or mailed a redemption notice with respect to all the outstanding notes as described under “Optional Redemption” or “Satisfaction and Discharge,” Samson will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, Samson will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by Samson;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any note not properly tendered will remain outstanding and continue to accrue interest;

(4) that, unless Samson defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender such notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered notes and their election to require Samson to purchase such notes; provided that the paying agent receives, not later than the expiration time of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;

(7) that if Samson is redeeming less than all of the notes, the Holders of the remaining notes will be issued new notes and such new notes will be equal in principal amount to the unpurchased portion of the notes surrendered. The unpurchased portion of the notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by us, consistent with the covenant hereunder, that a Holder must follow.

While the notes are in global form and if Samson makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

Samson will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Samson will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, Samson will, to the extent permitted by law,

(1) accept for payment all notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officer’s Certificate stating that all notes or portions thereof have been tendered to and purchased by Samson.

The Senior Credit Facilities and the Second Lien Term Loan provide, and future credit agreements or other agreements relating to Indebtedness to which Samson (or one of its affiliates) becomes a party may provide, that certain change of control events with respect to Samson would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a Change of Control event that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under the Senior Credit Facilities being declared due and payable. Our ability to pay cash to the Holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases of the notes.

In the event that we make a Change of Control Payment, the paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Samson will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the notes may in certain circumstances make it more difficult or discourage a sale or takeover of Samson (or any of its direct or indirect parent companies) and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Samson, or any other Person making a Change of Control Offer in lieu of Samson as described below, purchases all of the notes validly tendered and not withdrawn by such Holders, Samson will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all such notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of such Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Samson and its Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Samson. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require Samson to make an offer to repurchase the notes as described above. See “Risk Factors—Risks Relating to the Exchange Notes—We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.”

The provisions under the Indenture relating to Samson’s obligation to make an offer to repurchase the notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes outstanding under the Indenture.

Asset Sales

The Indenture provides that Samson will not, and will not permit any Restricted Subsidiary to, consummate, directly or indirectly, an Asset Sale, unless:

(1) Samson or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the aggregate consideration therefor received from such Asset Sale and all other Asset Sales since the Issue Date, on a cumulative basis, by Samson or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Additional Assets, or any combination thereof; provided that the amount of:

(a) any liabilities (as reflected on Samson’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on Samson’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by Samson) of Samson, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which Samson and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(b) any securities, notes or other obligations or assets received by Samson or such Restricted Subsidiary from such transferee that are converted by Samson or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by Samson or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $250.0 million and (y) 2.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 365 days after Samson’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale (the “Asset Sale Proceeds Application Period”), Samson or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1) to permanently repay or reduce:

(w) secured Obligations under a Credit Facility to the extent such Obligations were incurred under paragraph (a) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” and to correspondingly reduce any outstanding commitments with respect thereto;

(x) Obligations under other Senior Secured Indebtedness of Samson or a Guarantor, and to correspondingly reduce any outstanding commitments with respect thereto;

(y) Obligations under the notes or any other Senior Indebtedness of Samson or any Restricted Subsidiary (and, in the case of other Senior Indebtedness, to correspondingly reduce any outstanding commitments with respect thereto, if applicable); provided that if Samson or any Restricted Subsidiary shall so repay any such other Senior Indebtedness, Samson will either reduce Obligations under the notes on a pro rata basis by, at its option, (A) redeeming such notes as described under “Optional

Redemption” or (B) purchasing such notes through open market purchases, at a price equal to or higher than 100% of the principal amount thereof, in a manner that complies with the Indenture and applicable securities laws; or make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes on a ratable basis for no less than 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of such notes to be repurchased; or

(z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Samson or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Samson or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets, in the case of each of (a), (b) and (c), either (i) used or useful in a Similar Business or (ii) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that Samson and its Restricted Subsidiaries will be deemed to have complied with this clause (2) if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, Samson or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement (an “Acceptable Commitment”) to consummate any such investment described in this clause (2) with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days after the end of such 365-day period and in the event any Acceptable Commitment is later cancelled or terminated for any reason within such 180-day period and before the Net Proceeds are applied in connection therewith, if Samson or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or such Net Proceeds are not applied within such 180-day period, then such Net Proceeds shall constitute “Excess Proceeds”; or

(3) to invest in Additional Assets.

To the extent of the balance of any Net Proceeds not invested or applied as permitted by clauses (1) and (2) above (any such Net Proceeds, whether from one or more Asset Sales, “Excess Proceeds”), Samson shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such notes and such Pari Passu Indebtedness (with respect to the notes only), in denominations of $2,000 initial principal amount and multiples of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price, in the case of such notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. In the event that Samson or a Restricted Subsidiary prepays any Pari Passu Indebtedness that is outstanding under a revolving credit or other committed loan facility pursuant to an Asset Sale Offer, Samson or such Restricted Subsidiary shall cause the related loan commitment to be reduced in an amount equal to the principal amount so prepaid.

Samson will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $50.0 million by transmitting electronically or by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and, if applicable, Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Samson may use any remaining Excess Proceeds in any manner not prohibited by the Indenture. If the aggregate principal amount of notes and, if applicable, Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered or by lot or such similar method in accordance with the procedures of DTC; provided that no notes of $2,000 or less shall be repurchased in part. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, Samson or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

Samson will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, Samson will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Senior Credit Facilities and the Second Lien Term Loan limit, and future credit agreements or other agreements relating to Indebtedness to which Samson (or one of its Affiliates) becomes a party, may prohibit or limit Samson from purchasing any notes pursuant to this Asset Sales covenant. In the event Samson is contractually prohibited from purchasing the notes, Samson or one of its Affiliates, as the case may be, could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Samson or one of its Affiliates, as the case may be, does not obtain such consent or repay such borrowings, Samson will remain contractually prohibited from purchasing the notes. In such case, Samson’s failure to purchase tendered notes would constitute a Default under the Indenture.

Certain Covenants

Effectiveness of Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), Samson and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

(1) “—Limitation on Restricted Payments”;

(2) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(3) “—Transactions with Affiliates”;

(4) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(5) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(6) “Repurchase at the Option of Holders—Asset Sales”; and

(7) clause (4) of the first paragraph of “Merger, Consolidation or Sale of All or Substantially All Assets”;

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds from Net Proceeds shall be set at zero under the Indenture. In the event that Samson and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating or a Default or an Event of Default occurs and is continuing, then Samson and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events under the Indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the notes or the Guarantees with respect to the Suspended Covenants, and none of Samson or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.” On the Reversion Date, all Liens created, incurred or assumed during the Suspension Period in compliance with the Indenture will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (7) of the definition of “Permitted Liens.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect prior to, but not during, the Suspension Period. No Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period.

Limitation on Restricted Payments

Samson will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of Samson’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by Samson payable in Equity Interests (other than Disqualified Stock) of Samson or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, Samson or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Samson or any direct or indirect parent company of Samson, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of Samson or any Restricted Subsidiary, other than

(A) Indebtedness permitted under clauses (g) and (h) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, Samson could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Samson and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(1) 50% of the Consolidated Net Income of Samson for the period (taken as one accounting period) from the first day of the fiscal quarter during which the Issue Date occurs to the end of Samson’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of other property received by Samson since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) from the issue or sale of:

(x) Equity Interests of Samson, including Retired Capital Stock (as defined below), but excluding cash proceeds and the Fair Market Value of other property received from the sale of:

(A) Equity Interests to any employee, director, manager or consultant of Samson, any direct or indirect parent company of Samson and Samson’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, and

(B) Designated Preferred Stock and, to the extent such net cash proceeds are actually contributed to Samson, Equity Interests of any direct or indirect parent company of Samson (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph) or

(y) Indebtedness of Samson or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of Samson or any direct or indirect parent company of Samson,

provided that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of Samson sold to a Restricted Subsidiary or Samson, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the Fair Market Value of other property contributed to the capital of Samson following the Issue Date (including Capital Stock of Persons engaged primarily in the Oil and Gas Business or assets used or useful in the Oil and Gas Business) (other than net cash proceeds to the extent such net cash proceeds (i) have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (l)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” (ii) are contributed by a Restricted Subsidiary or (iii) constitute Excluded Contributions), plus

(4) 100% of the aggregate amount received in cash and the Fair Market Value of other property received by means of:

(A) the sale or other disposition (other than to Samson or a Restricted Subsidiary) of Restricted Investments made by Samson and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Samson and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by Samson or its Restricted Subsidiaries, in each case, after the Issue Date; or

(B) the sale (other than to Samson or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Samson or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date, plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by Samson or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of Samson or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of Samson, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Samson or any direct or indirect parent company of Samson to the extent contributed to Samson (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Samson) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Subordinated Indebtedness of Samson or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of Samson, or a Restricted Subsidiary, as the case may be, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness,

(B) such new Indebtedness is subordinated to the notes or the Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value,

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired, and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, defeased, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Samson or any direct or indirect parent company of Samson held by any future, present or former employee, director, manager or consultant of Samson, any of its Subsidiaries or any direct or indirect parent company of Samson pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any promissory notes issued by Samson or any direct or indirect parent company of Samson in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of Samson or any direct or indirect parent company of Samson in connection with the Transactions; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $50.0 million (which shall increase to $100.0 million subsequent to the consummation of an underwritten public Equity Offering by Samson or any direct or indirect parent company of Samson) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $75.0 million in any calendar year (which shall increase to $150.0 million subsequent to the consummation of an underwritten public Equity Offering by Samson or any direct or indirect parent company of Samson)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Samson and, to the extent contributed to Samson, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of Samson, in each case to any future, present or former employees, directors, managers or consultants of Samson, any of its Subsidiaries, or any direct or indirect parent company of Samson that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B) the cash proceeds of key man life insurance policies received by Samson and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

and provided further that cancellation of Indebtedness owing to Samson or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of Samson, any direct or indirect parent company of Samson or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Samson or any direct or indirect parent company of Samson will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Samson or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Samson after the Issue Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of Samson, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to Samson from the sale of such Designated Preferred Stock, or

(C) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided that, in the case of each of (A) and (C) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, Samson and the Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or Cash Equivalents, not to exceed the greater of (x) $150.0 million and (y) 1.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) payments made or expected to be made by Samson or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends on Samson’s common stock (or the payment of dividends to any direct or indirect parent company of Samson to fund a payment of dividends on such company’s common stock), following consummation of the first public offering of Samson’s common stock or the common stock of any direct or indirect parent company of Samson after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to Samson in or from any such public offering, other than public offerings with respect to Samson’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments in an amount that does not exceed the amount of Excluded Contributions made since the Issue Date;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed the greater of (x) $200.0 million and (y) 1.75% of Total Assets at the time made;

(12) distributions or payments of Receivables Fees;

(13) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of Samson to permit payment by such parent of such amount), to the extent permitted by the covenant described under “Transactions with Affiliates”;

(14) the repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all notes tendered by Holders of the notes in connection with a Change of Control Offer or an Asset Sale Offer, as the case may be, have been repurchased, redeemed, defeased or acquired or retired for value;

(15) the declaration and payment of dividends by Samson to, or the making of loans to, any direct or indirect parent company of Samson in amounts required for any direct or indirect parent company to pay:

(A) franchise and excise taxes, and other fees and expenses, required to maintain its corporate or other entity existence,

(B) foreign, federal, state and local taxes of a consolidated, combined, affiliated or unitary group that includes any of Samson of its Subsidiaries, to the extent such taxes are attributable to Samson or the Restricted Subsidiaries, or, to the extent attributable to its Unrestricted Subsidiaries, to the extent of the amount actually received from its Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Samson, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) would have been required to pay in respect of such foreign, federal, state or local taxes for such fiscal year had Samson, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) been a stand-alone taxpayer (separate from any such direct or indirect parent company of Samson) for all fiscal years ending after the Issue Date,

(C) customary salary, bonus and other benefits payable to officers, employees, directors and managers of any direct or indirect parent company of Samson to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Samson and the Restricted Subsidiaries, including Samson’s proportionate share of such amount relating to such parent company being a public company,

(D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect parent company of Samson to the extent such costs and expenses are attributable to the ownership or operation of Samson and the Restricted Subsidiaries, including Samson’s proportionate share of such amount relating to such parent company being a public company,

(E) amounts required for any direct or indirect parent company of Samson to pay fees and expenses incurred by any direct or indirect parent company of Samson related to transactions of such parent company of Samson of the type described in clause (11) of the definition of “Consolidated Net Income” to the extent such transaction is for the benefit of Samson and its Restricted Subsidiaries; and

(F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Samson or any such direct or indirect parent company of Samson;

(16) the repurchase, redemption or other acquisition for value of Equity Interests of Samson deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of Samson, in each case, permitted under the Indenture;

(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Samson or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18) any Restricted Payment if, immediately after giving pro forma effect to such Restricted Payment pursuant to this clause (18) and the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, (i) the Net Indebtedness to EBITDA Ratio would not have exceeded 1.5:1 and (ii) the notes have a rating equal to or higher than Ba3 (or the equivalent) by Moody’s and BB- (or the equivalent) by S&P, in each case with a stable or better outlook; and

(19) any Restricted Payment made to Samson’s direct or indirect parent entity to fund the (A) declaration and payment of cash dividends to holders of the Cumulative Preferred Stock in accordance with the terms of the Certificate of Designations and (B) repurchase, redemption, repayment or other acquisition or retirement for cash of the Cumulative Preferred Stock in a manner permitted by the Certificate of Designations;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (17) and (18), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Samson’s Subsidiaries were Restricted Subsidiaries. Samson will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Samson and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock

Samson will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Samson will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided that Samson may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if, after giving effect thereto, the Fixed Charge Coverage Ratio of Samson and the Restricted Subsidiaries would be at least 2.00 to 1.00.

The foregoing limitations will not apply to:

(a) Indebtedness incurred pursuant to Credit Facilities by Samson or any Restricted Subsidiary; provided that immediately after giving effect to any such incurrence, the then-outstanding aggregate principal amount of all Indebtedness incurred does not exceed the greatest of (i) $3,000.0 million, (ii) the sum of $500.0 million and 22.5% of Total Assets determined as of the date of the incurrence of such Indebtedness after giving effect to the application of the proceeds therefrom and (iii) the Borrowing Base;

(b) Indebtedness represented by the notes (including any Guarantee thereof, but excluding Indebtedness represented by Additional Notes, if any, or guarantees with respect thereto) and exchange notes issued in respect of such notes and any Guarantee thereof;

(c) Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by Samson or any Restricted Subsidiary, to finance the purchase, lease, construction, installation or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of Samson or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of Samson or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d), and all Refinancing Indebtedness incurred to Refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $250.0 million and (y) 2.25% of Total Assets at the time of incurrence; provided that Capitalized Lease Obligations incurred by Samson or any Restricted Subsidiary pursuant to this clause (d) in connection with a Sale and Lease Back Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale and Lease Back Transaction are used by Samson or such Restricted Subsidiary to permanently repay outstanding Indebtedness of Samson and the Restricted Subsidiaries;

(e) Indebtedness incurred by Samson or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of plugging and abandonment obligations, workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding plugging and abandonment obligations, workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f) Indebtedness arising from agreements of Samson or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of Samson or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f));

(g) Indebtedness of Samson to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Samson or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(h) Indebtedness of a Restricted Subsidiary owing to Samson or another Restricted Subsidiary; provided that if Samson or a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the notes or the Guarantee of the notes of such Guarantor, as the case may be; provided further that any subsequent transfer of any such Indebtedness (except to Samson or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i) shares of preferred stock of a Restricted Subsidiary issued to Samson or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to Samson or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k) obligations in respect of self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by Samson or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(l) (a) Indebtedness, Disqualified Stock or preferred stock of Samson or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by Samson since immediately after the Issue Date from the issue or sale of Equity Interests of Samson or cash contributed to the capital of Samson (in each case, other than Excluded Contributions or proceeds of Disqualified Stock or sales of Equity Interests to Samson or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof) and (b) Indebtedness, Disqualified Stock or preferred stock of Samson or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l)(b), does not at any one time outstanding exceed the greater of (x) $400.0 million and (y) 3.5% of Total Assets at the time of incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (l)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (l)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Samson or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (l)(b));

(m) the incurrence or issuance by Samson or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to Refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, clause (l)(a) and this clause (m) and clause (n) below or any Indebtedness, Disqualified Stock or preferred stock issued to so Refinance such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being Refinanced,

(2) to the extent such Refinancing Indebtedness Refinances (i) Indebtedness subordinated to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated to the notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and

(3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of Samson that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or preferred stock of Samson or a Guarantor, and provided further that subclause (1) of this clause (m) will not apply to any refunding or refinancing of any Secured Indebtedness outstanding;

(n) Indebtedness, Disqualified Stock or preferred stock of (x) Samson or a Restricted Subsidiary incurred or issued to finance an acquisition, or (y) Persons that are acquired by Samson or any Restricted Subsidiary or merged into or consolidated with Samson or a Restricted Subsidiary in accordance with the terms of the Indenture (including designating an Unrestricted Subsidiary a Restricted Subsidiary; provided that after giving effect to such acquisition, merger or consolidation, either:

(1) Samson would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or

(2) the Fixed Charge Coverage Ratio of Samson and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger or consolidation;

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within eight Business Days of its incurrence;

(p) Indebtedness of Samson or any Restricted Subsidiary supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(q) (1) any guarantee by Samson or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as, in the case of a guarantee by a Restricted Subsidiary that is not a

Guarantor, such Indebtedness could have been incurred directly by the Restricted Subsidiary providing such guarantee, or

(2) any guarantee by a Restricted Subsidiary of Indebtedness of Samson, provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(r) Indebtedness of Restricted Subsidiaries that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding the greater of (x) $100.0 million and (y) 1.0% of Total Assets (it being understood that any Indebtedness incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (r));

(s) Indebtedness of Samson or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(t) Indebtedness of Samson or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(u) Indebtedness consisting of Indebtedness issued by Samson or any of its Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Samson or any direct or indirect parent company of Samson to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments.”

For purposes of determining compliance with this covenant:

(a) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (u) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Samson, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; provided that all Indebtedness outstanding under the Senior Credit Facilities on the Issue Date after giving effect to the Transactions will be treated as incurred on the Issue Date under clause (a) of the preceding paragraph; and

(b) at the time of incurrence, Samson will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraph above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clauses (a) and (l) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees and expenses in connection with such refinancing.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in another currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing.

The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral. The Indenture provides that Samson will not and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is subordinated or junior in right of payment to any Indebtedness of Samson or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the notes or such Guarantor’s guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of Samson or such Guarantor, as the case may be.

Liens

Samson will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee on any asset or property of Samson or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or the related Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with (or, in the event the Lien relates to Subordinated Indebtedness, are secured on a senior basis to) the obligations so secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the notes.

Merger, Consolidation or Sale of All or Substantially All Assets

Samson may not consolidate or merge with or into or wind up into (whether or not Samson is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) Samson is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than Samson) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than Samson, expressly assumes all the obligations of Samson under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for Samson and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6) Samson shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, Samson under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Samson or any Restricted Subsidiary; and

(b) Samson may merge with an Affiliate of Samson solely for the purpose of reincorporating Samson in another state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of Samson and the Restricted Subsidiaries is not increased thereby.

Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Guarantor, no Guarantor will, and Samson will not permit any such Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(A) (1) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under (i) the laws of the jurisdiction of organization of such Guarantor or (ii) the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists; and

(4) Samson shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B) the transaction is an Asset Sale that is made in compliance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (i) merge into or transfer all or part of its properties and assets to another Guarantor or Samson, (ii) merge with an Affiliate of Samson solely for the purpose of reincorporating or reorganizing the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of Samson and its Restricted Subsidiaries is not increased thereby or (iii) convert into a Person organized or existing under the laws of the jurisdiction of such Guarantor or the laws of another jurisdiction in the United States.

Transactions with Affiliates

Samson will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Samson (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to Samson or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Samson or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b) Samson delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $40.0 million, a resolution adopted by the majority of the board of directors of Samson approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among Samson or any of the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) (i) the payment of management, consulting, monitoring and advisory fees and related expenses (including indemnification and other similar amounts) to the Investors pursuant to KKR Management Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) accrued in any prior year) and the termination fees pursuant to KKR Management Agreement, in each case as in effect on the Issue Date or any amendment thereto (so long as any such amendment is not materially disadvantageous, in the good faith judgment of the board of directors of Samson, to the Holders when taken as a whole as compared to KKR Management Agreement in effect on the Issue Date); and (ii) payments by Samson or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of Samson in good faith;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, former, current or future officers, directors, managers, employees or consultants of Samson, any direct or indirect parent company of Samson or any Restricted Subsidiary;

(5) transactions in which Samson or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Samson or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Samson or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Samson or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by Samson or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Samson or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, in each case, as contemplated in the Offering Document;

(9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Samson and the Restricted Subsidiaries, in the reasonable determination of the board of directors of Samson or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance or transfer of Equity Interests (other than Disqualified Stock) of Samson to any direct or indirect parent company of Samson or to any Permitted Holder or to any director, manager, officer, employee or consultant (or their respective estates, investment funds, investment vehicles, spouses or former spouses) of Samson, any of its direct or indirect parent companies or any of its Subsidiaries;

(11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(12) payments or loans (or cancellation of loans) to employees, directors, managers or consultants of Samson, or any direct or indirect parent company of Samson or any Restricted Subsidiary and employment agreements, stock option plans and other similar arrangements with such employees, directors, managers or consultants which, in each case, are approved by Samson in good faith;

(13) investments by the Investors in securities of Samson or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (i) the investment is being generally offered to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities;

(14) payments to any future, current or former employee, director, officer, manager or consultant of Samson, any of its Subsidiaries or any direct or indirect parent company of Samson pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants that are, in each case, approved by Samson in good faith;

(15) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because Samson or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person;

(16) payments by Samson (and any direct or indirect parent company of Samson) and its Subsidiaries pursuant to tax sharing agreements among Samson (and any direct or indirect parent company of Samson) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Samson, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of the amounts received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Samson, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent company of Samson;

(17) any lease entered into between Samson or any Restricted Subsidiary, as lessee, and any Affiliate of Samson, as lessor, in the ordinary course of business;

(18) intellectual property licenses in the ordinary course of business; and

(19) customary agreements and arrangements with oil and gas royalty trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such royalty trust or master limited partnership agreement.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Samson will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to Samson or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

     (2) pay any Indebtedness owed to Samson or any Restricted Subsidiary;

(b) make loans or advances to Samson or any Restricted Subsidiary; or

(c) sell, lease or transfer any of its properties or assets to Samson or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and related Hedging Obligations;

(2) the Indenture, the notes and the Guarantees;

(3) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Samson or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Samson pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to Samson, taken as a whole, as determined by Samson in good faith, than the provisions contained in the Senior Credit Facilities as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by Samson in good faith, to make scheduled payments of cash interest on the notes when due;

(10) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture;

(11) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(12) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Samson, are necessary or advisable to effect such Receivables Facility;

(13) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Business Investment”;

(14) in the case of clause (c) of the first paragraph of this covenant, any encumbrance or restriction that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in Oil and Gas Properties), license or similar contract, or the assignment or transfer of any such lease (including leases governing leasehold interests or Farm-In Agreements or Farm-Out Agreements relating to leasehold interests in Oil and Gas Properties), license (including without limitations, licenses of intellectual property) or other contracts; and

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Samson’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Samson will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of Samson or a Guarantor), other than a Guarantor or a special purpose Restricted Subsidiary formed in connection with a Receivables Facility, to guarantee the payment of any Indebtedness of Samson or any other Guarantor (other than Indebtedness payable to Samson or a Restricted Subsidiary) unless:

(a) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor’s Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes; and

(b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Samson or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; (ii) any guarantee of a Foreign Subsidiary that does not guarantee other capital markets debt securities or syndicated Credit Facilities Indebtedness of Samson or a Guarantor or (iii) any guarantee of any Immaterial Subsidiary.

Reports and Other Information

Whether or not Samson is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any notes are outstanding, Samson will have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors and its interim consolidated financial statements reviewed by a nationally recognized firm of independent auditors in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as any notes are outstanding, Samson will furnish to the Holders:

(1) (x) all annual and quarterly financial statements that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of Samson, if Samson were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (y) with respect to the annual and quarterly information, a presentation of EBITDA and Adjusted EBITDA of Samson substantially consistent with the presentation thereof in the Offering Document and derived from such financial information; and (z) with respect to the annual financial statements only, a report on the annual financial statements by Samson’s independent registered public accounting firm; and

(2) all information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01 (including furnishing any material debt agreements that would be required to be described in such Form 8-K), 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) as in effect on the Issue Date if Samson were required to file such reports; provided, however, that no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between Samson (or any of its Subsidiaries) and any director, manager or executive officer, of Samson (or any of its Subsidiaries).

All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate; provided that quarterly reports for each of the fiscal quarter ending prior to and the first fiscal quarter ending after the Issue Date shall be furnished within 75 days after the end of the fiscal quarter to which they relate. All such current reports shall be furnished within the time periods specified in the SEC’s rules and regulations for reporting companies under the Exchange Act.

Samson will make available such information and such reports (as well as the details regarding the conference call described below) to the Trustee, to any Holder of the notes and to any beneficial owner of the notes, in each case by posting such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any prospective investor, any securities analyst or any market maker in the notes who (i) agrees to treat such information as confidential or (ii) accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that Samson shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker. Samson will hold a quarterly conference call, beginning with the fiscal quarter ending March 31, 2012, for all Holders and securities analysts to discuss such financial information (including a customary Q&A session) no later than five business days after the distribution of such financial information.

Samson shall provide S&P and Moody’s (and their respective successors) with information on a periodic basis as S&P or Moody’s, as the case may be, shall reasonably require in order to maintain public ratings of the notes. Samson will also furnish to Holders, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the notes are not freely transferable under the Securities Act.

If Samson has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of Samson, then the annual and quarterly information required by clause (1) of the first paragraph of this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Samson and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

In the event any direct or indirect parent of Samson guarantees the notes, the Indenture permits Samson to satisfy its obligations in this covenant with respect to financial information relating to Samson by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Samson and the Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by (1) the filing with the SEC of the exchange offer registration statement or shelf registration statement within the time periods specified in the Registration Rights Agreement and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act or (2) by posting on its website within 15 days of the time periods after Samson would have been required to file annual and interim reports with the SEC, the financial information (including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that would be required to be included in such reports, subject to exceptions consistent with the presentation of financial information in the Offering Document.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture with respect to the notes:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

(3) failure by Samson for 120 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the notes to comply with any of its obligations, covenants or agreements contained in the provisions of the Indenture described in “Certain Covenants—Reports and Other Information”;

(4) failure by Samson or any Restricted Subsidiary for 60 days after the receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (3) above) contained in the Indenture or the notes;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Samson or any Restricted Subsidiary or the payment of which is guaranteed by Samson or any Restricted Subsidiary, other than Indebtedness owed to Samson or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregates $125.0 million or more at any one time outstanding;

(6) failure by Samson or any Significant Subsidiary to pay final judgments aggregating in excess of $125.0 million (net of amounts covered by insurance policies issued by reputable insurance companies for which coverage has not been disclaimed), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(7) certain events of bankruptcy or insolvency with respect to Samson or any Significant Subsidiary; or

(8) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (7) above with respect to Samson) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (7) of the first paragraph of this section with respect to Samson, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the notes.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture (except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder) and rescind any acceleration and its consequences with respect to the notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z) if the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to the notes. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

The Indenture provides that Samson is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Samson is required, within ten Business Days, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator or stockholder of Samson or any Guarantor or any of their parent companies shall have any liability for any obligations of Samson or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations with respect to the notes of Samson and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. Samson may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have Samson’s and each Guarantor’s obligation discharged with respect to its Guarantee of the notes (“Legal Defeasance”) and cure all then existing Events of Default except for

(1) the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) Samson’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and Samson’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Samson may, at its option and at any time, elect to have its obligations and those of each Guarantor with respect to the notes released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to Samson) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1) Samson must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash (in U.S. dollars), Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes and Samson must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Samson shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) Samson has received from, or there has been published by, the United States Internal Revenue Service a ruling or

(B) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Samson shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) with respect to the notes shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, Samson or any Guarantor is a party or by which Samson or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) Samson shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) Samson shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by Samson with the intent of defeating, hindering, delaying or defrauding any creditors of Samson or any Guarantor or others; and

(8) Samson shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to the notes issued thereunder, when either:

(a) all notes heretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (1) all notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Samson and Samson or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the notes, cash (in U.S. dollars), Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than the Indenture) to which Samson or any Guarantor is a party or by which Samson or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3) Samson has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Samson has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Samson must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Samson may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Samson is not required to transfer or exchange any note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or other tender offer. Also, Samson is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the notes issued thereunder and any related Guarantee may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by Samson or its Affiliates (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the notes).

The Indenture provides that, without the consent of each Holder of notes affected thereby, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of the notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders” and other than the notice provisions);

(3) reduce the rate of or change the time for payment of interest on any such note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders of the notes;

(5) make any such note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of the notes to receive payments of principal of or premium, if any, or interest on the notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder of the notes to receive payment of principal of, or interest on such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes; or

(9) make any change to or modify the ranking of any such note or related Guarantee that would adversely affect the Holders of the notes.

Notwithstanding the foregoing, without the consent of any Holder of the notes, Samson, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, the notes and any related Guarantee:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide for the assumption of Samson’s or any Guarantor’s obligations to Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders of notes or to surrender any right or power conferred upon Samson or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to provide for the issuance of Additional Notes in accordance with the Indenture;

(11) to add a Guarantor or a parent guarantor under the Indenture;

(12) to conform the text of the Indenture, Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Guarantees or the notes; or

(13) to amend the provisions of the Indenture relating to the transfer and legending of notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the notes; provided that (i) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Neither Samson nor any of its Restricted Subsidiaries may, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders that are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, who, upon request, confirm that they are “qualified institutional buyers” and consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing and notices given electronically will be deemed given when sent.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Samson, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Paying Agent and Registrar for the Notes

Samson will maintain one or more paying agents for the notes. The initial paying agent for the notes is the Trustee.

Samson will also maintain a registrar. The initial registrar for the notes is the Trustee. The registrar will maintain a register reflecting ownership of any notes in certificated, non-global form outstanding from time to time and will make payments on and facilitate transfer of such notes in certificated, non-global form on behalf of Samson.

Samson may change the paying agents or the registrars without prior notice to the Holders. Samson or any of its Subsidiaries may act as a paying agent or registrar.

Governing Law

The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Agreement” means the Stock Purchase Agreement, dated November 22, 2011, among Samson Resources Corporation, Samson and the selling stockholders named therein, as may be amended prior to the Issue Date.

“Additional Assets” means:

(1) any properties or assets to be used by Samson or a Restricted Subsidiary in the Oil and Gas Business;

(2) capital expenditures by Samson or a Restricted Subsidiary in the Oil and Gas Business;

(3) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Samson or another Restricted Subsidiary; or

(4) Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such note; and

(2) the excess, if any, of (a) the present value at such redemption date of (i) the redemption price (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) of such note at February 15, 2016, plus (ii) all required interest payments due on such note (excluding accrued but unpaid interest to the Redemption Date) through February 15, 2016, computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such note.

Calculation of the Applicable Premium will be made by Samson or on behalf of Samson by such Person as Samson shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

“Applicable Ratio Calculation Date” means the applicable date of calculation for the Fixed Charge Coverage Ratio.

“Applicable Ratio Measurement Period” means the most recently ended four fiscal quarters immediately preceding the Applicable Ratio Calculation Date for which internal financial statements are available.

“Asset Sale” means any direct or indirect sale, lease (including by means of Production Payments and Reserve Sales and a Sale and Lease-Back Transaction) (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of (A) shares of Capital Stock of a Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, and directors’ qualifying shares or shares required by applicable law to be held by a Person other than Samson or a Restricted Subsidiary), (B) all or substantially all of the assets of any division or line of business of Samson or any Restricted Subsidiary (excluding any division or line of business the assets of which are owned by an Unrestricted Subsidiary) or (C) any other assets of Samson or any Restricted Subsidiary outside of the ordinary course of business of Samson or such Restricted Subsidiary (each referred to for the purposes of this definition as a “disposition”), in each case by Samson or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(a) any disposition of obsolete or worn out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Samson in a manner permitted pursuant to the provisions described above under “Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $50.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of Samson to Samson or by Samson or a Restricted Subsidiary of Samson to another Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of, or any transfer related to a “reverse build to suit” or similar transaction in respect of, any real or personal property in the ordinary course of business;

(h) any issuance, sale or pledge of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation or any similar action on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) any financing transaction with respect to property built or acquired by Samson or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) any surrender, expiration or waiver of contractual rights, oil and gas leases, or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(m) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(n) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse or abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Samson are not material to the conduct of the business of Samson and its Restricted Subsidiaries taken as a whole;

(r) the sale or other disposition of cash, Cash Equivalents or Investment Grade Securities;

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(t) a disposition of Hydrocarbons or mineral products inventory in the ordinary course of business;

(u) any Production Payments and Reserve Sales; provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to Samson or a Restricted Subsidiary, shall have been created, incurred, issued, assumed or Guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(v) the abandonment, farm-out pursuant to a Farm-Out Agreement, lease or sublease of developed or underdeveloped Oil and Gas Properties owned or held by Samson or any Restricted Subsidiary in the ordinary course of business or which are usual and customary in the Oil and Gas Business generally or in the geographic region in which such activities occur; and

(w) a disposition (whether or not in the ordinary course of business) of any Oil and Gas Property or interest therein to which no proved reserves are attributable at the time of such disposition.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, Samson, in its sole discretion, will be entitled to divide and classify such transaction (or any portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders—Asset Sales.”

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “board of directors” means the board of directors of Samson.

“Board Resolution” means with respect to Samson, a duly adopted resolution of the board of directors of Samson or any committee thereof.

“Borrowing Base” means at any date an amount equal to the amount of (a) 65% of the net present value discounted at 9% of proved developed producing (PDP) reserves, plus (b) 35% of the net present value discounted at 9% of proved developed non-producing (PDNP) reserves, plus (c) 25% of the net present value discounted at 9% of proven undeveloped (PUD) reserves, plus or minus (d) 65% of the net present value discounted at 9% of the future receipts expected to be paid to or by Samson and its Restricted Subsidiaries under commodity Hedging Agreements (other than basis differential commodity Hedging Agreements), netted against the price described below, plus or minus (e) 65% of the net present value discounted at 9% of the future receipts expected to be paid to or by Samson and its Restricted Subsidiaries under basis differential commodity Hedging Agreements, in each case for Samson and its Restricted Subsidiaries, and (i) for purposes of clauses (a) through (d) above, as estimated by Samson in a reserve report prepared by Samson’s petroleum engineers applying the relevant NYMEX published forward prices adjusted for relevant basis differentials (before any state or federal or other income tax) and (ii) for purposes of clauses (d) and (e) above, as estimated by Samson applying, if available, the relevant NYMEX published forward basis differential or, if such NYMEX forward basis differential is unavailable, in good faith based on historical basis differential (before any state or federal or other income tax). For any months beyond the term included in published NYMEX forward pricing, the price used will be equal to the last published contract escalated at 1.5% per annum.

“Bridge Loan Facility” means the facility provided under the senior unsecured loan agreement dated as of December 21, 2011, among Samson and the other borrowers and guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including any notes, guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refunding or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes or other commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of Samson or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with Samson and its Restricted Subsidiaries, either existing on the Issue Date or created prior to any recharacterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of Samson as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Samson and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Equivalents” means:

(1) United States dollars,

(2) Canadian dollars,

(3) (a) euros, pounds sterling or any national currency of any participating member state in the European Union or,

      (b) local currencies held from time to time in the ordinary course of business,

(4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of foreign banks,

(6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

(7) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof,

(8) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof,

(9) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (8) above and (10) and (11) below,

(10) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition, and

(11) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services.

“Certificate of Designations” means the certificate of designations of Samson Resources Corporation establishing the voting powers, designations, preferences, limitations, restrictions and relative rights of the Cumulative Preferred Stock dated as of December 20, 2011 as in effect on the Issue Date.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Samson and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder in connection with which any Person other than one or more Permitted Holders, is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such transferee Person is a Subsidiary of a parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such transferee Person unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in the calculation of any Voting Stock of which any such Person is the beneficial owner; or

(2) at any time, Samson becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of Samson or any direct or indirect parent company of Samson.

“Consolidated Depreciation, Depletion and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation, depletion and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than or greater than par, as applicable, other than with respect to Indebtedness issued in connection with the Transactions, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (r) non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives (in each case permitted hereunder) under GAAP, (s) any interest attributable to Dollar-Denominated Production Payments, (t) accretion or accrual of discounted liabilities not constituting Indebtedness, (u) interest expense attributable to a parent entity resulting from push-down accounting, (v) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (w) any “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness issued in connection with the Transactions or any intercompany Indebtedness, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transactions), severance, relocation costs, curtailments or modifications to pension and post-retirement employee benefits plans, start-up, transition or integration and other restructuring and business optimization costs, charges, reserves or expenses (including (x) related to acquisitions after the Issue Date and to the start-up, closure and/or consolidation of facilities and (y) consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement) and one-time compensation charges, shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets, shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the board of directors of Samson, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Samson shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Samson will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to Samson or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to Samson and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting in relation to the Transactions and any acquisition that is consummated after the Issue Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) (i) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (ii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items and to Hedging Obligations pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging (formerly SFAS 133) (or such successor provision) and (iii) any non-cash expense, income or loss attributable to the movement in mark to market valuation of Indebtedness or derivative instruments pursuant to GAAP, shall be excluded,

(9) any impairment charge, asset write-off or write-down, including ceiling test write-downs (i) pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) or (ii) on Oil and Gas Properties under GAAP or SEC guidelines, shall be excluded,

(10) (i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded,

(12) accruals and reserves that are established or adjusted within 12 months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,

(13) to the extent covered by insurance or indemnification and actually reimbursed, or, so long as Samson has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption, shall be excluded, and

(14) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such item, shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Samson and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Samson and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Samson or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to Samson or any Restricted Subsidiary, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that Refinance any part of the loans, notes or other securities, other credit facilities or commitments thereunder, including any such Refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Cumulative Preferred Stock” means the 180,000 shares of $1,000 liquidation preference cumulative redeemable preferred stock, par value $0.10 per share, of Samson Resources Corporation, authorized by the Certificate of Designations.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by Samson or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a senior vice president and the principal financial officer of Samson, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means preferred stock of Samson or any direct or indirect parent company of Samson (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Samson or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed the principal financial officer of Samson or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the “Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of Samson or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Samson or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income and any payments to any direct or indirect parent in respect of such taxes, plus

(b) Fixed Charges of such Person for such period (including net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses 1(t) through 1(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation, Depletion and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation, depletion or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of the notes, the Bridge Loan Facility and the Senior Credit Facilities and (ii) any amendment or other modification of the notes, the Bridge Loan Facility, the Senior Credit Facilities or other Indebtedness and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e) any other non-cash charges, including ceiling test write-downs and any other write-off or write-downs, reducing Consolidated Net Income, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(f) the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors or any of their respective Affiliates, plus

(g) costs of surety bonds incurred in such period in connection with financing activities, plus

(h) the amount of “run rate” net cost savings and synergies projected by Samson in good faith to be realized as a result of specified actions taken or to be taken (which cost savings or synergies shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable and (B) such actions have been taken or are to be taken within 18 months after the date of determination to take such action (provided that such period shall be 36 months until the first anniversary of the Issue Date) (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken, or expected to be taken, net of the amount of actual benefits realized during such period from such actions), plus

(i) the amount of loss or discount on sale of receivables and related assets to the Receivables Subsidiary in connection with a Receivables Facility, plus

(j) any costs or expense incurred by Samson or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Samson or net cash proceeds of an issuance of Equity Interest of Samson (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; and have not been relied on for purposes of any incurrence of Indebtedness pursuant to clause (l)(b) of “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” plus

(k) the amount of expenses relating to payments made to option holders of any direct or indirect parent company of Samson or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under the Indenture, plus

(l) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to Samson’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(m) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs, plus

(n) the amount of any loss attributable to a new plant or facility until the date that is 12 months after commencing construction of or acquiring such plant or facility, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of Samson and (B) losses attributable to such plant or facility after 12 months from the date of commencement of construction of or acquisition of such plant or facility, as the case may be, shall not be included in this clause (n), plus

(o) exploration expenses or costs (to the extent Samson adopts the “successful efforts” method), and

(2) decreased by (without duplication) the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (z) other non-cash gains increasing Consolidated Net

Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period; and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances and other balance sheet items, plus or minus, as the case may be, and

(b) any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of Samson or any direct or indirect parent company of Samson (excluding Disqualified Stock), other than

(1) public offerings with respect to Samson’s or any of its direct or indirect parent company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of Samson; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds or the Fair Market Value of Qualified Proceeds received by Samson from

(a) contributions to its common equity capital, and

(b) the sale (other than to a Subsidiary of Samson or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Samson) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Samson,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of Samson on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of Samson or any Restricted Subsidiary in existence on the Issue Date, plus interest accruing (or the accretion of discount) thereon.

“Fair Market Value” means, with respect to any Investment, asset or property, the fair market value of such Investment, asset or property, determined in good faith by senior management or the board of directors of Samson, whose determination will be conclusive for all purposes under the Indenture and the notes.

“Farm-In Agreement” means an agreement whereby a Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interests therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well as all or a part of the consideration provided in exchange for an ownership interest in an Oil and Gas Property.

“Farm-Out Agreement” means a Farm-In Agreement, viewed from the standpoint of the party that transfers an ownership interest to another.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of the Applicable Ratio Calculation Date, the ratio of (1) EBITDA of such Person for the Applicable Ratio Measurement Period to (2) the Fixed Charges of such Person for such Applicable Ratio Measurement Period. In the event that Samson or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the Applicable Ratio Measurement Period but prior to or simultaneously with the Applicable Ratio Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Ratio Measurement Period.

For purposes of calculating the Fixed Charge Coverage Ratio, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by Samson or any Restricted Subsidiary during the Applicable Ratio Measurement Period or subsequent to such Applicable Ratio Measurement Period and on or prior to or simultaneously with the Applicable Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the Applicable Ratio Measurement Period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Samson or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such Applicable Ratio Measurement Period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the Applicable Ratio Measurement Period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Samson (and may include, for the avoidance of doubt and without duplication, cost savings and operating expense reductions resulting from such Investment, acquisition, merger or consolidation which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Samson to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Samson may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments or distributions (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) of such Person made during such period, and

(c) all cash dividend payments or distributions (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means:

(a) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged, or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which in either case are not callable or redeemable at the option of the issuers thereof and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of Samson’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that guarantees the notes under the Indenture.

“Hedging Agreements” means, any and all (a) rate swap transactions, currency and interest rate basis swaps, currency and interest rate credit derivative transactions, forward rate transactions, interest rate options, forward foreign exchange transactions, currency and interest rate cap transactions, currency and interest rate floor transactions, currency and interest rate collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options and (b) commodity swaps, commodity options, forward commodity contracts, basis differential swaps, spot contracts, fixed-price physical delivery contracts or other similar agreements or arrangements in respect of Hydrocarbons, in each case whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Notwithstanding the foregoing, agreements or obligations to physically sell any commodity at any index-based price shall not be considered Hedging Agreements.

For the avoidance of doubt, Hedging Agreements shall not be deemed speculative or entered into for speculative purposes if: (i) any commodity Hedging Agreement is intended in good faith, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of Samson or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedging Agreement is intended in good faith, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of Samson or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that Samson or its Restricted Subsidiaries may have to counterparties under other Hedging Agreements such that the combination of such Hedging Agreements is not speculative taken as a whole.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.

“Holder” means a holder of the notes.

“Hydrocarbons” means oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary; provided, however, that at no time shall the aggregate total assets of all Immaterial Subsidiaries on a consolidated basis, exceed 5.0% of the Total Assets of Samson.

“Indebtedness” means, with respect to any Person,

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent

(a) in respect of borrowed money,

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof),

(c) representing the balance, deferred and unpaid, of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, or

(d) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of Samson solely by reason of push down accounting under GAAP shall be excluded,

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business,

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person, and

(4) to the extent not otherwise included, net obligations of such Person under Hedging Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time).

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; (d) Production Payments and Reserve Sales; (e) any obligation of a Person in respect of a Farm-In Agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property; (f) any obligations under Hedging Agreements; provided that such agreements are entered into for bona fide hedging purposes of Samson or its Restricted Subsidiaries (as determined in good faith by the board of directors or senior management of Samson, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement, such agreements are related to business transactions of Samson or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement, such agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of Samson or its Restricted Subsidiaries Incurred without violation of the Indenture; (g) in-kind obligations relating to net oil, natural gas liquids or natural gas balancing positions arising in the ordinary course of business; or (h) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Samson, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Samson and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Samson in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments,”

(1) “Investments” shall include the portion (proportionate to Samson’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Samson at the time that such

Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Samson shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to

(x) Samson’s “Investment” in such Subsidiary at the time of such redesignation less

(y) the portion (proportionate to Samson’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Samson or a Restricted Subsidiary in respect of such Investment.

“Investors” means Kohlberg Kravis Roberts & Co. LP, Crestview Partners II GP, L.P., ITOCHU Corporation, Natural Gas Partners and each of their respective Affiliates but not including, however, any operating portfolio companies of any of the foregoing.

“Issue Date” means February 8, 2012.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture; provided, however, that all references to “ten percent” in such definition shall be replaced with “five percent.”

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that is not owned by Samson or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Indebtedness to EBITDA Ratio” means, with respect to any Person, the ratio of: (a) the Indebtedness of Samson and its Restricted Subsidiaries for borrowed money, as of the end of the most recently ended fiscal quarter, plus the amount of any Indebtedness for borrowed money incurred subsequent to the end of such fiscal quarter, less the amount of unrestricted cash and Cash Equivalents that would be stated on the balance sheet of Samson and held by Samson as of such date of determination, as determined in accordance with GAAP, to (b) Samson’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur (the “Measurement Period”); provided, however, that: (i) in making such computation, Indebtedness shall include the greater of (x) the average daily balance outstanding under any revolving credit facility during the most recently ended fiscal quarter and (y) the actual amount of Indebtedness outstanding under any revolving credit facility as of the date for which such calculation is being made; and (ii) if Samson or any of its Restricted Subsidiaries consummates a material acquisition or an Asset Sale or other disposition of assets subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Net Indebtedness to EBITDA Ratio is made, then the Net Indebtedness to EBITDA Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale or other disposition of assets as if the same had occurred at the beginning of the applicable period. Any pro forma calculations necessary pursuant to this “Net Indebtedness to EBITDA Ratio” shall be made in accordance with the provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Net Proceeds” means the aggregate cash proceeds and the Fair Market Value of any Cash Equivalents received by Samson or a Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts paid in connection with the termination of Hedging Agreements related to Indebtedness repaid with Net Proceeds or hedging oil, natural gas and natural gas liquid production in notional volumes corresponding to the Oil and Gas Properties subject of such Asset Sale, amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or Indebtedness of any Restricted Subsidiary required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Samson or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Samson or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Document” means the offering memorandum dated February 3, 2012, pursuant to which the initial notes were offered to potential purchasers.

“Officer” means the Chairman of the Board, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of Samson or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed by an Officer of Samson or any other Person, as the case may be, who must be a Manager or Director, the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Samson (or of a Subsidiary of Samson acting in such capacity for Samson and its Subsidiaries, as determined by Samson) or such other Person, that meets the requirements set forth in the Indenture.

“Oil and Gas Business” means:

(1) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, natural gas liquids, liquefied natural gas and other Hydrocarbons and mineral properties or products produced in association with any of the foregoing;

(2) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other Hydrocarbons and minerals obtained from unrelated Persons;

(3) any other related energy business, including power generation and electrical transmission business, directly or indirectly, from oil, natural gas and other Hydrocarbons and minerals produced substantially from properties in which Samson or its Restricted Subsidiaries, directly or indirectly, participate;

(4) any business relating to oil field sales and service; and

(5) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (4) of this definition.

“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by a Person which contain or are believed to contain oil and gas reserves.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to Samson.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Samson or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the provisions described under “Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business Investment” means any Investment and expenditure made in the ordinary course of business or which are of a nature that is or shall have become customary in the Oil and Gas Business generally or in the geographic region in which such activities occur, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, gathering, marketing, distributing, storing, or transporting oil, natural gas or other Hydrocarbons and minerals (including with respect to plugging and abandonment) through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1) Investments in ownership interests in oil, natural gas, other Hydrocarbons and minerals properties, liquefied natural gas facilities, processing facilities, gathering systems, pipelines, storage facilities or related systems or ancillary real property interests;

(2) Investments in the form of or pursuant to operating agreements, working interests, royalty interests, mineral leases, processing agreements, Farm-In Agreements, Farm-Out Agreements, contracts for the sale, transportation or exchange of oil, natural gas, other Hydrocarbons and minerals, production sharing agreements, participation agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements (including for limited liability companies) with third parties; and

(3) Investments in direct or indirect ownership interests in drilling rigs and related equipment, including, without limitation, transportation equipment.

“Permitted Holders” means each of (i) the Investors and members of management of Samson (or its direct or indirect parent) who are holders of Equity Interests of Samson (or its direct or indirect parent company) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting

Stock of Samson or any direct or indirect parent company of Samson and (ii) any Permitted Parent. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in Samson or any Restricted Subsidiary;

(b) any Investment in cash, Cash Equivalents or Investment Grade Securities;

(c) any Investment by Samson or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Samson or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date;

(f) any Investment acquired by Samson or any Restricted Subsidiary

(1) in exchange for any other Investment or accounts receivable held by Samson or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or

(2) as a result of a foreclosure by Samson or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(h) any Investment in a Similar Business, joint ventures or Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding, not to exceed $100.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (h) is made in any Person that is not a Restricted Subsidiary of Samson at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (h) for so long as such Person continues to be a Restricted Subsidiary;

(i) Investments the payment for which consists of Equity Interests of Samson or any direct or indirect parent company of Samson (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “Certain Covenants—Limitation on Restricted Payments”;

(j) (x) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock” and (y) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under Hydrocarbon exploration, development, joint operating and related agreements and licenses, concessions or operating leases related to the Oil and Gas Business;

(k) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(l) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(m) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash), not to exceed the greater of (x) $300.0 million and (y) 2.75% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (m) is made in any Person that is not a Restricted Subsidiary of Samson at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (m) for so long as such Person continues to be a Restricted Subsidiary;

(n) Investments relating to any Receivables Facility that, in the good faith determination of the board of directors of Samson, are necessary or advisable to effect such Receivables Facility or any repurchases in connection therewith;

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $20.0 million outstanding at any one time, in the aggregate;

(p) loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Samson or any direct or indirect parent company thereof; and

(q) Permitted Business Investments.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure plugging and abandonment obligations or public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmens’, repairmens’ and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property Samson or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness of Foreign Subsidiaries and Indebtedness permitted to be incurred pursuant to clause (b), (d), (l) or (r) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided that, (x) in the case of clause (d), such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or Refinanced under such clause (d); and (y) in the case of Foreign Subsidiaries and clause (r), such Lien may not extend to any assets other than the assets owned by the Foreign Subsidiaries or the Restricted Subsidiaries incurring such Indebtedness;

(7) Liens existing on the Issue Date (other than Liens incurred in connection with the Senior Credit Facilities);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by Samson or any Restricted Subsidiary;

(9) Liens on property at the time Samson or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into Samson or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger or consolidation; provided further that the Liens may not extend to any other property owned by Samson or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Samson or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(11) Liens securing Hedging Agreements, Hedging Obligations and Cash Management Services;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses (including intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Samson or any Restricted Subsidiary and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by Samson or any Restricted Subsidiary in the ordinary course of business;

(15) Liens in favor of Samson or any Guarantor;

(16) Liens on equipment of Samson or any Restricted Subsidiary granted in the ordinary course of business to Samson’s or such Restricted Subsidiary’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (11), (15), (36), (37), (38) and this clause (18) of the definition of “Permitted Liens”; provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11), (15), (36), (37), (38) and this clause (18) of the definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(20) Liens securing Indebtedness under Credit Facilities permitted to be incurred pursuant to clause (a) of the second paragraph of the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(21) other Liens securing Indebtedness or other obligations of Samson or any Subsidiary of Samson in the ordinary course of business with respect to Indebtedness and obligations that do not exceed the greater of (x) $150.0 million and (y) 1.25% of Total Assets at any one time outstanding;

(22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(27) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Samson or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Samson and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Samson or any of its Restricted Subsidiaries in the ordinary course of business;

(28) Liens solely on any cash earnest money deposits made by Samson or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(29) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by Samson or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(31) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(32) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(33) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Samson or any Restricted Subsidiary in the ordinary course of business;

(34) any Lien granted pursuant to a security agreement between Samson or any Restricted Subsidiary and a licensee of their intellectual property to secure the damages, if any, of such licensee resulting from the rejection by Samson or such Restricted Subsidiary of such licensee in a bankruptcy, reorganization or similar proceeding with respect to Samson or such Restricted Subsidiary; provided that such Liens do not cover any assets other than the intellectual property subject to such license;

(35) Liens in respect of Production Payments and Reserve Sales;

(36) Liens arising under Farm-Out Agreements, Farm-In Agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, royalty trusts, master limited partnerships, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order, trust, partnership or contract;

(37) Liens on pipelines or pipeline facilities that arise by operation of law; and

(38) any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means any direct or indirect parent of Samson formed not in connection with, or in contemplation of, a transaction (other than the Transactions) that, assuming such parent was not so formed, after giving effect thereto would constitute a Change of Control and any direct or indirect parent of Samson formed in connection with an underwritten public Equity Offering; provided that no Person or group (other than Permitted Holders) owns more than 50% of the total voting power of the Voting Stock of such direct or indirect parent.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Production Payments and Reserve Sales” means the grant or transfer by Samson or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar-denominated), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to Samson or a Restricted Subsidiary.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Samson which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Samson and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which Samson or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Refinance” means, in respect of any Indebtedness, Disqualified Stock or preferred stock, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness, Disqualified Stock or preferred stock in exchange or replacement for, such Indebtedness, Disqualified Stock or preferred stock, in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Samson or the Restricted Subsidiaries in exchange for assets transferred by Samson or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, either (A) such Person would become a Restricted Subsidiary or (B) Samson or a Restricted Subsidiary would otherwise be permitted to make an Investment in such Person in accordance with the covenant described under “Certain Covenants—Limitation on Restricted Payments”.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Samson (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by Samson or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Samson or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Samson Resources Corporation” means Samson Resources Corporation, a Delaware corporation, and its successors.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Samson or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the credit facilities provided under the credit agreement dated as of December 21, 2011 among Samson and the other borrowers and guarantors party thereto, the lenders party thereto from time to time in their capacities as lenders thereunder, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refunding or refinancings thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, in the case of both clauses (1) and (2), to the extent permitted to be incurred under the terms of the Indenture, unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinated in right of payment to the notes or the Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to Samson or any Subsidiary of Samson;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(6) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Secured Indebtedness” means Senior Indebtedness that is Secured Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any businesses conducted or proposed to be conducted by Samson and the Restricted Subsidiaries on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and Samson.

“Subordinated Indebtedness” means

(a) with respect to Samson, any Indebtedness of Samson which is by its terms subordinated in right of payment to the notes, and

(b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Guarantee of such Guarantor under the Indenture.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as the case may be, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of Samson and the Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of Samson or such other person as may be expressly stated, as the case may be.

“Transactions” means the transactions contemplated by the Acquisition Agreement, the issuance of the notes and the borrowings under the Senior Credit Facilities and the Bridge Loan Facility.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2016; provided that if the period from the redemption date to February 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1) any Subsidiary of Samson which at the time of determination is an Unrestricted Subsidiary (as designated by the board of directors of Samson, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The board of directors of Samson may designate any Subsidiary of Samson (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien (other than pursuant to customary Liens or related arrangements under any oil and gas royalty trust or master limited partnership) on, any property of, Samson or any Subsidiary of Samson (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Samson,

(b) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments” and

(c) each of the Subsidiary to be so designated and its Subsidiaries, has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Samson or any Restricted Subsidiary (other than pursuant to customary Liens or related arrangements under any oil and gas royalty trust or master limited partnership).

The board of directors of Samson may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1) Samson could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock”, or

(2) the Fixed Charge Coverage Ratio for Samson and the Restricted Subsidiaries would be equal to or greater than such ratio for Samson and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the board of directors of Samson shall be notified by Samson to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertaking and obligations in connection therewith.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Certain United States Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Certain ERISA Considerations

The following is a summary of certain considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering the exchange of outstanding notes for exchange notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The exchange of outstanding notes for exchange notes by an ERISA Plan with respect to which the Issuer, the initial purchasers, or the guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the exchange notes and, the exchange of outstanding notes for exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and, provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each purchaser and holder will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire or hold the exchange notes constitutes assets of any Plan or (ii) the exchange of outstanding notes for exchange notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering exchanging of outstanding notes for exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the exchange notes.

Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the consummation of the exchange offers, we will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

Independent Registered Public Accounting Firms

The financial statements of Samson Resources Corporation and subsidiaries as of December 31, 2011, and for the period from November 14, 2011 to December 31, 2011, and Samson Investment Company for the period from July 1, 2011 to December 21, 2011 and the retrospective adjustments to the June 30, 2011, 2010, and 2009 financial statement disclosures of Samson Investment Company included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements of Samson Resources Corporation and subsidiaries as of December 31, 2011, and for the period from November 14, 2011 to December 31, 2011, and Samson Investment Company for the period from July 1, 2011 to December 21, 2011 and includes (1) an explanatory paragraph referring to business combinations and (2) expresses an unqualified opinion on the retrospective adjustments to the June 30, 2011, 2010, and 2009 financial statements of Samson Investment Company). Such financial statements have been so included in reliance upon the firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Samson Investment Company and its subsidiaries as of June 30, 2011 and 2010 and for each of the three years in the period ended June 30, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Independent Petroleum Engineers

Estimates of our natural gas and oil reserves, related future net cash flows and the present values thereof as of December 31, 2012 included elsewhere in this prospectus were based in part upon reserve reports prepared by independent petroleum engineers, Netherland, Sewell & Associates, Inc. We have included these estimates in reliance on the authority of such firms as experts in such matters.

Available Information

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.

You may read and copy any document we have or will file with the SEC at the SEC’s public website (www.sec.gov) or at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

We and the guarantors have agreed that even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will nonetheless file with the SEC and make available to the trustee and to holders of notes the reports specified in “Description of Notes—Certain Covenants—Reports and Other Information” subject to the provisions described in that section.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

The descriptions contained in this prospectus of certain of our agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us.

You may obtain a copy of any of these documents at no cost by writing or telephoning us at the following address:

Samson Resources Corporation

Samson Plaza

Two West Second Street

Tulsa, OK 74103-3103

Attention: Investor Relations

Phone: (918) 591-1791

Index to Financial Statements

Unaudited Pro Forma Condensed Consolidated Financial Statements:
Introduction to Unaudited Pro Forma Condensed Financial Statements	F-2
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2012	F-4
Pro Forma Condensed Consolidated Statement of Income (Loss) for the nine months ended September 30, 2012	F-5
Pro Forma Condensed Consolidated Statement of Income (Loss) for the transition period from July 1, 2011 through December 31, 2011	F-6
Pro Forma Condensed Consolidated Statement of Income (Loss) for the year ended June 30, 2011	F-7
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-8
Audited Consolidated Financial Statements:
Report of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	F-11
Report of PricewaterhouseCoopers LLP, Independent Auditors	F-12
Consolidated Balance Sheets as of December 31, 2011 and June 30, 2011 and 2010	F-13

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the successor period from inception (November 14, 2011) through December 31, 2011, the predecessor period from July 1, 2011 through December 21, 2011 and the predecessor years ended June 30, 2011, 2010, and 2009

F-14

Consolidated Statements of Equity for the successor period from inception (November 14, 2011) through December 31, 2011, the predecessor period from July 1, 2011 through December 21, 2011 and the Predecessor years ended June 30, 2011, 2010, and 2009

F-15

Consolidated Statements of Cash Flows for the successor period from inception (November 14, 2011) through December 31, 2011, the predecessor period from July 1, 2011 through December 21, 2011 and the predecessor years ended June 30, 2011, 2010, and 2009

F-16
Notes to the Consolidated Financial Statements	F-17
Unaudited Interim Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2012 and December 31, 2011	F-62
Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the successor nine months ended September 30, 2012 and the predecessor nine months ended September 30, 2011	F-63
Consolidated Statement of Equity for the nine months ended September 30, 2012	F-64
Consolidated Statement of Cash Flows for the successor nine months ended September 30, 2012 and the predecessor nine months ended September 30, 2011	F-65
Condensed Notes to Consolidated Financial Statements	F-66

SAMSON RESOURCES CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Set forth below is the unaudited pro forma condensed consolidated balance sheet of Samson Resources Corporation (the “Company”) as of September 30, 2012 and the related unaudited pro forma condensed consolidated statements of income (loss) for the year ended June 30, 2011, the period from July 1, 2011 through December 31, 2011 (the “Transition Period”), and the nine months ended September 30, 2012. “Samson Resources Corporation,” “we,” “our,” “us,” are terms referring to Samson Resources Corporation and its subsidiaries.

Our unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited financial statements of Samson Resources Corporation and Samson Investment Company included elsewhere in this registration statement.

Our unaudited pro forma condensed consolidated balance sheet of Samson Resources Corporation as of September 30, 2012 gives effect to the transactions described below under “—Bakken Transactions” as if the Bakken transactions occurred on September 30, 2012. Our unaudited pro forma condensed consolidated statements of income (loss) for the nine months ended September 30, 2012, give effect to the transactions described below under “—Bakken Transactions” as if the Bakken transactions occurred on July 1, 2010. Our unaudited pro forma condensed consolidated statements of income (loss) for the Transition Period give effect to the transactions described below under “—Bakken Transactions” and “—Acquisition Transactions” as if those transactions occurred on July 1, 2010. Our unaudited pro forma condensed consolidated statements of income (loss) for the year ended June 30, 2011 give effect to the transactions described below under “—Bakken Transactions”, “—Permian Transactions” and “—Acquisition Transactions” as if those transactions occurred on July 1, 2010.

Our unaudited pro forma condensed consolidated financial statements are based on certain assumptions that do not purport to be indicative of the results that actually would have been achieved if the Transactions were completed on the applicable dates. Moreover, they do not project our financial position or results of operations for any future date or period.

Permian Transactions

Samson Investment Company sold substantially all of its oil and gas properties located in the Permian Basin in two separate sales which closed on January 5, 2011 and January 7, 2011 for approximately $468.1 million.

Our unaudited pro forma condensed consolidated financial statements give effect to the sale of properties, which we refer to as the “Permian Transactions.”

Acquisition Transactions

On December 21, 2011, Samson Resources Corporation acquired all of the common stock of Samson Investment Company in a transaction accounted for as a business combination (the “Acquisition”). The assets acquired and the liabilities assumed were recorded at estimated fair value. Immediately prior to consummating the Acquisition, Samson Investment Company completed a reorganization whereby certain assets and liabilities used by its Gulf Coast and Offshore divisions were distributed to the selling shareholders (the “Gulf Coast and Offshore Reorganization”). The reorganization was accounted for at book value with no gain or loss recorded on the transaction.

Our unaudited pro forma condensed consolidated statements of income (loss) for the Transition Period and the year ended June 30, 2011, also give pro forma effect to the following transactions related to the Acquisition that occurred on December 21, 2011, which, collectively with the Acquisition, we refer to as the “Acquisition Transactions”:

•	The Gulf Coast and Offshore Reorganization;

•	Interest expense related to borrowings of approximately $1,345.0 million under a reserve-based borrowing base revolving credit facility (the “RBL Revolver”);

•

Interest expense related to issuance of $2,250.0 million in aggregate principal amount of 9.75% Senior Notes (the “Senior Notes”) on February 8, 2012 which refinanced a short term bridge loan that was entered into on December 21, 2011 and was used to fund a portion of the Acquisition;

•

Interest expense related to issuance of $180.0 million aggregate liquidation preference of cumulative redeemable preferred stock to the selling shareholders (the “Preferred Shares”) as partial consideration exchanged in the Acquisition;

•	The entering into of an agreement concurrent with the Acquisition with our principle investors which requires us to pay a $5.0 million quarterly management fee; and

•	The repayment of all outstanding indebtedness of Samson Investment Company concurrent with the Acquisition.

The impact of the Gulf Coast and Offshore Reorganization is presented as a separate column in the respective unaudited pro forma condensed consolidated statements of income (loss).

No pro forma adjustments associated with the Acquisition Transactions or the Permian Transactions are required for the nine months ended September 30, 2012 as the impact of those transactions is included in the historical results of operations for the entire period.

Bakken Transactions

On December 20, 2012, we sold certain of our non-operated producing and undeveloped Bakken properties in the Williston Basin (the “Bakken Properties”) for approximately $650.0 million. The properties included leasehold of approximately 127,000 net acres and production of approximately 5,600 barrels of oil equivalent a day. We used the proceeds of the sale to repay a portion of our outstanding borrowings on our RBL revolver.

Our unaudited pro forma condensed consolidated financial statements give effect to sale of properties and the pay down of the RBL revolver with proceeds received in connection with the divestiture of these properties, which we refer to as the “Bakken Transactions.”

December 2012 Restructuring

In December 2012, we announced certain restructuring activities that included the closing of our Midland, Texas office and undertaking an overall reduction in workforce. We currently estimate that we will record restructuring charges of approximately $47.0 million, which are expected to impact our financial statements primarily in the fourth quarter of 2012.

Our unaudited pro forma condensed consolidated financial statements presented herein do not give effect to our restructuring. We currently estimate that our restructuring efforts will reduce annual general and administrative expenses by approximately $30.0 million. Our estimated restructuring charges and estimated annual cost savings are based on a number of assumptions. Actual results may differ materially from our expectations and additional charges not currently expected may be incurred in connection with, or as a result of, our restructuring.

SAMSON RESOURCES CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2012

(In thousands)

	Samson Resources Corporation	Bakken Transactions		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$112,772	$650,000	(a)	$112,772
		(650,000	)(a)
Accounts receivable, net	212,056	—		212,056
Derivative assets	12,948	—		12,948
Deferred income tax asset	17,567	—		17,567
Prepaids and other	11,191	—		11,191

Total current assets	366,534	—		366,534

Property, plant and equipment, net:
Oil and gas properties, full cost method	10,654,504	(650,000	)(a)	10,003,769
		(735	)(b)
Other property and equipment	276,880	—		276,880

Property, plant and equipment, net	10,931,384	(650,735)		10,280,649
Deferred charges	150,719			150,719
Other noncurrent assets	60,730	—		60,730

Total assets	$11,509,367	$(650,735)		$10,858,632

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$319,015	$—		$319,015
Oil and gas revenues held for distribution	97,501	—		97,501
Accrued interest	29,912	—		29,912
Accrued and other current liabilities	87,369	—		87,369
Derivative liabilities	16,192	—		16,192
Deferred income taxes	—	—		—

Total current liabilities	549,989	—		549,989

Long-term debt	4,265,000	(650,000	)(a)	3,615,000
Derivative liabilities	49,457	—		49,457
Deferred credits and other long-term liabilities	72,415	(735	)(b)	71,680
Deferred income taxes	2,705,664	—		2,705,664
Preferred shares subject to mandatory redemption	171,388	—		171,388
Puttable common stock	12,375	—		12,375

Shareholders’ equity:
Common stock	8,290	—		8,290
Additional paid-in capital	4,160,854	—		4,160,854
Accumulated deficit	(476,061)	—		(476,061)
Accumulated other comprehensive loss	(10,004)	—		(10,004)

Total shareholders’ equity	3,683,079	—		3,683,079

Total liabilities and shareholders’ equity	$11,509,367	$(650,735)		$10,858,632

See accompanying notes

SAMSON RESOURCES CORPORATION

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME (LOSS)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

(In thousands)

	Samson Resources Corporation	Bakken Transactions Adjustments		Pro Forma
Revenues:
Natural gas and natural gas liquids sales	$388,320	$(5,647	)(c)	$382,673
Crude oil sales	381,376	(103,592	)(c)	277,784
Commodity derivatives	66,123	—		66,123

Total revenues	835,819	(109,239)		726,580

Operating expenses:
Lease operating	170,048	(11,429	)(c)	158,619
Production and ad valorem taxes	62,965	(12,435	)(d)	50,530
Depletion, depreciation, and amortization	497,098	(26,094	)(e)	471,004
Impairment	560,987	318,155	(f)	879,142
Related party management fee	15,000	—		15,000
General and administrative	112,618	—		112,618

Total operating expenses	1,418,716	268,197		1,686,913

Operating income (loss)	(582,897)	(377,436)		(960,333)
Interest income (expense), net of capitalization	14	14,851	(g)	14
		(14,851	)(g)
Investment income and other	4,796	—		4,796
Loss on early extinguishment of debt	(44,815)	44,815	(h)	—

Income (loss) before income taxes	(622,902)	(332,621)		(955,523)
Income tax provision (benefit)	(220,508)	(117,748	)(i)	(338,256)

Net income (loss)	$(402,394)	$(214,873)		$(617,267)

See accompanying notes.

SAMSON RESOURCES CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) FOR THE TRANSITION PERIOD FROM JULY 1, 2011 THROUGH DECEMBER 31, 2011 (In thousands)

	Samson Investment Company Period from July 1, 2011 through December 21, 2011	Samson Resources Corporation Period from Inception (November 14, 2011) through December 31, 2011	Gulf Coast and Offshore Reorganization(j)	Acquisition Transactions		Bakken Transactions		Pro Forma
Revenues
Natural gas and natural gas liquids sales	$439,894	$20,932	$(50,401)	$—		$(4,660	)(c)	$405,765
Crude oil sales	241,100	15,473	(53,090)	—		(63,601	)(c)	139,882
Commodity derivatives	157,726	18,496	—	—		—		176,222

Total revenues	838,720	54,901	(103,491)	—		(68,261)		721,869

Operating expenses:
Lease operating	121,834	5,320	(27,122)	—		(6,229	)(c)	93,803
Production and ad valorem taxes	60,591	3,537	(11,275)	—		(6,387	)(d)	46,466
Depletion, depreciation, and amortization	342,604	18,233	(29,534)	(52,839	)(q)	24	(e)	278,488
Related party management fee	—	—	—	10,000	(p)	—		10,000
General and administrative	437,511	142,780	(6,929)	(134,510	)(r)	—		438,852

Total operating expenses	962,540	169,870	(74,860)	(177,349)		(12,592)		867,609

Operating income (loss)	(123,820)	(114,969)	(28,631)	177,349		(55,669)		(145,740)
Interest income (expense), net of capitalization	(12,161)	—	—	(15,759	)(k)	—		309
				(112,913	)(l)
				(6,525	)(m)
				100,806	(n)
				46,861	(o)
Investment income and other	9,243	933	882	—		—		11,058
Loss on early extinguishment of debt	(77,413)	—	—	—		77,413	(h)	—

Income (loss) before income taxes	(204,151)	(114,036)	(27,749)	189,819		21,744		(134,373)
Income tax provision (benefit)	(85,188)	(40,369)	(11,655)	81,946	(s)	7,697	(i)	(47,569)

Net income (loss)	$(118,963)	$(73,667)	$(16,094)	$107,873		$14,047		$(86,804)

See accompanying notes.

SAMSON RESOURCES CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) FOR THE YEAR ENDED JUNE 30, 2011 (In thousands)

	Samson Investment Company	Gulf Coast and Offshore Reorganization(j)	Permian Transactions		Acquisition Transactions		Bakken Transactions		Pro Forma
Revenues:
Natural gas and natural gas liquids sales	$983,079	$(125,820)	(11,179	)(t)	$—		$(6,039	)(c)	$840,041
Crude oil sales	446,508	(142,113)	(16,421	)(t)	—		(78,070	)(c)	209,904
Commodity derivatives	(126,874)	32,361	—		—		—		(94,513)

Total revenues	1,302,713	(235,572)	(27,600)		—		(84,109)		955,432

Operating expenses:
Lease operating	208,787	(16,035)	(7,155	)(t)	—		(6,006	)(c)	179,591
Production and ad valorem taxes	107,144	(24,620)	(3,404	)(u)	—		(8,481	)(d)	70,639
Depletion, depreciation, and amortization	536,748	(58,140)	(29,261	)(v)	114,127	(q)	12,060	(e)	575,534
Related party management fee	—	—	—		20,000	(p)	—		20,000
General and administrative	114,075	(28,562)	—		—		—		85,513

Total operating expenses	966,754	(127,357)	(39,820)		134,127		(2,427)		931,277

Operating income (loss)	335,959	(108,215)	12,220		(134,127)		(81,682)		24,155
Interest income (expense), net of capitalization	(23,512)	(112)	—		(31,670	)(k)			832
					(225,826	)(l)
					(13,313	)(m)
					216,653	(n)
					78,612	(o)
Investment income and other	10,220	(11,053)	—		—		—		(833)

Income (loss) before income taxes	322,667	(119,380)	12,220		(109,671)		(81,682)		24,154
Income tax provision (benefit)	116,979	(43,280)	4,436	(w)	(40,668	)(s)	(28,915	)(i)	8,552

Net income (loss)	$205,688	$(76,100)	7,784		$(69,003)		$(52,767)		15,602

See accompanying notes.

SAMSON RESOURCES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

See “—Introduction” for more information regarding the basis of presentation for our unaudited pro forma condensed consolidated financial statements.

Note 2.  Pro Forma Adjustments

Our pro forma condensed consolidated financial statements reflect the impact of the following adjustments:

Bakken Transaction Adjustments

Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a)	Adjustment to reflect the $650.0 million received from the divestiture of the Bakken Properties. These proceeds were used to pay down amounts outstanding on the RBL revolver. The value of our oil and gas properties was reduced for the proceeds received as we apply the full cost method of accounting for our oil and gas properties.

(b)	Adjustment to reflect the elimination of $0.7 million of asset retirement obligation associated with the Bakken Properties sold and the associated reduction of our oil and gas properties.

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)

(c)	Adjustment to eliminate revenue and lease operating expenses of the Bakken Properties sold.

(d)	Adjustment to reduce production taxes related to the Bakken Properties sold.

(e)	Adjustment to reflect the reduction in depreciation, depletion and amortization (“DD&A”) expense based on the reduction in production volumes attributable to the Bakken Properties sold and revision to our DD&A rate reflecting the reserve volumes sold. DD&A is calculated using a composite units-of-production method under full cost accounting. We used the assumption that production decreased by 6.9 MMcfe, 4.8 MMcfe, and 9.0 MMcfe for the year ended June 30, 2011, the transition period ended December 31, 2011, and the nine months ended September 30, 2012, respectively. We also assumed a reduction to our full cost pool of $650.0 million related to the oil and gas properties sold and a transfer of $153.9 million of unevaluated costs to the full cost pool related to the Bakken Properties for all periods presented.

(f)	Adjustment to reflect the increase in impairment associated with the Bakken Properties sold. We used the assumption that oil and gas properties were reduced by $496.1 million (net of $650.0 million reduction for Bakken Properties sold and $153.9 million of unevaluated costs transferred). We also used the assumption that the proved reserves associated with the Bakken Properties (using SEC pricing and discounted at 10%) decreased $651.9 million, $656.6 million and $423.3 million as of September 30, 2012, June 30, 2012 and March 31, 2012, respectively. The sale of the Bakken Properties did not impact the ceiling test results for the Transition Period or the year ended June 30, 2011.

(g)	Adjustment to reflect the reduction in interest expense associated with the pay-down of the RBL Revolver. We assumed all of the proceeds received of $650.0 million were used to pay down the RBL Revolver and the weighted average interest rates on the revolver were 2.3% for the nine months ended September 30, 2012. Total interest expense was capitalized to unevaluated costs. See notes (i)-(m) for discussion of the Transition Period and the year ended June 30, 2011.

SAMSON RESOURCES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(h)	Adjustment to reverse loss on early extinguishment of debt that occurred when the Senior Notes were issued and the outstanding debt was repaid.

(i)	Adjustment to reflect income tax expense based on our historical statutory tax rate applied to the cumulative effect of changes referenced within the unaudited pro forma condensed consolidated statements of income (loss).

Gulf Coast and Offshore Reorganization

Adjustment to the Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)

(j)	Adjustments to reflect the impact of the Gulf Coast and Offshore Reorganization.

Acquisition Transactions Adjustments

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)

(k)	Adjustment to reflect the increase in interest expense associated with the RBL Revolver. The adjustment includes amortization of debt costs associated with the RBL Revolver and commitment fees of 0.38% of the unused borrowing base. We have assumed an outstanding balance of $1,345.0 million less the $650.0 million pay down and an interest rate of 1.98% and 2.00% for the Transition Period and the year ended June 30, 2011, respectively. We have also assumed amortization of $6.8 million and $13.9 million of debt costs associated with the RBL Revolver for the Transition Period and the year ended June 30, 2011, respectively.

(l)	Adjustment to reflect the increase in interest expense associated with the Senior Notes. The adjustment includes amortization of debt costs associated with the Senior Notes. We have assumed that $2,250.0 million of the 9.75% Senior Notes were outstanding during the periods presented. We have also assumed amortization of $3.3 million and $6.5 million of debt costs associated with the Senior Notes for the Transition Period and the year ended June 30, 2011, respectively.

(m)	Adjustment to reflect the increase in interest expense associated with the $180.0 million of Preferred Shares. The Preferred Shares were assumed to have an effective interest rate of 7.25% and 7.40% (including accretion) for the Transition Period and the year ended June 30, 2011.

(n)	To record the capitalization of interest. We capitalize interest based on the carrying amount of our unproved properties. In connection with the Acquisition Transactions, we recorded $7,151.0 million of unproved properties.

(o)	Adjustment to eliminate historical interest expense, including amortization of debt issuance costs, related to debt of Samson Investment Company as all outstanding debt was repaid in connection with the Acquisition Transactions.

(p)	To record quarterly related party management fee of $5.0 million.

(q)	Adjustment to record DD&A expense based on the fair value of the proved oil and gas properties acquired and revision to the DD&A rate reflecting the change in the fair value of proved reserves. DD&A is calculated using a composite units-of-production method under full cost accounting. In connection with the business combination accounting for the Acquisition Transactions, we estimated the fair value of our proved oil and gas properties to be $3,356.6 million.

(r)	Adjustment to eliminate transaction related expenses of $134.5 million incurred in connection with the Acquisition Transactions reflected in the historical financial statements of Samson Resources Corporation.

SAMSON RESOURCES CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(s)	Adjustment to reflect income tax expense based on our historical statutory tax rate applied to the cumulative effect of changes referenced within the unaudited pro forma condensed consolidated statements of income (loss).

Permian Transactions Adjustments

Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Income (Loss)

(t)	Adjustment to eliminate revenue and lease operating expenses of the Permian properties sold.

(u)	Adjustment to reduce production taxes related to the Permian properties sold.

(v)	Adjustment to reflect the reduction in DD&A expense based on the reduction in production volumes attributable to the Permian properties sold and revision to our DD&A rate reflecting the reserve volumes sold. DD&A is calculated using a composite units-of-production method under full cost accounting. We used the assumption that production decreased by 3.3 MMcfe for the year ended June 30, 2011. We also assumed a reduction to our full cost pool of $468.1 million related to the oil and gas properties sold.

(w)	Adjustment to reflect income tax expense based on our historical statutory rate applied to the cumulative effect of changes referenced within the unaudited pro forma condensed consolidated statement of income (loss).

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Samson Resources Corporation

Tulsa, Oklahoma

We have audited the accompanying consolidated balance sheet of Samson Resources Corporation and subsidiaries (the “Successor” or the “Company”) as of December 31, 2011, and the related consolidated statements of income (loss) and comprehensive income (loss), cash flows, and equity for the period from inception (November 14, 2011) to December 31, 2011. We have also audited the consolidated statements of income (loss) and comprehensive income (loss), cash flows, and equity of Samson Investment Company (the “Predecessor”) for the period from July 1, 2011 to December 21, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Predecessor for the years ended June 30, 2011, 2010 and 2009, before the effects of the adjustments to retrospectively apply the change in accounting discussed in Note 20 to the consolidated financial statements, were audited by other auditors whose report, dated September 29, 2011 (January 28, 2012 as to Note 7) expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Samson Resources Corporation and subsidiaries as of December 31, 2011, and the results of their operations and their cash flows for the period from November 14, 2011 to December 31, 2011, and the results of the Samson Investment Company’s operations for the period from July 1, 2011 to December 21, 2011 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Successor acquired the Predecessor on December 21, 2011 in a transaction accounted for as a business combination. Accordingly, the assets acquired and liabilities assumed were recorded at fair value on that date by the Successor and are not comparable with those of the Predecessor.

As discussed in Note 20 to the consolidated financial statements, we have also audited the adjustments to the financial statements of Samson Investment Company for the years ended June 30, 2011, 2010 and 2009 to retrospectively present the condensed consolidated financial statements of the subsidiary guarantors and parent company guarantor. Our procedures relating to the presentation of guarantor financial information include (1) comparing the Company’s guarantor schedules to the underlying detailed general ledger records, (2) reconciling the combined amounts to the reported consolidated balances and (3) testing the mathematical accuracy of the guarantor schedules. In our opinion, such retrospective adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the June 30, 2011, June 30, 2010 or June 30, 2009 financial statements of Samson Investment Company other than with respect to the retrospective presentation, and accordingly, we do not express an opinion or any other form of assurance on the June 30, 2011, June 30, 2010 and June 30, 2009 financial statements of Samson Investment Company taken as a whole.

/s/ Deloitte & Touche LLP

Tulsa, Oklahoma

November 8, 2012

(February 14, 2013 as to Note 20)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Samson Investment Company:

In our opinion, the accompanying consolidated balance sheets as of June 30, 2011 and 2010 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the three years in the period ended June 30, 2011, before inclusion of the condensed consolidating guarantor information in Note 20, present fairly, in all material respects, the financial position of Samson Investment Company and its subsidiaries at June 30, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2011 in conformity with accounting principles generally accepted in the United States of America (the 2011 financial statements before the inclusion of the condensed consolidating guarantor information in Note 20 are not presented herein). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We were not engaged to audit, review, or apply any procedures with respect to the condensed consolidating guarantor information presented in Note 20 and accordingly, we do not express an opinion or any other form of assurance about whether such information and disclosure is appropriate. The condensed consolidating guarantor information and disclosure were audited by other auditors.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

September 29, 2011, except for the effects of the matters described in Note 7 to the consolidated financial statements, as to which the date is January 28, 2012

SAMSON RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	Successor	Predecessor
	As of December 31, 2011	As of June 30, 2011	As of June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$126,729	$631,632	$353,161
Short-term investments	—	26,739	35,546
Accounts receivable, net	186,497	194,171	134,326
Derivative assets	63,954	16,998	198,565
Prepaids and other	6,406	6,512	6,601

Total current assets	383,586	876,052	728,199

Property, plant and equipment, net:
Oil and gas properties, full cost method:
Proved properties	3,469,010	3,759,320	3,502,898
Unproved properties not being amortized	7,149,440	978,742	875,773
Other property and equipment	276,062	226,603	264,824

Total property, plant and equipment, net	10,894,512	4,964,665	4,643,495
Derivative assets	—	244	62,070
Deferred charges	160,940	10,946	9,066
Other noncurrent assets	65,241	94,052	117,549

Total assets	$11,504,279	$5,945,959	$5,560,379

Liabilities and Equity
Current liabilities:
Accounts payable	$416,472	$325,120	$210,320
Oil and gas revenues held for distribution	89,312	112,253	108,571
Current portion of long-term debt	—	140,000	100,000
Accrued interest	6,084	8,851	8,412
Accrued and other current liabilities	45,275	80,512	50,235
Derivative liabilities	7,618	10,245	266
Deferred income taxes	11,500	129,763	72,379

Total current liabilities	576,261	806,744	550,183

Long-term debt	3,595,000	555,000	595,000
Subordinated notes payable to shareholders	—	553,000	403,000
Derivative liabilities	39,838	97,052	136
Deferred credits and other long-term liabilities	154,876	270,525	340,676
Deferred income taxes	2,902,588	887,530	804,228
Preferred shares subject to mandatory redemption ($0.10 per value, 180 shares)	161,503	—	—
Commitments and contingencies
Shareholders’ equity:
Common stock ($0.01 par value, 2,000,000 shares authorized, with 829,000 shares issued and outstanding for the Successor and 1,350,000 shares authorized with 257,612 shares issued and outstanding for the Predecessor, respectively)	8,290	2,576	2,576
Additional paid-in capital	4,139,590	393	393
Retained earnings (accumulated deficit)	(73,667)	3,917,566	3,711,878
Accumulated other comprehensive income	—	5,573	2,309
Treasury stock, at cost	—	(1,150,000)	(850,000)

Total shareholders’ equity	4,074,213	2,776,108	2,867,156

Total liabilities and shareholders’ equity	$11,504,279	$5,945,959	$5,560,379

The accompanying notes are an integral part of these consolidated balance sheets.

SAMSON RESOURCES CORPORATION

CONSOLIDATED STATEMENT OF INCOME (LOSS) AND

COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Revenues:
Natural gas and natural gas liquids sales	$20,932	$439,894	$983,079	$995,563	$1,296,464
Crude oil sales	15,473	241,100	446,508	406,666	334,455
Commodity derivatives	18,496	157,726	(126,874)	256,950	1,413,148

Total revenues	54,901	838,720	1,302,713	1,659,179	3,044,067

Operating expenses:
Lease operating	5,320	121,834	208,787	226,172	260,997
Production and ad valorem taxes	3,537	60,591	107,144	98,122	103,848
Depletion, depreciation, and amortization	18,233	342,604	536,748	591,378	910,279
Impairment	—	—	—	—	2,576,016
General and administrative	142,780	437,511	114,075	101,872	37,309

Total operating expenses	169,870	962,540	966,754	1,017,544	3,888,449

Operating income (loss)	(114,969)	(123,820)	335,959	641,635	(844,382)
Interest expense, net of capitalization	—	(12,161)	(23,512)	(38,560)	(26,903)
Investment income and other	933	9,243	10,220	3,425	10,933
Loss on early extinguishment of debt	—	(77,413)	—	—	—

Income (loss) from continuing operations before income taxes	(114,036)	(204,151)	322,667	606,500	(860,352)
Income tax provision (benefit)	(40,369)	(85,188)	116,979	205,293	(351,631)

Net income (loss) from continuing operations	(73,667)	(118,963)	205,688	401,207	(508,721)
Discontinued operations, net of taxes:
Loss from discontinued operations	—	—	—	(16,140)	(30,879)
Gain on disposal of discontinued operations	—	—	—	—	51,671

Net income (loss)	(73,667)	(118,963)	205,688	385,067	(487,929)
Other comprehensive income (loss):
Foreign currency translation adjustment	—	(3)	(130)	(50)	(6,937)
Foreign currency reclassification adjustments for realized gains	—	3	262	1,678	(9,391)
Unrealized holding gains (losses) from short-term investments, net of tax	—	(1,493)	8,439	3,414	(24,854)
Reclassification adjustments for realized gains (losses)from short-term investments, net of tax	—	—	(5,307)	(574)	951

Total other comprehensive income (loss)	—	(1,493)	3,264	4,468	(40,231)

Total comprehensive income (loss)	$(73,667)	$(120,456)	$208,952	$389,535	$(528,160)

The accompanying notes are an integral part of these consolidated financial statements.

SAMSON RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

	Common Stock		Treasury Stock, at cost	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount
Predecessor
Balance as of June 30, 2008	257,612	$2,576	$(400,000)	$393	$3,814,740	$38,072	$3,455,781
Net loss	—	—	—	—	(487,929)	—	(487,929)
Foreign currency translation adjustments	—	—	—	—	—	(16,328)	(16,328)
Net change from short-term investments	—	—	—	—	—	(23,903)	(23,903)
Stock repurchased	—	—	(450,000)	—	—	—	(450,000)

Balance as of June 30, 2009	257,612	2,576	(850,000)	393	3,326,811	(2,159)	2,477,621
Net income	—	—	—	—	385,067	—	385,067
Foreign currency translation adjustments	—	—	—	—	—	1,628	1,628
Net change from short-term investments	—	—	—	—	—	2,840	2,840

Balance as of June 30, 2010	257,612	2,576	(850,000)	393	3,711,878	2,309	2,867,156
Net income	—	—	—	—	205,688	—	205,688
Foreign currency translation adjustments	—	—	—	—	—	132	132
Net change from short-term investments	—	—	—	—	—	3,132	3,132
Stock repurchased	—	—	(300,000)	—	—	—	(300,000)

Balance as of June 30, 2011	257,612	2,576	(1,150,000)	393	3,917,566	5,573	2,776,108
Net loss	—	—	—	—	(118,963)	—	(118,963)
Net change from short-term investments	—	—	—	—	—	(1,493)	(1,493)
Non-cash distribution of assets to shareholders	—	—	—	—	(201,648)	(4,080)	(205,728)

Balance as of December 21, 2011	257,612	$2,576	$(1,150,000)	$393	$3,596,955	$—	$2,449,924

Successor
Issuance of common stock	829,000	$8,290	$—	$4,136,710	$—	$—	$4,145,000
Stock options issued	—	—	—	2,880	—	—	2,880
Net loss	—	—	—	—	(73,667)	—	(73,667)

Balance as of December 31, 2011	829,000	$8,290	$—	$4,139,590	$(73,667)	$—	$4,074,213

The accompanying notes are an integral part of these consolidated financial statements.

SAMSON RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Operating activities:
Net income (loss)	$(73,667)	$(118,963)	$205,688	$385,067	$(487,929)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
(Gain) loss on short-term investments and sale of other assets	52	1,446	(207)	(1,745)	(4,517)
Gain on sale of discontinued operations, net of tax	—	—	—	—	(51,671)
Unrealized (gain) loss on derivative instruments	(12,795)	(93,758)	350,288	109,059	(1,166,169)
Non-cash compensation expense	—	—	37,891	7,304	69,875
Depreciation, depletion, amortization	18,233	342,604	536,748	602,975	931,790
Impairment	—	—	—	—	2,576,016
Provision for deferred income taxes	(40,369)	(85,188)	138,884	221,804	(363,750)
Non-cash loss on early extinguishment of debt	—	8,579	—	—	—
Non-cash transaction expense	2,880	—	—	—	—
Amortization of debt issuance costs	1,636	2,367	—	—	—
Other noncash items	—	—	5,277	5,424	1,132
Change in operating assets and liabilities, net of business combinations:
Accounts receivable and other assets	(81,437)	70,004	29,364	(29,360)	247,358
Prepaids and inventories	(711)	975	(258)	23,790	7,025
Accounts payable	21,253	(73,640)	119,269	37,898	(91,856)
Revenues held for distribution and accrued liabilities	(388,625)	337,705	12,255	(42,645)	(96,111)
Deferred credits and other long-term liabilities	30	18,423	(8,554)	(20,971)	(441,458)

Net cash (used in) provided by operating activities	(553,520)	410,554	1,426,645	1,298,600	1,129,735

Investing activities:
Purchase of Predecessor business, net of cash	(6,893,962)	—	—	—	—
Capital expenditures—oil and gas properties	(2,561)	(909,451)	(1,564,368)	(1,065,588)	(1,425,088)
Capital expenditures—other property and equipment	—	(10,197)	(23,387)	(54,691)	(93,506)
Proceeds from divestitures—oil and gas properties	—	1,859	562,426	60,963	77,548
Proceeds from sale short-term investments	—	2,028	20,652	5,060	33,554
Purchases of short-term investments	—	—	—	(2,105)	(4,522)
Dividends from short-term investments	—	134	496	680	—
Proceeds (purchase) of other assets	—	(9,199)	12,778	(127)	3,550
Proceeds from sale of Canadian assets	—	—	—	—	149,014
Other investing activities	(652)	40	311	69	2,830

Net cash used in investing activities	(6,897,175)	(924,786)	(991,092)	(1,055,739)	(1,256,620)

Financing activities:
Proceeds from borrowings	2,250,000	—	100,000	—	545,000
Proceeds from revolver	1,345,000	600,000	—	—	—
Debt issuance costs	(162,576)	—	(7,156)	(138)	(13,836)
Repayment of long-term debt	—	(695,000)	(250,000)	(20,000)	(690,000)
Issuance of common stock	4,145,000	—	—	—	—

Net cash provided by (used in) financing activities	7,577,424	(95,000)	(157,156)	(20,138)	(158,836)

Net change in cash	126,729	(609,232)	278,397	222,723	(285,721)
Cash and cash equivalents at beginning of period	—	631,632	353,235	130,512	416,233

Cash and cash equivalents at end of period	126,729	22,400	631,632	353,235	130,512
Total cash and cash equivalents—assets of discontinued operations	—	—	—	(74)	(31)

Total cash and cash equivalents at end of period	$126,729	$22,400	$631,632	$353,161	$130,481

The accompanying notes are an integral part of these consolidated financial statements.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies

Organization and Nature of Operations

We are an independent oil and gas company incorporated in the state of Delaware and headquartered in Tulsa, Oklahoma, with offices located in Denver, Colorado and Midland, Texas. We engage in the acquisition, exploration and development of oil and natural gas properties in the continental United States. We have operations and acreage positions in the Anadarko, Arkoma, Green River, Powder River, San Juan and Williston Basins.

Basis of Presentation

On November 14, 2011, Samson Resources Corporation (“Samson” or the “Successor”) was formed for the purpose of acquiring all of the issued and outstanding common stock of Samson Investment Company (the “Predecessor”), which occurred on December 21, 2011 (the “Acquisition”). Immediately prior to the Acquisition, the Predecessor completed a reorganization whereby the offshore and Gulf Coast operations were transferred to an entity under common control of the Predecessor. These assets were transferred at carrying value as a non-cash distribution. No gain or loss was recognized as part of the transaction. The results of operations of the Predecessor for the periods through December 21, 2011 include all of the operations of the Predecessor, including the offshore and Gulf Coast operations. The results of operations of Samson reflected in the Successor financial statements do not include the offshore or Gulf Coast operations of the Predecessor. The terms “we,” “our,” and “us” refer to Samson and our subsidiaries.

The Acquisition was accounted for as a business combination and the assets and liabilities acquired were recorded at their estimated acquisition date fair value. The acquired assets and liabilities were recorded using a different basis than what was previously recorded by the Predecessor, which impacts the comparability of the financial statements of Samson with the financial statements of the Predecessor. The Acquisition is described in more detail in Note 2.

The accompanying consolidated financial statements for the periods labeled as “Successor” include the accounts of Samson and our subsidiaries for which we consolidate or proportionately consolidate. The accompanying consolidated financial statements for the periods labeled as “Predecessor” include the accounts of the Predecessor and its subsidiaries for which the Predecessor consolidated or proportionately consolidated. In addition, the consolidated financial statements of the Predecessor include certain subsidiaries accounted for under the equity method. All intercompany accounts and transactions have been eliminated in consolidation.

Summary of Significant Accounting Policies

Fiscal Year

Samson’s fiscal year-end is December 31. The Predecessor reported on a June 30 fiscal year-end. This report includes the Predecessor’s audited financial statements for the period from July 1, 2011 to December 21, 2011.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Estimates and

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assumptions that, in the opinion of management, are significant, include oil and natural gas reserves (including the associated future net cash flows from those proved reserves) used to compute depletion expense and the full cost ceiling limitation, amortization relating to oil and natural gas properties, asset retirement obligations, fair value measurements used to record derivatives, employee stock-based compensation, asset impairments, business combinations and income taxes. We base our estimates on historical experience and on assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be determined with certainty, and accordingly, these estimates may change as facts and circumstances change. Actual results may differ from the estimates used in the preparation of our consolidated financial statements.

Reclassifications

Certain amounts reported in previous years have been combined and reclassified to conform to the current year presentation. Certain financial statement captions were expanded or combined with no impact to consolidated net income or shareholders’ equity.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and on deposit, as well as investments in highly liquid debt instruments with maturities of three months or less.

Short-term Investments

The Predecessor held investments, which consisted primarily of marketable securities (mutual funds and common stock) and adjustable rate securities, which were transferred to the existing shareholders in the common control transaction described above. All short-term investments were classified as available for sale at June 30, 2011 and 2010 and were recorded at fair value. Unrealized holding gains and losses were excluded from current earnings and were included in accumulated other comprehensive income, net of taxes, until realized. The Predecessor held short-term investments with fair values of $26.7 million and $35.5 million, with unrealized holding gains included in accumulated other comprehensive income of $8.8 million ($5.6 million net of tax) and $3.8 million ($2.3 million net of tax) at June 30, 2011 and June 30, 2010, respectively. In computing realized gains and losses on the sale of short-term investments, the cost of the short-term investment sold is determined using specific identification of the securities at the time of sale. The Successor held no marketable securities at December 31, 2011.

Accounts Receivable

Accounts receivable are carried on a gross basis, with no discounting, less the allowance for doubtful accounts. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. We have not had significant instances of nonpayment. A portion of our receivables are from joint interest owners of properties we operate. Thus, we may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings. The allowance for doubtful accounts is less than $1.0 million at December 31, 2011 for the Successor, as well as for the Predecessor at June 30, 2011 and 2010.

Derivative Instruments

We utilize derivative financial instruments including fixed price swap agreements, costless collars and basis swaps to manage the impact of fluctuations in the market prices of oil and natural gas. The majority of our oil

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and gas derivatives are entered into with banks that are part of our credit facility, and therefore we do not have any margin requirements. All contracts are settled with cash and do not require the delivery of physical volumes. We do not enter into derivative instruments for speculative or trading purposes.

We recognize all derivatives on the balance sheet as either an asset or liability measured at fair value with all corresponding changes reflected in current earnings. Our derivatives reduce our sensitivity to declining prices for our overall production but are not designated as hedges for accounting purposes. Changes in the fair value of our derivative financial instruments are recognized as revenue.

During July 2012, we designated a portion of our commodity derivatives as cash flow hedges for hedge accounting purposes. The agreements and contracts designated as cash flow hedges are expected to be highly effective in offsetting cash flows attributable to the hedged risk during the term of the hedge. However, ineffectiveness could be recognized as a result of locational differences between the hedging derivative and the hedged item.

Concentration of Credit Risk

We operate a substantial portion of our oil and gas properties. As the operator of a property, we make full payment of costs associated with the property and seek reimbursement from the other working interest owners in the property for their share of these costs. Our joint interest partners consist primarily of independent oil and gas companies. Consequently, the ability of our joint interest partners to reimburse us could be adversely affected by negative developments in the oil and gas industry.

The purchasers of our oil and gas production consist primarily of independent marketers, major oil and gas companies and gas pipeline companies. We perform credit evaluations of the purchasers of our production and monitor their financial condition on an ongoing basis. Based on our evaluations and monitoring, we obtain cash escrows, letters of credit or parental guarantees from some of our purchasers. Historically, we have sold our oil and gas production to several purchasers.

All of our derivative transactions have been carried out in the over-the-counter-market. The use of derivative transactions involves the risk that counterparties will be unable to meet the financial terms of such transactions. We monitor the credit rankings of our derivative counterparties on an ongoing basis. Although we have entered into derivative contracts with multiple counterparties to mitigate our exposure to any individual counterparty, if any of our counterparties were to default on their obligation to us under the related contracts or seek bankruptcy protection, it could have a material adverse effect on our ability to fund our planned activities and could result in a larger percentage of our future production being subject to commodity price changes. In addition, in poor economic environments and tight financial markets, the risk of a counterparty default is heightened and few counterparties may participate in derivative transactions, which could result in greater concentration of our exposure to any one counterparty or a larger percentage of our future production being subject to commodity price changes. At December 31, 2011, Bank of Montreal, JPMorgan Chase Bank and Wells Fargo Bank, N.A. were the counterparties with respect to approximately all of our future hedged production.

Oil and Gas Properties

Samson utilizes the full cost method of accounting for its oil and gas properties. Under the full cost method, all costs incurred in connection with the acquisition, exploration and development of oil and gas properties are subject to depletion and capitalized and accumulated in cost centers on a country-by-country basis. This includes any internal costs that are directly related to development and exploration activities, but does not include any costs related to production, general corporate overhead or similar activities. Sales of proved and undeveloped oil

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and gas properties are accounted for as reductions of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and gas reserves.

We compute the provision for depletion of oil and natural gas properties using a composite units-of-production method based upon estimates of proved reserve quantities. Proved reserves for oil are converted to the British Thermal Unit (“BTU”) equivalent thousand cubic feet (“MCF”) using a 6:1 ratio. The full cost amortization rates per BTU equivalent of MCF natural gas sold in the continental United States during the period ended December 31, 2011 for the Successor was $2.39; the rates were $2.59, $1.79, $2.03 and $3.11 for the Predecessor periods ending December 21, 2011, June 30, 2011, 2010 and 2009, respectively. Unevaluated costs and related carrying costs are excluded from the amortization base until the properties associated with these costs are evaluated.

Approximately $7,149.4 million of such costs were excluded from the amortization base at December 31, 2011. Approximately $978.7 million and $875.8 million of such costs were excluded from the Predecessor’s amortization base at June 30, 2011 and 2010, respectively. These costs are assessed at least quarterly to ascertain whether impairment has occurred. The assessment includes consideration of the following facts, among others: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results and activities, the assignment of proved reserves and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the accumulated drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to amortization.

At the end of each reporting period, the unamortized net capitalized cost of oil and gas properties (including capitalized asset retirement obligations and deferred income taxes) is limited to the sum of the estimated future net revenues from proved properties (including future development costs of wells to be drilled, using unweighted arithmetic average of natural gas and oil prices on the first day of each month within the 12-month period prior to the ending date of the quarterly period, discounted at 10% and the lower of cost or fair value of unproved properties) adjusted for the related income tax effects (“Ceiling Test”). As of December 31, 2011, the ceiling value of our reserves was calculated based upon commodity prices of $4.12 per MMBtu for natural gas and $95.84 per barrel of oil, adjusted for market differentials. As of June 30, 2011, 2010 and 2009, the ceiling value of Predecessor reserves was calculated based upon commodity prices of $4.21, $4.10 and $3.88 per MMBtu for natural gas, respectively, and $90.09, $76.19 and $69.82 per barrel of oil, respectively, adjusted for market differentials.

The calculation of the Ceiling Test is based on estimated proved reserves. There are numerous uncertainties inherent in estimating the quantities of proved reserves and in projecting the future rates of production, timing and plan of development. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimates. Accordingly, reserves are different from the quantities of oil and gas ultimately recovered.

Given the volatility of oil and gas prices and uncertainty of estimating reserve volumes, it is reasonably possible that our estimate of discounted future net cash flows from proved oil and gas reserves could change materially in the near term. If oil and gas prices decline from the prices used in our Ceiling Test, or if other assumptions change, it is possible that non-cash write-downs of oil and gas properties could occur in the near future.

Other Property and Equipment

Other properties and equipment are recorded at original cost and depreciated using the straight-line method over estimated useful lives ranging from 3 to 35 years. The carrying value of these assets is based on estimates,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

assumptions and judgments relative to capitalized costs, useful lives and salvage values. As assets are disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in earnings. Depreciation expense for the Successor period from inception (November 14, 2011) through December 31, 2011 was $0.9 million. Depreciation expense for the Predecessor period from July 1, 2011 through December 21, 2011, and for the years ended June 30, 2011, 2010 and 2009 was $17.6 million, $61.6 million, $55.3 million and $48.8 million, respectively.

Long-lived assets are tested for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized. There were no impairments of our other property and equipment for the Successor period from inception (November 14, 2011) through December 31, 2011, or the Predecessor for the period July 1, 2011 through December 21, 2011 or the years ended June 30, 2011, 2010 and 2009.

Deferred Charges

Deferred charges consist of costs associated with origination of debt outstanding as of the balance sheet dates. These costs are amortized over the life of the related debt agreements.

Asset Retirement Obligation

The estimated fair value of the liability for asset retirement obligations is recognized by increasing the carrying value of our oil and gas properties and recording a long-term liability in the period in which the liability is legally or contractually incurred. Asset retirement obligations primarily relate to the abandonment of natural gas and oil producing facilities and include costs to dismantle and relocate or dispose of wells and related structures. Depletion of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Our asset retirement obligations are recorded as deferred credits and other long-term liabilities in our consolidated balance sheets. Accretion expense is recorded in depreciation, depletion, and amortization on our consolidated statements of income (loss) and comprehensive income (loss), and is $0.3 million for the period from inception (November 14, 2011) through December 31, 2011 and $4.7 million, $8.7 million, $8.1 million and $7.8 million for the Predecessor period from July 1, 2011 through December 31, 2011 and the years ended June 30, 2011, 2010 and 2009, respectively.

Preferred Shares Subject to Mandatory Redemption

The preferred shares subject to mandatory redemption (“Preferred Shares”) were recorded at estimated fair value as part of consideration exchanged for the business combination described in Note 2. The shares are redeemable by the Successor at any time, with mandatory redemption upon the earliest of the consummation of an initial public offering, change in control or July 1, 2022. The Preferred Shares will be accreted through interest expense to redemption value.

Employee and Director Stock Based Compensation

The Predecessor recognized in the financial statements the cost of employee services rendered in exchange for awards of equity instruments (stock appreciation rights) based on the intrinsic value of those awards. The amount of compensation cost relating to employees directly involved in oil and gas exploration activities is capitalized to oil and natural gas properties. Amounts not capitalized to oil and natural gas properties are recognized in general

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and administrative expense. The intrinsic value of the Predecessor’s stock appreciation rights is measured based on the amount by which the plan-defined tender price exceeds the grant price. All outstanding stock appreciation rights were vested and settled prior to the business combination described in Note 2. Loans could be made to employees against the value of the stock appreciation rights. Net liabilities related to the stock appreciation rights are included in either accrued and other current liabilities or deferred credits and other long-term liabilities on the balance sheet and had a balance of $91.4 million ($9.8 million classified as current in accrued and other current liabilities and $81.6 million in deferred credits and other long-term liabilities) and $70.9 million ($1.8 million classified as current in accrued and other current liabilities and $69.1 million included in deferred credits and other long-term liabilities) at June 30, 2011 and 2010, respectively.

Capitalized Interest

Interest is capitalized on the cost of unevaluated oil and gas properties excluded from amortization. The Successor capitalized $7.7 million in interest for the period from inception (November 14, 2011) through December 31, 2011 while the Predecessor capitalized $27.0 million for the period July 1, 2011 through December 21, 2011 and $55.1 million, $35.7 million and $28.5 million for the fiscal years ended June 30, 2011, 2010 and 2009, respectively.

Oil and Gas Revenues Held for Distribution

We recognize revenue from product sales from both operated and non-operated oil and gas properties. For certain of our operated oil and gas properties we collect revenue on behalf of other parties who have interest in the production. These amounts are distributed based on royalty interests in the well and are reflected as a current liability on the balance sheet.

Revenue Recognition

The majority of our oil and gas production is sold, title passed and revenue recognized at or near our wells under short-term purchase contracts at prevailing prices in accordance with arrangements which are customary in the oil and gas industry. Sales of natural gas applicable to our interest in producing gas leases are recorded using the sales method. The sales method requires revenue recognition when the gas is metered and title transferred pursuant to the gas sales contracts covering our interest in natural gas reserves. During such times as our sales of gas exceed our proportionate ownership in a well, such sales are recorded as revenues unless total sales from the well have exceeded our share of estimated total gas reserves underlying the property at which time such excess is recorded as a deferred credit. Deferred credits relating to our overproduced position were $13.7 million (7.318 Bcf) at December 31, 2011 and $12.0 million (8.019 Bcf) and $12.4 million (8.283 Bcf) at June 30, 2011 and 2010, respectively for the Predecessor.

Samson’s method of recording natural gas sales allows for recognition of revenue that may be more or less than our share of proportionate production from certain wells. We estimate our aggregate net balancing position to be approximately 3.531 Bcf overproduced as of December 31, 2011. Our policy is to expense our proportionate share of lease operating costs from all wells as incurred.

Fair Value Measurements

Certain of our assets and liabilities are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between

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market participants at the reporting date. Fair value measurements are classified according to a hierarchy that prioritizes the inputs and assumptions underlying the valuation techniques. This hierarchy consists of three broad levels:

•

Level 1 – Inputs consist of unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority. When available, we measure our assets and liabilities using Level 1 inputs as they generally provide the most reliable evidence of fair value.

•

Level 2 – Inputs consist of quoted prices that are generally observable for the asset or liability, either directly or indirectly. Common examples of these inputs include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in markets not considered to be active that are nonetheless observable by correlation to observable market pricing or executed transaction.

•

Level 3 – Inputs are not observable from objective sources and have the lowest priority. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

Foreign Currency Translation

The foreign currency financial statements of our discontinued international operations, where the local currency is the functional currency, are translated to U.S. dollars using exchange rates in effect at the end of the period for assets and liabilities and average exchange rates during the period for results of operations. Translation adjustments are reported as a component of other comprehensive income (loss).

Income Taxes

We account for income taxes under the liability method as prescribed by authoritative guidance set form in Topic 740, Income Taxes, of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the basis differences reverse. The realizability of deferred tax assets are evaluated quarterly and a valuation allowance is established to reduce the deferred tax assets if it is more likely than not that the related tax benefits will not be realized in our tax returns. We routinely assess potential uncertain tax positions and, if required, estimate and establish accruals for such amounts.

Statements of Cash Flows

Cash flows from operating, investing and financing activities presented in the Consolidated Statements of Cash Flows and supplemental cash flow information included in the Notes to the Financial Statements include cash flows attributable to discontinued operations. Cash flows associated with settlements of our derivative financial instruments are included in cash flows from operations as the activities are an integral part of our business activities.

Evaluation of Subsequent Events

Management evaluated subsequent events through the issuance date of these consolidated financial statements, November 8, 2012. No events other than those disclosed herein have occurred that require additional recognition or disclosure in these consolidated financial statements.

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Recent Accounting Pronouncements Issued But Not Yet Adopted

In December 2011, the FASB issued Accounting Standard Update (“ASU”) No. 2011-11, “Balance Sheet (Topic 210)–Disclosures about Offsetting Assets and Liabilities.” The new standard requires an entity to disclose information about offsetting arrangements to enable financial statement users to understand the effect of netting arrangements on an entity’s financial position. The disclosures are required for recognized financial instruments and derivative instruments that are subject to offsetting under current accounting literature or are subject to master netting arrangements irrespective of whether they are offset. The objective of the new disclosures is to facilitate comparison between entities that prepare financial statements on the basis of U.S. GAAP and entities that prepare financial statements under International Financial Reporting Standards (“IFRS”). The disclosure requirements will be effective for periods beginning on or after January 1, 2013 and must be applied retrospectively to all periods presented in the balance sheet. We will adopt the requirements of ASU No. 2011-11 in 2013, which may require additional footnote disclosures and is not expected to have a material effect on our financial position, results of operations or cash flows.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220)–Presentation of Comprehensive Income.” ASU No. 2011-05 provides two options for presenting items of net income, comprehensive income and total comprehensive income, by either creating one continuous statement of comprehensive income or two separate consecutive statements, as well as requires certain other disclosures. In December 2011, the FASB Issued ASU No. 2011-12 to defer the effective date of provisions of ASU No. 2011-05 that relate to the presentation of reclassification adjustments. Both ASUs are effective beginning the first quarter of 2012, with retrospective application to prior periods. We have adopted ASUs No. 2011-05 and No. 2011-12 in our first quarter of 2012. As the ASUs only amend presentation requirements, adoption did not have a material effect on our financial position, results of operations or cash flows.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820)–Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in ASU No. 2011-04 are the result of work by the FASB and the International Accounting Standards Board (“IASB”) (“the Boards”) to develop common global requirements for measuring fair value and for disclosing information about fair value measurements to improve the comparability of financial statements prepared in accordance with U.S. GAAP and IFRS. Many of the amendments in ASU No. 2011-04 offer clarification to existing guidance and are not intended to result in significant changes in the application of the fair value measurement guidance of U.S. GAAP, but do not introduce new disclosure requirements. The new standard is effective for the first interim or annual reporting period beginning after December 15, 2011 and is required to be applied prospectively. We have adopted the requirements of ASU No. 2011-04 in our first quarter of 2012, and do not expect adoption of the additional fair value measurement and disclosure requirements to have a material effect on our financial position, results of operations or cash flows. The most significant change will require us, for measurements classified in the fair value hierarchy, to disclose quantitative information about unobservable inputs used, a description of the valuation processes used and a qualitative discussion about the sensitivity of the measurements.

We are monitoring the joint standard-setting efforts of the FASB and IASB. There are a number of pending accounting standards being targeted for completion in 2012 and beyond, including, but not limited to, standards relating to revenue recognition, accounting for leases, and accounting for financial instruments and hedging activity. Because these pending standards have not yet been finalized and the Boards’ deliberations continue to evolve, at this time we are not able to determine the potential future impact these standards will have, if any, on our financial position, results of operations or cash flows.

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Note 2.  Business Combination

During 2011 a group of investors led by Kohlberg Kravis Roberts & Co., L.P. formed Samson with the intent of acquiring all of the issued and outstanding common stock of Samson Investment Company. The Acquisition was financed, all of the Predecessor company’s outstanding long-term indebtedness was repaid and related fees and expenses were paid with proceeds from: (i) approximately $1,345.0 million of borrowings under the Revolver; (ii) $2,250.0 million of borrowings under the Bridge Facility; (iii) $4,145.0 million from an equity contribution consisting of cash from the investor group and (iv) $180.0 million aggregate liquidation preference of Cumulative Preferred Stock issued by Samson to the selling stockholders. Prior to consummating the sale of stock, the Predecessor completed a reorganization and as a result certain assets and liabilities used by its Offshore and Gulf Coast divisions were distributed to the selling stockholders (the “Gulf Coast and Offshore Reorganization”). This reorganization was accounted for at book value with no gain or loss recorded on the transaction.

The Acquisition was accounted for as a business combination with the assets acquired and the liabilities assumed recorded at fair value. The following summarizes the estimated fair value of the consideration exchanged for the Acquisition and the amount of identified assets acquired and liabilities assumed at the acquisition date:

Fair value of consideration transferred (in thousands):

Cash	$6,916,362
Preferred stock of Samson	161,503

Total consideration transferred	$7,077,865

We have not completed the accounting for the business combination. We have engaged an independent valuation specialist to help estimate the fair value of certain acquired assets. We expect to receive the final valuation report in the fourth quarter of 2012. The estimates of fair value used to record the business combination are preliminary and subject to change. Subsequent changes to our initial estimates of fair value measurements used to record the business combination could be material. We expect to finalize the acquisition accounting during the fourth quarter of 2012. We have preliminarily estimated the fair value of the assets acquired and liabilities assumed as follows (in thousands):

Cash	$22,400
Accounts receivable	105,059
Prepaids	5,579
Oil and gas properties	10,596,515
Derivative assets (net)	3,703
Other property and equipment	276,751
Other assets	225,196
Accounts payable	(518,998)
Oil and gas revenues held for distribution	(103,879)
Accrued liabilities	(425,417)
Deferred credits and other long-term liabilities	(154,587)
Deferred income taxes	(2,954,457)

Total identified net assets	$7,077,865

We estimated the fair value of our asset retirement obligations using acquisition date assumptions of future retirement costs, the timing of those costs and a credit adjusted discount rate. We developed the estimated fair value of our oil and gas properties, with the assistance of a valuation advisor, using a discounted cash flow

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

method. We developed the estimated fair value of our other property and equipment, with the assistance of a valuation advisor, using the cost approach. We developed the estimated fair value of the preferred stock by estimating the present value of the redemption value (including estimated future interest payments) at the date of acquisition. The fair value measurements associated with the business combination are classified as Level 3 in the fair value hierarchy discussed above in Note 1. The carrying value of current assets and liabilities approximated fair value at the time of the acquisition.

As a result of the successful completion of the Acquisition, a bonus became due and payable to all current employees of the Predecessor calculated as 50% of each employee’s base salary. Total bonuses paid were $78.1 million. The bonus is included in general and administrative expenses in the consolidated statements of income (loss) and comprehensive income (loss) for the period July 1, 2011 through December 21, 2011. The bonus was paid on December 28, 2011.

Acquisition related transaction fees were expensed as incurred. These fees include the value of 1,200,000 stock options issued to consultants for work performed in connection with the Acquisition. The amount of expense recorded in the consolidated statements of income (loss) and comprehensive income (loss) for the period from inception (November 14, 2011) through December 31, 2011, was $137.4 million.

Pro Forma Financial Information

The following pro forma financial information is presented to reflect the operations of the acquired assets as if the Acquisition had been completed on July 1, 2010. The pro forma information was derived from historical accounting records of the seller and adjusted for interest expense related to the Revolver, Senior Notes, and Preferred Shares; capitalized interest; elimination of historical debt issuance costs, related-party management fees, depletion, transaction-related expenses, and income tax rates.

The pro forma information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above, nor is such information indicative of our expected future results of operations. The pro forma results of operations do not include any cost savings or other synergies that may result from the Acquisition or any estimated costs that will be incurred to integrate the assets. Future results may vary significantly from the results reflected in this pro forma financial information because of future events and transactions, as well as other factors.

	Six Months Ended December 31, 2011	Year Ended June 30, 2011
Pro forma:
Revenues	$790,130	$1,067,141
Net income (loss)	$(100,851)	$60,585

Note 3.  Discontinued Operations

Canada

The majority of the Predecessor’s Canadian assets were sold during the years ended June 30, 2007 and 2008. The remaining assets were sold in two sales that occurred in the year ended June 30, 2009. Information regarding these two sales is as follows:

Sale of Kakwa Canadian assets

On August 28, 2008, the Predecessor sold Canadian assets, which represented the majority of oil and gas properties remaining in Canada, for a total sales price of $149.0 million, net of post closing adjustments. The sale

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

resulted in a gain of approximately $56.7 million, net of post closing adjustments and tax. Samson closed its Calgary office and completed its withdrawal of all significant operations in Canada with this transaction.

Final sale of Canadian assets

On May 15, 2009, all remaining oil and gas properties located in Canada were sold for a total sales price of approximately $0.3 million, net of post closing adjustments. This sale resulted in a loss of approximately $5.1 million.

The consolidated statements of income (loss) and comprehensive income (loss) have been reclassified for all prior periods to report the net results of the Canadian operations as income from discontinued operations. There were no revenues related to Canada for the year ended June 30, 2010 and pretax loss of discontinued operations was approximately $1.2 million. Revenues of discontinued operations were approximately $1.5 million for the year ended June 30, 2009, with an immaterial net loss.

North Sea

Samson reached an agreement on July 26, 2010 to assign, or otherwise dispose, of all rights in the remaining licenses held in the United Kingdom to the current operator and other parties. We have since exited from all operations in the United Kingdom.

The following table summarizes the net assets (liabilities) of our North Sea operations discontinued as of June 30, 2010 (in thousands):

Assets of discontinued operations	$509
Liabilities of discontinued operations	(5,976)

Total net assets (liabilities) of discontinued operations	$(5,467)

The assets and liabilities of our discontinued operations are significantly less than 1% of our total assets and total liabilities, respectively, as of the balance sheet dates. These assets and liabilities are reported in other noncurrent assets and deferred credits and other long term liabilities, respectively, in our consolidated balance sheet.

The consolidated statements of income (loss) and comprehensive income (loss) have been restated for all prior periods to report the net results of the North Sea operations as income from discontinued operations. There were no revenues and the pretax loss related to the North Sea operations was approximately $15.0 million and $30.9 million for the years ended June 30, 2010 and 2009, respectively.

Note 4.  Acquisitions and Divestitures

Acquisitions of oil and gas properties

The Successor made no material acquisitions or divestitures during the period from inception (November 14, 2011) through December 31, 2011, other than the Acquisition described in Note 2. The Predecessor made various acquisitions of oil and gas properties and undeveloped leaseholds for a total purchase price of $28.7 million, of which $0.7 million related to proved properties and the remaining $28.0 million related to unproved properties, for the period from July 1, 2011 to December 21, 2011.

During the years ended June 30, 2011 and 2010, Samson completed several acquisitions of oil and gas properties and undeveloped leaseholds for a total purchase price of approximately $63.8 million and $222.7 million,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

respectively. Of the above amounts, approximately $42.0 million was related to proved properties and $21.8 million was related to unproved properties for the year ended June 30, 2011 and approximately $154.7 million was related to proved properties and $68.0 million was related to unproved properties for the year ended June 30, 2010.

The most significant acquisition during the year ended June 30, 2010 was the acquisition of approximately $152.7 million of proved properties and $65.4 million of unproved properties located in Converse County, Wyoming, for a total purchase price of $218.1 million. The purchase closed on June 30, 2010 and significantly increased oil and gas holdings in the Powder River Basin.

Divestitures of oil and gas properties

Permian

The Predecessor sold substantially all of its oil and gas properties located in the Permian Basin in two separate sales, which closed on January 5, 2011 and January 7, 2011. The total sales price was approximately $468.1 million. The net sales proceeds have been reflected as a reduction of oil and gas properties, with no gain or loss recognized as appropriate with full cost accounting.

Offshore – Shelf – Gulf of Mexico

Effective June 19, 2010, Samson sold its interest in all remaining offshore-shelf producing oil and gas properties in the Gulf of Mexico, for a net sales price of approximately $100.8 million. Approximately $10.0 million (net of related expenses) was received on June 11, 2010 as a deposit. Approximately $90.7 million (net of related expenses) was received on July 8, 2010, and was included in accounts receivable as of June 30, 2010. The total net sales proceeds are included as a reduction of oil and gas properties, with no gain or loss recognized.

Note 5.  Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	Successor	Predecessor
	December 31, 2011	June 30, 2011	June 30, 2010
Oil and gas properties:
Proved properties	$3,486,109	$10,901,266	$10,178,450
Unproved properties not being amortized	7,149,440	978,742	875,773
Accumulated depletion	(17,099)	(7,141,946)	(6,675,552)

Net oil and gas properties	10,618,450	4,738,062	4,378,671

Other property and equipment:	276,938	460,622	445,950
Accumulated depreciation	(876)	(234,019)	(181,126)

Net other property and equipment	276,062	226,603	264,824

Property, plant and equipment, net of accumulated depletion and depreciation	$10,894,512	$4,964,665	$4,643,495

Pursuant to the full cost method of accounting, we capitalize internal costs that are directly related to property acquisition, exploration and development of oil and gas properties. No internal costs were capitalized for the Successor period ending December 31, 2011 or the Predecessor period ending December 21, 2011. These costs totaled $86.9 million, $44.9 million and $33.9 for the Predecessor periods ended June 30, 2011, 2010, and 2009, respectively. Capitalized costs are included in the oil and gas properties subject to depletion.

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At December 31, 2011, the net capitalized costs of oil and gas properties subject to depletion did not exceed the ceiling amount and therefore no impairment charge was recorded. Similarly, no impairment charges were required for the Predecessor period from July 1, 2011 through December 21, 2011 or for the years ended June 30, 2011 and 2010. At June 30, 2009, the net capitalized cost of oil and gas properties subject to depletion exceeded the ceiling amount and a provision to reduce the carrying value in the amount of $2,576.0 million ($1,571.4 million net of related deferred income taxes) was recorded.

Subsequent to year-end, significant volatility in commodity prices occurred which may result in a reduction of the carrying amount of our oil and gas properties in 2012.

Note 6.  Asset Retirement Obligations

Asset retirement obligations relate to producing wells, gas gathering well connections and related facilities and represent the estimated discounted costs for future dismantlement and abandonment of oil and gas properties. The following table provides a reconciliation of the changes in the estimated asset retirement obligations (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended June 30, 2011	Year Ended June 30, 2010
Asset retirement obligations as of beginning of period	$—	$176,866	$253,176	$238,143
Liabilities incurred	—	4,638	5,412	11,541
Business combination—estimated fair value	140,940	—	—	—
Liabilities settled	—	(1,204)	(7,521)	(520)
Disposition of wells	—	(1,432)	(116,242)	(4,051)
Accretion expense	260	4,683	8,747	8,063
Distribution of Gulf Coast net amount	—	(4,714)	—	—
Change in estimate	—	2,449	33,294	—

Asset retirement obligations as of end of period	$141,200	$181,286	$176,866	$253,176

Note 7.  Derivative Financial Instruments

Objectives and Strategies

We are exposed to market risk from changes in energy commodity prices related to our crude oil, natural gas and natural gas liquids production activities. We utilize derivatives to manage exposure to the variability in expected future cash flows from forecasted sales of crude oil, natural gas and natural gas liquids attributable to commodity price risk. Samson utilizes derivative financial instruments which have historically included fixed price swap agreements, costless collars and basis swaps, to manage the impact of fluctuations in the market prices of crude oil and natural gas. We do not hold or issue derivative instruments for speculative or trading purposes. For the periods presented, we have elected not to designate any of our derivative instruments for hedge accounting treatment.

Derivatives

The following tables present our open derivative positions as of December 31, 2011. Our natural gas derivatives settle against the New York Mercantile Exchange (“NYMEX”) of the month Henry Hub index. Our natural gas basis swaps settle against the respective Inside FERC first of the month index. Our crude oil derivatives settle

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against the average of the prompt month NYMEX West Texas Intermediate futures price. In 2012, we expanded our hedging program that includes natural gas liquids.

	Natural Gas Fixed Price Swaps		Crude Oil Fixed Price Swaps		Basis Swaps
Period	Weighted Volume (MMBtu)	Weighted Average Price ($/MMBtu)	Weighted Volume (MBBls)	Average Price ($/BBls)	Volume (MMBtu)	Average Price ($/MMBtu)
Q1-Q4 2012	63,488	$4.83	5,307	$91.83	25,310	($0.44)
Q1-Q4 2013	25,132	$4.21	4,839	$91.62	—	—
Q1-Q4 2014	21,645	$4.21	3,833	$90.49	—	—
Q1-Q4 2015	19,067	$4.21	1,278	$90.91	—	—
Q1-Q4 2016	16,896	$4.21	—	—	—	—

Financial Statement Presentation

We recognize all derivatives in the balance sheet as either an asset or liability measured at fair value with all corresponding changes reflected in current earnings. To the extent a legal right to offset exists, we net the value of our derivatives with the same counterparty in the accompanying consolidated balance sheets. The current unrealized changes in fair value, as well as any periodic settlements realized on derivative financial instruments, are recognized as commodity derivatives (as a component of total revenue) in the current period.

On January 28, 2012, the Predecessor corrected its consolidated balance sheets as of June 30, 2011 and 2010 and the related consolidated statements of income (loss) and comprehensive income (loss), cash flows and equity for the years ended June 30, 2011, 2010 and 2009 related to natural gas and crude oil derivatives that were previously accounted for as cash flow hedges that did not qualify to be accounted for as cash flow hedges because documentation standards required to account for derivatives as accounting hedges were not met. Consequently, all changes in derivative fair values for those years are now reported as part of commodity derivatives in the statements of income (loss) and comprehensive income (loss). In addition, the Predecessor also corrected its consolidated financial statements to include adjustments related to the change in derivative accounting and to include previously unrecorded adjustments that were considered immaterial to the previously issued financial statements.

The following table presents the fair value of our derivative instruments as of December 31, 2011 and June 30, 2011 and 2010:

	Successor	Predecessor
	December 31, 2011	June 30, 2011	June 30, 2010
Asset derivatives—current	$116,779	$67,738	$194,335
Asset derivatives—long-term	15,069	6,027	97,393

Total asset derivatives	$131,848	$73,765	$291,728

Liability derivatives—current	$60,443	$60,985	$19,489
Liability derivatives—long-term	54,907	102,836	12,006

Total liability derivatives	$115,350	$163,821	$31,495

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents separately the cash settlements and unrealized gains and losses included in the accompanying consolidated statements of income (loss) and comprehensive income (loss) for us and our Predecessor (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Realized gains	$5,701	$63,968	$223,414	$366,009	$246,979
Unrealized gains (losses)	12,795	93,758	(350,288)	(109,059)	1,166,169

Net gain (loss) recognized	$18,496	$157,726	$(126,874)	$256,950	$1,413,148

Note 8.  Fair Value Measurements

For cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying value is a reasonable estimate of fair value, primarily because of the short-term nature of these investments. The long-term debt of the Successor outstanding at December 31, 2011 is also considered to have a carrying value which approximates the fair value as the Successor’s debt was all issued and entered into during December 2011 in contemplation of the Acquisition.

The following table presents, by level within the fair value hierarchy, our assets and liabilities that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement Using:
	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Netting	Total Fair Value
Successor
December 31, 2011 assets (liabilities):
Derivative assets	$63,954	$—	$131,800	$48	$(67,894)	$63,954
Derivative liabilities	$(47,456)	$—	$(107,529)	$(7,821)	$67,894	$(47,456)
Predecessor
June 30, 2011 assets (liabilities):
Short-term investments	$26,739	$26,739	$—	$—	$—	$26,739
Derivative assets	$17,242	$—	$73,740	$25	$(56,523)	$17,242
Derivative liabilities	$(107,297)	$—	$(146,957)	$(16,864)	$56,524	$(107,297)

June 30, 2010 assets (liabilities):
Short-term investments	$22,049	$22,049	$—	$13,497	$—	$35,546
Derivative assets	$260,635	$—	$214,701	$77,027	$(31,093)	$260,635
Derivative liabilities	$(402)	$—	$(2,105)	$(29,390)	$31,093	$(402)

The following methods and assumptions were used to estimate the fair values in the table above:

Level 1 Fair Value Measurements

Short-term investments—The fair value of investments in common stock is based on a quoted market price.

Level 2 Fair Value Measurements

Derivatives—The fair value of derivatives has been calculated utilizing quoted market prices that are observable.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 Fair Value Measurements

Short-term investments—The fair value of investments in hedge funds is based on a quoted price from the fund administrator.

Derivatives—The fair value of basis swaps has been calculated utilizing established index prices and discount factors.

The following table presents a reconciliation of changes in the fair value of our financial assets and liabilities classified as Level 3 fair value measurements in the fair value hierarchy for the indicated periods (in thousands):

December 31, 2011 (Successor)	Investments	Derivatives	Total
Balance at December 22, 2011	$—	$(8,107)	$(8,107)
Gains included in earnings	—	1,144	1,144
Settlements	—	(810)	(810)

Balance at December 31, 2011	$—	$(7,773)	$(7,773)

Total gains for the period included in earnings attributable to the change in unrealized gain (loss) relating to assets still held as of December 31, 2011	$—	$293	$293

December 21, 2011 (Predecessor)	Investments	Derivatives	Total
Balance at July 1, 2011	$—	$(16,839)	$(16,839)
Gains included in earnings	—	20,560	20,560
Settlements	—	(11,828)	(11,828)

Balance at December 21, 2011	$—	$(8,107)	$(8,107)

Total losses for the period included in earnings attributable to the change in unrealized gain (loss) relating to assets still held as of December 21, 2011	$—	$(2,521)	$(2,521)

June 30, 2011 (Predecessor)	Investments	Derivatives	Total
Balance at July 1, 2010	$13,497	$47,637	$61,134
Total gains or losses:
Included in earnings	6,920	(126,550)	(119,630)
Included in other comprehensive income (loss)	(3,997)	—	(3,997)
Settlements	(16,420)	62,074	45,654

Balance at June 30, 2011	$—	$(16,839)	$(16,839)

Total losses for the period included in earnings attributable to the change in unrealized gain (loss) relating to assets still held as of June 30, 2011	$—	$(350,288)	$(350,288)

Gains and losses on short-term investments and derivatives are reported in the consolidated statements of income (loss) and comprehensive income (loss) in investment income and other and commodity derivatives (as a component of total revenue), respectively.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9.   Debt

Long-Term Debt

Long-term debt consists of the following (in thousands):

	Successor	Predecessor
	December 31, 2011	June 30, 2011	June 30, 2010
Revolving Credit Agreement	$1,345,000	$—	$—
Bridge Loan	2,250,000	—	—
Prudential Insurance Company-2011	—	—	100,000
Prudential Insurance Company-2012	—	100,000	100,000
Private Placement Series Note 2005-C	—	40,000	40,000
Metlife Insurance Company	—	100,000	100,000
Private Placement Series Note 2009	—	255,000	255,000
Private Placement Series Note 2005-A	—	80,000	80,000
Private Placement Series Note 2005-D	—	20,000	20,000
Prudential Insurance Company-2015	—	100,000	—

Total	3,595,000	695,000	695,000
Less: Current Portion	—	(140,000)	(100,000)

Total Long-Term Debt	$3,595,000	$555,000	$595,000

Maturities of Long-term Debt

Maturities of long-term debt outstanding at December 31, 2011 are as follows (in thousands):

2012	$—
2013	—
2014	—
2015	—
2016	1,345,000
Thereafter	2,250,000

$3,595,000

Predecessor Borrowings

All borrowings of the Predecessor outstanding at the date of the Acquisition were repaid using proceeds from the sale of Samson common stock and new borrowings of Samson. The Predecessor’s long-term debt consisted of a series of private placement notes with a group of insurance companies and non-bank financial companies and a revolving credit agreement with a group of fifteen financial institutions which permitted borrowings up to $1,000.0 million. On December 16, 2011, the Predecessor paid all outstanding notes payable for a total payment of $771.4 million, of which $702.6 million was principal and interest and the remaining $68.8 million was a make-whole payment due as a result of early extinguishment of debt. Approximately $8.6 million was also recorded as a loss on early extinguishment of debt representing the write-off of unamortized debt issuance costs. The balance of the Predecessor’s revolving credit agreement, including accrued interest, was paid at the closing of the Acquisition for a total payment of $601.5 million. No borrowings were outstanding on the Predecessor’s revolving credit facility at June 30, 2011 and 2010.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Subordinated Notes Payable

In addition to the long-term debt of the Successor and Predecessor described above, the Predecessor had outstanding subordinated promissory notes due to shareholders of $553.0 million and $403.0 million at June 30, 2011 and 2010, respectively. Interest accrued at fixed rates ranging from 4.5% to 6.75% and was paid quarterly. The promissory notes could be repaid early at the option of the Predecessor without premium or penalty and were extinguished in full at December 21, 2011 as a part of the common control transaction described in Note 1.

Revolving Credit Agreement

Upon the closing of the Acquisition, we entered into the Credit Agreement (“Revolver”), which provides for borrowings up to $2,250.0 million with JPMorgan Chase Bank, N.A. as the administrative agent. Our Revolver matures on December 21, 2016 and provides for revolving loans, swingline loans and letters of credit. Borrowings under the Revolver bear interest at floating rates based upon the interest rate option selected from time to time by Samson. We borrowed $1,345.0 million under the Revolver on the closing date of the Acquisition. As of December 31, 2011, we had availability under the Revolver of $903.6 million, net of $1.4 million of outstanding letters of credit. The weighted average interest rate was 2.04% at December 31, 2011.

On September 7, 2012, our revolving credit facility lenders agreed to modify the financial covenant to maintain consolidated income before interest, taxes, depreciation, amortization and certain other amounts (“Adjusted EBITDA”) to debt ratio. The modified debt to Adjusted EBITDA covenant requires a ratio of no more than 5.75x for the remainder of 2012 and 2013, 5.5x for 2014, 5.0x for 2015 and 4.5x for 2016. As of the date of issuance of these financial statements, we were in compliance with this covenant.

Bridge Loan

Upon the closing of the Acquisition, Samson entered into the Senior Unsecured Loan Agreement (“Bridge Facility”) whereby we borrowed an aggregate of $2,250.0 million to fund the Acquisition and related transaction costs. The Bridge Facility was unsecured with an interest rate of 8.0% with JPMorgan Chase Bank, N.A. acting as administrative agent.

9.75% Senior Notes

On February 8, 2012, we issued $2,250.0 million aggregate principal amount of 9.75% Senior Notes due in 2020 in accordance with Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act. The proceeds from the Senior Notes, together with cash on hand, were used to repay in full the outstanding borrowings under our Bridge Facility, plus accrued and unpaid interest, and to pay related fees and expenses. Interest on the notes is payable semi-annually in February and August. In the first quarter of 2012, a loss of approximately $44.8 million was recorded as early extinguishment of debt related to the write-off of unamortized debt issuance costs of the Bridge Facility. The provisions of the Senior Notes restrict our ability to pay dividends.

Second Lien Term Loan Credit Agreement

On September 25, 2012, we entered into a second lien term loan credit agreement with Bank of America, N.A. (“BOA”) as the administration agent and collateral agent with participating lenders (collectively, “Lenders”) whereby we borrowed an aggregate $1,000.0 million in initial term loans. The term loans mature on September 25, 2018. The initial term loans are based upon the London interbank offering rate (“LIBOR”) and bear interest at a rate equal to six-month LIBOR (with a floor of 1.25%) plus 4.75%. Future borrowings will bear

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

interest based upon the interest rate option selected from time to time by Samson. Upon an event of default, the applicable interest rate increases under the credit agreement and the Lenders may call all obligations due. The agreement references various events constituting a default, including, but not limited to, failure to pay principal or interest on any initial term loan under the agreement, failure to comply with obligations or covenants, a change in control of the Company and bankruptcy and similar proceedings. The credit agreement is secured by a lien and security interest in any and all of our assets. Approximately $853.0 million of the loan proceeds were used to pay principal and interest on the Revolver.

Debt Issuance Costs

Costs incurred to obtain debt financing were capitalized as deferred costs and are being amortized over the life of the related debt. The unamortized amount of debt related costs capitalized at December 31, 2011 is $160.9 million and for the Predecessor periods ending June 30, 2011 and 2010, $10.9 million and $9.1 million, respectively.

Future amortization of these costs as of December 31, 2011 is as follows (in thousands):

2012	$63,840
2013	19,651
2014	19,651
2015	19,651
2016	19,352
Thereafter	18,795

$160,940

Note 10.   Shareholders’ Equity

Predecessor Common Stock—Stock Restriction Agreement

The shareholders of the Predecessor had entered into a stock restriction agreement pertaining to the shares of the Predecessor. Under the agreement, the remaining shareholders and the Predecessor had the right of first purchase, should a shareholder receive an offer to purchase their shares of the Predecessor from a third party. The price at which shares were to be offered to the remaining shareholders and the Predecessor was the lower of the stipulated value as of the next June 30, or the purchase price under the offer by the third party. Under the stock restriction agreement, the shareholders were allowed to tender all or a portion of their shares to the Predecessor at the stipulated value price determined for the fiscal year end preceding the effective date of the tender.

Predecessor Common Stock Repurchase

On June 28, 2011, the Predecessor’s board of directors approved the repurchase of 15,329,586 shares of the Predecessor’s common stock for total consideration of $300.0 million from two related party shareholders. The purchase consideration was paid by the issuance of subordinated promissory notes by the Predecessor to the shareholders in the amounts of $150.0 million each. The terms of the promissory notes are described in Note 9.

Predecessor Stock Appreciation Rights

Effective July 1, 2008, the Predecessor’s Samson Investment Company First Amended 1988 Employee Non-Qualified Stock Option Plan was converted to the Samson Investment Company 2008 Stock Appreciation Rights Plan (the “Plan”). All stock options outstanding under the 1988 plan were converted to Stock Appreciation

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rights (“SARs”) on a one for one basis. SARs did not grant the holder any right to acquire shares of the Predecessor’s common stock.

Under the Plan, SARs were granted to certain employees and officers at the Grant Price (as defined in the Plan) established by the Board of Directors as of the effective date of the grant. SARs expired ten years and one day from the effective date of the grant. All SARs could be tendered in exchange for an Appreciation Payment (as defined by the Plan) as determined by each grant or upon the employee’s termination of employment.

After one year from the effective date of each grant of SARs, such SARs could be tendered at the rate of 20% per year. Compensation was measured at the end of each period as the amount by which the Tender Price (as defined in the Plan) exceeded the Grant Price for SARs, with expense recognized over the vesting period. The Company valued SARs using the intrinsic value method.

SAR activity during 2010 and 2011 was as follows (in thousands, except SARs and per SARs data):

	Number of SARs	Weighted- Average Grant Price	Intrinsic Value
SARs outstanding at June 30, 2009	17,436,815	$13.20
SARs tendered	(2,885,560)	6.49	$62,892
SARs forfeited	(170,640)	20.55
SARs granted	2,576,150	21.15

SARs outstanding at June 30, 2010	16,956,765	$15.43
SARs tendered	(1,123,890)	9.61	$9,331
SARs forfeited	(257,190)	21.09
SARs granted	2,788,905	19.57

SARs outstanding at June 30, 2011	18,364,590	$16.35

During the years ended June 30, 2011 and 2010, various employees and officers of the Predecessor tendered 1,123,890 and 2,885,560 SARs, respectively; Appreciation Payment for SARs tendered for was $9.3 million and $62.9 million, respectively. In connection with the closing of the Acquisition, all unvested SARs were fully vested and all outstanding SARs were tendered in exchange for an Appreciation Payment (as defined in the Plan) and the Plan was terminated on December 21, 2011. The Appreciation Payment for SARs tendered during the period July 1, 2011 through December 21, 2011 was $362.0 million, net of outstanding loans made against the SARs.

For the year ended June 30, 2010, the SARs liability and general and administrative expenses were reduced due to the reduction in the stipulated value price. Amounts related to SARs are reflected in the financial statements as follows (in thousands):

	General and Administrative Expenses	Oil and Gas Properties	Total
Period ended:
December 21, 2011	$275,131	$—	$275,131
Years ended:
June 30, 2011	$22,751	$7,584	$30,335
June 30, 2010	$(6,689)	$(2,277)	$(8,966)
June 30, 2009	$(56,564)	$(23,634)	$(80,198)

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor Common Stock

On December 21, 2011 829,000,000 shares of Samson’s common stock were sold for total consideration of $4,136.7 million. Each share of our common stock entitles its holder to one vote in the election of each director. No share of our common stock affords any cumulative voting rights. Holders of common stock will be entitled to dividends in such amounts and at such times as our Board of Directors, in its discretion, may declare out of funds legally available for the payment of dividends. No dividends were declared or paid through December 31, 2011. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

Note 11.  Supplemental Information to Statements of Cash Flow

Supplemental information to the statements of cash flow consisted of the following (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Interest paid (net of capitalized interest of $7,718, $26,957 and $55,098, $35,731 and $28,455, respectively)	$—	$19,545	$24,017	$39,841	$27,066
Income taxes refunded (paid)	$—	$20,369	$18,088	$(5,715)	$50,101

Supplemental non-cash investing and financing activities

The Predecessor issued subordinated promissory notes to two shareholders totaling $300.0 million during the year ended June 30, 2011. One subordinated promissory note was repaid in the amount of $150.0 million during the year ended June 30, 2011. The Predecessor issued subordinated promissory notes to two shareholders totaling $450.0 million during the year ended June 30, 2009. During the year ended June 30, 2009, all of the Predecessor’s interest in real estate entities and assets were transferred to an affiliated party at an aggregate net book value of $47.0 million thus reducing the total of the subordinated promissory notes to $403.0 million at June 30, 2009.

Changes in accounts payable related to acquisition and drilling expenditures for oil and gas properties for the Successor period from inception (November 14, 2011) through December 31, 2011 was $38.8 million, for the Predecessor’s period from July 1, 2011 through December 21, 2011 was ($10.6 million) and for the years ended June 30, 2011, 2010 and 2009 were ($6.7 million), $56.8 million and $81.7 million, respectively.

During the period from inception (November 14, 2011) through December 31, 2011 the Successor recorded no non-cash additions to net oil and gas properties and no non-cash additions related to the asset retirement obligation. During the period from July 1, 2011 through December 21, 2011 and the years ended June 30, 2011, 2010 and 2009, the Predecessor recorded non-cash additions to net oil and gas properties and non-cash additions related to the asset retirement obligation of $7.1 million, $38.7 million, $11.5 million and $12.1 million, respectively.

The transfer of offshore and Gulf Coast operations to the Predecessor’s former shareholders as described in Note 1 represents a non-cash transaction of $205.7 million during the period from July 1, 2011 through December 21, 2011.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12.   Employee Benefits

Employee Benefit Programs

We have an employee healthcare plan which provides health and death benefits to substantially all employees. The healthcare plan is self insured and is subject to a stop-loss insurance policy which covers claims over $350,000 per individual. Health benefits are funded by employer and employee contributions. Death benefits are provided by an employer-funded policy held with an insurance company. Samson’s contributions, which include the cost of claims processed and claims incurred but not reported, charged to expense for the Successor were $0.3 million for the period from inception (November 14, 2011) through December 31, 2011. Amounts charged to the Predecessor were $5.8 million, $12.8 million, $11.3 million and $9.9 million for the period July 1, 2011 through December 21, 2011 and the fiscal years ended June 30, 2011, 2010 and 2009, respectively.

401(k) Plan

Samson has a voluntary defined contribution plan, which becomes effective for all new, regular full-time employees upon the first day of the month after employment, as defined in the plan agreement. Participants may make voluntary contributions to the plan from 1 to 100% of their monthly compensation. We contribute an amount equal to the participants’ first 6% in contributions and an additional 2% non-matching contribution. Employer contributions charged to expense for the Successor were $0.2 million for the period from inception (November 14, 2011) through December 31, 2011. Amounts charged to expense for the Predecessor were $4.0 million, $8.6 million, $8.0 million and $7.9 million for the period July 1, 2011 through December 21, 2011 and the fiscal years ended June 30, 2011, 2010 and 2009, respectively.

Note 13.   Commitments and Contingencies

Commitments

Operating Leases

We lease corporate office space in Tulsa, Oklahoma, Midland, Texas and Denver, Colorado as well as a number of other field office locations. Rent expense was immaterial for the Successor period from inception (November 14, 2011) through December 31, 2011. The Predecessor recorded rental expense of approximately $2.8 million for the period July 1, 2011 through December 21, 2011 and $6.0 million, $5.1 million and $4.4 million for the fiscal years ended June 30, 2011, 2010 and 2009, respectively.

Future minimum annual rentals under non-cancelable operating leases as of December 31, 2011, are payable as follows (in thousands):

2012	$4,097
2013	4,332
2014	2,153
2015	721
2016	621
Thereafter	2,641

$14,565

Additionally, we have commitments for drilling rigs and related equipment, with payments under the contracts accounted for as capital additions to our oil and gas properties. As of December 31, 2011, future payments under these agreements, including rig terminations, are approximately $94.5 million in 2012 and $29.0 million in 2013.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Letters of Credit and Bonds

As of December 31, 2011, we had outstanding irrevocable letters of credit totaling $1.4 million to guarantee payment of certain drilling and workers compensation insurance obligations. Additionally, at December 31, 2011, we had $12.0 million in outstanding bonds securing various commitments such as plugging costs and surface damages.

Gathering and Transportation Agreements

We have contractual commitments with midstream service companies and pipeline carriers for future gathering and transportation of natural gas to move certain of our production to market. Working interest owners will be responsible for their proportionate share of these costs under joint operating agreements. Commitments related to gathering and transportation agreements are not recorded in the accompanying consolidated balance sheets.

Net aggregate undiscounted commitments under our gathering and transportation agreements at December 31, 2011 are presented below (in thousands):

2012	$13,176
2013	9,783
2014	7,737
2015	7,074
2016	12,288
Thereafter	17,743

$67,801

Change of Control Agreement

We entered into a Change of Control Agreement (“COC Agreement”) with certain employees that obligated Samson to pay severance benefits for involuntary termination other than for cause, voluntary termination for good reason, as defined by the COC Agreement, an employee’s refusal of an offer to transfer to a comparable position within a business entity controlled by the Predecessor, or death or total disability. Severance benefits payable are recorded when it is probable that the obligation has been incurred and the amount can be reasonably estimated. The COC Agreement generally extends through 2012. At December 31, 2011, we have not accrued any amounts associated with the severance agreement.

Litigation and Contingencies

We are involved in various litigation matters incidental to our operations; in which matters we defend ourselves vigorously including any new matters when, or if, litigation commences. For these matters, we review the merits of the asserted claims, consult with outside legal counsel as appropriate, evaluate our potential exposure in the matter (including the likelihood of an unfavorable outcome), possible legal, administrative, litigation, and resolution or settlement strategies, and the availability of insurance coverage, subrogation, indemnities and potential third-party liabilities. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated, we accrue the contingent obligation, as well as any expected insurance receivable amounts related to the contingency. As new information becomes available as a result of activities in such matters, legal or administrative rulings in similar matters or a change in applicable law, our conclusions regarding the probability of outcomes and potential exposure may change. The impact of subsequent changes to our estimates and accruals may have a material effect on our results of operations in a single period.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In such litigation matters it is common, and often required, for the parties to attend non-binding mediations or settlement conferences. Such mediations or conferences can end in actual settlement of litigation matters. One litigation matter set for non-binding mediation in the fourth quarter of 2012 is an action seeking class certification and damages related to royalty payments for wells located in Oklahoma. The plaintiffs have brought a wide variety of contract and tort claims, seeking unspecified actual and punitive damages. We have engaged outside legal counsel to represent us in connection with this matter. Our legal expenses related to this matter have been insignificant. Uncertainties exist related to our evaluation of the probability a loss has been incurred given the preliminary stages of this matter. Unless and until a class is certified and until full discovery has occurred relating to the merits of the claim, we cannot determine that a loss is probable or estimate a range of possible loss related to this matter. If a class is certified, the amount of damages sought by the plaintiffs could be material. The evaluation of the likely outcomes of potential litigation or asserted and unasserted claims involves a high degree of uncertainty and could change as new information becomes available.

Note 14.   Other Noncurrent Assets

The following table presents the components of other noncurrent assets (in thousands):

	Successor	Predecessor
	December 31, 2011	June 30, 2011	June 30, 2010
Tubular and oil and gas equipment inventory	$43,155	$55,108	$64,911
Prepaid drilling costs	20,387	22,149	34,308
Investment in partnerships	—	11,223	12,706
Other	1,699	5,572	5,624

	$65,241	$94,052	$117,549

Tubular and oil and gas equipment inventory consists of materials and supply inventory, primarily pipe, held for use in our oil and gas production activities. Inventory is carried at cost.

Prepaid drilling costs are amounts charged to us by our joint venture operators for our working interest share of costs related to anticipated future drilling. The prepaid balance is decreased as drilling occurs and wells are moved to producing status and into our full cost pool.

Investments in partnerships is comprised of the Predecessor’s share of net assets from partnerships they own an interest in and account for under the equity method. These investments were transferred to the Predecessor’s former shareholders in the common control transaction described in Note 1.

During the year ended June 30, 2009, the Predecessor determined that two outstanding notes receivable were no longer collectible. Impairment expense of approximately $51.7 million was recorded and the notes receivable were written-off.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15.  Income Taxes

Total income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate to net income (loss) from continuing operations before income taxes as a result of the following:

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
U.S. Statutory Rate	35%	35%	35%	35%	(35%)
State Taxes	0%	7%	1%	1%	(3%)
Other	0%	0%	0%	(1%)	(1%)

	35%	42%	36%	35%	(39%)

The provision for income taxes for the periods included in the financial statements is based on the liability method and includes current taxes and the change in our deferred income tax assets or liabilities during the year. Deferred income tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The tax effects of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts and the tax credits and other items that give rise to the deferred tax assets and deferred tax liabilities at December 31, 2011 and for the Predecessor periods June 30, 2011 and 2010 are as follows (in thousands):

	Successor	Predecessor
	December 31, 2011	June 30, 2011	June 30, 2010
Current deferred tax assets (liabilities):
Accrued expenses	$8,443	$(10,261)	$(131)
Accrued stock appreciation rights expense	—	3,517	665
Unrealized gains on short-term investments	—	(3,164)	(1,387)
Unrealized gains on commodity hedges	(19,943)	(2,435)	(71,526)
Deferred installment sale gain	—	(117,420)	—

Total current deferred tax asset (liability)	$(11,500)	$(129,763)	$(72,379)

Non-current deferred tax assets (liabilities):
Asset retirement obligation	$49,984	$15,839	$12,693
Accrued stock appreciation rights expense	—	29,428	24,924
Unrealized losses (gains) on commodity hedges	14,103	34,899	(22,340)
Accrued expenses	—	12,090	8,519
Capitalized transaction costs	41,009	—	—
Net operating loss	316,696	160,543	40,948
Acquired goodwill	3,781	4,146	6,645
Foreign tax credit	7,031	6,910	6,641
Gas balancing obligation	4,842	4,336	4,481
Other credits and carryovers	5,651	3,183	2,324
Oil and gas properties	(3,244,442)	(1,081,697)	(798,178)
Other property and equipment	(101,243)	(77,207)	(90,885)

Total non-current deferred tax asset (liability)	$(2,902,588)	$(887,530)	$(804,228)

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Samson has recognized approximately $285.7 million of deferred tax assets related to various carryforwards available to offset future income taxes which expire between 2029 and 2031. These carryforwards are primarily related to expensing intangible drilling costs and accelerated depreciation deductions. In addition, we have recognized approximately $31.0 million of deferred tax assets acquired in two separate business combinations available to offset future income taxes which expire between 2016 and 2026. We expect all tax benefits to be utilized. Such expectations are based upon current estimates of taxable income during future periods, considering limitations on utilization of these benefits as set forth by tax regulations. Significant changes in such estimates caused by variables such as future oil, gas and natural gas liquids prices or capital expenditures could alter the timing of the eventual utilization of such carryforwards. There can be no assurance that Samson will generate any specific level of continuing taxable earnings. However, management believes that Samson’s future taxable income will more likely than not be sufficient to utilize substantially all its tax carryforwards prior to their expiration.

We evaluated our tax positions and concluded that we have not taken any uncertain tax positions that require an adjustment to the financial statements. Tax penalties and related interest are charged to the provision for income taxes when uncertain tax positions are recorded in the financial statements.

There are no unrecognized tax benefits that if recognized would impact the effective tax rate at December 31, 2011. Therefore, there are no related accruals for interest and penalties related to unrecognized tax benefits at December 31, 2011.

At December 31, 2011, we are subject to U.S. Federal income tax examinations for the tax period from inception (November 14, 2011) through December 31, 2011, and for the Predecessor for the tax period July 1, 2011 through December 21, 2011 and the tax years ending June 30, 2011, 2010, 2009 and 2008 and non-U.S. income tax examinations for the Predecessor tax years June 30, 2011, 2010, 2009 and 2008. In addition, we are subject to state and local income tax examinations for the tax years from inception (November 14, 2011) through December 31, 2011, and for the Predecessor tax period from July 1, 2011 through December 21, 2011 and tax years June 30, 2011, 2010, 2009 and 2008. The Internal Revenue Service has completed separate audits of the Predecessor for the tax years ending June 30, 2009 and 2008 resulting in no material adjustments.

Note 16.   Redeemable Preferred Stock

In December 2011, we issued 180,000 Preferred Shares as partial consideration exchanged for the Acquisition described in Note 2. The Preferred Shares accrue distributions quarterly at a specified per annum dividend rate times the stated redemption amount of $1,000 per share. Distributions can be in cash or in-kind. The dividend rate is 2% for calendar year 2012, escalating 2% each calendar year until reaching 12%, where it remains until the mandatory redemption date. After the mandatory redemption date, the dividend rate is 15%. Samson has guaranteed, on a subordinated basis, distributions and other payments due on the Preferred Securities. The Preferred Shares do not provide the holders with general voting rights but do provide the right to vote as a separate class on any matter that would substantially alter the nature and rights of the Preferred Securities.

The Preferred Shares are redeemable at the option of the issuer at any time at a per share redemption price equal to the liquidation amount of the share plus any accrued and unpaid dividends at the time of redemption and are mandatorily redeemable on the earliest to occur of the mandatory redemption date of July 1, 2022 or the consummation of an initial public offering or a change in control. The redemption value at December 31, 2011 is approximately $180.0 million.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 17.   Related Party Transactions

As part of the Acquisition, Samson paid approved fees to our principal shareholders of approximately $110.0 million.

Effective February 10, 2012, we entered into a Gas Offtake Rights Agreement (“the Offtake Agreement”) with Trademark Merchant Energy, LLC (“TME”) granting TME the right to acquire a percentage of the natural gas delivered to specified delivery points at an adjusted index price. ITOCHU Corporation, a minority owner of Samson’s common stock, controls TME and is party to the Offtake Agreement.

Note 18.   Transition Period Comparative Data (Unaudited)

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Six Months Ended December 31, 2010
Statement of income (loss) and comprehensive income (loss) data:
Revenues:
Natural gas and natural gas liquids sales	$20,932	$439,894	$459,572
Crude oil sales	15,473	241,100	196,718
Commodity derivatives	18,496	157,726	(47,482)

Total revenues	54,901	838,720	608,808

Operating expenses:
Lease operating	5,320	121,834	124,379
Production and ad valorem taxes	3,537	60,591	52,626
Depletion, depreciation, and amortization	18,233	342,604	262,572
General and administrative	142,780	437,511	57,502

Total operating expenses	169,870	962,540	497,079

Operating income (loss)	(114,969)	(123,820)	111,729
Interest expense, net of capitalization	—	(12,161)	(17,303)
Investment income and other	933	9,243	1,631
Loss on early extinguishment of debt	—	(77,413)	—

Income (loss) from continuing operations before income taxes	(114,036)	(204,151)	96,057
Income tax provision (benefit)	(40,369)	(85,188)	38,423

Net income (loss)	(73,667)	(118,963)	57,634
Other comprehensive income (loss):
Foreign currency translation adjustment	—	(3)	3
Foreign currency reclassification adjustments for realized gains	—	3	—
Unrealized holding gains (losses) from short-term investments, net of tax	—	(1,493)	6,126
Reclassification adjustments for realized gains (losses)from short-term investments, net of tax	—	—	—

Total other comprehensive income (loss)	—	(1,493)	6,129
Total comprehensive income (loss)	$(73,667)	$(120,456)	$63,763

Statement of cash flows data:
Net cash (used in) provided by operating activities	$(553,520)	$410,554	$490,676
Net cash used in investing activities	(6,897,175)	(924,786)	(356,179)
Net cash provided by (used in) financing activities	7,577,424	(95,000)	92,872

Net increase (decrease) in cash	$126,729	$(609,232)	$227,369

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Included in general and administrative expenses during the period from July 1, 2011 through December 31, 2011 were expenses of $275.1 million related to the vesting and tendering of all SARs of the Predecessor in contemplation of the Acquisition and $78.1 million success bonuses paid to employees of the Predecessor upon completion of the Acquisition. Payment of these expenses occurred in the period from inception (November 14, 2011) through December 31, 2011, and were reflected as operating cash outflows.

Note 19.   Subsequent Events

On April 16, 2012, we implemented the “Samson Resources Corporation 2011 Stock Incentive Plan” (“The 2011 Plan”). The 2011 Plan allows certain employees and advisors of Samson and its affiliates and members of the Board of Directors the option to purchase common stock, subject to the terms and conditions of the 2011 Plan. As of November 8, 2012, a total of 57,233,400 options are outstanding related to The 2011 Plan. All options granted under The 2011 Plan vest over four years. Any stock that is issued upon exercise of the stock option contains a repurchase feature that would require Samson to buy back shares issued upon exercise under certain circumstances in the event an initial public offering does not occur by 2016.

On May 17, 2012, Samson entered into a purchase and sale agreement with Hilcorp Energy X, L.P. to purchase approximately $39.0 million of oil and gas properties, all of which is categorized as undeveloped leasehold, in Converse County, Wyoming. The transaction closed on June 8, 2012.

On October 1, 2012, Samson entered into an agreement to sell property located in Texas County, Oklahoma, for $20.6 million to Mid-Con Energy Properties LLC. The transaction closed on November 2, 2012.

On November 6, 2012, Samson entered into a preliminary agreement with Continental Resources, Inc. to sell $650.0 million of certain Bakken producing and undeveloped properties in Divide and Williams counties, North Dakota. The transaction is expected to close in early 2013.

Note 20.   Condensed Consolidating Financial Information

Samson Resources Corporation and specified 100% owned subsidiaries (Geodyne Resources, Inc., Samson Contour Energy Co., Samson Contour Energy E&P, LLC, Samson Holdings, Inc., Samson Lone Star, LLC, Samson Resources Company, and Samson-International, Ltd. (collectively the “Subsidiary Guarantors”)) of Samson Investment Company (the “Issuer”), a 100% owned subsidiary of Samson Resources Corporation, fully and unconditionally guarantee obligations under the Senior Notes. These guarantees are joint and several obligations of Samson Resources Corporation and the Subsidiary Guarantors.

Any guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon the sale, exchange or transfer of the capital stock of the guarantor or all or substantially all of the assets of such guarantor, the release or discharge of the guarantee by the guarantor with respect to the RBL Revolver, or the merger or consolidation of any guarantor with and into the Issuer or another guarantor, all in compliance with the provisions of the Senior Notes.

Covenants of the Senior Notes limit the ability of the Issuer and the Subsidiary Guarantors to, among other things:

•	Incur additional indebtedness, guarantee indebtedness or issue certain preferred shares;

•	Pay dividends on or make other distributions in respect of capital stock or make other restricted payments; and

•	Enter into certain transactions with affiliates.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have prepared condensed consolidating financial statements in order to quantify assets, results of operations and cash flows of Samson Resources Corporation, the Issuer, the Subsidiary Guarantors and non-guarantor subsidiaries. The following condensed consolidating Successor balance sheet as of December 31, 2011, and Predecessor balance sheets as of June 30, 2011 and June 30, 2010, and condensed consolidating statements of income (loss) and comprehensive income (loss) and condensed consolidating statements of cash flows for the Successor period from inception (November 14, 2011) through December 31, 2011, and the Predecessor period from July 1, 2011 through December 21, 2011 and years ended June 30, 2011, 2010 and 2009, present financial information for Samson Resources Corporation, as the parent of Samson Investment Company on a stand-alone basis (carrying any investment in subsidiaries under the equity method), financial information for Samson Investment Company on a stand-alone basis (carrying any investment in subsidiaries under the equity method), financial information for the Subsidiary Guarantors on a stand-alone basis, the financial information of our non-guarantor subsidiaries on a stand-alone basis, and the consolidation and elimination entries necessary to arrive at the financial information on a condensed consolidated basis. As Samson Resources Corporation, Samson Investment Company, and the Subsidiary Guarantors are separate taxable entities, deferred income taxes are recorded separately. Information presented for the Predecessor periods reflects comparative information for the Issuer, Subsidiary Guarantors and non-guarantors of Senior Notes and is not necessarily applicable to the Predecessor’s outstanding debt.

Successor Condensed Consolidating Balance Sheet

As of December 31, 2011

(In thousands)

	Samson Resources Corporation (Parent Guarantor)	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$109,139	$17,590	$—	$—	$126,729
Accounts receivable, net	3,878	2,820	178,911	888	—	186,497
Intercompany receivables	—	799,005	—	164,252	(963,257)	—
Other current assets	—	63,954	6,406	—	—	70,360
Oil and gas properties, net	—	—	10,618,450	—	—	10,618,450
Other property and equipment, net	—	—	276,062	—	—	276,062
Investment in subsidiaries	4,231,838	6,709,872	—	—	(10,941,710)	—
Other non-current assets	—	217,557	20,736	53,571	(65,683)	226,181

Total assets	$4,235,716	$7,902,347	$11,118,155	$218,711	$(11,970,650)	$11,504,279

Accounts payable	$—	$—	$412,801	$3,671	$—	$416,472
Intercompany payables	—	—	959,707	3,550	(963,257)	—
Accrued and other current liabilities	—	16,747	33,435	1,177	—	51,359
Other current liabilities	—	18,924	89,506	—	—	108,430
Long-term debt	—	3,595,000	—	—	—	3,595,000
Deferred income taxes	—	—	2,968,271	—	(65,683)	2,902,588
Preferred shares subject to mandatory redemption	161,503	—	—	—	—	161,503
Other non-current liabilities	—	39,838	154,876	—	—	194,714
Shareholders’ equity	4,074,213	4,231,838	6,499,559	210,313	(10,941,710)	4,074,213

Total liabilities and shareholders’ equity	$4,235,716	$7,902,347	$11,118,155	$218,711	$(11,970,650)	$11,504,279

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating Balance Sheet As of June 30, 2011 (In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$19,770	$611,113	$749	$—	$631,632
Accounts receivable, net	25,772	164,500	3,899	—	194,171
Intercompany receivables	600,490	—	—	(600,490)	—
Other current assets	20,636	33,252	2,838	(6,477)	50,249
Oil and gas properties, net	—	4,224,690	513,372	—	4,738,062
Other property and equipment, net	—	226,558	45	—	226,603
Investment in subsidiaries	3,442,357	—	—	(3,442,357)	—
Other non-current assets	81,423	29,456	64,729	(70,366)	105,242

Total assets	$4,190,448	$5,289,569	$585,632	$(4,119,690)	$5,945,959

Accounts payable	$—	$212,410	$112,710	$—	$325,120
Intercompany payables	—	566,203	34,287	(600,490)	—
Accrued and other current liabilities	44,554	40,275	4,534	—	89,363
Current portion of long-term debt	140,000	—	—	—	140,000
Other current liabilities	10,245	248,468	25	(6,477)	252,261
Long-term debt	555,000	—	—	—	555,000
Subordinated notes payable to shareholders	553,000	—	—	—	553,000
Deferred income taxes	—	833,298	124,598	(70,366)	887,530
Other non-current liabilities	111,541	251,663	4,373	—	367,577
Shareholders’ equity	2,776,108	3,137,252	305,105	(3,442,357)	2,776,108

Total liabilities and shareholders’ equity	$4,190,448	$5,289,569	$585,632	$(4,119,690)	$5,945,959

Predecessor Condensed Consolidating Balance Sheet As of June 30, 2010 (In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$16,554	$336,607	$—	$—	$353,161
Accounts receivable, net	22,267	103,188	8,871	—	134,326
Intercompany receivables	334,423	—	—	(334,423)	—
Other current assets	198,671	42,035	6	—	240,712
Oil and gas properties, net	—	4,026,556	352,115	—	4,378,671
Other property and equipment, net	—	264,770	54	—	264,824
Investment in subsidiaries	3,498,698	—	—	(3,498,698)	—
Other non-current assets	85,637	48,092	69,454	(14,498)	188,685

Total assets	$4,156,250	$4,821,248	$430,500	$(3,847,619)	$5,560,379

Accounts payable	$—	$138,055	$72,265	$—	$210,320
Intercompany payables	—	268,173	66,250	(334,423)	—
Accrued and other current liabilities	32,851	23,053	2,743	—	58,647
Current portion of long-term debt	100,000	—	—	—	100,000
Other current liabilities	71,793	108,227	1,196	—	181,216
Long-term debt	595,000	—	—	—	595,000
Subordinated notes payable to shareholders	403,000	—	—	—	403,000
Deferred income taxes	—	724,743	93,983	(14,498)	804,228
Other non-current liabilities	86,450	228,274	26,088	—	340,812
Shareholders’ equity	2,867,156	3,330,723	167,975	(3,498,698)	2,867,156

Total liabilities and shareholders’ equity	$4,156,250	$4,821,248	$430,500	$(3,847,619)	$5,560,379

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor Condensed Consolidating Statement of

Income (Loss) and Comprehensive Income (Loss) For the period from inception (November 14, 2011) through December 31, 2011 (In thousands)

	Samson Resources Corporation (Parent Guarantor)	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$—	$54,757	$144	$—	$54,901
Total operating expenses	137,390	2,018	30,337	125	—	169,870

Operating income (loss)	(137,390)	(2,018)	24,420	19	—	(114,969)
Interest income (expense), net of capitalization	—	(2)	2	—	—	—
Equity in earnings of subsidiaries	15,088	16,393	—	—	(31,481)	—
Other income (expense)	—	—	990	(57)	—	933

Income (loss) from continuing operations before income taxes	(122,302)	14,373	25,412	(38)	(31,481)	(114,036)
Income tax provision (benefit)	(48,635)	(715)	8,995	(14)	—	(40,369)

Net income (loss)	(73,667)	15,088	16,417	(24)	(31,481)	(73,667)
Total other comprehensive income (loss)	—	—	—	—	—	—

Total comprehensive income (loss)	$(73,667)	$15,088	$16,417	$(24)	$(31,481)	$(73,667)

Predecessor Condensed Consolidating Statement of

Income (Loss) and Comprehensive Income (Loss)

For the period from July 1, 2011 through December 21, 2011

(In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$830,920	$7,800	$—	$838,720
Total operating expenses	16,574	938,392	7,574	—	962,540

Operating income (loss)	(16,574)	(107,472)	226	—	(123,820)
Interest income (expense), net of capitalization	(12,228)	43	24	—	(12,161)
Equity in earnings of subsidiaries	(57,162)	—	—	57,162	—
Loss on early extinguishment of debt	(77,413)	—	—	—	(77,413)
Other income (expense)	160	8,004	1,079	—	9,243

Income (loss) from continuing operations before income taxes	(163,217)	(99,425)	1,329	57,162	(204,151)
Income tax provision (benefit)	(44,254)	(41,487)	553	—	(85,188)

Net income (loss)	(118,963)	(57,938)	776	57,162	(118,963)
Total other comprehensive income (loss)	(1,493)	(1,493)	—	1,493	(1,493)

Total comprehensive income (loss)	$(120,456)	$(59,431)	$776	$58,655	$(120,456)

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating Statement of

Income (Loss) and Comprehensive Income (Loss) For the year ended June 30, 2011 (In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$1,262,568	$40,145	$—	$1,302,713
Total operating expenses	68,670	874,509	23,575	—	966,754

Operating income (loss)	(68,670)	388,059	16,570	—	335,959
Interest income (expense), net of capitalization	(23,888)	262	114	—	(23,512)
Equity in earnings of subsidiaries	264,603	—	—	(264,603)	—
Other income (expense)	136	13,722	(3,638)	—	10,220

Income (loss) from continuing operations before income taxes	172,181	402,043	13,046	(264,603)	322,667
Income tax provision (benefit)	(33,507)	145,756	4,730	—	116,979

Net income (loss)	205,688	256,287	8,316	(264,603)	205,688
Total other comprehensive income (loss)	3,264	3,132	132	(3,264)	3,264

Total comprehensive income (loss)	$208,952	$259,419	$8,448	$(267,867)	$208,952

Predecessor Condensed Consolidating Statement of

Income (Loss) and Comprehensive Income (Loss) For the year ended June 30, 2010 (In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$1,526,631	$132,548	$—	$1,659,179
Total operating expenses	65,593	891,263	60,688	—	1,017,544

Operating income (loss)	(65,593)	635,368	71,860	—	641,635
Interest income (expense), net of capitalization	(38,485)	(199)	124	—	(38,560)
Equity in earnings of subsidiaries	453,512	—	—	(453,512)	—
Other income (expense)	609	3,066	(250)	—	3,425

Income (loss) from continuing operations before income taxes	350,043	638,235	71,734	(453,512)	606,500
Income tax provision (benefit)	(35,024)	216,036	24,281	—	205,293

Net income (loss) from continuing operations	385,067	422,199	47,453	(453,512)	401,207
Discontinued operations, net of taxes	—	—	(16,140)	—	(16,140)

Net income (loss)	385,067	422,199	31,313	(453,512)	385,067
Total other comprehensive income (loss)	4,468	2,840	1,628	(4,468)	4,468

Total comprehensive income (loss)	$389,535	$425,039	$32,941	$(457,980)	$389,535

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating Statement of

Income (Loss) and Comprehensive Income (Loss) For the year ended June 30, 2009 (In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$2,879,575	$164,492	$—	$3,044,067
Total operating expenses	95,215	2,938,516	854,718	—	3,888,449

Operating income (loss)	(95,215)	(58,941)	(690,226)	—	(844,382)
Interest income (expense), net of capitalization	(29,086)	2,483	(300)	—	(26,903)
Equity in earnings of subsidiaries	(380,620)	—	—	380,620	—
Other income (expense)	(57,181)	11,406	56,708	—	10,933

Income (loss) from continuing operations before income taxes	(562,102)	(45,052)	(633,818)	380,620	(860,352)
Income tax provision (benefit)	(74,173)	(18,413)	(259,045)	—	(351,631)

Net income (loss) from continuing operations	(487,929)	(26,639)	(374,773)	380,620	(508,721)
Discontinued operations, net of taxes	—	—	20,792	—	20,792

Net income (loss)	(487,929)	(26,639)	(353,981)	380,620	(487,929)
Total other comprehensive income (loss)	(40,231)	—	(16,328)	16,328	(40,231)

Total comprehensive income (loss)	$(528,160)	$(26,639)	$(370,309)	$396,948	$(528,160)

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor Condensed Consolidating

Statement of Cash Flows

For the period from inception (November 14, 2011) through December 31, 2011 (In thousands)

	Samson Resources Corporation (Parent Guarantor)	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(137,000)	$(2,018)	$(414,522)	$20	$—	$(553,520)

Investing Activities:
Purchase of Predecessor business, net of cash	(6,893,962)	—	—	—	—	(6,893,962)
Capital expenditures—oil and gas properties	—	—	(2,561)	—	—	(2,561)
Other investing activities	—	—	(652)	—	—	(652)

Net cash used in investing activities	(6,893,962)	—	(3,213)	20	—	(6,897,175)

Financing activities:
Proceeds from borrowings	—	2,250,000	—	—	—	2,250,000
Proceeds from revolver	—	1,345,000	—	—	—	1,345,000
Debt issuance costs	—	(162,576)	—	—	—	(162,576)
Advances to/from parent/subsidiary	2,885,962	(3,321,267)	435,325	(20)	—	—
Issuance of common stock	4,145,000	—	—	—	—	4,145,000

Net cash used in financing activities	7,030,962	111,157	435,325	(20)	—	7,577,424

Net change in cash	—	109,139	17,590	—	—	126,729
Cash and cash equivalents at beginning of period	—	—	—	—	—	—

Cash and cash equivalents at end of period	$—	$109,139	$17,590	$—	$—	$126,729

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating

Statement of Cash Flows

For the period from July 1, 2011 through December 21, 2011

(In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(36,191)	$451,368	$(4,623)	$—	$410,554

Investing Activities:
Capital expenditures—oil and gas properties	—	(918,650)	—	—	(918,650)
Capital expenditures—other property and equipment	—	(8,338)	—	—	(8,338)
Proceeds from sale of short-term investments	—	2,028	—	—	2,028
Dividends from short term investments	—	134	—	—	134
Other investing activities	—	40	—	—	40

Net cash used in investing activities	—	(924,786)	—	—	(924,786)

Financing activities:
Proceeds from borrowings	600,000	—	—	—	600,000
Repayment of long term debt	(695,000)	—	—	—	(695,000)
Advances to/from parent/subsidiary	111,421	(118,539)	7,118	—	—

Net cash used in financing activities	16,421	(118,539)	7,118	—	(95,000)

Net change in cash	(19,770)	(591,957)	2,495	—	(609,232)
Cash and cash equivalents at beginning of period	19,770	611,113	749	—	631,632

Cash and cash equivalents at end of period	$—	$19,156	$3,244	$—	$22,400

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating

Statement of Cash Flows

For the year ended June 30, 2011

(In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(193,805)	$1,604,645	$15,805	$—	$1,426,645

Investing Activities:
Capital expenditures—oil and gas properties	—	(1,403,111)	(161,257)	—	(1,564,368)
Capital expenditures—other property and equipment	—	(23,387)	—	—	(23,387)
Proceeds from divestiture of oil and gas properties	—	472,426	90,000	—	562,426
Proceeds from sale of other assets	—	12,778	—	—	12,778
Dividends from short term investments	—	496	—	—	496
Proceeds from sale of short-term investments	—	20,652	—	—	20,652
Other investing activities	—	311	—	—	311

Net cash used in investing activities	—	(919,835)	(71,257)	—	(991,092)

Financing activities:
Proceeds from borrowings	100,000	—	—	—	100,000
Debt issuance costs	(7,156)	—	—	—	(7,156)
Repayment of long term debt	(250,000)	—	—	—	(250,000)
Advances to/from parent/subsidiary	354,177	(410,378)	56,201	—	—

Net cash used in financing activities	(197,021)	(410,378)	56,201	—	(157,156)

Net change in cash	3,216	274,432	749	—	278,397
Cash and cash equivalents at beginning of period	16,554	336,681	—	—	353,235

Cash and cash equivalents at end of period	$19,770	$611,113	$749	$—	$631,632

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating

Statement of Cash Flows

For the year ended June 30, 2010

(In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$66,531	$1,067,459	$164,610	$—	$1,298,600

Investing Activities:
Capital expenditures—oil and gas properties	—	(946,427)	(119,161)	—	(1,065,588)
Capital expenditures—other property and equipment	—	(54,691)	—	—	(54,691)
Proceeds from divestitures	—	50,963	10,000	—	60,963
Proceeds from sale of short-term investments	—	5,060	—	—	5,060
Purchases of short-term investments	—	(2,105)	—	—	(2,105)
Other investing activities	—	622	—	—	622

Net cash used in investing activities	—	(946,578)	(109,161)	—	(1,055,739)

Financing activities:
Proceeds from borrowings	(20,000)	—	—	—	(20,000)
Debt issuance costs	(138)	—	—	—	(138)
Advances to/from parent/subsidiary	(32,982)	88,357	(55,375)	—	—

Net cash used in financing activities	(53,120)	88,357	(55,375)	—	(20,138)

Net change in cash	13,411	209,238	74	—	222,723
Cash and cash equivalents at beginning of period	3,143	127,369	—	—	130,512

Cash and cash equivalents at end of period	16,554	336,607	74	—	353,235
Total cash and cash equivalents—assets of discontinued operations	—	—	(74)	—	(74)

Total cash and cash equivalents at end of period	$16,554	$336,607	$—	$—	$353,161

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating

Statement of Cash Flows

For the year ended June 30, 2009

(In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(1,337,602)	$2,378,960	$88,377	$—	$1,129,735

Investing Activities:
Capital expenditures—oil and gas properties	—	(1,425,088)	—	—	(1,425,088)
Capital expenditures—other property and equipment	—	(93,506)	—	—	(93,506)
Proceeds from divestitures-oil and gas properties	—	77,548	—	—	77,548
Proceeds from sale of short-term investments	—	33,554	—	—	33,554
Purchases of short-term investments	—	(4,522)	—	—	(4,522)
Proceeds from sale of other assets	—	3,550	—	—	3,550
Other investing activities	—	2,830	149,014	—	151,844

Net cash used in investing activities	—	(1,405,634)	149,014	—	(1,256,620)

Financing activities:
Proceeds from borrowings	545,000	—	—	—	545,000
Debt issuance costs	(13,836)	—	—	—	(13,836)
Repayment of long term debt	(690,000)	—	—	—	(690,000)
Advances to/from parent/subsidiary	1,501,900	(1,254,591)	(247,309)	—	—
Issuance of common stock	—	—	—	—	—

Net cash used in financing activities	1,343,064	(1,254,591)	(247,309)	—	(158,836)

Net change in cash	5,462	(281,265)	(9,918)	—	(285,721)
Cash and cash equivalents at beginning of period	(2,319)	408,603	9,949	—	416,233

Cash and cash equivalents at end of period	3,143	127,338	31	—	130,512
Total cash and cash equivalents—assets of discontinued operations	—	—	(31)	—	(31)

Total cash and cash equivalents at end of period	$3,143	$127,388	$—	$—	$130,481

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 21.  Supplemental Oil and Gas Disclosures (Unaudited)

Costs Incurred in Oil and Natural Gas property acquisitions, exploration and development activities

Costs incurred in the acquisition, exploration and development activities were as follows for the specified periods (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Acquisition of properties:
Proved	$3,486,109	$708	$42,001	$154,677	$12,179
Unproved	7,117,919	28,001	40,298	179,344	118,129
Exploration	25,954	396,698	173,546	229,450	148,388
Development costs	5,567	127,556	1,081,656	530,067	1,014,275

Total costs incurred(1)	$10,635,549	$552,963	$1,337,501	$1,093,538	$1,292,971

(1)	Total costs incurred for the Successor include purchase price allocations associated with the Acquisition.

Capitalized interest of $7.7 million for the period from inception (November 14, 2011) through December 31, 2011, and of $27.0 million, $55.1 million, $35.7 million, and $28.5 million for the period from July 1, 2011 through December 21, 2011 and the years ended June 30, 2011, 2010, and 2009, respectively, were included as part of the cost of oil and gas properties.

Internal costs directly related to property acquisition, exploration and development of oil and gas properties totaling $86.9 million, $44.9 million and $33.9 million for the years ended June 30, 2011, 2010 and 2009, respectively, were included as part of the cost of oil and gas properties and included in proved properties on the balance sheet.

Capitalized Costs

Aggregate capitalized costs and accumulated depreciation, depletion and impairment were as follows (in thousands):

	Successor	Predecessor
	December 31, 2011	June 30, 2011	June 30, 2010
Proved properties	$3,486,109	$10,901,266	$10,178,450
Unproved properties	7,149,440	978,742	875,773

	10,635,549	11,880,008	11,054,223
Less: Accumulated depreciation depletion and impairment	(17,099)	(7,141,946)	(6,675,552)

Net capitalized costs	$10,618,450	$4,738,062	$4,378,671

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The composition of net unevaluated costs excluded from amortization as of December 31, 2011 was as follows (in thousands):

Acquisition costs	$7,117,919
Exploration costs	25,954
Development costs	5,567

$7,149,440

The costs excluded from amortization were incurred as part of the Acquisition and relate to the period from inception (November 14, 2011) through December 31, 2011. The evaluation process on these costs has not been completed. Therefore, we are unable to estimate when these costs will be included in the amortization computation. These costs will begin to be amortized when proved reserves are established or when impairment occurs.

Results of Oil and Gas Producing Activities

The results of operations of oil and natural gas producing activities (excluding corporate overhead and interest costs) were as follows (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Revenues	$36,405	$680,994	$1,429,587	$1,402,229	$1,630,919
Lease operating expenses	(5,320)	(121,834)	(208,787)	(226,172)	(260,997)
Production and ad valorem taxes	(3,537)	(60,591)	(107,144)	(98,122)	(103,848)
Depreciation, depletion and amortization	(17,099)	(325,004)	(475,140)	(536,101)	(861,441)
Impairment	—	—	—	—	(2,524,372)
Income tax (expense) benefit	(3,575)	(77,937)	(238,506)	(198,042)	817,338

Results of operations	$6,874	$95,628	$400,010	$343,792	$(1,302,401)

Income tax expense is calculated by applying the statutory tax rates to the revenues less cost, including depreciation, depletion, amortization and impairment, and after giving effect to permanent differences and tax credits.

The table above has been revised from amounts previously reported to exclude commodity derivatives of $(126,874), $256,950 and $1,413,148 for the years ended June 30, 2011, 2010 and 2009, respectively.

Oil and Gas Reserve Quantities

Netherland, Sewell & Associates, Inc. (“NSAI”), our independent reserve engineers, estimated only the reserves that were to be purchased by the Successor at September 30, 2011 and NSAI estimated 100% of the Successor’s reserves at June 30, 2012. Internal reserve engineering staff estimated Predecessor reserves at December 21, 2011, June 30, 2011, 2010 and 2009, and Successor reserves at December 31, 2011. In accordance with SEC regulations, reserves at December 31, 2011, December 21, 2011, June 30, 2011, 2010 and 2009 were estimated using the unweighted arithmetic average first-of-the-month pricing for the preceding 12-month period. The economic value of the natural gas liquids in natural gas is included in the wellhead natural gas price. We

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

emphasize that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates may change as future information becomes available.

An analysis of the change in estimated quantities of oil and natural gas reserves, all of which are located in the United States for the following Successor period.

	From Inception (November 14, 2011) through December 31, 2011
	Crude Oil (MBbl)	Natural Gas (MMcf)
Proved developed and undeveloped reserves:
Beginning of period	56,169	2,009,910
Reserves acquired in business combination	—	—
Purchases of reserves in place	—	—
Sales of reserves	—	—
Extensions and discoveries	—	—
Revisions of previous estimates	—	—
Production	(173)	(6,105)

Balance as of December 31, 2011	55,996	2,003,805

Proved developed reserves:
Beginning of period	27,176	1,333,158
End of period	27,003	1,327,053
Proved undeveloped reserves:
Beginning of period	28,993	676,752
End of period	28,993	676,752

An analysis of the change in estimated quantities of oil and natural gas reserves, all of which are located in the United States (including the Gulf of Mexico) for the following Predecessor periods.

	July 1, 2011 through December 21, 2011
	Crude Oil (MBbl)	Natural Gas (MMcf)
Proved developed and undeveloped reserves:
Beginning of period	82,239	2,095,123
Purchases of reserves in place	—	—
Sales of reserves	(5,110)	(104,234)
Extensions and discoveries	34,021	712,110
Revisions of previous estimates	(52,255)	(585,746)
Production	(2,726)	(107,343)

Balance as of December 21, 2011	56,169	2,009,910

Proved developed reserves:
Beginning of period	35,855	1,711,881
End of period	27,176	1,333,158
Proved undeveloped reserves:
Beginning of period	46,384	383,234
End of period	28,993	676,752

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended June 30, 2011
	Crude Oil (MBbl)	Natural Gas (MMcf)
Proved developed and undeveloped reserves:
Beginning of year	59,010	1,702,023
Purchases of reserves in place	732	10,516
Sales of reserves	(9,196)	(70,228)
Extensions and discoveries	13,710	231,293
Revisions of previous estimates	23,196	450,765
Production	(5,213)	(229,246)

End of year	82,239	2,095,123

Proved developed reserves:
Beginning of year	28,212	1,348,322
End of year	35,855	1,711,889
Proved undeveloped reserves:
Beginning of year	30,798	353,701
End of year	46,384	383,234

	Year Ended June 30, 2010
	Crude Oil (MBbl)	Natural Gas (MMcf)
Proved developed and undeveloped reserves:
Beginning of year	29,675	1,559,964
Purchases of reserves in place	19,156	8,033
Sales of reserves	(3,757)	(23,242)
Extensions and discoveries	9,865	308,378
Revisions of previous estimates	9,764	74,856
Production	(5,693)	(225,966)

End of year	59,010	1,702,023

Proved developed reserves:
Beginning of year	27,565	1,386,475
End of year	28,212	1,348,322
Proved undeveloped reserves:
Beginning of year	2,110	173,489
End of year	30,798	353,701

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended June 30, 2009
	Crude Oil (MBbl)	Natural Gas (MMcf)
Proved developed and undeveloped reserves:
Beginning of year	40,246	2,308,654
Purchases of reserves in place	14	1,333
Sales of reserves	(3,810)	(1,780)
Extensions and discoveries	7,229	213,911
Revisions of previous estimates	(8,675)	(720,313)
Production	(5,329)	(241,841)

End of year	29,675	1,559,964

Proved developed reserves:
Beginning of year
End of year	27,565	1,386,475
Proved undeveloped reserves:
Beginning of year	40,246	2,308,654
End of year	2,110	173,489

For the period ended December 21, 2011, the negative revision of previous estimated quantities is primarily due to a technical reserve study that indicated PDNP reserves had a higher risk profile than previously presented. Extensions and discoveries consist of the drilling of new wells and new proved undeveloped locations added during the period.

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, natural gas and NGLs reserves of the property. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, the value of unproved properties, and consideration of expected future economic and operating conditions.

The estimates of future cash flows and future production and development costs as of December 31, 2011, December 21, 2011, June 30, 2011, 2010 and 2009 are based on the unweighted arithmetic average first-of-the-month price for the preceding 12-month period. Estimated future production of proved reserves and estimated future production and development costs of proved reserves are based on current costs and economic conditions. Future income tax expenses are computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil and natural gas reserves. The reference prices used were $88.26 per barrel for oil and $4.48 per Mcf for natural gas for the periods ending December 31, 2011 and December 21, 2011. The reference prices used were $90.09, $76.19, and $69.82 per barrel for oil, and $4.21, $4.10, and $3.88 per Mcf for natural gas for the fiscal years ending June 30, 2011, 2010 and 2009. All wellhead prices are held flat over the forecast period for all reserve categories. The estimated future net cash flows are then discounted at a rate of 10%.

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The standardized measure of discounted future net cash flows related to proved oil and natural gas are as follows (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Future cash inflows	$13,907,014	$13,943,419	$15,556,600	$10,250,333	$7,054,003
Future production and development costs	(7,016,748)	(7,025,605)	(5,988,391)	(4,610,139)	(2,972,043)
Future income tax expense	(1,592,487)	(1,592,487)	(2,541,650)	(1,122,896)	(557,124)

Future net cash flows	5,297,779	5,325,327	7,026,559	4,517,298	3,524,836
10% discount for estimated timing of cash flows	(2,400,934)	(2,400,934)	(3,340,889)	(2,071,761)	(1,343,925)

Standardized measure of discounted future net cash flows	$2,896,845	$2,924,393	$3,685,670	$2,445,537	$2,180,911

SAMSON RESOURCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the standardized measure of discounted future net cash flows related to proved oil and natural gas are as follows (in thousands):

	Successor	Predecessor
	From Inception (November 14, 2011) through December 31, 2011	July 1, 2011 through December 21, 2011	Year Ended
			June 30, 2011	June 30, 2010	June 30, 2009
Standardized measure of discounted future cash flows, beginning of year	$2,924,393	$3,685,670	$2,445,537	$2,180,911	$8,731,726
Sales and transfers of oil and gas produced, net of production costs(1)	(27,548)	(562,697)	(1,113,685)	(1,077,935)	(1,260,802)
Extensions, discoveries, and improved recoveries, net of future production and development costs	—	1,123,712	1,254,657	627,047	549,962
Purchases and sales of reserves in place	—	(566,792)	(185,188)	52,215	(134,791)
Revisions of quantity estimates	—	(1,665,563)	1,311,124	461,555	(1,398,459)
Net changes in prices and cost rates	—	(179,330)	645,961	422,222	(10,975,219)
Previously estimated development costs incurred during the period	—	67,683	799,285	288,685	141,815
Changes in estimated future development costs	—	(9,714)	(1,030,256)	(525,515)	654,854
Accretion of discount	—	247,117	274,006	223,482	1,245,503
Net change in income taxes	—	507,364	(715,771)	(207,130)	4,626,322
Other	—	276,943	—	—	—

Standardized measure of discounted future cash flows, end of year	$2,896,845	$2,924,393	$3,685,670	$2,445,537	$2,180,911

(1)	Excluding gains and losses on derivatives.

Estimates of economically recoverable oil and gas reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil, natural gas and NGLs may differ materially from the amounts estimated.

SAMSON RESOURCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)

	September 30, 2012	December 31, 2011
	(as restated and recast)
Assets
Current assets:
Cash and cash equivalents	$112,772	$126,729
Accounts receivable, net	212,056	186,497
Derivative assets	12,948	63,954
Deferred income tax asset	17,567	—
Prepaids and other	11,191	6,406

Total current assets	366,534	383,586

Property, plant and equipment, net:
Oil and gas properties, full cost method:
Proved properties	3,676,563	3,469,010
Unproved properties not being amortized	6,977,941	7,149,440
Other property and equipment	276,880	276,062

Property, plant and equipment, net	10,931,384	10,894,512
Deferred charges	150,719	160,940
Other noncurrent assets	60,730	65,241

Total assets	$11,509,367	$11,504,279

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$319,015	$416,472
Oil and gas revenues held for distribution	97,501	89,312
Accrued interest	29,912	6,084
Accrued and other current liabilities	87,369	45,275
Derivative liabilities	16,192	7,618
Deferred income taxes	—	11,500

Total current liabilities	549,989	576,261

Long-term debt	4,265,000	3,595,000
Derivative liabilities	49,457	39,838
Deferred credits and other long-term liabilities	72,415	154,876
Deferred income taxes	2,705,664	2,902,588
Preferred shares subject to mandatory redemption ($0.10 par value, 180 shares)	171,388	161,503
Puttable common stock	12,375	—
Commitments and contingencies
Shareholders’ equity:
Common stock ($0.01 par value, 2,000,000 share authorized, with 831,475 and 829,000 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	8,290	8,290
Additional paid-in capital	4,160,854	4,139,590
Accumulated deficit	(476,061)	(73,667)
Accumulated other comprehensive loss	(10,004)	—

Total shareholders’ equity	3,683,079	4,074,213

Total liabilities and shareholders’ equity	$11,509,367	$11,504,279

The accompanying notes are an integral part of these consolidated financial statements.

SAMSON RESOURCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND

COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands)

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(as restated and recast)	(as restated)
Revenues:
Natural gas and natural gas liquids sales	$388,320	$775,752
Crude oil sales	381,376	369,689
Commodity derivatives	66,123	176,947

Total revenues	835,819	1,322,388

Operating expenses:
Lease operating	170,048	144,752
Production and ad valorem taxes	62,965	79,198
Depletion, depreciation, and amortization	497,098	425,446
Impairment	560,987	—
Related party management fee	15,000	—
General and administrative	112,618	105,760

Total operating expenses	1,418,716	755,156

Operating income (loss)	(582,897)	567,232
Interest income (expense), net of capitalization	14	(14,123)
Investment income and other	4,796	13,546
Loss on early extinguishment of debt	(44,815)	—

Income (loss) before income taxes	(622,902)	566,655
Income tax provision (benefit)	(220,508)	200,596

Net income (loss)	(402,394)	366,059
Other comprehensive income (loss):
Foreign currency translation adjustment	—	(135)
Foreign currency reclassification adjustments for realized gains	—	264
Unrealized holding losses from investments, net of tax	—	(1,388)
Reclassification adjustments for realized gain (losses) from marketable securities, net of tax	—	(4,819)
Unrealized loss from cash flow hedges, net of tax of $5,482	(12,245)	—
Reclassification of realized gain (loss) from cash flow hedges, net of tax of $1,228	2,241	—

Other comprehensive loss	(10,004)	(6,078)

Total comprehensive income (loss)	$(412,398)	$359,981

The accompanying notes are an integral part of these consolidated financial statements.

SAMSON RESOURCES CORPORATION

CONSOLIDATED STATEMENT OF EQUITY

(Unaudited)

(as restated and recast)

(In thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2011	829,000	$8,290	$4,139,590	$(73,667)	$—	$4,074,213
Net loss	—	—	—	(402,394)	—	(402,394)
Issuance of common stock	2,475	—	—	—	—	—
Stock based compensation	—	—	21,264	—	—	21,264
Other comprehensive loss	—	—	—	—	(10,004)	(10,004)

Balance as of September 30, 2012	831,475	$8,290	$4,160,854	$(476,061)	$(10,004)	$3,683,079

The accompanying notes are an integral part of these consolidated financial statements.

SAMSON RESOURCES CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

(In thousands)

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(as restated and recast)	(as restated)
Operating activities:
Net (loss) income	$(402,394)	$366,059
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on short-term investments and sale of other assets	(1,259)	(5,680)
Unrealized loss (gain) on derivative instruments	53,713	(120,397)
Non-cash compensation expense	18,976	—
Depreciation, depletion, amortization	497,098	425,446
Impairment	560,987	—
Provision for deferred income taxes	(220,508)	200,596
Non-cash loss on early extinguishment of debt	44,815	—
Other non-cash items	—	4,261
Change in operating assets and liabilities:
Accounts receivable	(25,559)	32,694
Prepaids and inventories	(4,696)	(355)
Accounts payable	(167,930)	90,693
Revenues held for distribution and accrued liabilities	74,111	39,516
Deferred credits and other long-term liabilities	(566)	(1,201)

Net cash provided by operating activities	426,788	1,031,632

Investing activities:
Capital expenditures—oil and gas properties	(1,046,933)	(1,550,230)
Capital expenditures—other property and equipment	(25,167)	(12,645)
Proceeds from divestitures—oil and gas properties	—	535,008
Proceeds from sales of other property and equipment	—	602
Dividends from short-term investments	—	232
Proceeds from sale of short-term investments	—	24,534
Proceeds from sale of other assets	—	9,342

Net cash used in investing activities	(1,072,100)	(993,157)

Financing activities:
Proceeds from borrowings	3,250,000	—
Proceeds from revolver	520,000	—
Debt issuance costs	(51,020)	(28)
Issuance of puttable common stock	12,375	—
Repayment of long-term debt	(3,100,000)	(250,000)

Net cash provided by (used in) financing activities	631,355	(250,028)

Net change in cash	(13,957)	(211,553)
Cash and cash equivalents at beginning of period	126,729	581,059

Cash and cash equivalents at end of period	$112,772	$369,506

The accompanying notes are an integral part of these consolidated financial statements.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Organization and Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies

Organization and Nature of Operations

We are an independent oil and gas company incorporated in the state of Delaware and headquartered in Tulsa, Oklahoma, with offices located in Denver, Colorado and Midland, Texas. We engage in the acquisition, exploration and development of oil and natural gas properties in the Continental United States. We have operations and acreage positions in the Anadarko, Arkoma, Green River, Powder River, San Juan and Williston Basins.

Interim Financial Statements

The accompanying consolidated financial statements have not been audited by our independent registered public accounting firm. The consolidated balance sheet at December 31, 2011, is derived from audited consolidated financial statements. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments necessary to present fairly our financial position at September 30, 2012 and our results of operations and cash flows for the nine months ended September 30, 2012 and 2011. All adjustments are of a normal recurring nature. The results of interim periods are not necessarily indicative of annual results.

Certain disclosures have been condensed or omitted from these consolidated financial statements. Accordingly, these consolidated financial statements should be read with the December 31, 2011 audited consolidated financial statements.

Basis of Presentation

On November 14, 2011, Samson Resources Corporation (“Samson” or the “Successor”) was formed for the purpose of acquiring all of the issued and outstanding common stock of Samson Investment Company (the “Predecessor”), which occurred on December 21, 2011 (the “Acquisition”). Immediately prior to the Acquisition, the Predecessor completed a reorganization whereby the offshore and Gulf Coast operations were transferred to an entity under common control of the Predecessor. These assets were transferred at carrying value as a non-cash distribution. No gain or loss was recognized as part of the transaction. The results of operations of Samson reflected in the Successor financial statements do not include the offshore or Gulf Coast operations of the Predecessor. The terms “we,” “our,” and “us” refer to Samson and our subsidiaries.

In the fourth quarter of 2012 we recorded certain measurement period adjustments as we finalized the fair value measurements needed to record the business combination. The accompanying financial statements as of September 30, 2012 and for the nine months then ended have been recast to reflect the effects of final business combination accounting for the Acquisition. The Acquisition and our measurement period adjustments are described in more detail in Note 2.

The accompanying consolidated financial statements for the periods labeled as “Successor” include the accounts of Samson and our subsidiaries for which we consolidate or proportionately consolidate. The accompanying consolidated financial statements for the periods labeled as “Predecessor” include the accounts of the Predecessor and its subsidiaries for which the Predecessor consolidated or proportionately consolidated. In addition, the consolidated financial statements of the Predecessor include certain subsidiaries accounted for under the equity method. All intercompany accounts and transactions have been eliminated in consolidation.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Summary of Significant Accounting Policies

Fiscal Year

Samson’s fiscal year end is December 31. The Predecessor reported on a June 30 fiscal year end. This report includes the Predecessor’s unaudited financial statements for the nine months ended September 30, 2011.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Estimates and assumptions that, in the opinion of management, are significant, include oil and natural gas reserves (including the associated future net cash flows from those proved reserves) used to compute depletion expense and the full cost ceiling limitation, amortization relating to oil and natural gas properties, asset retirement obligations, fair value measurements used to record derivatives, employee stock-based compensation, asset impairments, business combinations and income taxes. We base our estimates on historical experience and on assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be determined with certainty, and accordingly, these estimates may change as facts and circumstances change. Actual results may differ from the estimates used in the preparation of our consolidated financial statements.

Reclassifications

Certain amounts reported in previous years have been combined and reclassified to conform to the current year presentation. Certain financial statement captions were expanded or combined with no impact to consolidated net income or shareholders’ equity.

Accounts Receivable

The allowance for doubtful accounts is less than $1.0 million at both September 30, 2012 and December 31, 2011.

Derivative Instruments

We utilize derivative financial instruments including fixed price swap agreements, costless collars and basis swaps to manage the impact of fluctuations in the market prices of oil, natural gas, and natural gas liquids. The majority of our derivatives are entered into with banks that are part of our credit facility, and therefore we do not have any margin requirements. All contracts are settled with cash and do not require the delivery of physical volumes. We do not enter into derivative instruments for speculative or trading purposes.

We recognize all derivatives on the balance sheet as either an asset or liability measured at fair value. For derivatives not designated as hedges corresponding changes in fair value are reflected in current earnings.

Certain derivatives qualify for designation as cash flow hedges. Changes in the fair value of derivative instruments designated as cash flow hedges, to the extent they are effective in offsetting cash flows attributable to the hedged risk, are recorded in accumulated other comprehensive income until the hedged item is recognized in earnings as the physical transactions being hedged occur. Any change in fair value resulting from ineffectiveness is recognized in commodity derivative sales. Changes in the fair value of derivatives not designated as cash flow hedges that occur prior to their maturity (i.e., temporary fluctuations in value) are reported in the condensed consolidated statements of operations within commodity derivatives sales.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentration of Credit Risk

We operate a substantial portion of our oil and gas properties. As the operator of a property, we make full payment of costs associated with the property and seek reimbursement from the other working interest owners in the property for their share of these costs. Our joint interest partners consist primarily of independent oil and gas companies. Consequently, the ability of our joint interest partners to reimburse us could be adversely affected by negative developments in the oil and gas industry.

The purchasers of our oil and gas production consist primarily of independent marketers, major oil and gas companies and gas pipeline companies. We perform credit evaluations of the purchasers of our production and monitor their financial conditions on an ongoing basis. Based on our evaluations and monitoring, we obtain cash escrows, letters of credit or parental guarantees from some of our purchasers. Historically, we have sold our oil and gas production to several purchasers. We had one customer who accounted for 11.6% of our revenue for the nine months ended September 30, 2012.

All of our derivative transactions have been carried out in the over-the-counter-market. The use of derivative transactions involves the risk that counterparties will be unable to meet the financial terms of such transactions. We monitor the credit rankings of our derivative counterparties on an ongoing basis. Although we have entered into derivative contracts with multiple counterparties to mitigate our exposure to any individual counterparty, if any of our counterparties were to default on their obligation to us under the related contracts or seek bankruptcy protection, it could have a materially adverse effect on our ability to fund our planned activities and could result in a larger percentage of our future production being subject to commodity price changes. In addition, in poor economic environments and tight financial markets, the risk of a counterparty default is heightened and few counterparties may participate in derivative transactions, which could result in greater concentration of our exposure to any one counterparty or a larger percentage of our future production being subject to commodity price changes. At September 30,2012, Bank of Montreal, Bank of America, N.A., Citibank, N.A., Credit Suisse Energy LLC, J. Aron & Company, Toronto-Dominion Bank, JPMorgan Chase Bank, Compass Bank and Wells Fargo Bank, N.A were the counterparties with respect to approximately all of our future hedged production.

Oil and Gas Properties

Samson utilizes the full cost method of accounting for its oil and gas properties. Under the full cost method, all costs incurred in connection with the acquisition, exploration and development of oil and gas properties are subject to depletion and capitalized and accumulated in cost centers on a country-by-country basis. This includes any internal costs that are directly related to development and exploration activities, but does not include any costs related to production, general corporate overhead or similar activities. Sales of proved and undeveloped oil and gas properties are accounted for as reductions of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved oil and gas reserves.

We compute the provision for depletion of oil and natural gas properties using a composite units-of-production method based upon estimates of proved reserve quantities. Proved reserves for oil are converted to the British Thermal Unit (“BTU”) equivalent thousand cubic feet (“MCF”) using a 6:1 ratio. The full cost depletion rates per BTU equivalent of MCF natural gas sold in the Continental United States during the nine month period ended September 30, 2012 for the Successor were $2.75 and during the nine month period ended September 30, 2011 for the Predecessor were $1.93. Unevaluated costs and related carrying costs are excluded from the amortization base until the properties associated with these costs are evaluated.

Approximately $6,977.9 million and $7,149.4 million of unevaluated costs were excluded from the amortization base at September 30, 2012 and December 31, 2011, respectively. These costs are assessed at least quarterly to

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ascertain whether impairment has occurred. The assessment includes consideration of the following facts, among others: intent to drill, remaining lease term, geological and geophysical evaluations, drilling results and activities, the assignment of proved reserves and the economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the accumulated drilling costs incurred to date for the property and all or a portion of the associated leasehold costs are transferred to the full cost pool and are then subject to depletion.

At the end of each reporting period, the unamortized net capitalized cost of oil and gas properties (including capitalized asset retirement obligations and deferred income taxes) is limited to the sum of the estimated future net revenues from proved properties (including future development costs of wells to be drilled, using the unweighted arithmetic average of natural gas and oil prices on the first day of each month within the 12-month period prior to the ending date of the quarterly period, discounted at 10% and the lower of cost or fair value of unproved properties) adjusted for the related income tax effects (“Ceiling Test”). As of September 30, 2012, the ceiling value of our reserves was calculated based upon commodity prices of $2.83 per MMBtu for natural gas and $95.14 per barrel of oil, adjusted for market differentials. As of December 31, 2011 the ceiling value of reserves was calculated based upon commodity prices of $4.12 per MMBtu for natural gas and $95.84 per barrel of oil, respectively, adjusted for market differentials.

We have not yet completed our impairment evaluations for the fourth quarter of 2012. Our annual impairment review of our unevaluated property value is ongoing and we expect to complete our review in March 2013. Consequently, we do not know the amount (if any) of value associated with impaired unevaluated properties that will be transferred to our full cost pool and subject to the ceiling test limitation. In addition, we have not completed other work necessary to estimate or project what (if any) impairment may be recorded as a result of our December 31, 2012 ceiling test.

We have received a third party reserve report prepared as of December 31, 2012, which reflected total proved reserves of $2,760 million using pricing required by the SEC for ceiling test computations. Our proved reserves have decreased by approximately $817 million from the amount used in our September 30, 2012 ceiling test. Approximately $660 million of the decline related to our divestiture of properties in the Bakken that occurred in the fourth quarter of 2012. Our full cost pool will be reduced by the difference between the sales proceeds received of approximately $680 million and the carrying value of our unproved properties sold, which approximates $181 million. The reduction in the present value of our proved oil and gas reserves resulting from the sale of the Bakken properties exceeds the expected reduction of our full cost pool. Consequently, the divestitures described above will have a negative impact to our ceiling test calculation for the fourth quarter of 2012. Based on the information summarized above, we believe it is probable that a full cost ceiling impairment will be recorded as a result of our fourth quarter 2012 ceiling test and the impairment expense may be material.

The calculation of the Ceiling Test is based on estimated proved reserves. There are numerous uncertainties inherent in estimating the quantities of proved reserves and in projecting the future rates of production, timing and plan of development. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimates. Accordingly, reserves are different from the quantities of oil and gas ultimately recovered.

Given the volatility of oil and gas prices and uncertainty of estimating reserve volumes, it is reasonably possible that our estimate of discounted future net cash flows from proved oil and gas reserves could change materially in the near term. If oil and gas prices decline from the prices used in our Ceiling Test, or if other assumptions change, it is possible that non-cash write-downs of oil and gas properties could continue to occur in the near future.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other Property and Equipment

Depreciation expense for the Successor for the nine month period ended September 30, 2012 was $24.3 million. Depreciation expense for the Predecessor nine month period ended September 30, 2011 was $40.2 million.

Long-lived assets are tested for impairment when events or circumstances indicate that its carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value exceeds the sum of the undiscounted cash flows, an impairment loss equal to the amount by which the carrying value exceeds the fair value of the asset is recognized. There were no impairments of our other property and equipment for the Successor nine month period ended September 30, 2012 or the Predecessor nine months ended September 30, 2011.

Asset Retirement Obligation

The estimated fair value of the liability for asset retirement obligations is recognized by increasing the carrying value of our oil and gas properties and recording a long-term liability in the period in which the liability is legally or contractually incurred. Asset retirement obligations primarily relate to the abandonment of natural gas and oil producing facilities and include costs to dismantle and relocate or dispose of wells and related structures. Depletion of capitalized asset retirement costs and accretion of asset retirement obligations are recorded over time. Our asset retirement obligations are recorded as deferred credits and other long-term liabilities in our consolidated balance sheets. Accretion expense is recorded in depreciation, depletion, and amortization in our consolidated statements of income (loss) and comprehensive income (loss), and is $3.6 million for the nine month period ending September 30, 2012. Accretion expense for the Predecessor nine month period ended September 30, 2011 was $6.7 million.

Capitalized Interest

Interest is capitalized on the cost of unevaluated oil and gas properties excluded from amortization. The Successor capitalized $219.0 million, in interest for the nine months ended September 30, 2012. The Predecessor capitalized $49.9 million in interest for the nine months ended September 30, 2011.

Revenue Recognition

The majority of our oil and gas production is sold, title passed and revenue recognized at or near our wells under short-term purchase contracts at prevailing prices in accordance with arrangements which are customary in the oil and gas industry. Sales of natural gas applicable to our interest in producing gas leases are recorded using the sales method. The sales method requires revenue recognition when the gas is metered and title transferred pursuant to the gas sales contracts covering our interest in natural gas reserves. During such times as our sales of gas exceed our proportionate ownership in a well, such sales are recorded as revenues unless total sales from the well have exceeded our share of estimated total gas reserves underlying the property at which time such excess is recorded as a deferred credit. Deferred credits relating to our overproduced position were $17.1 million (9.127 Bcf) at September 30, 2012 and $13.7 million (7.318 Bcf) at December 31, 2011.

Samson’s method of recording natural gas sales allows for recognition of revenue that may be more or less than our share of proportionate production from certain wells. We expense our proportionate share of lease operating costs from all wells as incurred. In the second quarter of 2011, we received approximately $30.9 million of insurance proceeds related storm damage that reduced lease operating expense for the nine month period ended September 30, 2011.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value Measurements

Certain of our assets and liabilities are measured at fair value at each reporting date. Fair value represents the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the reporting date. Fair value measurements are classified according to a hierarchy that prioritizes the inputs and assumptions underlying the valuation techniques. This hierarchy consists of three broad levels:

•

Level 1 – Inputs consist of unadjusted quoted prices in active markets for identical assets and liabilities and have the highest priority. We consider active markets to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis. When available, we measure our assets and liabilities using Level 1 inputs as they generally provide the most reliable evidence of fair value.

•

Level 2 – Inputs consist of quoted prices that are generally observable for the asset or liability, either directly or indirectly. Common examples of these inputs include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in markets not considered to be active that are nonetheless observable by correlation to observable market pricing or executed transactions. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or supported observable levels at which transactions are executed in the marketplace. Level 2 instruments primarily include non-exchange traded derivatives such as over-the-counter commodity price swaps and basis swaps. Our valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value and (iii) current market and contractual prices for the underlying instrument, as well as other relevant economic measures. We utilize our counterparties’ valuation to assess the reasonableness of our prices and valuation techniques.

•

Level 3 – Inputs are not observable from objective sources and have the lowest priority. Unobservable inputs are used to measure fair value to the extent that the observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date. Level 3 instruments primarily include over-the-counter basis swaps and adjustable rate securities. Our valuation models are primarily industry-standard models that consider various inputs including: (i) quoted forward prices for commodities, (ii) time value, (iii) volatility factors and (iv) current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Although we utilize our counterparties’ valuations to assess the reasonableness of our prices and valuation techniques, we do not have sufficient corroborating market evidence to support classifying these assets and liabilities as Level 2.

Evaluation of Subsequent Events

Management evaluated subsequent events through the issuance date of these consolidated financial statements, February 14, 2013. No events other than those disclosed herein have occurred that require additional recognition or disclosure in these consolidated financial statements.

Recent Accounting Pronouncements Issued But Not Yet Adopted

In December 2011, the FASB issued Accounting Standard Update (“ASU”) No. 2011-11, “Balance Sheet (Topic 210)–Disclosures about Offsetting Assets and Liabilities.” The new standard requires an entity to disclose information about offsetting arrangements to enable financial statement users to understand the effect of netting arrangements on an entity’s financial position. The disclosures are required for recognized financial instruments

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and derivative instruments that are subject to offsetting under current accounting literature or are subject to master netting arrangements irrespective of whether they are offset. The objective of the new disclosures is to facilitate comparison between entities that prepare financial statements on the basis of U.S. GAAP and entities that prepare financial statements under International Financial Reporting Standards (“IFRS”). The disclosure requirements will be effective for periods beginning on or after January 1, 2013 and must be applied retrospectively to all periods presented in the balance sheet. We will adopt the requirements of ASU No. 2011-11 in 2013, which may require additional footnote disclosures and is not expected to have a material effect on our financial position, results of operations or cash flows.

We are monitoring the joint standard-setting efforts of the FASB and IASB. There are a number of pending accounting standards being targeted for completion in 2012 and beyond, including, but not limited to, standards relating to revenue recognition, accounting for leases, and accounting for financial instruments and hedging activity. Because these pending standards have not yet been finalized and the Boards’ deliberations continue to evolve, at this time we are not able to determine the potential future impact these standards will have, if any, on our financial position, results of operations or cash flows.

Note 2.  Business Combination

During 2011 a group of investors led by Kohlberg Kravis Roberts & Co., L.P. formed Samson with the intent of acquiring all of the issued and outstanding common stock of Samson Investment Company. The Acquisition was financed, all of the Predecessor company’s outstanding long-term indebtedness was repaid and related fees and expenses were paid with proceeds from: (i) approximately $1,345.0 million of borrowings under the Revolver; (ii) $2,250.0 million of borrowings under the Bridge Facility; (iii) $4,145.0 million from an equity contribution consisting of cash from the investor group and (iv) $180.0 million aggregate redemption value of Cumulative Preferred Stock issued by Samson to the selling stockholders. Prior to consummating the sale of stock, the Predecessor completed a reorganization and as a result certain assets and liabilities used by its offshore and Gulf Coast divisions were distributed to the selling stockholders (the “Gulf Coast and Offshore Reorganization”). The reorganization was accounted for at book value with no gain or loss recorded on the transaction.

The Acquisition was accounted for as a business combination with the assets acquired and the liabilities assumed recorded at fair value. Our September 30, 2012 financial statements were previously issued using preliminary estimates of the fair values of our acquired assets. In the fourth quarter of 2012, we finalized the accounting for the Acquisition and made certain measurement period adjustments which affected the acquisition date fair values of our acquired assets. The adjustments were the result of receiving the final valuation report from a third party valuation firm and management undertaking a process to refine our estimates of fair value measurements based on information learned regarding facts and circumstances that existed as of the acquisition date.

The following summarizes the estimated fair value of the consideration exchanged for the Acquisition and the amount of identified assets acquired and liabilities assumed at the acquisition date:

Fair value of consideration transferred (in thousands):

Cash	$6,916,362
Preferred stock of Samson	161,503

Total consideration transferred	$7,077,865

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table shows the final estimated fair values of the assets acquired and liabilities assumed as follows (in thousands):

Cash	$22,400
Accounts receivable	105,059
Prepaids	5,579
Oil and gas properties	10,507,615
Derivative assets (net)	3,703
Other property and equipment	276,751
Other assets	225,196
Accounts payable	(518,998)
Oil and gas revenues held for distribution	(103,879)
Accrued liabilities	(425,417)
Deferred credits and other long-term liabilities	(65,687)
Deferred income taxes	(2,954,457)

Total identified net assets	$7,077,865

Changes to our preliminary estimates of fair values of acquired assets and liabilities included reductions to the estimated fair value of our asset retirement obligations and our unevaluated oil and gas properties of approximately $89.0 million. We also adjusted the value of individual prospects (undeveloped land that is included in our unevaluated costs in our consolidated balance sheets), although those adjustments did not impact the total estimated acquisition date fair value of our unevaluated oil and gas properties.

The adjustments to our preliminary business combination accounting described above resulted in the following changes to our previously issued interim financial statements for September 30, 2012:

•	An increase in the gross value of unevaluated properties as of September 30, 2012 of $83.6 million,

•	A decrease in the asset retirement obligations of $92.5 million as of September 30, 2012,

•	A decrease in depletion expense of approximately $0.4 million for the nine months ended September 30, 2012,

•	A decrease in our impairment expense resulting from our full cost ceiling test of $171.5 million for the nine months ended September 30, 2012,

Further adjustments were made to the previously issued interim financial statements for September 30, 2012 as a result of certain errors identified that are described in Note 3.

We estimated the fair value of our asset retirement obligations using acquisition date assumptions of future retirement costs, the timing of those costs and a credit adjusted discount rate. We developed the estimated fair value of our oil and gas properties, with the assistance of a valuation advisor, using a discounted cash flow method. We developed the estimated fair value of our other property and equipment, with the assistance of a valuation advisor, using the cost approach. We developed the estimated fair value of the preferred stock by estimating the present value of the redemption value (including estimated future interest payments) at the date of acquisition. The fair value measurements associated with the business combination are classified as Level 3 in the fair value hierarchy discussed above in Note 1. The carrying value of current assets and liabilities approximated fair value at the time of the acquisition.

Acquisition related transaction fees were expensed as incurred.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3.  Restatement of Previously Issued Consolidated Financial Statements

We have restated our consolidated balance sheet as of September 30, 2012 and the related consolidated statements of income (loss) and comprehensive income (loss), cash flows and changes in shareholders’ equity for the nine months ended September 30, 2012 to reflect the correction of errors related to hedge accounting, errors in the accounting for our oil and gas properties, and errors in our calculation of depletion expense, all of which are discussed in more detail below. We have also restated our consolidated statement of income (loss) and comprehensive income (loss) and our consolidated statement of cash flows for the nine months ended September 30, 2011 to reflect a correction of an error to our depletion expense and to correct certain miscalculations made when preparing the statement of cash flows. The miscalculations included, but were not limited to, determining cash flows from divestitures.

We applied cash flow hedge accounting for a portion of our derivative financial instruments beginning on July 1, 2012. Subsequently, we determined that, for a portion of our cash flow hedges, our hedge documentation was not precise enough (1) to identify the hedged forecasted physical transaction and (2) to conclude at the designation date that the cash flow hedge was expected to be highly effective at managing price risk associated with physical sales of our oil and gas production. Consequently, we adjusted our financial statements to remove the effect of hedge accounting for the portion of our cash flow hedges that we determined do not qualify for hedge accounting. This resulted in a decrease to our revenues from commodity derivatives of $13.6 million, a decrease to our other comprehensive loss of $8.8 million (net of tax of $4.8 million), and a decrease in our impairment expense of $84.2 million.

We are required to transfer value from our unproved properties (not subject to amortization) to our full cost pool when proved reserves are established or impairment of our unproved properties occurs. During the nine months ended September 30, 2012, we incorrectly calculated adjustments to unproved properties made upon the establishment of proved reserves. Additionally, we discovered errors in our quarterly depletion calculation. Consequently, our depletion expense and impairment expense for each of the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 were misstated. Our depletion expense for the quarters ended March 31, 2012, June 30, 2012, and September 30, 2012 was understated by $5.1 million, $4.0 million, and $13.1 million, respectively. Our impairment expense for the quarters ended June 30, 2012 and September 30, 2012 was understated by $39.0 million and $130.3 million, respectively. Our depletion expense for the nine months ended September 30, 2011 was understated by $29.4 million.

As described in Note 2, we have also recast the previously issued financial statements to reflect measurement period adjustments for the accounting for the Acquisition. The effects of the recast and the restatement are shown below (in thousands):

Consolidated Statement of Income and Comprehensive Income

for the Nine Months Ended September 30, 2012

	As Reported	Recast Adjustments	Restatement Adjustments	As Restated & Recast
Commodity derivatives	$79,719	$—	$(13,596)	$66,123
Total revenues	849,415	—	(13,596)	835,819
Depreciation, depletion, and amortization	475,294	(440)	22,244	497,098
Impairment	476,761	(171,500)	255,726	560,987
Operating expenses	1,312,686	(171,940)	277,970	1,418,716
Operating income (loss)	(463,271)	171,940	(291,566)	(582,897)
Loss before income taxes	503,276	(171,940)	291,566	622,902
Income tax provision (benefit)	(178,160)	60,867	(103,215)	(220,508)
Net income (loss)	(325,116)	111,073	(188,351)	(402,394)
Other comprehensive income (loss)	(18,787)	—	8,783	(10,004)
Total comprehensive income (loss)	$(343,903)	$111,073	$(179,568)	$(412,398)

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheet as of September 30, 2012

	As Reported	Recast Adjustments	Restatement Adjustments	As Restated & Recast
Oil and gas properties, full cost method:
Proved properties	$3,651,630	$(90,568)	$115,501	$3,676,563
Unproved properties, not being amortized	7,219,476	83,603	(325,138)	6,977,941
Property, plant and equipment, net	11,147,986	(6,965)	(209,637)	10,931,384
Total assets	11,725,969	(6,965)	(209,637)	11,509,367
Oil and gas revenues held for distribution	115,583	—	(18,082)	97,501
Deferred credits and other long-term liabilities	164,905	(92,490)	—	72,415
Deferred income taxes	2,743,199	30,275	(67,810)	2,705,664
Accumulated deficit	398,783	(111,073)	188,351	476,061
Accumulated other comprehensive loss	18,787	—	(8,783)	10,004
Total shareholders’ equity	3,751,574	111,073	(179,568)	3,683,079
Total liabilities and shareholders’ equity	$11,725,969	$48,858	$(265,460)	$11,509,367

Consolidated Statement of Cash Flows

for the Nine Months Ended September 30, 2012

	As Reported	Recast Adjustments	Restatement Adjustments	As Restated & Recast
Net income (loss)	$(325,116)	$111,073	$(188,351)	$(402,394)
Unrealized loss on derivative instruments	40,117	—	13,596	53,713
Depreciation, depletion & amortization	475,294	(440)	22,244	497,098
Impairment	476,760	(171,500)	255,727	560,987
Provision for deferred income taxes	(178,160)	60,867	(103,215)	(220,508)
Revenues held for distribution and accrued liabilities	92,193	—	(18,082)	74,111
Net cash provided by operating activities	444,870	—	(18,082)	426,788
Capital expenditures—oil and gas properties	(1,065,015)	—	18,082	(1,046,933)
Net cash used in investing activities	$(1,090,182)	$—	$18,082	$(1,072,100)

Consolidated Statement of Income and Comprehensive Income

for the Nine Months Ended September 30, 2011

	As Reported	Restatement Adjustments	As Restated
Depreciation, depletion, and amortization	$396,076	$29,370	$425,446
Operating expenses	725,786	29,370	755,156
Income (loss) before income taxes	596,025	(29,370)	566,655
Income tax provision (benefit)	210,622	(10,026)	200,596
Net income (loss)	385,403	(19,344)	366,059
Total comprehensive income (loss)	$379,325	$(19,344)	$359,981

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statement of Cash Flows

for the Nine Months Ended September 30, 2011

	As Reported	Restatement Adjustments	As Restated
Net income (loss)	$385,403	$(19,344)	$366,059
Gain on short-term investments and sale of other assets	(5,704)	24	(5,680)
Unrealized loss (gain) on derivative instruments	(117,266)	(3,131)	(120,397)
Depreciation, depletion & amortization	396,076	29,370	425,446
Provision for deferred income taxes	205,524	(4,928)	200,596
Accounts receivable	32,286	408	32,694
Prepaids and inventories	(403)	48	(355)
Accounts payable	79,369	11,324	90,693
Revenues held for distribution and accrued liabilities	38,076	1,440	39,516
Net cash provided by operating activities	1,016,421	15,211	1,031,632
Capital expenditures—oil and gas properties	(1,405,680)	(144,550)	(1,550,230)
Proceeds from divestitures—oil and gas properties	397,543	137,465	535,008
Proceeds from sale of other assets	17,468	(8,126)	9,342
Net cash used in investing activities	$(977,946)	$(15,211)	$(993,157)

Note 4.  Acquisitions and Divestitures

Acquisitions of Oil and Gas Properties

On May 17, 2012, Samson entered into a purchase and sale agreement with Hilcorp Energy X, L.P. to purchase oil and gas properties for approximately $39.0 million, all of which is categorized as undeveloped leasehold, in Converse County, Wyoming. The transaction closed on June 8, 2012.

Divestitures of Oil and Gas Properties

Permian

The Predecessor sold substantially all of its oil and gas properties located in the Permian Basin in two separate sales, which closed on January 5, 2011 and January 7, 2011. The total sales price was approximately $468.1 million. The net sales proceeds have been reflected as a reduction of oil and gas properties, with no gain or loss recognized as appropriate with full cost accounting.

Note 5.  Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	September 30, 2012	December 31, 2011
	(as restated and recast)
Oil and gas properties:
Proved properties	$4,724,113	$3,486,109
Unproved properties not being amortized	6,977,941	7,149,440
Accumulated depletion	(1,047,550)	(17,099)

Net oil and gas properties	10,654,504	10,618,450

Other property and equipment	302,089	276,938
Accumulated depreciation	(25,209)	(876)

Net other property and equipment	276,880	276,062

Property, plant and equipment, net of accumulated depletion and depreciation	$10,931,384	$10,894,512

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the full cost method of accounting, we capitalize internal costs that are directly related to property acquisition, exploration and development of oil and gas properties. These costs totaled $23.7 million for the Successor nine month period ended September 30, 2012, and $58.5 million for the Predecessor nine month period ended September 30, 2011. Capitalized costs are included in the oil and gas properties subject to depletion.

At September 30, 2012, the net capitalized costs of oil and gas properties subject to depletion exceeded the ceiling amount due to declining market prices for oil and gas and an impairment charge of $521.9 million ($337.2 million net of related deferred income taxes) was recorded. An impairment charge of $39.0 million ($25.2 million net of related deferred income taxes) was recorded during the second quarter of 2012. No impairment was recorded for the Predecessor nine month period ended September 31, 2011.

Note 6.  Asset Retirement Obligations

Asset retirement obligations relate to producing wells, gas gathering well connections and related facilities and represent the estimated discounted costs for future dismantlement and abandonment of oil and gas properties. The following table provides a reconciliation of the changes in the estimated asset retirement obligations (in thousands):

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(as restated and recast)	(as restated)
Asset retirement obligations as of beginning of period	$141,199	$242,347
Liabilities incurred	717	4,719
Liabilities settled	(546)	(3,266)
Disposition of wells	(549)	(102,341)
Accretion expense	3,555	6,741
Change in estimate	(89,021)	33,294

Asset retirement obligations as of end of period	$55,355	$181,495

Changes in estimates used to record asset retirement obligations occur when new information becomes available or if our plans change with respect to future retirement activities. Changes may relate to the expected future retirement costs or the timing of when retirement activities may occur. For the nine months ended September 30, 2012, the change in estimate relates to measurement period adjustments made to the initial business combination accounting. The adjustments are described in Note 2.

Note 7.  Derivative Financial Instruments

Objectives and Strategies

We are exposed to market risk from changes in energy commodity prices related to our crude oil, natural gas and natural gas liquids production activities. We utilize commodity-based derivative instruments to manage our exposure to changes in expected future cash flows from forecasted sales of crude oil, natural gas and natural gas liquids attributable to commodity price risk. These derivatives have historically included fixed price swap

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

agreements, costless collars and basis swaps. We do not hold or issue derivative instruments for speculative or trading purposes.

Accounting Treatment

We record all derivatives at fair value, with the exception of normal purchase and normal sales that are expected to result in physical delivery. The accounting for changes in fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it.

During July 2012, we designated a portion of our commodity derivatives as cash flow hedges of the forecasted sales of our crude oil and natural gas production, for hedge accounting purposes. The table below summarizes the various ways in which we account for our derivative instruments and the impact on our consolidated financial statements:

Recognition and Measurement
Accounting Treatment	Balance Sheet	Statement of Income

Normal purchase and normal sale	- Fair value not recorded	- Change in fair value not recognized in earnings

Mark-to-market	- Recorded at fair value	- Change in fair value recognized in earnings

Cash flow hedge	- Recorded at fair value	- Ineffective portion of gain or loss on the derivative instrument is recognized in earnings
	- Effective portion of the gain or loss on the derivative instrument is reported initially as a component of accumulated other comprehensive income (loss)	- Effective portion of the gain or loss on the derivative instrument is reclassified out of accumulated other comprehensive income (loss) into earnings when forecasted transaction affects earnings

We formally document all relationships between hedging instruments and hedged items, as well as risk-management objectives. We specifically identify the forecasted transaction that has been designated as the hedged item. We assess the effectiveness of hedging relationships quarterly to determine whether the hedge relationships are highly effective on a retrospective and prospective basis. The agreements and contracts designated as cash flow hedges are expected to be highly effective in offsetting cash flows attributable to the hedged risk during the term of the hedge. However, ineffectiveness could be recognized as a result of locational differences between the hedging derivative and the hedged item.

Cash flows from forwards and swaps being accounted for as cash flow hedges are included in the same category as the cash flows from the related hedged item in our consolidated statements of cash flows.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivatives

Our natural gas derivatives settle against the New York Mercantile Exchange (“NYMEX”) first of the month Henry Hub index. Our natural gas basis swaps settle against the respective Inside FERC first of the month index. Our crude oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. In 2012 we expanded our economic hedge program to include natural gas liquids (“NGLs”). Fixed price swap agreements, indexed to either Mont Belvieu or Conway futures prices are used to manage the impact of fluctuations in natural gas liquids prices. The following table sets forth our net open derivative positions as of September 30, 2012 for derivatives designated as hedging instruments:

	Natural Gas Fixed Price Swaps		Crude Oil Fixed Price Swaps		Natural Gas Basis Swaps
Period	Volume (MMBtu)	Weighted Average Price ($/MMBtu)	Volume (MBBls)	Weighted Average Price ($/BBls)	Volume (MMBtu)	Weighted Average Price ($/MMBtu)
Q4 2012	13,571	$3.62	230	$92.81	8,900	$0.30
Q1-Q4 2013	67,316	$3.63	913	$92.47	16,425	$0.18
Q1-Q4 2014	14,473	$4.07	913	$91.66	—	—
Q1-Q4 2015	13,184	$4.07	365	$91.30	—	—
Q1-Q4 2016	12,108	$4.07	—	—	—	—
Q1-Q4 2017	3,650	$3.93	—	—	—	—

The following tables set forth our net open derivative positions as of September 30, 2012 for derivatives not designated as hedging instruments:

	Natural Gas Fixed Price Swaps		Crude Oil Fixed Price Swaps		Natural Gas Basis Swaps
Period	Volume (MMBtu)	Weighted Average Price ($/ MMBtu)	Volume (MBBls)	Weighted Average Price ($/BBls)	Volume (MMBtu)	Weighted Average Price ($/MMBtu)
Q4 2012	12,966	$4.22	1,334	$90.34	920	$0.63
Q1-Q4 2013	51,803	$3.76	5,751	$91.59	—	—
Q1-Q4 2014	58,273	$4.06	4,745	$91.23	—	—
Q1-Q4 2015	20,484	$3.99	913	$92.83	—	—
Q1-Q4 2016	19,428	$3.99	—	—	—	—
Q1-Q4 2017	10,950	$3.92	—	—	—	—

	Ethane Fixed Price Swaps		Propane Fixed Price Swaps		Natural Gasoline Fixed Price Swaps
Period	Volume (Tgal)	Weighted Average Price ($/Tgal)	Volume (Tgal)	Weighted Average Price ($/Tgal)	Volume (Tgal)	Weighted Average Price ($/Tgal)
Q4 2012	6,762	$0.36	6,955	$0.90	1,932	$2.22
Q1-Q4 2013	19,163	$0.41	21,462	$1.03	7,665	$2.10

The following table sets forth our net open derivative positions at December 31, 2011 for derivatives not designated as hedging instruments:

	Natural Gas Fixed Price Swaps		Crude Oil Fixed Price Swaps		Natural Gas Basis Swaps
Period	Volume (MMBtu)	Weighted Average Price ($/ MMBtu)	Volume (MBBls)	Weighted Average Price ($/BBls)	Volume (MMBtu)	Weighted Average Price ($/MMBtu)
Q1-Q4 2012	63,488	$4.83	5,307	$91.83	25,310	($0.44)
Q1-Q4 2013	25,132	$4.21	4,839	$91.62	—	—
Q1-Q4 2014	21,645	$4.21	3,833	$90.49	—	—
Q1-Q4 2015	19,067	$4.21	1,278	$90.91	—	—
Q1-Q4 2016	16,896	$4.21	—	—	—	—

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statement Presentation

We recognize all derivatives in the balance sheet as either an asset or liability measured at fair value. To the extent a legal right of offset exists, we net the value of our derivatives with the same counterparty in our consolidated balance sheets. The current unrealized changes in fair value, as well as any periodic settlements realized on derivative financial instruments not designated as hedges are recognized in commodity derivatives (as a component of total revenue) in the current period.

The following table presents the gross fair value and location of each classification of derivative instrument disclosed in the consolidated balance sheets as of September 30, 2012 and December 31, 2011:

	September 30, 2012		December 31, 2011
	Assets	Liabilities	Assets	Liabilities
Derivatives designated as hedges
Current derivative assets	$12,082	$—	$—	$—
Noncurrent derivative assets	3,276	—	—	—
Current derivative liabilities	—	17,312	—	—
Noncurrent derivative liabilities	—	17,514	—	—

Total derivatives designated as hedges	15,358	34,826	—	—

Derivatives not designated as hedges
Current derivative assets	27,121	—	116,779	—
Noncurrent derivative assets	8,579	—	15,069	—
Current derivative liabilities	—	25,134	—	60,443
Noncurrent derivative liabilities	—	43,798	—	54,907

Total derivatives not designated as hedges	35,700	68,932	131,848	115,350

Total derivatives	$51,058	$103,758	$131,848	$115,350

Cash Flow Hedges

We use derivative instruments to hedge the cash flows associated with the anticipated sales of our natural gas and crude oil production activities. Accumulated other comprehensive loss at September 30, 2012 includes a loss of $10.0 million net of tax related to these hedges that will be recognized over the next five years as the forecasted transactions affect earnings. If prices remain at current levels we will recognize $3.9 million in losses net of income tax over the next twelve months. For derivatives designated as hedges, the following table presents separately the pretax cash settlements and unrealized gains and losses include in the consolidated statements of income (loss) and comprehensive income (loss) for the periods presented (in thousands):

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Classification
Net gain (loss) recognized in other comprehensive income (loss) due to the derivative movement of the effective portion of hedge	$(20,754)	$—	AOCI
Net gain (loss) reclassified from accumulated other comprehensive income (loss) into income due to realized gains (losses) associated with production	$(5,260)	$—	Revenues
Gain (loss) recognized in income due to the derivative movement of the ineffective portion of the hedge	$(1,239)	$—	Revenues

The following table presents separately the pretax settlements and mark-to-market adjustments included in the consolidated statements of income (loss) and comprehensive income (loss) (in thousands):

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Mark-to-market adjustments	$80,958 (1)	$176,947
Less: Cash settlements	(125,024)	(59,681)

Net change in derivative instruments	$(44,066)	$117,266

(1)	Included within mark-to-mark adjustments is $53,713 related to derivatives not designated as hedges.

Note 8.  Fair Value Measurements

The following table presents, by level within the fair value hierarchy, our assets and liabilities that are measured at fair value on a recurring basis (in thousands):

		Fair Value Measurement Using:
	Carrying Amount	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Netting(a)	Total Fair Value
September 30, 2012 assets (liabilities):
Derivative assets	$12,948	$—	$43,734	$7,324	$(38,110)	$12,948
Derivative liabilities	$(65,649)	$—	$(99,315)	$(4,444)	$38,110	$(65,649)
December 31, 2011 assets (liabilities):
Derivative assets	$63,954	$—	$131,800	$48	$(67,894)	$63,954
Derivative liabilities	$(47,456)	$—	$(107,529)	$(7,821)	$67,894	$(47,456)

(a)	Our derivative assets and liabilities are labeled as such on the consolidated balance sheets and are presented on a net basis. We net derivative assets and liabilities, including cash collateral, when a legally enforceable master netting agreement exists between the counterparty to a derivative contract and us. The majority of our derivatives are entered into with banks that are part of our credit facility, and therefore we do not have any margin requirements.

The following methods and assumptions were used to estimate the fair values in the table above.

Level 2 Fair Value Measurements

Derivatives—The fair value of our derivative instruments is estimated by considering various factors, including closing exchange and over-the-counter quotations and the time value of the underlying commitments. Financial asset and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

Level 3 Fair Value Measurements

Derivatives—Although we use a similar valuation methodology for these assets and liabilities as those classified as Level 2, we do not have sufficient corroborating market evidence to support classifying them as Level 2 as of the balance sheet date.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present a reconciliation of changes in the fair value of our financial assets and liabilities classified as Level 3 fair value measurements in the fair value hierarchy for the nine months ended September 30, 2012 and 2011 (in thousands):

September 30, 2012 (Successor)	Derivatives	Total
Balance at December 31, 2011	$(7,773)	$(7,773)
Total gains or losses:
Included in earnings	6,733	6,733
Included in Other Comprehensive Income	(855)	(855)
Purchases, Issuances & Settlements	4,776	4,776

Balance at September 30, 2012	$2,881	$2,881
Total gains for the period included in earnings attributable to the change in unrealized gain (loss) relating to assets still held as of September 30, 2012	$4,658	$4,658

September 30, 2011 (Predecessor)	Investments	Derivatives	Total
Balance at December 31, 2010	$16,148	$(23,089)	$(6,941)
Total gains or losses:
Included in earnings	6,175	(6,673)	(498)
Included in Other Comprehensive Income	(6,648)	—	(6,648)
Purchases, Issues & Settlements	(15,675)	17,114	1,439

Balance at September 30, 2011	$—	$(12,648)	$(12,648)

Total losses for the period included in earnings attributable to the change in unrealized gain (loss) relating to assets still held as of September 30, 2011	$—	$(2,598)	$(2,598)

Gains and losses on short-term investments and derivatives are reported in the consolidated statements of income (loss) and comprehensive income (loss) in investments income, net of taxes respectively. All short-term investments classified as Level 3 were sold during the first quarter of 2011.

Other Financial Instruments

Our cash and cash equivalents are comprised of bank and money market accounts and are classified as Level 1. The carrying values of our accounts receivable, accounts payable and accrued liabilities are a reasonable estimate of fair value, primarily because of the short-term nature of these investments, and are classified as Level 3 measurements. The long-term debt of the Successor outstanding at September 30, 2012 is also considered to have a carrying value which approximates the fair value and is classified as Level 3.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Debt

Long-Term Debt

Long-term debt consists of the following (in thousands):

	September 30, 2012	December 31, 2011
Revolving Credit Agreement	$1,015,000	$1,345,000
Bridge Loan	—	2,250,000
Second Lien Term Loan	1,000,000	—
9.75% Senior Notes	2,250,000	—

Total	4,265,000	3,595,000
Less: Current portion	—	—

Total Long-Term Debt	$4,265,000	$3,595,000

Maturities of Long-term Debt

Maturities of long-term debt outstanding at September 30, 2012 are as follows (in thousands):

2012	$—
2013	—
2014	—
2015	—
2016	1,015,000
Thereafter	3,250,000

$4,265,000

Revolving Credit Agreement

Upon the closing of the Acquisition, we entered into the Credit Agreement (“Revolver”), which provided for borrowings up to $2,250.0 million with JPMorgan Chase Bank, N.A. as the administrative agent. Upon funding of the Second Lien Term Loan Credit Agreement discussed below, the Revolver provides for borrowings up to $2,000.0 million. Our Revolver matures on December 21, 2016 and provides for revolving loans, swingline loans and letters of credit. The Revolver is secured by the assets of Samson. Borrowings under the Revolver bear interest at floating rates based upon the interest rate option selected from time to time by Samson. We borrowed $1,345.0 million under the Revolver on the closing date of the Acquisition. At September 30, 2012, we had availability of $983.9 million, net of $1.1 million of outstanding letters of credit, with a weighted average interest rate of 2.28%. Interest is paid monthly. As of December 31, 2011, we had availability under the Revolver of $903.6 million, net of $1.4 million of outstanding letters of credit. The weighted average interest rate was 2.04% at December 31, 2011.

On September 7, 2012, our revolving credit facility lenders agreed to modify the financial covenant to maintain consolidated income before interest, taxes, depreciation, amortization and certain other amounts (“Adjusted EBITDA”) to debt ratio. The modified debt to Adjusted EBITDA covenant requires a ratio of no more than 5.75x for the remainder of 2012 and 2013, 5.5x for 2014, 5.0x for 2015 and 4.5x for 2016.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bridge Loan

Upon the closing of the Acquisition, Samson entered into the Senior Unsecured Loan Agreement (“Bridge Facility”) whereby we borrowed an aggregate of $2,250.0 million to fund the Acquisition and related transaction costs. The Bridge Facility was unsecured with an interest rate of 8.0% with JPMorgan Chase Bank, N.A. acting as administrative agent. Outstanding borrowings under the Bridge Facility were paid in full with proceeds from the 9.75% Senior Notes discussed below. A loss of approximately $44.8 million was recorded in the first quarter of 2012, as early extinguishment of debt related to the write off of unamortized debt issuance costs.

9.75% Senior Notes

On February 8, 2012, we issued $2,250.0 million aggregate principal amount of 9.75% Senior Notes (“Senior Notes”) to repay in full the Bridge Facility. The Senior Notes mature on February 15, 2020. Interest on the notes is payable semi-annually on February 15 and August 15.

Second Lien Term Loan Credit Agreement

On September 25, 2012, we entered into a second lien term loan credit agreement with Bank of America, N.A. (“BOA”) as the administration agent and collateral agent with participating lenders (collectively, “Lenders”) whereby we borrowed an aggregate $1,000.0 million in initial term loans. The term loans mature on September 25, 2018. The initial term loans are based upon the London interbank offering rate (“LIBOR”) and bear interest at a rate equal to six-month LIBOR (with a floor of 1.25%) plus 4.75%. Future borrowings will bear interest based upon the interest rate option selected from time to time by Samson. As of September 30, 2012, our interest rate was 6%. Upon an event of default, the applicable interest rate increases under the credit agreement and the Lenders may call all obligations due. The agreement references various events constituting a default, including, but not limited to, failure to pay principal or interest on any initial term loan under the agreement, failure to comply with obligations or covenants, a change in control of the Company and bankruptcy and similar proceedings. The credit agreement is secured by a lien and security interest in any and all of our assets. Approximately $853.0 million of the loan proceeds were used to pay principal and interest on the Revolver.

Debt Issuance Costs

Costs incurred to obtain debt financing were capitalized as deferred costs and are being amortized over the life of the related debt. The unamortized amount of debt related costs capitalized at September 30, 2012 and December 31, 2011 is $150.7 million and $160.9 million, respectively.

Future amortization of these costs as of September 30, 2012 is as follows (in thousands):

2012	$4,171
2013	24,217
2014	25,180
2015	26,240
2016	26,988
Thereafter	43,923

$150,719

Note 10.  Shareholders’ Equity

Predecessor Stock Appreciation Rights

Effective July 1, 2008, the Predecessor’s Samson Investment Company First Amended 1988 Employee Non-Qualified Stock Option Plan was converted to the Samson Investment Company 2008 Stock Appreciation Rights Plan (the “Plan”). All stock options outstanding under the 1988 plan were converted to Stock Appreciation Rights (“SARs”) on a one-for-one basis. SARs did not grant the holder any right to acquire shares of the Predecessor’s common stock.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under the Plan, SARs were granted to certain employees and officers at the Grant Price (as defined in the Plan) established by the Board of Directors as of the effective date of the grant. SARs expired ten years and one day from the effective date of the grant. All SARs could be tendered in exchange for an Appreciation Payment (as defined by the Plan) as determined by each grant or upon the employee’s termination of employment.

After one year from the effective date of each grant of SARs, such SARs could be tendered at the rate of 20% per year. Compensation was measured at the end of each period as the amount by which the Tender Price (as defined in the Plan) exceeded the Grant Price for SARs, with expense recognized over the vesting period. The Company valued SARs using the intrinsic value method.

SAR activity during the nine months ended September 30, 2011 was as follows (in thousands, except SARs and per SARs data):

Nine Months Ended September 30, 2011	Number of Shares	Weighted- Average Grant Price	Intrinsic Value
SARs outstanding at December 31, 2010	18,583,490	16.34
SARs tendered	(306,020)	11.44	$1,980
SARs forfeited	(142,080)	20.52
SARs granted	14,000	19.57

SARs outstanding at September 30, 2011	18,149,390	16.39

During the nine month period ended September 30, 2011, various employees and officers of the Predecessor tendered 306,020 SARs.

In connection with the closing of the Acquisition, all unvested SARs were fully vested and all outstanding SARs were tendered in exchange for an Appreciation Payment (as defined in the Plan) and the Plan was terminated on December 21, 2011.

Amounts related to SARs are reflected in the financial statements as follows (in thousands):

Nine Months Ended September 30, 2011
General and administrative expenses	$17,064
Oil and gas properties	5,688

$22,752

Successor Common Stock

On December 21, 2011, 829,000,000 shares of Samson’s common stock were sold for total consideration of approximately $4,145.0 million. Each share of our common stock entitles its holder to one vote in the election of each director. No share of our common stock affords any cumulative voting rights. Holders of common stock will be entitled to dividends in such amounts and at such times as our Board of Directors, in its discretion, may declare out of funds legally available for the payment of dividends. No dividends were declared or paid through September 30, 2012. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Puttable Common Stock

In the quarter ended June 30, 2012, certain members of management purchased approximately 2.5 million shares of common stock for total consideration of $12.4 million. The common stock purchased by management contains certain put and call rights that allow the management purchasers to require the Company, or allow the Company, to repurchase the common stock at either the current fair value of the common stock or the management purchasers’ initial cost basis of the stock depending on the circumstances. The proceeds received from the sale of the common stock is presented as temporary equity in the consolidated balance sheet.

Note 11.  Stock Compensation

Stock Incentive Plan

On April 16, 2012, we implemented the “Samson Resources Corporation 2011 Stock Incentive Plan” (“The 2011 Plan”). The 2011 Plan authorizes the grant of awards in the form of restricted shares, phantom stock, warrants or other securities that are convertible or exercisable into shares of common stock. The 2011 Plan will be administered by either the full Board of Directors or a committee as designated by the Board of Directors. Employees, advisors of Samson and its affiliates and members of the Board of Directors are eligible to receive awards under the 2011 Plan. All awards granted under the Plan to date have been to employees or directors in the form of options to purchase common stock, subject to the terms and conditions of the 2011 Plan. All options granted under The 2011 Plan vest over four years and expire ten years after the grant. Any stock that is issued upon exercise of the stock option contains a repurchase feature that would require Samson to buy back shares issued upon exercise under certain circumstances in the event an initial public offering does not occur by 2016. The following table shows the number of awards available under the Plan at September 30, 2012:

Number of Common Shares
Approved and authorized awards	83,147,500
Stock option grants, net of forfeitures	56,885,400

Awards available for future grant	26,262,100

A summary of Samson’s stock option activity under the Plan since inception is presented below:

	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)
Outstanding at beginning of period	—	$—	—
Options granted	59,511,800	5.00	—
Options forfeited	(2,626,400)	5.00	—

Options outstanding at September 30, 2012	56,885,400	$5.00	9.6

Vested at end of period	—	$—	—

Exercisable at end of period	—	$—	—

Stock options are valued at the date of award and compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period. The following table summarizes information about stock-based compensation for stock options for the nine months ended September 30, 2012 (in thousands):

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine Months Ended September 30, 2012
Grant date fair value for awards granted during the period	$143,221

Stock based compensation related to stock options:
Expense during the period	$18,976
Capitalized during the period	2,288

Total stock based compensation during the period	$21,264

Income tax benefit related to stock options	$6,824

In calculating the compensation expense for stock options granted during the period, we estimated the fair value of each grant using the Black-Scholes option pricing model. Assumptions utilized in the model are shown below:

Weighted-average risk-free interest rate	1.00%
Expected term (years)	6.25
Expected volatility	49.30%
Expected dividend yield	—
Forfeiture rate	9.00%

The risk-free rate interest rate is based on U.S. Treasury zero-coupon issuances with remaining terms equal to the expected term. Expected volatilities are based on a combination of historical and implied volatilities of comparable companies.

The following table reflects the future stock-based compensation cost to be recognized (either expensed or capitalized) for all the stock option awards that are outstanding at September 30, 2012 (in thousands):

2012 (remaining)	$11,441
2013	32,581
2014	32,581
2015	31,725
2016	739

$109,067

Note 12.  Supplemental Information to Statements of Cash Flow

Supplemental information to the statements of cash flow consisted of the following (in thousands):

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Interest paid (net of capitalized interest of $218,972 and $49,900, respectively)	$—	$8,617
Income taxes refunded	$1,810	$121

Supplemental Non-cash Investing and Financing Activities

Changes in accounts payable related to acquisition and drilling expenditures for oil and gas properties was $70.5 million for the Successor nine month period ended September 30, 2012 and $73.1 million for the Predecessor nine month periods ended September 30, 2011.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the nine month periods ended September 30, 2012 the Successor recorded non-cash additions to net oil and gas properties and non-cash additions related to the asset retirement obligation of $7.2 million. During the nine month period ended September 30, 2011, the Predecessor recorded non-cash additions to net oil and gas properties and non-cash additions related to the asset retirement obligation of $6.7 million.

During the nine months ended September 30, 2012 our full cost pool was increased by the capitalization of interest associated with amortization of debt issuance costs of $16.4 million, compensation expense of $2.3 million and accretion of Preferred Shares of $9.9 million representing non-cash investing activities.

Note 13.  Employee Benefits

Employee Benefit Programs

We have an employee healthcare plan which provides health and death benefits to substantially all employees. The healthcare plan is self insured and is subject to a stop-loss insurance policy which covers claims over $350,000 per individual. Health benefits are funded by employer and employee contributions. Death benefits are provided by an employer-funded policy held with an insurance company. Samson’s contributions, which include the cost of claims processed and claims incurred but not reported, charged to expense for the Successor were $8.0 million for the nine month periods ended September 30, 2012. Charges of $9.2 million were recorded for the Predecessor for the nine months ended September 30, 2011.

401(k) Plan

Samson has a voluntary defined contribution plan, which becomes effective for all new, regular full-time employees upon the first day of the month after employment, as defined in the plan agreement. Participants may make voluntary contributions to the plan from 1 to 100% of their monthly compensation. We contribute an amount equal to the participants’ first 6% in contributions and an additional 2% non-matching contribution. Employer contributions charged to expense for the Successor were $6.1 million for the nine months ended September 30, 2012. Employer contributions charged to expense for the Predecessor were $6.1 million for the nine months ended September 30, 2011.

Note 14.  Commitments and Contingencies

Commitments

Operating Leases

We lease corporate office space in Tulsa, Oklahoma, Midland, Texas and Denver, Colorado as well as a number of other field office locations. Rent expense was $4.0 million for the Successor nine month period ended September 30, 2012. The Predecessor recorded rental expense of approximately $4.1 million for the nine months ended September 30, 2011.

Additionally, we have commitments for drilling rigs and related equipment, with payments under the contracts accounted for as capital additions to our oil and gas properties. As of September 30, 2012, future payments under these agreements, including rig terminations, are approximately $23.2 million in 2012 and $27.0 million in 2013.

Letters of Credit and Bonds

As of September 30, 2012 and December 31, 2011, we had outstanding irrevocable letters of credit totaling $1.1 million and $1.4 million, respectively, to guarantee payment of certain drilling and workers compensation

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

insurance obligations. Additionally, at September 30, 2012 and December 31, 2011, we had $10.6 million and $12.0 million, respectively, in outstanding bonds securing various commitments such as plugging costs and surface damages.

Gathering and Transportation Agreements

We have contractual commitments with midstream service companies and pipeline carriers for future gathering and transportation of natural gas to move certain of our production to market. Working interest owners will be responsible for their proportionate share of these costs under joint operating agreements. Commitments related to gathering and transportation agreements are not recorded in the accompanying consolidated balance sheets.

Change of Control Agreement

We entered into a Change of Control Agreement (“Severance Agreement”) with certain employees that obligated Samson to pay severance benefits for involuntary termination other than for cause, voluntary termination for good reason, as defined by the Severance Agreement, an employee’s refusal of an offer to transfer to a comparable position within a business entity controlled by the Predecessor, or death or total disability. Severance benefits payable are recorded when it is probable that the obligation has been incurred and the amount can be reasonably estimated. The Severance Agreement generally extended through 2012. In December 2012, the term of the change in control agreements for employees who previously had agreements expiring in December 2012 was extended to December 31, 2013. Consequently, a significant percentage of our employees have agreements in place requiring severance payments under certain circumstances if their employment is terminated prior to December 31, 2013. At September 30, 2012, we have not accrued any amounts associated with the Severance Agreement.

Litigation and Contingencies

We are involved in various litigation matters incidental to our operations; in which matters we defend ourselves vigorously including any new matters when, or if, litigation commences. For these matters, we review the merits of the asserted claims, consult with outside legal counsel as appropriate, evaluate our potential exposure in the matter (including the likelihood of an unfavorable outcome), possible legal, administrative, litigation, and resolution or settlement strategies, and the availability of insurance coverage, subrogation, indemnities and potential third-party liabilities. If we determine that an unfavorable outcome of a particular matter is probable and can be estimated, we accrue the contingent obligation, as well as any expected insurance receivable amounts related to the contingency. As new information becomes available as a result of activities in such matters, legal or administrative rulings in similar matters or a change in applicable law, our conclusions regarding the probability of outcomes and potential exposure may change. The impact of subsequent changes to our estimates and accruals may have a material effect on our results of operations in a single period.

In such litigation matters it is common, and often required, for the parties to attend non-binding mediations or settlement conferences. Such mediations or conferences can end in actual settlement of litigation matters. One litigation matter where we participated in non-binding mediation in the fourth quarter of 2012 is an action seeking class certification and damages related to royalty payments for wells located in Oklahoma. The plaintiffs have brought a wide variety of contract and tort claims, seeking unspecified actual and punitive damages. We have engaged outside legal counsel to represent us in connection with this matter. Our legal expenses related to this matter have been insignificant. Uncertainties exist related to our evaluation of the probability a loss has been incurred given the preliminary stages of this matter. Unless and until a class is certified and until full discovery has occurred relating to the merits of the claim, we cannot determine that a loss is probable or estimate a range of

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

possible loss related to this matter. If a class is certified, the amount of damages sought by the plaintiffs could be material. The evaluation of the likely outcomes of potential litigation or asserted and unasserted claims involves a high degree of uncertainty and could change as new information becomes available.

Note 15.  Other Noncurrent Assets

The following table presents the components of other noncurrent assets (in thousands):

	September 30, 2012	December 31, 2011
Tubular and oil and gas equipment inventory	$31,086	$43,155
Prepaid drilling costs	28,034	20,387
Other	1,610	1,699

	$60,730	$65,241

Tubular and oil and gas equipment inventory consists of materials and supply inventory, primarily pipe, held for use in our oil and gas production activities. Inventory is carried at cost.

Prepaid drilling costs are amounts charged to us by our joint venture operators for our working interest share of costs related to anticipated future drilling. The prepaid balance decreases as drilling occurs and wells are moved to producing status and into our full cost pool.

Note 16.  Income Taxes

Total income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate to net income (loss) from continuing operations before income taxes as a result of the following:

	Successor	Predecessor
	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
U.S. Statutory Rate	35%	35%
State Taxes	0%	0%
Other	0%	0%

	35%	35%

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The provision for income taxes for the periods included in the financial statements is based on the liability method and includes current taxes and the change in our deferred income tax assets or liabilities during the year. Deferred income tax assets and liabilities arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The tax effects of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts and the tax credits and other items that give rise to the deferred tax assets and deferred tax liabilities at September 30, 2012 and December 31, 2011 are as follows (in thousands):

	September 30, 2012	December 31, 2011
	(as restated and recast)
Current deferred tax assets (liabilities):
Accrued expenses	$16,419	$8,443
Unrealized gains on commodity hedges	1,148	(19,943)

Total current deferred tax asset (liability)	$17,567	$(11,500)

Non-current deferred tax assets (liabilities):
Asset retirement obligation	$19,595	$49,984
Unrealized losses (gains) on commodity hedges	17,508	14,103
Capitalized transaction costs	61,910	41,009
Net operating loss	500,305	316,696
Acquired goodwill	3,344	3,781
Foreign tax credit	7,032	7,031
Gas balancing obligation	6,039	4,842
Other credits and carryovers	5,651	5,651
Oil and gas properties	(3,234,317)	(3,244,442)
Other property and equipment	(92,731)	(101,243)

Total non-current deferred tax asset (liability)	$(2,705,664)	$(2,902,588)

We evaluated our tax positions and concluded that we have not taken any uncertain tax positions that require an adjustment to the financial statements. Tax penalties and related interest are charged to the provision for income taxes when uncertain tax positions are recorded in the financial statements.

Note 17.  Redeemable Preferred Stock

In December 2011, we issued 180,000 Preferred Shares as partial consideration exchanged for the Acquisition described in Note 2. The Preferred Shares accrue distributions quarterly at a specified per annum dividend rate times the stated redemption amount of $1,000 per share. Distributions can be in cash or in-kind. The dividend rate is 2% for calendar year 2012, escalating 2% each calendar year until reaching 12%, where it remains until the mandatory redemption date. After the mandatory redemption date, the dividend rate is 15%. Dividends accrued as of September 30, 2012 are $2.8 million. Samson has guaranteed, on a subordinated basis, distributions and other payments due on the Preferred Shares. The Preferred Shares do not provide the holders with general voting rights but do provide the right to vote as a separate class on any matter that would substantially alter the nature and rights of the Preferred Shares.

The Preferred Shares are redeemable at the option of the issuer at any time at a per share redemption price equal to the liquidation amount of the share plus any accrued and unpaid dividends at the time of redemption and are mandatorily redeemable on the earliest to occur of the mandatory redemption date of July 1, 2022 or the

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

consummation of an initial public offering or a change in control. The redemption value at September 30, 2012 is approximately $182.8 million.

Note 18.  Related Party Transactions

In connection with the Acquisition, we entered into a monitoring agreement with affiliates of our principal shareholder and other equity investors to provide Samson management services. As part of this agreement we will pay to such entities an aggregate annual management fee equal to $20.0 million, $5.0 million each quarter, for the fiscal year ending December 31, 2012, which will increase 5% each fiscal year thereafter. These fees are included in the consolidated statement of income (loss) and comprehensive income (loss) as related party management fee.

Effective February 10, 2012, we entered into a Gas Offtake Rights Agreement (“the “Offtake Agreement”) with Trademark Merchant Energy, LLC (“TME”) granting TME the right to acquire a percentage of the natural gas delivered to specified delivery points at an adjusted index price. JD Rockies Resources, Ltd., a non-controlling owner of Samson’s common stock, controls TME and is party to the Offtake Agreement.

Note 19.  Subsequent Events

On October 1, 2012, Samson entered into an agreement to sell property located in Texas County, Oklahoma, for $20.6 million to Mid-Con Energy Properties LLC. The transaction closed on November 2, 2012.

In November and December 2012, we sold our non-operating ownership in certain properties located in the Rocky Mountain and Mid-Continent regions for total consideration of $15.5 million.

On November 6, 2012, Samson entered into an agreement with Continental Resources, Inc. to sell certain Bakken producing and undeveloped properties in North Dakota, for $650.0 million. The transaction closed on December 20, 2012.

On December 11, 2012, we announced certain restructuring activities that included the closing of our Midland, Texas office and a reduction in workforce. As a result of the reduction in workforce, we currently expect that we will record restructuring charges of approximately $47 million, which are expected to be recorded primarily in the fourth quarter of 2012. Our estimated restructuring charges are based on a number of assumptions and actual results may differ from our expectations.

On December 20, 2012, we closed a transaction to sell certain Bakken producing and undeveloped properties for $30.0 million.

Note 20.  Condensed Consolidating Financial Information

Samson Resources Corporation and specified 100% owned subsidiaries (Geodyne Resources, Inc., Samson Contour Energy Co., Samson Contour Energy E&P, LLC, Samson Holdings, Inc., Samson Lone Star, LLC, Samson Resources Company, and Samson-International, Ltd. (collectively the “Subsidiary Guarantors”)) of Samson Investment Company (the “Issuer”), a 100% owned subsidiary of Samson Resources Corporation, fully and unconditionally guarantee obligations under the Senior Notes. These guarantees are joint and several obligations of Samson Resources Corporation and the Subsidiary Guarantors.

Any guarantee by a Subsidiary Guarantor will be automatically and unconditionally released and discharged upon the sale, exchange or transfer of the capital stock of the guarantor or all or substantially all of the assets of

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

such guarantor, the release or discharge of the guarantee by the guarantor with respect to the RBL Revolver, or the merger or consolidation of any guarantor with and into the Issuer or another guarantor, all in compliance with the provisions of the Senior Notes.

Covenants of the Senior Notes limit the ability of the Issuer and the Subsidiary Guarantors to, among other things:

•	Incur additional indebtedness, guarantee indebtedness or issue certain preferred shares;

•	Pay dividends on or make other distributions in respect of capital stock or make other restricted payments; and

•	Enter into certain transactions with affiliates.

We have prepared condensed consolidating financial statements in order to quantify assets, results of operations and cash flows of Samson Resources Corporation, the Issuer, the Subsidiary Guarantors and non-guarantor subsidiaries. The following condensed consolidating Successor balance sheets as of September 30, 2012 and December 31, 2011, and condensed consolidating statements of income (loss) and comprehensive income (loss) and condensed consolidating statements of cash flows for the Successor nine months ended September 30, 2012, and the Predecessor nine months ended September 30, 2011, present financial information for Samson Resources Corporation, as the parent of Samson Investment Company on a stand-alone basis (carrying any investment in subsidiaries under the equity method), financial information for Samson Investment Company on a stand-alone basis (carrying any investment in subsidiaries under the equity method), financial information for the Subsidiary Guarantors on a stand-alone basis, the financial information of our non-guarantor subsidiaries on a stand-alone basis, and the consolidation and elimination entries necessary to arrive at the financial information on a condensed consolidated basis. As Samson Resources Corporation, Samson Investment Company, and the Subsidiary Guarantors are separate taxable entities, deferred income taxes are recorded separately. Information presented for the Predecessor periods reflects comparative information for the Issuer, Subsidiary Guarantors and non-guarantors of Senior Notes and is not necessarily applicable to the Predecessor’s outstanding debt.

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor Condensed Consolidating Balance Sheet

As of September 30, 2012

(In thousands)

	Samson Resources Corporation (Parent Guarantor)	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$88,043	$24,606	$123	$—	$112,772
Accounts receivable, net	2,064	1,147	207,913	932	—	212,056
Intercompany receivables	—	762,042	—	62,101	(824,143)	—
Other current assets	—	23,924	17,782	—	—	41,706
Oil and gas properties, net	—	—	10,654,004	500	—	10,654,504
Other property and equipment, net	—	—	276,880	—	—	276,880
Investment in subsidiaries	3,867,945	7,134,722	—	—	(11,002,667)	—
Other non-current assets	—	230,485	28,034	48,142	(95,212)	211,449

Total assets	$3,870,009	$8,240,363	$11,209,219	$111,798	$(11,922,022)	$11,509,367

Accounts payable	$—	$—	$313,747	$5,268	$—	$319,015
Intercompany payables	3,167	—	820,976	—	(824,143)	—
Accrued and other current liabilities	—	41,769	74,384	1,128	—	117,281
Other current liabilities	—	16,191	97,498	4	—	113,693
Long-term debt	—	4,265,000	—	—	—	4,265,000
Deferred income taxes	—	—	2,800,876	—	(95,212)	2,705,664
Preferred shares subject to mandatory redemption	171,388	—	—	—	—	171,388
Other non-current liabilities	—	49,458	72,414	—	—	121,872
Puttable common stock	12,375	—	—	—	—	12,375
Shareholders’ equity	3,683,079	3,867,945	7,029,324	105,398	(11,002,667)	3,683,079

Total liabilities and shareholders’ equity	$3,870,009	$8,240,363	$11,209,219	$111,798	$(11,922,022)	$11,509,367

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor Condensed Consolidating Balance Sheet

As of December 31, 2011

(In thousands)

	Samson Resources Corporation (Parent Guarantor)	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$109,139	$17,590	$—	$—	$126,729
Accounts receivable, net	3,878	2,820	178,911	888	—	186,497
Intercompany receivables	—	799,005	—	164,252	(963,257)	—
Other current assets	—	63,954	6,406	—	—	70,360
Oil and gas properties, net	—	—	10,618,450	—	—	10,618,450
Other property and equipment, net	—	—	276,062	—	—	276,062
Investment in subsidiaries	4,231,838	6,709,872	—	—	(10,941,710)	—
Other non-current assets	—	217,557	20,736	53,571	(65,683)	226,181

Total assets	$4,235,716	$7,902,347	$11,118,155	$218,711	$(11,970,650)	$11,504,279

Accounts payable	—	—	412,801	3,671	—	416,472
Intercompany payables	—	—	959,707	3,550	(963,257)	—
Accrued and other current liabilities	—	16,747	33,435	1,177	—	51,359
Other current liabilities	—	18,924	89,506	—	—	108,430
Long-term debt	—	3,595,000	—	—	—	3,595,000
Deferred income taxes	—	—	2,968,271	—	(65,683)	2,902,588
Preferred shares subject to mandatory redemption	161,503	—	—	—	—	161,503
Other non-current liabilities	—	39,838	154,876	—	—	194,714
Shareholders’ equity	4,074,213	4,231,838	6,499,559	210,313	(10,941,710)	4,074,213

Total liabilities and shareholders’ equity	$4,235,716	$7,902,347	$11,118,155	$218,711	$(11,970,650)	$11,504,279

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor Condensed Consolidating Statement of

Income (Loss) and Comprehensive Income (Loss)

For the nine months ended September 30, 2012

(In thousands)

	Samson Resources Corporation (Parent Guarantor)	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$—	$827,319	$8,500	$—	$835,819
Total operating expenses	12,361	27,694	1,373,234	5,427	—	1,418,716

Operating income (loss)	(12,361)	(27,694)	(545,915)	3,073	—	(582,897)
Interest income (expense), net of capitalization	—	1	13	—	—	14
Equity in earnings of subsidiaries	(394,409)	(347,994)	—	—	742,403	—
Loss on early extinguishment of debt	—	(44,815)	—	—	—	(44,815)
Other income (expense)	—	659	5,397	(1,260)	—	4,796

Income (loss) from continuing operations before income taxes	(406,770)	(419,843)	(540,505)	1,813	742,403	(622,902)
Income tax provision (benefit)	(4,376)	(25,434)	(191,340)	642	—	(220,508)

Net income (loss)	(402,394)	(394,409)	(349,165)	1,171	742,403	(402,394)
Total other comprehensive income (loss)	(10,004)	(10,004)	—	—	10,004	(10,004)

Total comprehensive income (loss)	$(412,398)	$(404,413)	$(349,165)	$1,171	$752,407	$(412,398)

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating Statement of

Income (Loss) and Comprehensive Income (Loss)

For the nine months ended September 30, 2011

(In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Total revenues	$—	$1,307,495	$14,893	$—	$1,322,388
Total operating expenses	61,959	686,497	6,700	—	755,156

Operating income (loss)	(61,959)	620,998	8,193	—	567,232
Interest income (expense), net of capitalization	(14,457)	199	135	—	(14,123)
Equity in earnings of subsidiaries	413,532	—	—	(413,532)	—
Other income (expense)	3,042	12,734	(2,230)	—	13,546

Income (loss) from continuing operations before income taxes	340,158	633,931	6,098	(413,532)	566,655
Income tax provision (benefit)	(25,901)	224,345	2,152	—	200,596

Net income (loss)	366,059	409,586	3,946	(413,532)	366,059
Total other comprehensive income (loss)	(6,078)	(6,207)	129	6,078	(6,078)

Total comprehensive income (loss)	$359,981	$403,379	$4,075	$(407,454)	$359,981

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Successor Condensed Consolidating

Statement of Cash Flows

For the nine months ended September 30, 2012

(In thousands)

	Samson Resources Corporation (Parent Guarantor)	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(22,260)	$(76,861)	$517,157	$8,752	$—	$426,788

Investing Activities:
Capital expenditures – oil and gas properties	—	—	(1,046,933)	—	—	(1,046,933)
Other investing activities	—	—	(24,668)	(499)	—	(25,167)

Net cash used in investing activities	—	—	(1,071,601)	(499)	—	(1,072,100)

Financing activities:
Proceeds from borrowings	—	3,250,000	—	—	—	3,250,000
Proceeds from revolver	—	520,000	—	—	—	520,000
Debt issuance costs	—	(51,020)	—	—	—	(51,020)
Repayment of long-term debt	—	(3,100,000)	—	—	—	(3,100,000)
Advances to/from parent/subsidiary	9,885	(563,215)	561,460	(8,130)	—	—
Issuance of common stock	12,375	—	—	—	—	12,375

Net cash used in financing activities	22,260	55,765	561,460	(8,130)	—	631,355

Net change in cash	—	(21,096)	7,016	123	—	(13,957)
Cash and cash equivalents at beginning of period	—	109,139	17,590	—	—	126,729

Cash and cash equivalents at end of period	$—	$88,043	$24,606	$123	$—	$112,772

SAMSON RESOURCES CORPORATION

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Predecessor Condensed Consolidating

Statement of Cash Flows

For the nine months ended September 30, 2011

(In thousands)

	Samson Investment Company (Issuer)	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$(190,640)	$1,214,985	$7,287	$—	$1,031,672

Investing Activities:
Capital expenditures – oil and gas properties	—	(1,550,230)	—	—	(1,550,230)
Capital expenditures – other property and equipment	—	(12,645)	—	—	(12,645)
Proceeds from divestitures – oil and gas properties	—	535,008	—	—	535,008
Proceeds from sales of other property and equipment	—	602	—	—	602
Proceeds from sale of short-term investments	—	24,534	—	—	24,534
Proceeds from sale of other assets	—	9,342	—	—	9,342

Net cash used in investing activities	—	(993,389)	—	—	(993,389)

Financing activities:
Debt issuance costs	(28)	—	—	—	(28)
Advances to/from parent/subsidiary	440,605	(431,864)	(8,741)	—	—
Repayment of long term debt	(250,000)	—	—	—	(250,000)

Net cash used in financing activities	190,577	(431,864)	(8,741)	—	(250,028)

Net change in cash	(63)	(210,268)	(1,454)	—	(211,553)
Cash and cash equivalents at beginning of period	19,960	559,961	1,138	—	581,059

Cash and cash equivalents at end of period	$19,897	$349,693	$(316)	$—	$369,274

Annex A: Glossary of Natural Gas and Oil Terms

The terms defined in this section are used throughout this prospectus:

“Basin.” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Bbl.” One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or natural gas liquids.

“Bcf.” One billion cubic feet of natural gas.

“Bcfe.” One billion cubic feet of natural gas equivalent with one barrel of oil converted to six thousand cubic feet of natural gas.

“Btu.” British Thermal units, a measure of heating value.

“Completion.” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Developed acreage.” The number of acres that are allocated or assignable to productive wells or wells capable of production.

“Development well.” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Dry hole.” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Exploratory well.” A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

“Farm-in or farm-out.” An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farm-in” while the interest transferred by the assignor is a “farm-out.”

“Field.” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Finding and Development Costs.” As used in this prospectus, finding and development costs are reported on a per unit basis and represent facilities, well drilling and completion costs divided by equivalent associated proved reserve volumes.

“Formation.” A layer of rock which has distinct characteristics that differs from nearby rock.

“Gross acres or gross wells.” The total acres or wells, as the case may be, in which a working interest is owned.

“Horizontal drilling.” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“MBOE.” One thousand barrels of oil equivalent, using the ratio of one barrel of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

“Mcf.” One thousand cubic feet of natural gas.

“MMBbl.” One million barrels of crude oil, condensate or natural gas liquids.

“MMBtu.” One million British thermal units.

“Mmcfe.” Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

“Mmcfe/d.” Mmcfe per day.

“Natural Gas” includes NGLs.

“Net acres.” The percentage of total acres an owner has out of a particular number of acres, or a specified tract. An owner who has 50% interest in 100 acres has 50 net acres.

“NGLs.” Natural gas liquids. Hydrocarbons found in natural gas which may be extracted as liquefied petroleum gas and natural gasoline.

“NYMEX.” The New York Mercantile Exchange.

“Potential drilling locations.” Total gross resource play locations that we may be able to drill on our existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, natural gas and oil prices, costs, drilling results and other factors.

“Productive well.” A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

“Prospect.” A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

“Proved developed reserves.” Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

“Proved reserves.” The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions.

“Proved undeveloped reserves (‘PUD’).” Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

“Recompletion.” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserve Life.” A measure of the productive life of an oil and natural gas property for a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year end by production for that year.

“Reservoir.” A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Spacing.” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Standardized measure.” Discounted future net cash flows estimated by applying year-end prices to the estimated future production of year-end proved reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end costs to determine pre-tax cash inflows. Future income taxes, if applicable, are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the natural gas and oil properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate.

“Tcfe.” One trillion cubic feet of natural gas equivalents with one barrel of oil converted to six thousand cubic feet of gas.

“Undeveloped acreage.” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

“Unit.” The joining of all or substantially all interests in a reservoir or field, rather than a single tract, to provide for development and operation without regard to separate property interests. Also, the area covered by a unitization agreement.

“Wellbore.” The hole drilled by the bit that is equipped for natural gas production on a completed well. Also called well or borehole.

“Working interest.” The right granted to the lessee of a property to explore for and to produce and own natural gas or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

SAMSON RESOURCES CORPORATION

Offer to Exchange

$2,250,000,000 aggregate principal amount of 9.750% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding unregistered 9.750% Senior Notes due 2020

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In Prospectus

Item	20. Indemnification of Directors and Officers.

Delaware Registrants

(a) Geodyne Resources, Inc., Samson Contour Energy Co., Samson Resources Corporation, and Samson Holdings, Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify directors and officers in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

The bylaws and certificate of incorporation of Geodyne Resources, Inc., Samson Contour Energy Co., Samson Resources Corporation, and Samson Holdings, Inc. in this section (a) provide, in relevant part, that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, or employee of the corporation, or is or was a director, officer, or employee of the corporation serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with their defense of such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe their conduct was unlawful.

The corporation shall pay the actual and reasonable expenses incurred in investigating or defending a threatened or pending action, suit or proceeding, in advance of its final disposition if the corporation determines that the person likely will satisfy the requirements above and upon the receipt of an undertaking satisfactory to the corporation, which may require that such undertaking include a bond, security interest, or other security for such undertaking, by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

The bylaws of Geodyne Resources, Inc., Samson Contour Energy Co., Samson Resources Corporation, and Samson Holdings, Inc. in this section (a) provide, in relevant part, that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than a proceeding by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, or employee of the corporation, or is or was serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense of such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. “Not opposed to the best interest of the corporation” shall include actions taken in service to an employee benefit plan that are in the interest of the participants and beneficiaries of the employee benefit plan.

The corporation shall pay the actual and reasonable expenses incurred in defending a proceeding, other than a proceeding by or in the right of the corporation, in advance of its final disposition if the corporation determines that the person likely will satisfy the requirements above and upon the receipt of an undertaking satisfactory to the corporation, which may require that such undertaking include a bond, security interest, or other security for such undertaking, by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

The bylaws of Geodyne Resources, Inc., Samson Contour Energy Co., Samson Resources Corporation, and Samson Holdings, Inc. in this section (a) provide, in relevant part, that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of being or having been a director or officer of the corporation or serving or having served at the request of the corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action or failure to act in an official capacity as a director, trustee, officer, employee or agent or in any other capacity while serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, the corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation.

The right to indemnification shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, and Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses.

The bylaws of Geodyne Resources, Inc., Samson Contour Energy Co., Samson Resources Corporation, and Samson Holdings, Inc. in this section (a) provide, in relevant part, that the corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of the corporation.

The corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

The bylaws of Geodyne Resources, Inc., Samson Contour Energy Co., Samson Resources Corporation, and Samson Holdings, Inc. in this section (a) provide, in relevant part, that the corporation shall indemnify each person who is or was a director or officer of the corporation (including the heirs, executors, administrators or estate of such person) and is permitted to indemnify each person who is or was an employee or agent of the corporation (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted under Section 145 of the DGCL or any successor provisions of the laws of the State of Delaware, including without limitation the payment of fees and expenses of defense as incurred.

Expenses incurred by a person who is or was a director, officer, employee or agent of the corporation (including the heirs, executors, administrators or estate of such person) or is or was serving at the request of the corporation as a director, officer, employer or agent of another corporation, partnership, joint venture, trust or other enterprise in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, to the full extent permitted by and in accordance with Section 145 of the DGCL or any successor provisions of the laws of the State of Delaware.

(b) Samson Contour Energy E&P, LLC and Samson Lone Star, LLC are registered under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

The operating agreements of Samson Contour Energy E&P, LLC and Samson Lone Star, LLC in this section (b) provide, in relevant part, that each Person (“Indemnified Person”) who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of whom he is the legal representative, is or was a Member shall be indemnified by the Company against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable costs and expenses (including, without limitation, attorneys’ fees) actually incurred by such Indemnified Person in connection with such Proceeding except to the extent such indemnification is prohibited by law.

The operating agreements of Samson Contour Energy E&P, LLC and Samson Lone Star, LLC in this section (b) provide, in relevant part, that the Members shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

The operating agreement of Samson Contour Energy E&P, LLC and Samson Lone Star, LLC in this section (b) provide, in relevant part, that no manager or liquidator shall be liable for any monetary damages to the LLC or any Member for any breach of any duties.

The operating agreement of Samson Contour Energy E&P, LLC and Samson Lone Star, LLC in this section (b) provide, in relevant part, that the Member shall not be personally liable for any debts, obligations or losses of the Company beyond its capital contributions to the Company and the undistributed profits.

Nevada Registrant

Samson Investment Company is incorporated under the laws of Nevada.

Under Section 78.7502(1) of the Nevada Revised Statutes, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 78.7502(2) of the Nevada Revised Statutes further provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law; or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a Nevada corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, as described above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense.

The Amended and Restated Articles of Incorporation of Samson Investment Company provide, in relevant part, that Samson Investment Company shall reimburse or indemnify its directors and officer for or against all loss, expenses (including amounts paid to others and the Corporation in settlement or to secure the termination of litigation), costs and counsel fees which may be paid by, or imposed upon, or reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be a party, by reason of his being or having been such director or officer, or by reason of any action alleged to have been taken or omitted by him in either such capacity, under such terms and conditions as may be specified in the bylaws of the Corporation and/or as provided by the laws of the State of Nevada.

The Amended Bylaws of Samson Investment Company provide for mandatory indemnification of its directors and officers as provided in the provisions of Nevada Revised Statutes Section 78.7502(1) and 78.7502(2) set forth above.

Expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

Oklahoma Registrants

Samson Resources Company and Samson-International, Ltd. are incorporated under the laws of Oklahoma.

Section 1031 of the Oklahoma General Corporation Act provides that an Oklahoma corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. An Oklahoma corporation may indemnify officers and directors in an action by or in the right of the corporation for expenses, including attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of an action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, except that, no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

The bylaws of Samson Resources Company and Samson-International, Ltd. provide, in relevant part, that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than a proceeding by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, or employee of the corporation, or is or was serving at the request of the corporation as a director, officer, or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the defense of such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. “Not opposed to the best interest of the corporation” shall include actions taken in service to an employee benefit plan that are in the interest of the participants and beneficiaries of the employee benefit plan.

The corporation shall pay the actual and reasonable expenses incurred in defending a proceeding, other than a proceeding by or in the right of the corporation, in advance of its final disposition upon the receipt of an undertaking satisfactory to the corporation, which may require that such undertaking include a bond, security interest, or other security for such undertaking, by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

Item	21. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement among Samson Resources Corporation (f/k/a Tulip Acquisition Corporation), Samson Investment Company and the selling stockholders named therein, dated as of November 22, 2011.

2.2	Amendment No. 1 dated December 12, 2011, to Stock Purchase Agreement dated as of November 22, 2011 among Samson Resources Corporation (f/k/a Tulip Acquisition Corporation) and Samson Investment Company and the selling stockholders named therein.

2.3	Letter Agreement dated March 19, 2012, to Stock Purchase Agreement dated as of November 22, 2011 among Samson Resources Corporation (f/k/a Tulip Acquisition Corporation) and Samson Investment Company and the selling stockholders named therein.

2.4	Letter Agreement dated June 21, 2012, to Stock Purchase Agreement dated as of November 22, 2011 among Samson Resources Corporation (f/k/a Tulip Acquisition Corporation) and Samson Investment Company and the selling stockholders named therein.

3.1	Amended and Restated Certificate of Incorporation of Samson Resources Corporation dated December 20, 2011.

3.2	Amended and Restated Articles of Incorporation of Samson Investment Company dated December 21, 2011.

3.3	Restated Certificate of Incorporation of Geodyne Resources, Inc. dated February 27, 1984.

3.4	Restated Certificate of Incorporation of Contour Energy Co. (n/k/a Samson Contour Energy Co.) dated December 31, 2002.

3.5	Certificate of Amendment of Certificate of Incorporation of Contour Energy Co. (n/k/a Samson Contour Energy Co.) dated August 19, 2003.

3.6	Certificate of Amendment of Certificate of Incorporation of Samson Contour Energy Co. (f/k/a Contour Energy Co.) dated March 1, 2004.

3.7	Certificate of Fact from Delaware Secretary of State for Contour Energy E&P, Inc. (n/k/a Samson Contour Energy E&P, LLC) dated August 13, 2001.

3.8	Certificate of Conversion of Contour Energy E&P, LLC (n/k/a Samson Contour Energy E&P, LLC) dated December 26, 2001.

3.9	Certificate of Formation of Contour Energy E&P, LLC (n/k/a Samson Contour Energy E&P, LLC) dated December 26, 2001.

3.10	Certificate of Amendment of Certificate of Formation of Contour Energy E&P, LLC (n/k/a Samson Contour Energy E&P, LLC) dated January 15, 2003.

3.11	Certificate of Amendment of Contour Energy E&P, LLC (n/k/a Samson Contour Energy E&P, LLC) dated August 19, 2003.

3.12	Certificate of Formation of Samson LS, LLC (n/k/a Samson Lone Star, LLC) dated November 28, 2011.

Exhibit Number	Description
3.13	Certificate of Amendment to Certificate of Formation of Samson LS, LLC (n/k/a Samson Lone Star, LLC) dated January 9, 2012.

3.14	Articles of Incorporation of Samson Resources Company dated November 19, 1971.

3.15	First Amended Articles of Incorporation of Samson Resources Company dated January 20, 1984.

3.16	Amended Certificate of Incorporation of Samson Resources Company dated June 30, 2004.

3.17	Certificate of Incorporation of Samson-International, Ltd. dated January 23, 1992.

3.18	Amended and Restated Bylaws of Samson Resources Corporation as of August 1, 2012.

3.19	Amended Bylaws of Samson Investment Company as of December 30, 2011.

3.20	Amended and Restated Bylaws of Geodyne Resources, Inc. as of August 1, 2012.

3.21	Amended and Restated Bylaws of Samson Contour Energy Co. (f/k/a Contour Energy Co.) as of December 31, 2002

3.22	Limited Liability Company Agreement of Contour Energy E&P, LLC (n/k/a Samson Contour Energy E&P, LLC) dated December 31, 2001.

3.23	First Amendment to Limited Liability Company Agreement of Contour Energy E&P, LLC (n/k/a Samson Contour Energy E&P, LLC) dated January 15, 2003.

3.24	Second Amendment to Limited Liability Company Agreement of Samson Contour Energy E&P, LLC (f/k/a Contour Energy E&P, LLC) dated March 9, 2006.

3.25	Amended and Restated Limited Liability Company Operating Agreement of Samson Lone Star, LLC (f/k/a Samson LS, LLC) dated January 9, 2012.

3.26	By-laws of Samson Resources Company as of August 1, 2006.

3.27	By-laws of Samson-International, Ltd. as of April 22, 1992.

3.28	Amended and Restated Stockholders’ Agreement among Samson Resources Corporation, Samson Aggregator, L.P., JD Rockies Resources Limited and ITOCHU Corporation dated January 25, 2012.

3.29	Samson Resources Corporation Certificate of Designations dated December 20, 2011.

3.30	Certificate of Incorporation of Samson Texas Holdings, Inc. (n/k/a Samson Holdings, Inc.) dated June 17, 1996 and Amendment of Certificate of Incorporation of Samson Holdings, Inc. dated March 1, 2006.

3.31	By-laws of Samson Holdings, Inc. as of March 1, 2009.

4.1	Indenture dated as of February 8, 2012 among Samson Investment Company, the several guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Registration Rights Agreement, dated as of February 8, 2012, by and among Samson Investment Company, the several guarantors named therein and J.P. Morgan Securities LLC as representative of the initial purchasers named therein.

5.1*	Opinion of Simpson Thacher & Bartlett LLP.

5.2*	Opinion of Woodburn and Wedge.

5.3*	Opinion of Conner and Winters, LLP.

10.1	Credit Agreement dated as of December 21, 2011 among Samson Investment Company, as the Borrower, the Several Lenders from Time to Time Parties thereto , JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer, Wells Fargo Bank, N.A., as Syndication Agent, and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as Lead Arrangers and J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., Barclays Capital, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Mizuho Corporate Bank, Ltd. and RBC Capital Markets as Joint Bookrunners, KKR Capital Markets LLC, as Joint Manager and Arranger.

Exhibit Number	Description
10.2	First Amendment to Credit Agreement among Samson Investment Company, as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, the other agents named therein and the several lenders parties thereto dated as of August 6, 2012.

10.3	Second Amendment Agreement to Credit Agreement among Samson Investment Company, as the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Swingline Lender and a Letter of Credit Issuer, the other agents named therein and the several lenders parties thereto dated as of September 7, 2012.

10.4	Second Lien Term Loan Credit Agreement, dated as of September 25, 2012 among Samson Investment Company, as the Borrower, the several lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and Collateral Agent, Credit Suisse Securities (USA) LLC, as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BMO Capital Markets Corp., Barclays Bank PLC, Citigroup Global Markets Inc., RBC Capital Markets and Mizuho Corporate Bank, Ltd., as Joint Bookrunners, and KKR Capital Markets LLC, as Joint Manager and Arranger.

10.5	Secondment Agreement between Samson Resources Corporation and ITOCHU Corporation dated December 21, 2011.

10.6	Consulting Agreement between Samson Investment Company including its subsidiaries and JD Rockies Resources Limited dated March 29, 2012.

10.7	First Amendment to Consulting Agreement between Samson Investment Company and its subsidiaries and JD Rockies Resources Limited dated September 26, 2012.

10.8	Sublease Agreement by and between Samson Investment Company and JD Rockies Resources Limited dated March 29, 2012.

10.9	First Amendment to Sublease Agreement by and between Samson Investment Company and JD Rockies Resources Limited dated September 26, 2012.

10.10	Letter Agreement between Samson Resources Corporation, Kohlberg Kravis Roberts & Co. L.P., NGP Energy Capital Management, LLC and JD Rockies Resources Limited dated December 21, 2011.

10.11	Purchase and Sale Agreement between Samson Resources Company, as seller, and Continental Resources, Inc., as buyer, dated as of November 6, 2012.

10.12	Samson Resources Corporation 2011 Stock Incentive Plan.

10.13	Samson Investment Company Form of Change of Control Agreement.

10.14	Samson Resources Corporation Form of Management Stockholder’s Agreement.

10.15	Samson Resources Corporation Form of Employee Stockholder’s Agreement.

10.16	Samson Resources Corporation Form of Option Award Agreement.

10.17	Samson Resources Corporation Form of Sale Participation Agreement.

10.18	Samson Resources Corporation 2011 Consultant Stock Incentive Plan.

10.19	Acknowledgment, Release and Indemnification Agreement by and among RPM Energy Management LLC, Kohlberg Kravis Roberts & Co. L.P. and Samson Resources Corporation, effective as of December 21, 2011.

Exhibit Number	Description
10.20	Form of letter agreement between Samson Resources Corporation and RPM Energy Management Consultant, LLC’s consultants.

10.21	Samson Resources Corporation Form of Option Award Agreement (RPM Form).

10.22	Samson Resources Corporation Form of RPM Stockholder’s Agreement.

10.23	Letter Agreement between Samson Resources Corporation, Samson Investment Company and Michael G. Daniel dated December 10, 2012.

10.24	Samson Resources Special Agreement between Samson Resources Corporation and Brian Trimble effective October 1, 2012.

10.25	Samson Resources Special Agreement between Samson Resources Corporation and Philip W. Cook effective April 16, 2012.

10.26	Letter Agreement between Samson Resources Corporation, Samson Investment Company and David J. Adams dated December 18, 2012.

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of the Samson Investment Company.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4*	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

23.5*	Consent of Woodburn and Wedge (included in Exhibit 5.2).

23.5*	Consent of Conner and Winters, LLP (included in Exhibit 5.3).

24.1	Omnibus Powers of Attorney

25.1	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association.

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients.

99.4	Form of Notice of Guaranteed Delivery

*	To be filed as an amendment.

(b)	Financial Data Schedules

Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item	22. Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON RESOURCES CORPORATION

By:	/s/ Philip Cook
Name:	Philip Cook
Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Cook Philip Cook	Executive Vice President and Chief Financial Officer	February 14, 2013

/s/ Brian Trimble Brian Trimble	Vice President—Chief Accounting Officer	February 14, 2013

/s/ Jonathan Smidt Jonathan Smidt	Director	February 14, 2013

/s/ Ash Upadhyaya Ash Upadhyaya	Director	February 14, 2013

/s/ Claire Farley Claire Farley	Director	February 14, 2013

/s/ David Rockecharlie David Rockecharlie	Director	February 14, 2013

/s/ Robert Delaney Robert Delaney	Director	February 14, 2013

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON INVESTMENT COMPANY

By:	/s/ Philip Cook
Name:	Philip Cook
Title:	Executive Vice President and Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Cook Philip Cook	Executive Vice President and Chief Financial Officer	February 14, 2013

/s/ Brian Trimble Brian Trimble	Vice President—Chief Accounting Officer	February 14, 2013

/s/ Jonathan Smidt Jonathan Smidt	Director	February 14, 2013

/s/ Ash Upadhyaya Ash Upadhyaya	Director	February 14, 2013

/s/ Claire Farley Claire Farley	Director	February 14, 2013

/s/ David Rockecharlie David Rockecharlie	Director	February 14, 2013

/s/ Robert Delaney Robert Delaney	Director	February 14, 2013

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

GEODYNE RESOURCES, INC.

By:	/s/ Annabel M. Jones
Name:	Annabel M. Jones
Title:	President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Annabel M. Jones Annabel M. Jones	President and Sole Director	February 14, 2013

/s/ Philip Cook Philip Cook	Chief Financial Officer	February 14, 2013

/s/ Brian Trimble Brian Trimble	Chief Accounting Officer	February 14, 2013

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON CONTOUR ENERGY CO.

By:	/s/ Keith St Gemme
Name:	Keith St Gemme
Title:	President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Keith St Gemme	President and Director	February 14, 2013
Keith St Gemme

/s/ Michael G. Daniel	Director	February 14, 2013
Michael G. Daniel

/s/ Philip Cook	Executive Vice President and Chief Financial Officer	February 14, 2013
Philip Cook

/s/ Brian Trimble	Chief Accounting Officer	February 14, 2013
Brian Trimble

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON CONTOUR ENERGY E&P, LLC

By:	/s/ Keith St Gemme
Name:	Keith St Gemme
Title:	President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Cook Philip Cook	Executive Vice President and Chief Financial Officer	February 14, 2013

/s/ Brian Trimble Brian Trimble	Chief Accounting Officer	February 14, 2013

Samson Contour Energy Co.		Sole Member	February 14, 2013
By:	/s/ Keith St Gemme
Name:	Keith St Gemme
Title:	President

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON HOLDINGS, INC.

By:	/s/ Ken Davis
Name:	Ken Davis
Title:	President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ken Davis Ken Davis	President and Director	February 14, 2013

/s/ Philip Cook Philip Cook	Executive Vice President, Chief Financial Officer and Director	February 14, 2013

/s/ Brian Trimble Brian Trimble	Vice President and Chief Accounting Officer	February 14, 2013

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON LONE STAR, LLC

By:	/s/ Keith St Gemme
Name:	Keith St Gemme
Title:	President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Cook Philip Cook	Executive Vice President and Chief Financial Officer	February 14, 2013

/s/ Brian Trimble Brian Trimble	Chief Accounting Officer	February 14, 2013

Samson Resources Company		Member	February 14, 2013
By:	/s/ Robert Schaffitzel
Name:	Robert Schaffitzel
Title:	President

Samson Holdings, Inc		Member	February 14, 2013
By:	/s/ Ken Davis
Name:	Ken Davis
Title:	President

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON RESOURCES COMPANY

By:	/s/ Robert Schaffitzel
Name:	Robert Schaffitzel
Title:	President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Schaffitzel Robert Schaffitzel	President and Director	February 14, 2013

/s/ Michael G. Daniel Michael G. Daniel	Director	February 14, 2013

/s/ Philip Cook Philip Cook	Executive Vice President and Chief Financial Officer	February 14, 2013

/s/ Brian Trimble Brian Trimble	Chief Accounting Officer	February 14, 2013

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tulsa, Oklahoma on February 14, 2013.

SAMSON-INTERNATIONAL, LTD.

By:	/s/ Robert Schaffitzel
Name:	Robert Schaffitzel
Title:	President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Schaffitzel Robert Schaffitzel	President and Director	February 14, 2013

/s/ Ken Davis Ken Davis	Director	February 14, 2013

/s/ Philip Cook Philip Cook	Executive Vice President and Chief Financial Officer	February 14, 2013

/s/ Brian Trimble Brian Trimble	Chief Accounting Officer	February 14, 2013